As filed with the Securities and Exchange Commission on October 16, 2026

Registration No. 333-299287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	6022	72-1532188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

Wichita, Kansas 67207

(316) 612-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq. Blake H. Redwine, Esq. Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 (214) 855-3906	Mark C. Kanaly, Esq. David S. Park, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 (404) 881-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an È in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer  Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY – SUBJECT TO COMPLETION, DATED OCTOBER 16, 2026

PROXY STATEMENT/PROSPECTUS

Prospectus of Equity Bancshares, Inc.
Proxy Statement of Lincoln Bancorp

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Lincoln Bancorp:

On September 2, 2026, Equity Bancshares, Inc., a Kansas corporation (which we refer to in this proxy statement/prospectus as “Equity”), Penny Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of Equity (which we refer to in this proxy statement/prospectus as “Merger Sub”), and Lincoln Bancorp, an Iowa corporation (which we refer to in this proxy statement/prospectus as “Lincoln”), entered into an Agreement and Plan of Reorganization (which we refer to in this proxy statement/prospectus as the “merger agreement”). Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Lincoln (the “merger”), with Lincoln continuing as the surviving entity and a wholly owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause Lincoln to be merged with and into Equity, with Equity surviving the merger (which we refer to in this proxy statement/prospectus as the “second merger”). Following the second merger, or at such later time as Equity may determine, Lincoln Savings Bank, an Iowa state-chartered bank and wholly owned subsidiary of Lincoln (which we refer to in this proxy statement/prospectus as “Lincoln Bank”), will merge with and into Equity Bank, a Kansas state-chartered bank and wholly owned subsidiary of Equity, with Equity Bank surviving (which we refer to in this proxy statement/prospectus as the “bank merger”).

Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger (which we refer to in this proxy statement/prospectus as the “effective time”), each share of Class A common stock, par value $0.01 per share, of Lincoln (which we refer to in this proxy statement/prospectus as “Lincoln Class A Stock”), and Class B common stock, par value $0.01 per share, of Lincoln (which we refer to in this proxy statement/prospectus as “Lincoln Class B Stock” and together with the Lincoln Class A Stock, the “Lincoln Stock”), that is issued and outstanding immediately prior to the effective time (other than treasury shares and shares that have exercised appraisal rights) will be converted into the right to receive, at the option of each Lincoln shareholder, one of the following: (i) shares of class A common stock, par value $0.01, of Equity (which we refer to in this proxy statement/prospectus as the “Equity common stock”) equal to the Per Share Stock Amount as defined in the merger agreement (which we refer to in this proxy statement/prospectus as the “per share stock consideration”), (ii) an amount of cash equal to the Per Share Cash Amount as defined in the merger agreement (which we refer to in this proxy statement/prospectus as the “per share cash consideration”), or (iii) for each share of Lincoln Stock with respect to which no election has been made, the right to receive the per share stock consideration or the per share cash consideration will be determined in accordance with the merger agreement. The merger consideration is subject to reduction in the event that (a) Lincoln does not deliver a minimum of $115,552,000 of consolidated capital, surplus and retained earnings accounts less all intangible assets, excluding certain Lincoln merger costs and Lincoln credit costs as described in the merger agreement, (b) the Lincoln merger costs exceed $15,200,000, or (c) certain identified credit costs not being resolved prior to closing. The merger consideration is also subject to increase by $750,000 if specified conditions relating to the wind-down of Lincoln’s banking-as-a-service platform are satisfied on or before the earlier of ten (10) business days prior to the closing date or December 31, 2026. The merger agreement has proration procedures designed to result in the total merger consideration being 77.5% Equity Class A common stock and 22.5% cash; provided that the Equity may, in its sole discretion, increase the cash component of the merger consideration by proportionately increasing the Total Cash Amount (as defined in the merger agreement) and decreasing the Total Stock Amount (as defined in the merger agreement) in the event the Total Cash Amount is oversubscribed; provided that such additional cash amount shall not prevent or impede the merger from qualifying as a reorganization as described in Section 368 of the Internal Revenue Code of 1986, as amended.

The Equity common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock; therefore, the market value of the shares of Equity common stock at the effective time will not be known at the time the Lincoln shareholders vote on the merger. Based on an agreed Equity stock price of $48.49 for Equity common stock, the per share stock consideration will be equal to the Adjusted Value Per Share (as defined in the merger agreement) divided by $48.49. The total merger consideration consists of a Total Stock Amount of approximately $91,727,028 (based on the agreed Equity stock price) and a Total Cash Amount of approximately $29,455,513, resulting in aggregate merger consideration of approximately $121,182,541, subject to adjustment in accordance with the merger agreement. The market value of the shares of Equity common stock to be received by Lincoln shareholders who elect to receive stock consideration will depend on the market price of Equity common stock at the effective time, which may be higher or lower than the agreed Equity stock price of $48.49.

As of October 12, 2026, Lincoln’s shareholders’ equity was approximately $129,500,000. Lincoln estimates that it will earn approximately $2,100,000 prior to the anticipated closing of the merger. Lincoln estimates that the Lincoln merger costs will be approximately $14,700,000, and Lincoln is actively working to resolve the identified credits prior to closing. Based on the foregoing estimates, Lincoln expects that the Lincoln shareholders will receive the per share cash consideration and/or the per share stock consideration as determined in accordance with the merger agreement.

We urge you to obtain current market quotations for Equity common stock. There are no current market quotations for Lincoln Stock because Lincoln is a privately owned company and Lincoln Stock is not traded on any established public trading market.

Lincoln will hold a special meeting (which we refer to in this proxy statement/prospectus as the “Lincoln special meeting”) of its shareholders in connection with the merger. Lincoln shareholders will be asked to vote to approve the merger agreement and the related matters as described in this proxy statement/prospectus.

Lincoln’s board of directors unanimously recommends that Lincoln shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Lincoln special meeting.

This proxy statement/prospectus describes the Lincoln special meeting, the merger, the issuance of the Equity common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 31, for a discussion of the risks relating to the merger. You also can obtain information about Equity from documents that it has filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”).

Brad S. Elliott Chairman and Chief Executive Officer Equity Bancshares, Inc.	Sean Willett President and Chief Executive Officer Lincoln Bancorp

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Equity or Lincoln, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [ ], 2026, and it is first being mailed or otherwise delivered to the shareholders of Lincoln on or about [ ], 2026.

LINCOLN BANCORP

508 Main Street

Reinbeck, Iowa 50669

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a special meeting of the shareholders (the “Lincoln special meeting”) of Lincoln Bancorp (“Lincoln”) will be held on November 19, 2026, at 8:30 a.m., local time, at BarLea Roots Event Centre located at 24735 U Avenue T-55, Reinbeck, Iowa 50699 and also virtually via live webcast, to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Reorganization, dated September 2, 2026 (the “merger agreement”), by and among Equity Bancshares, Inc. (“Equity”), Penny Merger Sub, Inc., a wholly owned subsidiary of Equity (“Merger Sub”), and Lincoln, pursuant to which, subject to the terms and conditions contained in the merger agreement, (i) Merger Sub will merge with and into Lincoln, with Lincoln surviving as a wholly owned subsidiary of Equity (the “merger”) and (ii) immediately thereafter, and as part of the same overall transaction, Equity will cause Lincoln to be merged with and into Equity, with Equity surviving such merger (the “Lincoln Merger Proposal”); and

•

a proposal to approve one or more adjournments of the Lincoln special meeting to a later date or dates, if the board of directors of Lincoln determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Lincoln Merger Proposal (the “Lincoln Adjournment Proposal”).

Only Lincoln shareholders of record at the close of business on October 5, 2026 are entitled to notice of, and to vote at, the Lincoln special meeting, or any adjournment or postponement thereof. Although holders of Lincoln Class B Stock generally do not have voting rights under Lincoln’s articles of incorporation, Iowa law requires that such holders vote separately on the Lincoln Merger Proposal, in addition to the vote of the holders of Lincoln Class A Stock. Accordingly, approval of the Lincoln Merger Proposal requires (i) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class A Stock, voting separately as a voting group, and (ii) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class B Stock, voting separately as a voting group. The Lincoln Adjournment Proposal will be approved if the votes cast by holders of Lincoln Class A Stock in favor of the proposal exceed the votes cast by holders of Lincoln Class A Stock against the proposal.

If you are unable to attend the special meeting in person, you will be able to virtually attend and participate in the Lincoln special meeting online and vote your Lincoln Stock electronically by visiting: https://edge.media-server.com/mmc/p/yfmt9t9r and entering the control number printed on your proxy card.

Lincoln’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Lincoln and Lincoln shareholders, and unanimously recommends that the Lincoln shareholders vote “FOR” the Lincoln Merger Proposal and “FOR” the Lincoln Adjournment Proposal.

Your vote is very important. Equity and Lincoln cannot complete the merger unless the holders of Lincoln Class A Stock and Lincoln Class B Stock each separately approve the Lincoln Merger Proposal. Regardless of whether you plan to attend the Lincoln special meeting, please vote as soon as possible.

You may vote either by mail, online, in person, or if attending virtually, electronically, at the special meeting. To vote by mail, complete and sign the enclosed proxy card and return it in the enclosed envelope. If you would like to vote online, please follow the instructions included on your proxy card. If you want to vote in person, or, if attending virtually, electronically, during the special meeting, you may do so by attending the special meeting in person (or online), as described in this proxy statement/prospectus. Even if you plan to attend the Lincoln special meeting, whether in person or virtually, you are encouraged to complete, sign, and return your proxy form or vote online in advance in case your plans change.

If you indicate on your proxy card how you would like your shares to be voted, your shares will be voted in accordance with your instructions. If you sign and return your proxy card but do not provide voting instructions, the shares represented by your proxy will be voted “FOR” the Lincoln Merger Proposal and “FOR” the Lincoln Adjournment Proposal.

If you hold your shares in the Lincoln Bancorp Employee Stock Ownership Plan (which we refer to in this proxy statement/prospectus as the “Lincoln ESOP”), you should instruct the plan trustee how to vote in accordance with the voting instructions form you receive with this proxy statement/prospectus.

This proxy statement/prospectus provides a detailed description of the Lincoln special meeting, the Lincoln Merger Proposal and the documents related to the merger and other related matters. You are urged to read the proxy statement/prospectus, including any documents it refers you to and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Lincoln special meeting.

By Order of the Board of Directors,

Sean Willett President and Chief Executive Officer Lincoln Bancorp

Reinbeck, Iowa

[ ], 2026

ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about Equity and Lincoln from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the Securities and Exchange Commission’s (which we refer to in this proxy statement/prospectus as the “SEC”) website maintained at http://www.sec.gov, for documents regarding Equity, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Equity or Lincoln:

Equity Bancshares, Inc. 7701 East Kellogg Drive, Suite 300 Wichita, Kansas 67207 Attention: Investor Relations Telephone: (316) 612-6000	Lincoln Bancorp 508 Main Street Reinbeck, Iowa 50669 Attention: Emily Girsch Phone: (319) 788-6441

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than November 12, 2026.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Equity (File No. 333-299287), constitutes a prospectus of Equity under Section 5 of the Securities Act of 1933, as amended (which we refer to in this proxy statement/prospectus as the “Securities Act”), with respect to the shares of Equity common stock to be issued to Lincoln shareholders pursuant to the terms of the merger agreement. This document also constitutes a proxy statement for Lincoln. It also constitutes a notice of special meeting with respect to the Lincoln special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [   ], 2026, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Lincoln shareholders nor the issuance by Equity of shares of Equity common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Equity has been provided by Equity and information contained in this document regarding Lincoln has been provided by Lincoln.

For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 180.

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a Lincoln shareholder, may have about the merger and the Lincoln special meeting, and brief answers to those questions. You are urged to read the remainder of this proxy statement/prospectus carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Lincoln special meeting or the proposals presented at that meeting. Additional important information is also contained in the Annexes to this proxy statement/ prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank, a Kansas state bank and a wholly owned subsidiary of Equity (which Equity and Lincoln refer to in this proxy statement/prospectus as “Equity Bank”). Additionally, unless the context otherwise requires, references in this proxy statement/ prospectus to “Lincoln” refer to Lincoln Bancorp, an Iowa corporation, and its affiliates, including Lincoln Savings Bank, an Iowa state bank and a wholly owned subsidiary of Lincoln (which Equity and Lincoln refer to in this proxy statement/prospectus as “Lincoln Bank”).

Q:	What is the merger?

A:

Equity and Lincoln entered into the merger agreement on September 2, 2026. Merger Sub was formed after the merger agreement was signed and became a party by joinder. Under the merger agreement, Merger Sub will merge with and into Lincoln, referred to herein as the “merger”, with Lincoln surviving as a wholly owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause Lincoln to merge with and into Equity, with Equity surviving the second merger (we refer to the merger and the second merger collectively in this proxy statement/prospectus as the “integrated mergers”). Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Lincoln Bank to merge with and into Equity Bank (the “bank merger”), with Equity Bank surviving the bank merger.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the Lincoln Merger Proposal is approved.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Lincoln is delivering this document to you because it is a proxy statement being used by Lincoln’s board of directors (the “Lincoln Board”) to solicit proxies of Lincoln’s shareholders entitled to vote on the Lincoln Merger Proposal.

Lincoln has called a special meeting of its shareholders to approve the Lincoln Merger Proposal, referred to herein as the “Lincoln special meeting”. This document serves as a proxy statement for the Lincoln special meeting and describes the proposals to be presented at the Lincoln special meeting. It also constitutes a notice of special meeting with respect to the Lincoln special meeting.

In addition, this document is a prospectus that is being delivered to the holders of Lincoln Stock because Equity is offering shares of Equity common stock to holders of Lincoln Stock in connection with the merger.

This proxy statement/prospectus contains important information about the Lincoln Merger Proposal and the other proposals being voted on at the Lincoln special meeting and important information to consider in connection with an investment in Equity common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the Lincoln special meeting. Your vote is important, and Equity and Lincoln encourage you to submit your proxy as soon as possible.

Q:	What are the Lincoln shareholders being asked to vote on at the Lincoln special meeting?

A:

At the Lincoln special meeting, holders of Lincoln Class A Stock will be asked to consider both of the following proposals, while holders of Lincoln Class B Stock, voting as a separate class, will be asked to consider and vote only on the Lincoln Merger Proposal:

•

Proposal No. 1: Lincoln Merger Proposal – a proposal to approve the merger agreement, by and among Equity, Merger Sub and Lincoln, pursuant to which Merger Sub will merge with and into Lincoln, with Lincoln surviving as a wholly owned subsidiary of Equity, on and subject to the terms and conditions contained therein; and

•

Proposal No. 2: Lincoln Adjournment Proposal – a proposal to adjourn the Lincoln special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Lincoln Merger Proposal. Completion of the merger is not conditioned upon approval of the Lincoln Adjournment Proposal.

Q:	What will Lincoln shareholders be entitled to receive in the merger?

A:

If the merger is completed, each share of Lincoln Stock outstanding immediately prior to the effective time, except for cancelled shares and dissenting shares, will be converted into the right to receive, at the election of the holder and subject to proration as described in the merger agreement, either:

(i) the number of shares of Equity common stock (which we refer to in this proxy statement/prospectus as the “per share stock consideration”) equal to the quotient of (A)(1) the merger consideration, divided by (2) the sum of (x) number of shares of Lincoln Stock and (y) number of the Lincoln RSUs, in each case, outstanding immediately prior to the effective time, except for the canceled shares (which we refer to in this proxy statement/prospectus as the “Adjusted Value Per Share”) divided by (B) $48.49 (which we refer to in this proxy statement/prospectus as the “Agreed EQBK Stock Price”, or (ii) an amount in cash (which we refer to in this proxy statement/prospectus as the “per share cash consideration”) equal to the Adjusted Value Per Share, in each case subject to a possible downward adjustment based upon Lincoln’s adjusted equity, Lincoln’s actual merger costs, and Lincoln’s actual credit costs as of the calculation date. The total stock consideration payable in the merger approximately $91,727,028 and the total cash consideration payable in the merger is approximately $29,455,513, in each case subject to adjustment in accordance with the merger agreement. For a discussion of the possible downward adjustment to the merger consideration and the calculation of Lincoln’s adjusted equity, see “Questions and Answers—Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?” beginning on page 1 and “The Merger Agreement—Merger Consideration” beginning on page 71.

Equity will not issue any fractional shares of Equity common stock in the merger. Holders of Lincoln Stock who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for such fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date.

As a result of the foregoing, based on the number of shares of Equity common stock and Lincoln Stock outstanding as of June 30, 2026, the last date before the finalization of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 90.8% of outstanding Equity common stock following the merger will be held by shareholders who were holders of Equity common stock immediately prior to the effectiveness of the merger and approximately 9.2% of outstanding Equity common stock following the merger will be held by shareholders who were holders of Lincoln Stock immediately prior to the effectiveness of the merger.

Q.	Does Equity pay regular dividends on its shares of common stock?

A:

Yes, Equity pays quarterly cash dividends on its shares of Equity common stock. Equity declared quarterly cash dividends on its common stock in 2025, 2024 and 2023. As approved by the Equity Board, Equity declared and paid a $0.10 per share dividend for the first two fiscal quarters of 2023 and declared and paid a $0.12 per share dividend for the last two fiscal quarters of 2023. Equity declared and paid $0.12 per share dividend for the first two fiscal quarters of 2024 and declared and paid a $0.15 per share dividend for the last two fiscal quarters of 2024. Equity declared and paid a $0.15 per share dividend to holders of Equity common stock for the first two fiscal quarters of 2025 and declared and paid a $0.18 per share dividend for the last two fiscal quarters of 2025. Equity declared and paid a $0.18 per share dividend to holders of Equity common stock for the first two fiscal quarters of 2026 and a $0.22 per share dividend to holders of Equity common stock for the third quarter of 2026. The amount of quarterly cash dividends paid on shares of Equity common stock is subject to change based on the quarterly dividend amounts approved by the Equity Board.

Q	Will the value of the merger consideration change between the date of this proxy statement/ prospectus and the effective time?

A:

The value of the per share stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Equity common stock. Any fluctuation in the market price of Equity common stock after the date of this proxy statement/prospectus will change the value of the shares of Equity common stock that Lincoln shareholders will be entitled to receive pursuant to the merger agreement.

The closing price of Equity common stock was $49.57 on the NYSE on September 2, 2026, the last trading day before public announcement of the merger and the closing price of Equity common stock was $46.68 on the NYSE on October 15, 2026, the latest practicable trading day before the printing of this proxy statement/prospectus. As part of the negotiations between Equity and Lincoln, the parties agreed to a price of $48.49 per share of Equity common stock. We urge you to obtain current market quotations for Equity common stock (trading symbol “EQBK”).

The merger consideration payable is subject to a downward adjustment under certain circumstances. For a discussion of the possible downward adjustment to the merger consideration, see “Questions and Answers—What is a downward adjustment?” beginning below and “The Merger Agreement—Merger Consideration” beginning on page 71.

Q:	What is a downward adjustment?

A:

The merger consideration may be subject to a downward adjustment under three circumstances. First, if Lincoln’s adjusted shareholders’ equity is less than $115,552,000, calculated in accordance with the merger agreement, on the calculation date, which will be the fifth business day before the closing of the merger or such other date mutually agreed to by Equity and Lincoln, then the merger consideration shall, in the aggregate, be reduced by the amount equal to the difference between $115,552,000 and the Lincoln adjusted shareholders’ equity as of the close of business on the calculation date. Second, if the Lincoln merger costs exceed $15,200,000, calculated in accordance with the merger agreement, then the merger consideration shall, in the aggregate, be reduced by the amount by which the Lincoln merger costs exceed $15,200,000, net of the tax benefit attributable to such excess amount to the extent tax deductible (determined using an assumed tax rate of 21%).

Finally, if the Lincoln credit costs, as calculated in accordance with the merger agreement, are greater than zero, then the merger consideration shall, in the aggregate, be reduced by the amount of such credit costs, net of the tax benefit attributable to such amount to the extent tax deductible (determined using a tax rate of 21%). As a result of any of the foregoing or a combination thereof, both the per share cash consideration and the per share stock consideration will be reduced with such reduction allocated 77.5% to the Total Stock Amount, and 22.5% to the Total Cash Amount. As of October 12, 2026, the most recent practicable date before the printing of this proxy statement/prospectus, Lincoln estimated that its adjusted shareholders’ equity will be $115,600,000, its merger costs will be $14,700,000 and its credit costs will be $14,200,000.

The following table presents the effect of the Lincoln adjusted shareholders’ equity on the per share consideration to be received by the Lincoln shareholders. As of October 12, 2026, the most recent practicable date before the initial filing of this proxy statement/prospectus, Lincoln estimated that the Lincoln adjusted shareholder’s equity would be approximately $115,600,000. The table reflects the impact of Lincoln’s adjusted shareholders equity being less than $115,552,000 by up to $2,000,000 in increments of $500,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive.”

Minimum required Lincoln adjusted shareholders’ equity on the Calculation Date	Hypothetical Lincoln adjusted shareholders’ equity(1)	Reduction in aggregate consideration	Total Stock Amount	Total Cash Amount	Per share cash consideration payable to cash election shares	Per share stock consideration payable to stock election shares
$115,552,000	$115,552,000	—	$91,727,028	$29,455,513	$16.33	0.3368
115,552,000	115,052,000	$500,000	91,339,528	29,343,013	16.26	0.3354
115,552,000	114,552,000	1,000,000	90,952,028	29,230,513	16.20	0.3340
115,552,000	114,052,000	1,500,000	90,564,528	29,118,013	16.13	0.3326
115,552,000	113,552,000	2,000,000	90,177,028	29,005,513	16.06	0.3312

(1)	Reflects the hypothetical Lincoln adjusted equity as of the calculation date in increments of $500,000.

The following table presents the effect of the estimated Lincoln merger costs on the per share consideration to be received by the Lincoln shareholders. As of October 12, 2026, the most recent practicable date before the initial filing of this proxy statement/prospectus, Lincoln estimated that the Lincoln merger costs would be approximately $14,700,000, reflecting no reduction in the merger consideration. The table also presents up to $800,000 of additional Lincoln merger costs in increments of $200,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive” beginning on page 31.

The Lincoln merger costs are the costs and expenses that Lincoln will incur in connection with the merger that are not reflected in Lincoln’s shareholders’ equity as of the calculation date. To the extent the Lincoln merger costs exceed $15,200,000 as of the calculation date, the merger consideration will be reduced by an amount equal to such excess, net of the tax benefit attributable to such excess amount to the extend tax deductible (determined using an assumed tax rate of 21%). The Lincoln merger costs are defined in the merger agreement and include, among other costs and expenses:

•	contract termination costs, including employment related agreements and obligations;

•	all transaction costs, legal, accounting and financial advisory fees of Lincoln associated with the merger; and

•	the payment of severance, stay-pay, certain bonuses and change-in-control payments to employees of Lincoln.

Estimated Lincoln Merger Costs(1)	Reduction in aggregate consideration (without tax effecting)(2)	Total Stock Amount	Total Cash Amount	Per share cash consideration to cash election shares	Per share stock consideration for stock election shares
$15,200,000	—	$91,727,028	$29,455,513	$16.33	0.3368
15,400,000	$(200,000)	91,572,028	29,410,513	16.30	0.3362
15,600,000	(400,000)	91,417,028	29,365,513	16.28	0.3357
15,800,000	(600,000)	91,262,028	29,320,513	16.25	0.3351
16,000,000	(800,000)	91,107,028	29,275,513	16.22	0.3345

(1)	Reflects the Lincoln merger costs as of the calculation date in increments of $200,000.
(2)	Reflects the reduction in the aggregate merger consideration without tax effecting for tax deductible expenses.

The following table presents the effect of the estimated Lincoln credit costs on the per share consideration to be received by the Lincoln shareholders. As of October 12, 2026, the most recent practicable date before the initial filing of this proxy statement/prospectus, Lincoln estimated that the Lincoln credit costs would be approximately $14,200,000, reflecting no reduction in the merger consideration. The table also presents up to $10,000,000 of Lincoln credit costs in increments of $2,500,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive” beginning on page 31.

Estimated Lincoln credit costs on the calculation date(1)	Reduction in aggregate consideration	Total Stock Amount	Total Cash Amount	Per share cash consideration payable to cash election shares	Per share stock consideration payable to stock election shares
0	—	$91,727,028	$29,455,513	$16.33	0.3368
$2,500,000	$(2,500,000)	89,789,528	28,893,013	15.99	0.3298
5,000,000	(5,000,000)	87,852,028	28,330,513	15.66	0.3229
7,500,000	(7,500,000)	85,914,528	27,768,013	15.32	0.3159
10,000,000	(10,000,000)	83,977,028	27,205,513	14.98	0.3090

(1)	Reflects the Lincoln credit costs as of the calculation date in increments of $2,500,000.

Q:	Will Lincoln shareholders receive the form of consideration they elect?

A:

A Lincoln shareholder may not receive the form of consideration that such shareholder elects in the merger. The proration and adjustment procedures in the merger agreement will result, regardless of the elections made, in the aggregate merger consideration consisting of approximately 77.5% of the per share stock consideration and 22.5% of the per share cash consideration. Accordingly, the number of shares of Lincoln Stock to be converted into the right to receive the cash consideration (which we refer to as the “max cash shares number”) will be determined by dividing the Total Cash Amount by the per share cash consideration, and the balance of the shares will be converted into the right to receive the per share stock consideration. Pursuant to proration and adjustment procedures in the merger agreement, if the number of shares of Lincoln Stock for which a cash election has been made exceeds the max cash shares number, a pro rata portion of all those shares for which a cash election has been made will instead be converted into the right to receive the stock consideration. Similarly, if the number of shares of Lincoln Stock for which a cash election has been made is less than the max cash shares number, a pro rata portion of all the shares of Lincoln Stock for which a stock election has been made will instead be converted into the right to receive the cash consideration. In each case, outstanding shares of Lincoln common stock with respect to which no election has been made will be converted to the undersubscribed form of merger consideration first. The allocation of the consideration payable to Lincoln shareholders in the merger will not be known until the results of the merger consideration elections made by Lincoln shareholder are tallied, which will not occur until near or after the closing of the merger. See “The Merger Agreement—Merger Consideration” beginning on page 71.

Q:	How will Lincoln shareholders make their election to receive either the cash consideration, the stock consideration, or mixed consideration in the merger?

A:

Equity will cause to be mailed the form of election not less than twenty (20) business days prior to the anticipated election deadline to each holder of record of Lincoln Stock as of the Lincoln record date. Equity will also make an election form available to each Lincoln shareholder who requests such form before the election deadline. Each Lincoln shareholder should complete and return the election form, along with Lincoln stock certificate(s), according to the instructions included with the form. Lincoln shareholders will make their election on a share-by-share basis. When making an election, each Lincoln shareholder may specify different elections with respect to different shares of Lincoln Stock held by them (for example, a Lincoln shareholder with 100 shares of Lincoln Stock could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares). Depending on the elections made by other Lincoln shareholders, a Lincoln shareholder might receive a portion of the merger consideration in a form such holder did not elect.

Q:	What happens if a Lincoln shareholder does not make a valid election to receive the cash consideration, the stock consideration or mixed consideration?

A:

If a Lincoln shareholder does not return a properly completed election form by the election deadline specified in the election form, such stockholder’s shares of Lincoln Stock will be considered “non-election” shares and will be converted into the right to receive the per share stock consideration and/or the per share cash consideration according to the allocation procedures specified in the merger agreement. Generally, in the event one form of merger consideration (i.e., cash or shares of Equity common stock) is undersubscribed, shares of Lincoln Stock for which no election was validly made will be allocated to that form of merger consideration before shares of Lincoln Stock electing the oversubscribed form of merger consideration will be allocated to the undersubscribed form of merger consideration pursuant to the proration and adjustment procedures. Accordingly, although electing one form of merger consideration will not guarantee you will receive that form of merger consideration for all of your shares of Lincoln Stock, in the event proration is necessary, electing shares will be allocated the undersubscribed form of consideration only after such consideration is allocated to “non-election” shares.

Q:	How does the Lincoln Board recommend that I vote at the Lincoln special meeting?

A:	The Lincoln Board unanimously recommends that you vote “FOR” the Lincoln Merger Proposal and “FOR” the Lincoln Adjournment Proposal.

Q:	When and where is the special meeting?

A:

The Lincoln special meeting will be held on November 19, 2026, at 8:30 a.m., local time, at BarLea Roots Event Centre located at 24735 U Avenue T-55, Reinbeck, Iowa 50669 and also virtually via live webcast.

Q:	Who is entitled to vote at the Lincoln special meeting?

A:	All shareholders of Lincoln who held shares at the close of business on October 5, 2026 (the “Lincoln record date”) are entitled to receive notice of and to vote at the Lincoln special meeting.

Q:	If I am a participant in the Lincoln ESOP, how will shares owned through such plan be voted?

A:

If you participate in the Lincoln Employee Stock Ownership Plan, as amended (the “Lincoln ESOP”), you will receive a voting instruction form covering the shares of Lincoln Class A Stock allocated to your Lincoln ESOP account. Under the terms of the Lincoln ESOP, the trustee of the Lincoln ESOP votes all shares of Lincoln Class A Stock held by the Lincoln ESOP, but each participant may direct the trustee how to vote the shares allocated to his or her account with respect to the Lincoln Merger Proposal. With respect to allocated shares for which you do not timely provide voting instructions, you will be deemed to have instructed the trustee not to vote such shares. The deadline for returning voting instructions to the Lincoln ESOP trustee is November 16, 2026. The trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Lincoln Class A Stock held by the Lincoln ESOP as directed by Lincoln. The trustee will vote all unallocated shares and allocated shares for which no instruction is received in the same proportion as the allocated shares for which instruction is received, except as directed by Lincoln.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Lincoln special meeting. If you hold your shares in your name as a record holder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	How are abstentions treated?

A:

The only non-routine matter to be presented and voted on at the Lincoln special meeting is the Lincoln Merger Proposal, and the only routine matter to be presented and voted on at the Lincoln special meeting is the Lincoln Adjournment Proposal.

Abstentions by Lincoln shareholders will have the effect of a vote against the Lincoln Merger Proposal because approval of the Lincoln Merger Proposal requires the affirmative vote of shareholders holding at least a majority of the outstanding shares held by all Lincoln shareholders and the Lincoln Merger Proposal is a non-routine matter.

Because abstentions will be counted for purposes of determining the presence or absence of a quorum, and because the approval of the Lincoln Adjournment Proposal requires the affirmative vote of shareholders holding at least a majority of the outstanding Lincoln Stock held by shareholders represented at the Lincoln special meeting, abstentions will have the effect of a vote against Lincoln Adjournment Proposal.

Q:	What constitutes a quorum for the Lincoln special meeting?

A:

The presence, in person or by proxy, of holders of at least majority of the votes entitled to be cast by a voting group, represented in person or by proxy, constitutes a quorum for that voting group at the Lincoln special meeting. All Lincoln Stock held by shareholders present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for the applicable voting group.

Q:	What is the vote required to approve each proposal at the Lincoln special meeting?

A:

Proposal No. 1: Lincoln Merger Proposal – Approval of the Lincoln Merger Proposal requires (i) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class A Stock, voting separately as a voting group, and (ii) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class B Stock, voting separately as a voting group. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Lincoln special meeting, it will have the effect of a vote against the Lincoln Merger Proposal.

Proposal No. 2: Lincoln Adjournment Proposal – Approval of the Lincoln Adjournment Proposal will be approved if the votes cast by holders of Lincoln Class A Stock in favor of the proposal exceed the votes cast by holders of Lincoln Class A Stock against the proposal. If you fail to submit a proxy card or vote in person at the Lincoln special meeting, it will have no effect on the Lincoln Adjournment Proposal.

Q:	Have any holders of Lincoln Stock agreed to vote in favor of the Lincoln Merger Proposal?

A:

Yes. In connection with the execution of the merger agreement, certain executive officers, directors, and shareholders of Lincoln and Lincoln Bank holding approximately 15.38% of the outstanding Lincoln Stock, solely in their capacity as holders of Lincoln Stock, entered into a voting agreement with Equity, Lincoln and Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as proxy (the “Lincoln voting agreement”), pursuant to which such holders of Lincoln Stock agreed to vote all of their Lincoln Stock in favor of the Lincoln Merger Proposal at the Lincoln special meeting. Under the terms of the Lincoln voting agreement, such holders of Lincoln Stock also appointed Mr. Elliott as their proxy for voting their shares at the Lincoln special meeting in favor of the Lincoln Merger Proposal. For more information regarding the Lincoln voting agreement, see “The Merger Agreement—Lincoln Voting Agreement” beginning on page 88.

Q:	Why is my vote important?

A:

Your failure to vote will have the effect of a vote against the Lincoln Merger Proposal. The Lincoln Board unanimously recommends that you vote “FOR” the Lincoln Merger Proposal and “FOR” the Lincoln Adjournment Proposal. The Lincoln Merger Proposal must be approved by the affirmative vote of at least a majority of the outstanding Lincoln Class A Stock and Lincoln Class B Stock, each voting as a separate class, at the Lincoln special meeting.

Q:	Can I attend the meeting and vote my shares in person?

A:

Yes. All holders of Lincoln Stock are invited to attend the Lincoln special meeting. Shareholders of record of Lincoln Stock as of the Lincoln record date can vote in person at the Lincoln special meeting. If you plan to attend the Lincoln special meeting, you must hold your Lincoln Stock in your own name. In addition, you must bring a form of personal photo identification with you in order to be admitted. Lincoln reserves the right to refuse admittance to anyone without proper proof of ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Lincoln special meeting is prohibited without Lincoln’s express written consent.

Q:	Can I change my vote?

A:	You have the power to change your vote at any time before your shares of Lincoln Stock are voted at the Lincoln special meeting by:

•	attending and voting in person at the Lincoln special meeting;

•	giving notice of revocation of the proxy at the Lincoln special meeting; or

•

delivering to the EVP and Chief Administrative Officer of Lincoln at 508 Main Street, Reinbeck, Iowa 50669 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same Lincoln shares, bearing a date later than the proxy card previously executed.

Attendance at the Lincoln special meeting will not in and of itself constitute a revocation of a proxy. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Lincoln special meeting.

Q:	What are the expected material U.S. federal income tax consequences to a holder of Lincoln shares as a result of the transactions contemplated by the merger agreement?

A:

Equity and Lincoln intend that the integrated mergers together be treated as an integrated transaction that will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to in this proxy statement/prospectus as the “Code”). If the integrated mergers together qualify as a “reorganization” under Section 368(a) of the Code, a holder of Lincoln Stock who exchanges Lincoln Stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of (1) the cash received by such holder and (2) the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Lincoln Stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock). A holder of Lincoln Stock who exchanges Lincoln Stock for only Equity common stock should not recognize any gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of Equity common stock. A holder of Lincoln Stock who exchanges Lincoln Stock solely for cash will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the share of Lincoln Stock exchanged.

The U.S. federal income tax consequences described above may not apply to all holders of Lincoln Stock. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your own tax advisors for a full understanding of the particular tax consequences of the integrated mergers to you in light of your own circumstances. For further information on the U.S. federal income tax consequences of the integrated mergers, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.”

Q:	Are Lincoln shareholders entitled to appraisal rights with respect to the Lincoln Merger Proposal?

A:

Yes, Lincoln shareholders are entitled to appraisal rights under Iowa law with respect to the Lincoln Merger Proposal. For further information on appraisal, or dissenters’ rights, please see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 67.

Q:	If I am a holder of Lincoln Stock, should I send in my Lincoln certificates now?

A:

No. Please do not send in your Lincoln certificates with your proxy. Promptly following the effective time, Continental Stock Transfer and Trust Company (“Continental”), as exchange agent, will send you instructions for exchanging Lincoln certificates for the merger consideration. See “The Merger Agreement—Conversion of shares; Exchange of Certificates” beginning on page 75.

Q:	Whom may I contact if I cannot locate my Lincoln certificate(s)?

A:	If you are unable to locate your original Lincoln certificate(s), please contact Sean Willett, Lincoln’s President and Chief Executive Officer, at (319) 788-6441.

Q:	What should I do if I receive more than one set of voting materials?

A:

Lincoln shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold Lincoln Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Lincoln Stock and your shares of Lincoln Stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Lincoln Stock that you own.

Q:	When do you expect to complete the merger?

A:

Equity and Lincoln currently expect to complete the merger in the fourth calendar quarter of 2026. However, neither Equity nor Lincoln can assure you of when or if the merger will be completed. Before the merger is completed, Lincoln must obtain the approval of Lincoln shareholders for the Lincoln Merger Proposal, the necessary regulatory approvals must be received and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Lincoln Stock will not receive any consideration for their shares in connection with the merger. Instead, Lincoln will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Lincoln. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 88 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your Lincoln Stock, please contact Sean Willett, Lincoln’s President and Chief Executive Officer, at (319) 788-6441.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read the entire proxy statement/prospectus carefully, including the Annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. For more information about Equity, see “Where You Can Find More Information” beginning on page 180. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 89)

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

Equity is a Kansas corporation and financial holding company headquartered in Wichita, Kansas. Equity’s wholly-owned banking subsidiary, Equity Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through Equity’s markets in Arkansas, Iowa, Kansas, Missouri, Nebraska and Oklahoma. As of June 30, 2026, Equity had consolidated total assets of $7.73 billion, total loans held for investment of $5.34 billion (net of allowances), total deposits of $6.30 billion and total stockholders’ equity of $827.3 million. Equity’s stock is traded on the NYSE under the symbol “EQBK”.

Equity Bank is a Kansas state-chartered bank and a member of the Federal Reserve System that is jointly supervised by both the Federal Reserve Bank of Kansas City (the “Federal Reserve”) and the Office of the Kansas State Bank Commissioner (the “OSBC”). Equity Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Equity Bank conducts a complete range of commercial and personal banking activities. Equity Bank operates a total of 82 branches, consisting of 8 branches in the Wichita, Kansas metropolitan area, 7 branches in the Kansas City metropolitan area, 2 branches in Topeka, Kansas, 17 branches in Western Missouri, 13 branches in Western Kansas, 5 branches in Southeast Kansas, 7 branches in Southwest Kansas, 5 branches in Northern Arkansas, 1 branch in the Tulsa, Oklahoma metropolitan area, 4 branches in Northern Oklahoma, 9 branches in Western Oklahoma, and 5 branches in Nebraska.

Equity’s principal office is located at 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207, and its telephone number at that location is (316) 612-6000. Additional information about Equity and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 180.

Lincoln Bancorp

508 Main Street

Reinbeck, Iowa 50669

(319) 788-6441

Lincoln is an Iowa corporation and a bank holding company headquartered in Reinbeck, Iowa. Lincoln owns all of the issued and outstanding shares of common stock of Lincoln Bank. As of June 30, 2026, Lincoln had total assets of approximately $1.7 billion, total loans of $1.2 billion (net of allowances), total deposits of $1.5 billion and total shareholders’ equity of $137.6 million. Lincoln does not file periodic reports with the SEC.

Lincoln Bank is an Iowa state-chartered bank that is supervised and regulated by the FDIC and the Iowa Division of Banking, and its deposits are insured by the FDIC. Lincoln Bank provides a comprehensive range of commercial banking products and services through its 16 branch offices in 16 communities located primarily in northeast and central Iowa.

Lincoln’s principal office is located at 508 Main Street, Reinbeck, Iowa 50669, and its telephone number is (319) 788-6441. For additional information about Lincoln and Lincoln Bank, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 180.

Lincoln will hold the Lincoln Special Meeting on November 19, 2026 (page 41)

The Lincoln special meeting will be held on November 19, 2026, at 8:30 a.m., local time, at BarLea Roots Event Centre located at 24735 U Avenue T-55, Reinbeck, Iowa 50669 and also virtually via live webcast. At the Lincoln special meeting, holders of Lincoln Class A Stock, and holders of Lincoln Class B Stock, voting as a separate class, will be asked to approve the Lincoln Merger Proposal and the holders of Lincoln Class A Stock to approve the Lincoln Adjournment Proposal, if necessary.

If unable to attend the Lincoln special meeting in person, a shareholder may be able to virtually attend and participate in the Lincoln special meeting. To virtually attend the Lincoln special meeting, vote and submit questions during the meeting, a shareholder must go to: https://edge.media-server.com/mmc/p/yfmt9t9r and enter the control number printed on their proxy card.

Only shareholders of record of Lincoln at the close of business on October 5, 2026, the Lincoln record date, will be entitled to notice of, and to vote at, the Lincoln special meeting, or any adjournment or postponement thereof. Although holders of Lincoln Class B Stock generally do not have voting rights under Lincoln’s articles of incorporation, Iowa law requires such holders vote separately on the Lincoln Merger Proposal, in addition to the vote of the holders of Lincoln Class A Stock. Each outstanding share of Lincoln Class A Stock is entitled to one vote on each proposal to be considered at the Lincoln special meeting, and each outstanding share of Lincoln Class B Stock is entitled to one vote, as a separate class, on the Lincoln Merger Proposal. As of the Lincoln record date, the directors and executive officers of Lincoln and their affiliates beneficially owned, and were entitled to vote, in the aggregate, approximately 919,787 shares of Lincoln Stock, representing approximately 12.56% of the outstanding shares of Lincoln Stock as of that date.

In connection with the execution of the merger agreement, certain shareholders, executive officers and directors of Lincoln holding approximately 14.55% of the Lincoln Class A Stock outstanding and 23.83% of the Lincoln Class B Stock outstanding entered into the Lincoln voting agreement with Equity, Lincoln and Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as proxy, pursuant to which such shareholders agreed to vote all of their Lincoln Stock in favor of the Lincoln Merger Proposal and the transactions contemplated by the merger agreement. For more information regarding the Lincoln voting agreement, see “The Merger Agreement—Lincoln Voting Agreement” beginning on page 88.

Lincoln Merger Proposal requires (i) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class A Stock, voting separately as a voting class, and (ii) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class B Stock, voting separately as a voting class. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Lincoln special meeting, it will have the effect of a vote against the Lincoln Merger Proposal.

The Lincoln Adjournment Proposal will be approved if the votes cast by holders of Lincoln Class A Stock in favor of the proposal exceed the votes cast by holders of Lincoln Class A Stock against the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Lincoln special meeting, it will have no effect on the Lincoln Adjournment Proposal

Information and applicable deadlines for voting by Lincoln ESOP participants are set forth in the instructions provided with this proxy statement/prospectus.

The Lincoln Board unanimously recommends that Lincoln shareholders vote “FOR” the Lincoln Merger Proposal and “FOR” the Lincoln Adjournment Proposal (page 41)

The Lincoln Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Lincoln and the Lincoln shareholders and has unanimously approved the merger agreement. The Lincoln Board unanimously recommends that the Lincoln shareholders vote “FOR” the Lincoln Merger Proposal and the holders of Lincoln Class A Stock to vote “FOR” the Lincoln Adjournment Proposal. For the factors considered by the Lincoln Board in reaching its decision to approve the merger agreement, see “The Merger—Lincoln’s Reasons for the Merger; Recommendation of the Lincoln Board of Directors” beginning on page 41.

In connection with the execution of the merger agreement, certain shareholders, executive officers and directors of Lincoln and Lincoln Bank, solely in their capacity as holders of shares of Lincoln Stock, entered into the Lincoln voting agreement with Equity, Lincoln and Mr. Elliott, as proxy, pursuant to which such holders of Lincoln Stock agreed to vote all of their shares of Lincoln Stock in favor of the Lincoln Merger Proposal at the Lincoln special meeting. Under the terms of the Lincoln voting agreement, such holders of Lincoln Stock also appointed Mr. Elliott as their proxy for voting their Lincoln Stock at the Lincoln special meeting in favor of the Lincoln Merger Proposal. For more information regarding the Lincoln voting agreement, see “The Merger Agreement—Lincoln Voting Agreement” beginning on page 88.

Opinion of Lincoln’s Financial Advisor (Page 55 and Annex D)

In connection with the merger, Lincoln’s financial advisor, Stephens Inc., delivered an oral opinion on September 2, 2026, which was subsequently confirmed in a written opinion dated September 2, 2026, to the Lincoln Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Lincoln Stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens Inc. in preparing the opinion, is attached as Annex D to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Lincoln Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Lincoln to engage in the merger or enter into the merger agreement or constitute a recommendation to the Lincoln Board in connection with the merger, and it does not constitute a recommendation to any holder of Lincoln Stock as to how to vote in connection with the merger or any other matter. For further information, please see the section entitled “The Merger – Opinion of Lincoln’s Financial Advisor” on page 55.

In the Merger, holders of Lincoln Stock will be entitled to receive shares of Equity common stock and cash (page 71)

Equity and Lincoln are proposing a strategic merger. If the merger is completed, each share of Lincoln Stock will be converted into the right to receive (i) the per share stock consideration, or (ii) the per share cash consideration.

Equity will not issue any fractional shares of Equity common stock in the merger. Holders of Lincoln Stock who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date.

The Equity common stock is listed on the NYSE under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as merger consideration will fluctuate with the market price of Equity common stock and will not be known at the time the holders of Lincoln Stock vote on the Lincoln Merger Proposal.

Based on the Agreed EQBK Stock Price of $48.49 per share, each share of Lincoln Stock will be converted into the right to receive, at the election of the holder and subject to proration as described in the merger agreement, either (i) 0.3368 shares of Equity common stock or (ii) $16.33 in cash, in each case subject to a possible downward adjustment of the merger consideration as described in the merger agreement. Because the Agreed EQBK Stock Price is fixed at $48.49, the implied value of the per share stock consideration is approximately $16.33, equal to the $16.33 per share cash consideration, in each case subject to any applicable adjustment. The aggregate merger consideration is approximately $121,182,541, consisting of approximately $91,727,028 in Equity common stock and approximately $29,455,513 in cash. Because the per share stock consideration is fixed and does not fluctuate with the market price of Equity common stock, the market value of the shares of Equity common stock that Lincoln shareholders will receive in the merger will depend on the trading price of Equity common stock at the time the merger is completed, which may be higher or lower than the Agreed EQBK Stock Price of $48.49.

The merger agreement governs the merger. The merger agreement is included in this proxy statement/ prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Interests of Lincoln directors and executive officers in the Merger (page 65)

In considering the recommendation of the Lincoln Board with respect to the merger agreement, you should be aware that some of Lincoln’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Lincoln shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Lincoln shareholders include:

•

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Lincoln against certain liabilities arising before the effective time and to provide certain “tail” insurance for the benefit of the directors and officers of Lincoln.

•

Employment Agreements. In connection with the execution of the merger agreement, Equity and Equity Bank executed employment agreements with Sean Willett, President and Chief Executive Officer of Lincoln and Lincoln Bank (which we refer to in this proxy statement/prospectus as the “Willett Agreement”), and Reid Whiting, Managing Director/President-LSBX of Lincoln Bank (which we refer to in this proxy statement/prospectus as the “Whiting Agreement” and, together with the Willett Agreement, the “Employment Agreements”), that will become effective upon the effective time and will terminate and be of no force and effect if substantially all of Lincoln Bank’s banking as a service platform is transferred to an unaffiliated third party and the elimination of the need for the employees associated with such platform, in accordance with the terms of the merger agreement (the “Complete Exit”) occurs prior to the closing date.

•

Retention Agreements. Lincoln has entered into retention agreements that entitles certain officers of Lincoln to a cash payment for remaining employed with Lincoln (or its successor) either through the closing date or the date that Lincoln’s data processing systems are converted with the data processing systems of Equity after the closing of the merger, subject to certain terms and conditions.

•

Change in Control and Severance Payments. Certain officers of Lincoln and Lincoln Bank are party to employment agreements that provide for certain payments to such officer in connection with a change in control of Lincoln or Lincoln Bank, subject to certain conditions. In connection with the closing of the merger, Lincoln will accrue for the costs of such payments and Equity will make the payments to the officers in accordance with the terms of their existing employment agreements.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Lincoln who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Lincoln or Lincoln Bank for participation, vesting and benefit accrual purposes.

•

Lincoln ESOP. Certain of Lincoln’s executive officers participate in the Lincoln ESOP and hold allocated account balances that will be affected by the merger, including with respect to the treatment, valuation and any termination or distribution of Lincoln ESOP accounts in connection with the merger.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Lincoln’s employees whose employment is terminated under the circumstances specified in the merger agreement.

These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Lincoln’s Directors and Executive Officers in the Merger” beginning on page 65. The Lincoln Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Regulatory approvals required for the Merger (page 70)

Subject to the terms of the merger agreement, both Lincoln and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve and the OSBC. Equity has submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required the Federal Reserve and the OSBC.

Although neither Lincoln nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Lincoln and Equity cannot be certain when or if they will be obtained.

Agreement not to solicit other offers (page 85)

Lincoln has agreed that it will not, and will cause its subsidiaries not to, and will cause Lincoln’s and its subsidiaries’ respective officers, directors, employees, affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal (other than a confidentiality agreement contemplated by the merger agreement).

Lincoln further agreed that it will, and will cause each of its officers, directors, employees, affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of its shareholders, in the event that Lincoln receives a bona fide acquisition proposal that is not received in violation of the merger agreement,

Lincoln and the Lincoln Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of financing that need to be involved in such discussion if the Lincoln Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Lincoln a superior proposal and that failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information to such person or participating in discussions or negotiations with such person, Lincoln shall have entered into a confidentiality agreement with such person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Lincoln and its subsidiaries provided to such person, to the extent not previously provided to Equity, is promptly provided to Equity.

In connection with the receipt and negotiation of any acquisition proposal by Lincoln, Lincoln will promptly (and in any event within 48 hours) notify Equity of the receipt of any acquisition proposal, which notice shall include the material terms of and identity of the person(s) making such acquisition proposal. Subject to applicable fiduciary duty requirements, Lincoln will keep Equity reasonably informed of the status and material terms and conditions of any such acquisition proposal and of any material amendments or proposed material amendments thereto.

The Lincoln Board may, at any time prior to obtaining the approval of the Lincoln Merger Proposal, (i) approve, endorse or recommend a superior proposal or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of adoption of the merger agreement (each of (i) and (ii) being referred to as a “change in recommendation”), provided that (A) prior to such change in recommendation, the Lincoln Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable law and (B) such change in recommendation is in connection with a superior proposal and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity pursuant to the merger agreement.

Conditions that must be satisfied or waived for the Merger to occur (page 82)

Currently, Lincoln and Equity expect to complete the merger in the fourth calendar quarter of 2026. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the merger agreement are conditioned upon (i) subject to certain exceptions, the accuracy in all material respects of the representations and warranties of the other party, (ii) the performance in all material respects by the other party of its obligations under the merger agreement, (iii) approval of the Lincoln Merger Proposal by the holders of Lincoln Class A Stock, and the holders of Lincoln Class B Stock, each voting as a separate class, (iv) receipt of required regulatory and other third-party consents or approvals, (v) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (vi) the receipt of required closing documents from the other party, (vii) the absence of any material adverse change with respect to the other party since the date of the merger agreement, and (viii) the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

Lincoln’s obligation to complete the merger is also subject to (i) the shares of Equity common stock to be issued pursuant to the merger agreement being approved for listing on the NYSE, (ii) receipt of an opinion from Alston & Bird LLP to the effect that the integrated mergers will together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) Equity obtaining a tail insurance coverage policy for a period of not less than six years after the effective time in accordance with the merger agreement.

Equity’s obligation to complete the merger is also subject to (i) receipt of releases from directors and certain officers of Lincoln and Lincoln Bank, (ii) execution and delivery of the Employment Agreements and that they are in full force and effect at the effective time, (iii) Lincoln’s adjusted shareholders equity being at least $75,000,000, (iv) receipt from Lincoln of a notice to the Internal Revenue Service (the “IRS”) conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2) and a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certificate of Non-Foreign Status, (v) holders of not more than 5.0% of the outstanding shares of Lincoln Stock having demanded or being entitled to demand payment of the fair value of their shares as dissenting shareholders, and (vi) receipt of an opinion from Norton Rose Fulbright US LLP to the effect that the integrated mergers will together qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Lincoln nor Equity can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Expenses and fees

Except (i) with respect to the costs and expenses of printing and mailing the proxy statement/prospectus and all other filing and other fees paid to the SEC in connection with the merger and (ii) as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, waiver and exclusion

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (c) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Risk factors (page 31)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 31.

Ancillary agreements

•

Voting Agreement. In connection with the execution of the merger agreement, certain shareholders, executive officers and directors of Lincoln holding approximately 14.55% of the Lincoln Class A Stock outstanding and 23.83% of the Lincoln Class B Stock outstanding entered into the Lincoln voting agreement, pursuant to which they have agreed to vote all of their Lincoln Stock in favor of the Lincoln Merger Proposal and the other transactions contemplated by the merger agreement and against alternative transactions. Under the terms of the voting agreement, such shareholders have also appointed Mr. Elliott, as their proxy for voting their shares at the Lincoln special meeting in favor of the Lincoln Merger Proposal. The Lincoln voting agreement also prohibits each such holder of Lincoln Stock from selling, transferring, encumbering or granting a proxy in respect of their Lincoln Stock prior to the termination of the voting agreement, subject to certain exceptions. The Lincoln voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement.

•

Change in Control and Severance Payments. Certain officers of Lincoln and Lincoln Bank are party to employment agreements that provide for certain payments to such officer in connection with a change in control of Lincoln or Lincoln Bank, subject to certain conditions. In connection with the closing of the merger, Lincoln will accrue for the costs of such payments and Equity will make the payments to the officers in accordance with the terms of their existing employment agreements.

•

Support Agreements. In connection with entering into the merger agreement, certain directors of Lincoln have entered into support agreements with Equity (the “Lincoln support agreements”) pursuant to which they agreed to support the transaction and to certain additional restrictive covenants.

•

Director and Officer Releases. As a condition to Equity’s obligation to close the merger, certain directors and officers of Lincoln and Lincoln Bank will enter into a release in favor of Lincoln and Lincoln Bank, pursuant to which they will agree to release Lincoln, its subsidiaries, and each of its affiliates, successors and assigns, from any and all claims of such directors and officers (except as to certain matters described therein).

•

Employment Agreements. In connection with the execution of the merger agreement, Equity and Equity Bank executed the Employment Agreements that will become effective upon the effective time and will terminate and be of no force and effect if the Complete Exit occurs prior to the closing date.

Termination of the merger agreement (page 87)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Lincoln;

•

by either Lincoln or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by June 30, 2027; provided, however, that such date (i) will be automatically extended to August 30, 2027, if the only outstanding condition to closing is the receipt of approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities, and (ii) may be extended to such later date as agreed upon by the parties;

•

by either Equity or Lincoln if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Lincoln if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or Lincoln, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the merger agreement or any other agreement contemplated in the merger agreement on the part of the other party to the merger agreement, which breach or inaccuracy, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the Closing, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Equity or Lincoln, if Lincoln does not receive the required shareholder approval at the Lincoln special meeting or any adjournment or postponement thereof; provided, however, that Lincoln may not terminate the merger agreement pursuant to this provision if Lincoln has breached in any material respect any of its obligations under the merger agreement, in each case in a manner that caused the failure to obtain the approval of the shareholders at the Lincoln special meeting, or at any adjournment or postponement thereof;

•

by Lincoln prior to obtaining the approval of the Lincoln shareholders at the Lincoln special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept a Superior Proposal;

•	by Equity, if the Lincoln Board shall have effected a Change in Recommendation;

•	by Equity, if Lincoln or the Bank enters into any final, material, formal enforcement action with a Governmental Entity;

•	by Lincoln, if Equity or Equity Bank enters into any final, material, formal enforcement action with a Governmental Entity; or

•

by Lincoln, not later than the end of the second business day following the Calculation Date, in the event that as of the calculation date, (i) Equity’s Closing VWAP is less than 80% of the Agreed EQBK Stock Price and (ii) the quotient of the EQBK Closing VWAP divided by the Agreed EQBK Stock Price is less than the product of the Index Change Ratio multiplied by 0.80; provided, however, that Equity may elect, within two business days of receiving Lincoln’s written notice of termination pursuant to this provision, to reinstate the merger and the other transactions contemplated by the merger agreement by adjusting the per share stock consideration or paying additional cash consideration in accordance with the terms of the merger agreement.

Termination fee

If the merger agreement is terminated under certain circumstances, Lincoln may be required to pay Equity a termination fee equal to $4,850,000. The termination fee is discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 88.

Material U.S. federal income tax consequences of the integrated mergers (page 174)

The obligations of Equity and Lincoln to complete the integrated mergers are conditioned on, among other things, the receipt by Equity and Lincoln of tax opinions from Norton Rose Fulbright US LLP and Alston & Bird LLP, respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers will together be treated as an integrated transaction that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the integrated mergers together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is anticipated that a holder of Lincoln Stock who exchanges Lincoln Stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Lincoln Stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock). A holder of Lincoln Stock who exchanges Lincoln Stock for only Equity common stock should not recognize any gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of Equity common stock. A holder of Lincoln Stock who exchanges Lincoln Stock solely for cash will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Lincoln Stock exchanged.

For further information, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.” The U.S. federal income tax consequences described above may not apply to all holders of Lincoln Stock. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your own tax advisors for a full understanding of the particular tax consequences of the integrated mergers to you in light of your own circumstances.

The rights of Lincoln shareholders will change as a result of the merger (page 162)

The rights of Lincoln shareholders will change as a result of the merger due to differences in Equity’s and Lincoln’s governing documents. See “Comparison of Holders’ Rights” for a description of the material differences in holders’ rights under each of the Equity and Lincoln governing documents.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed consolidated combined financial information about the financial condition and results of operations of Equity giving effect to the merger. The selected unaudited pro forma condensed consolidated combined financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Lincoln, as of the effective time, will be recorded by Equity at their respective fair values and the excess of the merger consideration over the fair value of Lincoln’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on June 30, 2026, with respect to financial condition data, and as of the beginning of the most recently completed fiscal year, with respect to the results of operations data. The selected unaudited pro forma condensed consolidated combined financial data has been derived from and should be read in connection with the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

On January 1, 2026 Equity completed its previously announced merger with Frontier Holdings, LLC. Frontier balances and operational results are included in Equity’s statements of financial condition and results of operations for the year to date period ended June 30, 2026. Within the pro forma information for the year ended December 31, 2025, the impact of Frontier, based on final valuation marks realized and total consideration paid upon closing the transaction is included as if the transaction closed on January 1, 2025.

The selected unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed consolidated combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of merger costs and provisioning, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed consolidated combined financial information included under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed consolidated combined financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

Neither Crowe LLP (Equity’s independent registered public accounting firm) nor Wipfli LLP or Forvis Mazars, LLP (Lincoln’s independent registered public accounting firms), or any other independent accounting firm, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the unaudited prospective financial information and, accordingly, Crowe LLP, Wipfli LLP, and Forvis Mazars, LLP do not express an opinion or any other form of assurance with respect thereto. The Crowe LLP, Wipfli LLP, and Forvis Mazars LLP reports incorporated by reference in this proxy/prospectus relate to Equity’s and Lincoln’s previously issued financial statements. Those reports do not extend to the unaudited prospective financial information and should not be read to do so.

As of June 30, 2026
(Dollars in thousands)
Pro Forma Condensed Consolidated Combined Balance Sheet Data:
Loans held for investment	6,560,702
Allowance for credit losses	(81,795)
Total assets	9,379,691
Deposits	7,767,559
Other borrowed funds	628,561
Total stockholders’ equity	896,742

	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
	(Dollars in thousands, except per share data)
Pro Forma Condensed Consolidated Combined Income Statement Data:
Net interest income	$172,796	$311,664
Provision for loan losses	7,545	13,177
Non-interest income	8,248	(1,283)
Non-interest expense	134,246	286,563
Income before income taxes	39,253	10,641
Net income allocable to common stockholders	30,996	10,054
Pro Forma Condensed Consolidated Combined Per Share Data:
Basic earnings per share	$1.36	$0.45
Diluted earnings per share	1.35	0.45

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information of Equity as of and for the six months ended June 30, 2026 and for the year ended December 31, 2025, is presented to show the impact on Equity’s historical financial position and results of operations of:

•	the merger; and

•	the proposed issuance of common stock of Equity to Lincoln shareholders and the cash consideration to be paid to Lincoln shareholders in connection with the merger.

On January 1, 2026, Equity completed its previously announced merger with Frontier Holdings, LLC. Results from this acquisition are included in both the statement of condition and results of operations of Equity as of and for the period ended June 30, 2026. Within the proforma information for the year ended December 31, 2025, the impact of Frontier has been included using final valuation marks realized, merger expenses paid and total consideration paid upon closing applied consistently with the remainder of this section.

As a result of the merger, Lincoln shareholders will be entitled to receive an amount equal to (i) $91,727,028, or approximately 1,891,669 shares of Equity common stock using an agreed Equity common stock price of $48.49, and (ii) up to $29,455,513 in cash, subject to downward adjustment and proration as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Equity common stock and that no downward adjustment is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 46 and “The Merger Agreement—Merger Consideration” beginning on page 71.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Equity as of June 30, 2026 and of Lincoln as of June 30, 2026, with pro forma adjustments based on the assumption that the merger was completed on June 30, 2026. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger was completed on January 1, 2025. The adjustments are based on information available and certain assumptions that Equity believes are reasonable. The pro forma does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of merger costs and provisioning, or asset dispositions among other factors. Any change in the fair value of the net assets of Lincoln will change the amount of the purchase price allocable to goodwill. Further, changes that would affect stockholders’ equity at Lincoln, such as net income from June 30, 2026 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/ prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Equity’s consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus, and the consolidated financial statements and accompanying notes of Lincoln, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of June 30, 2026

(Dollars in thousands)

	Equity Historical	Lincoln Historical	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash and due from banks	$546,129	$46,473	$(53,126)	(a	)	$539,476
Federal funds sold	402	71,959	—			72,361

Cash and cash equivalents	546,531	118,432	(53,126)			611,837
Interest-bearing time deposits in other banks	579	—	—			579
Investment securities	1,234,860	296,293	—			1,531,153
Loans held for sale	2,723	982	—			3,705
Loans held for investment	5,405,718	1,182,790	(27,806)	(b	)	6,560,702
Allowance for credit losses	(64,413)	(18,115)	733	(c	)	(81,795)

Loans, net	5,341,305	1,164,675	(27,073)			6,478,907
Other real estate owned, net	3,793	8,248	—			12,041
Premises and equipment, net	141,098	39,243	(7,422)	(d	)	172,919
Bank owned life insurance	150,514	37,728	—			188,242
Federal Reserve Bank and Federal Home Loan Bank stock	42,719	—	—			42,719
Interest receivable	37,730	9,256	—			46,986
Goodwill	105,356	18,805	(9,151)	(e	)	115,010
Core deposit intangible, net	28,296	—	20,683	(f	)	48,979
Other assets	90,117	28,545	7,952	(g	)	126,614

Total assets	$7,725,621	$1,722,207	$(68,137)			$9,379,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$1,174,903	$226,940	$(31)	(h	)	$1,401,812
Savings, NOW, and money market	3,445,538	393,423	—			3,838,961
Time deposits	1,683,376	843,410	—			2,526,786

Total deposits	6,303,817	1,463,773	(31)			7,767,559
Federal funds purchased and retail repurchase agreements	42,826	—	—			42,826
Federal Home Loan Bank advances	385,408	60,000	—			445,408
Subordinated debentures	98,377	41,950	—			140,327
Contractual obligations	8,520	—	—			8,520
Interest payable and other liabilities	59,415	18,894	—			78,309

Total liabilities	6,898,363	1,584,617	(31)			8,482,949
Commitments and contingent liabilities Stockholders’ equity
Common stock	273	75	(56)	(i	)	292
Additional paid-in capital	767,608	66,078	22,205	(i	)	855,891
Retained earnings	241,225	84,445	(103,263)	(j	)	222,407
Accumulated other comprehensive income (loss)	(3,820)	(10,301)	10,301	(j	)	(3,820)
Treasury stock	(178,028)	(2,707)	2,707			(178,028)

Total stockholders’ equity	827,258	137,590	(68,106)			896,742

Total liabilities and stockholders’ equity	$7,725,621	$1,722,207	$(68,137)			$9,379,691

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the six months Ended June 30, 2026

(Dollars in thousands, except per share amounts)

	Equity Historical	Lincoln Historical	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income
Loans, including fees	$182,039	$33,639	$2,317	(aa	)	$217,995
Securities, taxable	28,537	6,051	1,196	(bb	)	35,784
Securities, nontaxable	429	1,610	—			2,039
Federal funds sold and other	4,843	1,767	(937)	(cc	)	5,673

Total interest and dividend income	215,848	43,067	2,576			261,491
Interest expense
Deposits	60,621	17,378	—			77,999
Federal funds purchased and retail repurchase agreements	400	—	—			400
Federal Home Loan Bank advances	3,672	1,332	—			5,004
Bank stock loan	4	—	—			4
Subordinated debentures	3,615	1,673	—			5,288

Total interest expense	68,312	20,383	—			88,695
Net interest income	147,536	22,684	2,576			172,796
Provision for credit losses	7,259	286	—			7,545

Net interest income after provision for loan losses	140,277	22,398	2,576			165,251
Non-interest income
Service charges and fees	4,907	614	—			5,521
Debit card income	6,508	—	—			6,508
Mortgage banking	937	114	—			1,051
Increase in value of bank owned life insurance	3,021	—	—			3,021
Net gains/(loss) on investment securities transactions	(1,321)	(15,690)	—			(17,011)
Other non-interest income	3,493	5,665	—			9,158

Total non-interest income/(loss)	17,545	(9,297)	—			8,248
Non-interest expense
Salaries and employee benefits	50,849	15,630	—			66,479
Net occupancy and equipment	9,413	5,441	(124)	(ee	)	14,730
Data processing	10,578	—	—			10,578
Professional fees	3,168	—	—			3,168
Amortization of core deposit intangible	4,168	—	1,692	(ff	)	5,860
Other real estate owned, net	126	—	—			126
Merger expenses	5,858	—	—			5,858
Other non-interest expense	17,694	9,753	—			27,447

Total non-interest expense	101,854	30,824	1,568			134,246

Income/(loss) before income taxes	55,968	(17,723)	1,008			39,253
Provision for income taxes	12,563	(4,533)	227	(hh	)	8,257

Net income/(loss) allocable to common stockholders	$43,405	$(13,190)	$781			$30,996

Basic earnings per share	$2.08					$1.36
Weighted average shares outstanding	20,829,784		1,891,669			22,721,453
Diluted earnings per share	$2.06					$1.35
Weighted average shares outstanding	21,037,028		1,891,669			22,928,697

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2025

(Dollars in thousands, except per share amounts)

	Equity Historical	Frontier Historical	Pro Forma Adjustments		Lincoln Historical	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income
Loans, including fees	$277,138	$58,488	3,591	(ii)	$75,002	$4,634	(aa)	$418,853
Securities, taxable	38,801	2,119	1,380	(jj)	10,225	2,391	(bb)	54,916
Securities, nontaxable	1,221	—	—		4,165	—		5,386
Other interest income	13,675	550	—		1,535	(1,869)	(cc)	13,891

Total interest and dividend income	330,835	61,157	4,971		90,927	5,156		493,046
Interest expense
Deposits	88,455	24,778	(320)	(kk)	42,096	31	(dd)	155,040
Federal funds purchased and retail repurchase agreements	936	871	—		—	—		1,807
Federal Home Loan Bank advances	8,208	3,797	—		2,820	—		14,825
Bank stock loan	—	947	—		—	—		947
Subordinated debentures	7,155	—	—		1,608	—		8,763

Total interest expense	104,754	30,393	(320)		46,524	31		181,382
Net interest income	226,081	30,764	5,291		44,403	5,125		311,664
Provision for credit losses	8,953	723	—		3,501	—		13,177

Net interest income after provision for loan losses	217,128	30,041	5,291		40,902	5,125		298,487
Non-interest income
Service charges and fees	9,321	273	—		1,176	—		10,770
Debit card income	11,414	551	—		—	—		11,965
Mortgage banking	567	739	—		255	—		1,561
Increase in value of bank owned life insurance	7,717	—	—		—	—		7,717
Net gain/(loss) on investment securities transactions	(53,174)	60			8	—		(53,106)
Other non-interest income	8,127	178	—		11,505	—		19,810

Total non-interest income	(16,028)	1,801	—		12,944	—		(1,283)
Non-interest expense
Salaries and employee benefits	84,786	14,944	—		29,584	—		129,314
Net occupancy and equipment	15,801	1,811	—		4,086	(247)	(ee)	21,451
Data processing	20,279	1,948	—		—	—		22,227
Professional fees	6,467	330	—		—	—		6,797
Amortization of core deposit intangible	4,503	—	1,969	(ll)	—	3,761	(ff)	10,233
Other real estate owned, net	1,029	(21)	—		1,874	—		2,882
Merger expenses	8,065	5,157	—		—	23,670	(gg)	36,892
Other non-interest expense	33,790	1,762	—		21,215	—		56,767

Total non-interest expense	174,720	25,931	1,969		56,759	27,184		286,563

Income/(loss) before income taxes	26,380	5,911	3,322		(2,913)	(22,059)		10,641
Provision for income taxes	3,654	976	1,101	(mm)	(465)	(4,679)	(hh)	587

Net income/(loss) allocable to common stockholders	$22,726	$4,935	2,221		(2,448)	$(17,380)		$10,054

Basic earnings per share	$1.24							$0.45
Weighted average shares outstanding	18,296,090		2,219,979			1,891,669		22,407,738
Diluted earnings per share	$1.23							$0.45
Weighted average shares outstanding	18,456,676		2,219,979			1,891,669		22,568,324

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(Dollars in thousands, except per share amounts)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

(a)	This adjustment includes the cash portion of the merger consideration of $29.5 million, pre-tax direct-incremental merger and stock issuance cost of $23.7 million ($18.8 million, after-tax).

(b)	This adjustment represents the fair value adjustments on loans. The adjustment represents the fair value discount for the acquired loan portfolio attributable to interest rate.

(c)	This adjustment represents the elimination of Lincoln’s allowance for credit losses, offset by the creation of a $17.4 million allowance for credit losses on loans acquired in the transaction.

(d)	Represents an estimated adjustment to the carrying value of premises held by Lincoln based on their expected market value at the date of the transaction.

(e)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 1,891,669 Equity shares valued at the spot price for Equity common stock on October 15, 2026	$88,303
Cash merger consideration, including cash in lieu of fractional shares	29,456

Total purchase price	117,759
Less: Lincoln’s equity at book value	(137,590)
Lincoln’s beginning goodwill balance	18,805
Allocated to loan fair value, less Lincoln’s ending allowance	27,073
Allocated to core deposit intangibles	(20,683)
Allocated to fixed assets	7,422
Allocated to time deposit fair value	(31)
Allocated to net deferred tax assets	(3,101)

Estimated goodwill from transaction	9,654
Lincoln beginning goodwill balance	18,805

Net goodwill adjustment	$(9,151)

A 5% increase to the share price consideration of $46.68 as of October 15, 2026 to $49.01 would change the stock consideration to $92,718 and result in a net goodwill adjustment of ($4,735).

A 5% decrease to the share price consideration of $46.68 as of October 15, 2026 to $44.35 would change the stock consideration to $83,888 and result in a net goodwill adjustment of ($13,566).

(f)	This adjustment represents the recognition of core deposit intangibles.

(g)	This adjustment represents the impact on deferred income taxes and income tax benefits created in the accounting for the transaction, calculated as follows:

Loan fair value adjustment	$27,073
Core deposit intangibles	(20,683)
Fixed assets adjustment	7,422
Deposits fair value adjustment	(31)

Subtotal of fair value adjustments	13,781
Calculated deferred taxes at an estimated rate of 22.5%	3,100
Tax effect of merger expenses	4,852

Total adjustment to other assets	$7,952

(h)	This adjustment represents the fair value adjustment on Lincoln’s time deposits.

(i)

This adjustment represents the elimination of the historical equity of Lincoln, net of the issuance of 1,891,669 shares of Equity common stock, par value $.01 per share, to shareholders of Lincoln. Value of the shares is based on the spot price for Equity common stock on October 15, 2026

(j)	This adjustment represents the elimination of the historical equity of Lincoln, net of the after-tax merger expenses.

		For the Six Months Ended June 30, 2026	Lincoln Year Ended December 31, 2025
(aa)	Adjustment to loan interest income to reflect accretion of loan discount attributable to interest rate over an estimated 6 years.	$2,317	$4,634
(bb)	Adjustment to security interest income to reflect accretion of discount over an expected 5.5 years.	$1,196	$2,391
(cc)	Adjustment to reflect expected cost of cash adjustments based on an expected yield of 3.75%.	$(937)	$(1,869)
(dd)	Adjustment to deposit interest expense to reflect the amortization of the time deposit interest rate fair value mark.	$—	$31
(ee)	Adjustment to reflect proforma adjustments related to fixed asset fair value adjustments over 30 years (straight-line).	$(124)	$(247)
(ff)	Adjustment to reflect amortization of the acquired Core Deposit Intangible using sum of years digits over 10 years.	$1,692	$3,761
(gg)	Recognition of the aggregate level of costs expected to be incurred by Lincoln and Equity in facilitating the transaction. The categories of costs and the approximate breakdown include: contract termination (~ 35%), personnel (~ 30%), advisory services (~ 20%), insurance and other (~ 15%).	$—	$23,670
(hh)	Adjustment to reflect income taxes on proforma adjustments at an estimated rate of 22.5%.	$227	$(4,679)

		Frontier Year Ended December 31, 2025
(ii)	Adjustment to loan interest income to reflect accretion of loan discount from interest rate and accretable credit fair value adjustments over an estimated 6.3 years.	$3,591
(jj)	Adjustment to security interest income to reflect accretion of discount over an expected 6 years.	$1,380
(kk)	Adjustment to deposit interest expense to reflect the amortization of the time deposit interest rate fair value mark over an estimated 2.5 years.	$(320)
(ll)	Adjustment to reflect amortization of the acquired Core Deposit Intangible using sum of years digits over 10 years.	$1,969
(mm)	Adjustment to reflect income taxes on Frontier earnings as well as the proforma adjustments at an estimated rate of approximately 22.5%. Frontier was a S Corp as of each disclosed period.	$1,101

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Equity and Lincoln is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2025 and as of and for the six months ended June 30, 2026. The information presented below should be read together with the historical consolidated financial statements of Equity, which are incorporated by reference herein, the historical consolidated financial statements of Lincoln, which are included elsewhere in this proxy statement/prospectus, and the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if (i) it had become effective on June 30, 2026 or December 31, 2025 in the case of the book value data, and as if the merger had been effective on January 1, 2025 in the case of earnings per share and cash dividends data. The unaudited pro forma data combines the historical results of Lincoln into Equity’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the mergers taken place on January 1, 2025.

The per equivalent Lincoln share data shows the effect of the merger from the perspective of an owner of Lincoln Stock. The exchange assumes that no downward adjustment of the cash consideration is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 46 and “The Merger Agreement—Merger Consideration” beginning on page 71. Assuming the issuance of 1,891,669 shares, then, based on the spot price of Equity’s common stock on the NYSE on October 15, 2026, which was $46.68, the implied value of the merger consideration per share of Lincoln Stock is $15.87.

On January 1, 2026, Equity completed its previously announced merger with Frontier Holdings, LLC. Results from this acquisition are included in both the statement of condition and results of operations of Equity as of and for the period ended June 30, 2026. Within the proforma information for the year ended December 31, 2025, the impact of Frontier has been included using final valuation marks realized, merger expenses paid and total consideration paid upon closing applied consistently with the remainder of this section.

The selected unaudited pro forma adjustments are based upon available information and certain assumptions that Equity and Lincoln management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Lincoln will be reflected in the consolidated financial statements of Equity on a prospective basis.

	Equity Historical	Frontier Historical	Pro Forma Equity and Frontier Combined	Lincoln Historical	Pro Forma Equity, Frontier and Lincoln Combined
For the six months ended June 30, 2026:
Basic earnings per share/unit	$2.08	$—	$2.08	$(1.80)	$1.36
Diluted earnings per share/unit	2.06	—	2.06	(1.80)	1.35
Cash dividends per share/unit	0.36	—	0.36	—	0.36
Book value per common share/unit as of June 30, 2026	$40.22	$—	$40.22	$18.79	$39.93

	Equity Historical	Frontier Historical	Pro Forma Equity and Frontier Combined	Lincoln Historical	Pro Forma Equity, Frontier and Lincoln Combined
For the year ended December 31, 2025:
Basic earnings per share/unit	$1.24	$114.04	$1.46	$(0.33)	$0.45
Diluted earnings per share/unit	1.23	114.04	1.45	(0.33)	0.45
Cash dividends per share/unit	0.66	127.10	0.66	—	0.66
Book value per common share/unit as of December 31, 2025	$38.64	$2,701.96	$38.49	$18.85	$38.35

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/ prospectus, including the matters addressed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 38 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Equity for the fiscal year ended December 31, 2025, as updated by a subsequently filed Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank.

Risks Relating to the Merger

The Merger may not be completed.

Completion of the merger is subject to regulatory approval. Equity may not receive the required regulatory approvals. If Equity does not obtain the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, they may impose conditions that would result in certain closing conditions of the merger not being satisfied or may not be received timely.

The consummation of the merger is also subject to other conditions precedent described in the merger agreement. If a condition of either party is not satisfied, such party may be able to terminate the merger agreement and, in such case, the merger would not be consummated. If all of the conditions precedent in the merger agreement are not satisfied, the merger may not be completed.

Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive.

The aggregate merger consideration that Lincoln shareholders would be entitled to receive in the merger will be reduced if any of the following conditions exist as of the calculation date: (i) Lincoln’s adjusted shareholders’ equity, calculated in accordance with GAAP, excluding Lincoln merger costs and actual credit costs, is less than $115,552,000, referred to herein as the minimum equity; (ii) Lincoln’s actual merger costs exceed $15,200,000, with the reduction for that excess net of the tax benefit attributable to such excess amount to the extent tax deductible (determined using an assumed tax rate of 21%); or (iii) certain identified credit costs, as calculated in accordance with the merger agreement, are greater than $0, with the reduction for that excess net of the tax benefit attributable to such excess amount to the extent tax deductible (determined using an assumed tax rate of 21%). Each such reduction will be allocated 77.5% to the Total Stock Amount and 22.5% to the Total Cash Amount of the merger consideration, and reductions may be made pursuant to any or all of the foregoing conditions. The calculation of Lincoln’s adjusted shareholders’ equity will depend in part on the results of Lincoln’s business operations, future market interest rates and their impact on Lincoln’s available-for-sale investment securities, and the management of merger-related expenses by Lincoln prior to the closing of the merger. If Lincoln’s earnings are less than it expects, if the Lincoln merger costs are greater than Lincoln expects, or if actual credit costs exceed the amounts anticipated, there would be a reduction in the merger consideration. Preparing for integration of the merger may have a negative impact on Lincoln’s results of operations, and the merger-related expenses for which Lincoln will be liable are difficult to predict. For a discussion of the possible downward adjustments to the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 71. Accordingly, at the time Lincoln shareholders vote with respect to the Lincoln Merger Proposal, they will not know the exact value of the aggregate merger consideration they will be entitled to receive in the merger.

Preparing for the merger may negatively impact Lincoln’s operating results and, as a result, the aggregate merger consideration that Lincoln shareholders would be entitled to receive.

Lincoln is taking various actions, as required by the merger agreement, to prepare for the merger and expects to continue to do so prior to the closing of the merger. These actions include participating in preparing regulatory filings for the merger, meeting with customers and employees to discuss the merger, and preparing for systems conversion related to the merger. These items may distract Lincoln’s management from pursuing the business strategy that Lincoln has historically employed. In addition, the merger agreement places material restrictions on the ability of Lincoln to manage its operations independently, including by requiring Lincoln to obtain the approval of Equity prior to taking certain actions. Finally, Lincoln will be liable for certain merger-related expenses prior to the closing of the merger. Additional discussion of Lincoln’s covenants made in connection with the merger agreement are discussed more fully in “The Merger Agreement—Covenants and Agreements,” beginning on page 79. These factors may impact Lincoln’s profitability and these one-time expenses could result in Lincoln’s non-interest expenses being higher than historical levels prior to the consummation of the merger. Accordingly, the results of Lincoln’s operations prior to Lincoln’s entry into the merger agreement may not have any predictive value relating to, or be representative of, Lincoln’s operating results and profitability following its entry into the merger agreement. Lower profits and higher expenses may adversely affect Lincoln’s capital, surplus, and retained earnings prior to the consummation of the merger, which may limit the aggregate merger consideration, if any, that will be paid to Lincoln’s shareholders.

Because the market price of Equity common stock will fluctuate, Lincoln shareholders cannot be certain of the market value of the per share stock consideration they will receive.

Upon completion of the merger, each outstanding share of Lincoln Stock (other than shares of Lincoln Stock held by Lincoln, Equity or their respective subsidiaries, and dissenting shares) will be converted into the right to receive the per share stock consideration or the per share cash consideration, as applicable. The market value of the per share stock consideration will vary from the closing price of Equity common stock on the date Equity and Lincoln announced the merger, on the date that this proxy statement/prospectus is mailed to Lincoln shareholders, on the date of the Lincoln special meeting and on the date the merger is completed and thereafter. Any change in the market price of Equity common stock prior to the completion of the merger will affect the market value of the per share stock consideration that Lincoln shareholders will be entitled to receive upon completion of the merger. While there will generally be no adjustment to the merger consideration for changes in the market price of shares of Equity common stock, the merger agreement does provide Lincoln with a right to terminate the merger agreement if the volume-weighted average price of Equity common stock falls below 80% of $48.49 and also underperforms the NASDAQ Bank Index by more than 20%, in which case Equity may elect to reinstate the merger by adjusting the per share stock consideration or making a cash payment in lieu thereof. Stock price changes may result from a variety of factors that are beyond the control of Equity, including, but not limited to, general market and economic conditions, changes in Equity’s business, operations and prospects and regulatory considerations.

Therefore, at the time of the Lincoln special meeting you will not know the precise market value of the merger consideration you will be entitled to receive at the effective time. You should obtain current market quotations for shares of Equity common stock. There are no current market quotations for shares of Lincoln Stock because Lincoln is a privately held corporation and the shares of Lincoln Stock are not traded on any established public trading market.

The market price of Equity common stock after the merger may be affected by factors different from those affecting the shares of Lincoln or shares of Equity currently.

Upon completion of the merger, holders of Lincoln Stock will become holders of Equity common stock. Equity’s business differs in important respects from that of Lincoln, and, accordingly, the results of operations of the combined company and the market price of Equity common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Equity and Lincoln. For a discussion of the business of Lincoln and of some important factors to consider in connection with its business, see “Information About Lincoln” beginning on page 89.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Equity and Lincoln must obtain approvals from the Federal Reserve and the OSBC and provide notice to the Iowa Banking Division. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers or consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 70. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals, waivers or consents, or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 70.

Combining the two companies, including the retention of key employees, may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Equity and Lincoln have operated and, until the completion of the merger, will continue to operate, independently and may not begin the actual integration process. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Equity’s ability to successfully combine and integrate the businesses of Equity and Lincoln in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Equity’s ability to successfully conduct its business, which could have an adverse effect on Equity’s financial results and the value of its common stock. If Equity experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that can cause Equity and/or Lincoln to lose customers or cause customers to remove their accounts from Equity and/or Lincoln and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Lincoln and Equity during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed consolidated combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Equity’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which is based upon preliminary estimates, to record the Lincoln identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/ prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Lincoln as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page 23.

Certain of Lincoln’s directors and executive officers may have interests in the merger that may differ from the interests of Lincoln’s shareholders.

Lincoln’s shareholders should be aware that some of Lincoln’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Lincoln’s shareholders generally. The Lincoln Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Lincoln’s shareholders vote in favor of adopting the merger agreement.

These interests include the following:

•

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Lincoln against certain liabilities arising before the effective time and to provide certain “tail” insurance for the benefit of the directors and officers of Lincoln.

•

Change in Control and Severance Payments. Certain officers of Lincoln and Lincoln Bank are party to employment agreements that provide for certain payments to such officer in connection with a change in control of Lincoln or Lincoln Bank, subject to certain conditions. In connection with the closing of the merger, Lincoln will accrue for the costs of such payments and Equity will make the payments to the officers in accordance with the terms of their existing employment agreements.

•

Employment Agreements. In connection with the execution of the merger agreement, Equity and Equity Bank executed employment agreements with Sean Willett, President and Chief Executive Officer of Lincoln and Lincoln Bank (the “Willett Agreement”) and Reid Whiting, Managing Director/President-LSBX of Lincoln Bank (the “Whiting Agreement” and, together with the Willett Agreement the “Employment Agreements”), that will become effective upon the effective time and will terminate and be of no force and effect if the Complete Exit occurs prior to the closing date.

•

Retention Agreements. Lincoln has entered into retention agreements that entitles certain officers of Lincoln to a cash payment for remaining employed with Lincoln (or its successor) either through the closing date or the date that Lincoln’s data processing systems are converted with the data processing systems of Equity after the closing of the merger, subject to certain terms and conditions.

•

Accelerated Vesting of Equity Awards. Certain directors and officers of Lincoln and Lincoln Bank have been granted equity awards that will vest and be entitled to receive an amount in cash equal to the per share cash consideration in connection with the closing of the merger.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Lincoln who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Lincoln or Lincoln Bank for participation, vesting and benefit accrual purposes.

•

Lincoln ESOP. Certain of Lincoln’s executive officers participate in the Lincoln ESOP and hold allocated account balances that will be affected by the merger, including with respect to the treatment, valuation and any termination or distribution of Lincoln ESOP accounts in connection with the merger

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Lincoln’s employees whose employment is terminated under the circumstances specified in the merger agreement.

•

Board Seat. At or promptly following the effective time, Equity shall increase by one the number of directors constituting the Equity Board and appoint Sally Hollis, Lincoln’s Chairman of the Board (which the refer to in this proxy statement/prospectus as the “Lincoln nominee”) to the Equity Board.

The Lincoln nominee shall be subject to Equity’s standard director qualification procedures and corporate governance requirements.

For a more complete description of these interests, see “The Merger—Interests of Lincoln’s Directors and Executive Officers in the Merger” beginning on page 65.

Termination of the merger agreement could negatively impact both Lincoln and Equity.

If the merger agreement is terminated, there may be various consequences. For example, Lincoln’s or Equity’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Equity’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Lincoln may be required to pay to Equity a termination fee of $4,850,000.

Lincoln and Equity will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Lincoln or Equity. These uncertainties may impair Lincoln’s or Equity’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Lincoln or Equity to seek to change existing business relationships with Lincoln or Equity. Retention of certain employees by Lincoln or Equity may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Lincoln or Equity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Lincoln or Equity, Lincoln’s business or Equity’s business could be harmed. In addition, subject to certain exceptions, Lincoln and Equity have each agreed to operate its business in the ordinary course prior to closing and agreed to certain restrictive covenants. See “The Merger Agreement—Covenants and Agreements” beginning on page 79 for a description of the restrictive covenants applicable to Lincoln and Equity.

If the merger is not completed, Equity and Lincoln will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Equity and Lincoln has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Equity and Lincoln would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Lincoln’s ability to pursue acquisition proposals.

The merger agreement prohibits Lincoln from initiating, soliciting or knowingly encouraging certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 85. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Lincoln from considering or proposing such an acquisition. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 88.

The shares of Equity common stock to be received by holders of Lincoln Stock as a result of the merger will have different rights from the Lincoln Stock.

Upon completion of the merger, holders of Lincoln Stock will become Equity shareholders and their rights as Equity shareholders will be governed by the Kansas Statutes Annotated (“K.S.A.”), Equity’s Second Amended

and Restated Articles of Incorporation (which we refer to in this proxy statement/prospectus as the “Equity articles”) and Equity’s Amended and Restated Bylaws (which we refer to in this proxy statement/prospectus as the “Equity bylaws”). The rights associated with the Lincoln Stock are different from the rights associated with Equity common stock. Please see “Comparison of Holders’ Rights” beginning on page 162 for a discussion of the different rights associated with Equity common stock.

Holders of Lincoln Stock and Equity common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Lincoln Stock and Equity common stock currently have the right to vote in the election of the board and on other matters affecting Lincoln and Equity, respectively. Upon the completion of the merger, each holder of Lincoln Stock who receives shares of Equity common stock will become a shareholder of Equity with a percentage ownership of Equity that is smaller than the shareholder’s percentage ownership of Lincoln. It is currently expected that the former holders of Lincoln Stock as a group will receive shares in the merger constituting approximately 9.2% of the outstanding shares of Equity common stock immediately after the merger. As a result, current holders of Equity common stock as a group will own approximately 90.8% of the outstanding shares of Equity common stock immediately after the merger. Because of this, holders of Lincoln Stock may have less influence on the management and policies of Equity than they now have on the management and policies of Lincoln and current Equity shareholders may have less influence than they now have on the management and policies of Equity.

The integrated mergers may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Lincoln and Equity intends and expects the integrated mergers together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Lincoln and Equity to complete the integrated mergers is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Lincoln’s and Equity’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS or the courts.

If the integrated mergers together were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of Lincoln Stock would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a fully taxable transaction for U.S. federal income tax purposes, and each holder of Lincoln Stock would recognize taxable gain or loss upon the exchange of their Lincoln Stock for shares of Equity common stock and/or cash. The consequences of the integrated mergers to any particular holder will depend on that holder’s own situation. We urge you to consult your own tax advisors to determine the particular tax consequences to you in light of your own circumstances if the integrated mergers together fail to qualify as a “reorganization.”

The opinion of Lincoln’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Lincoln has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Equity or Lincoln, general market and economic conditions and other factors that may be beyond the control of Equity or Lincoln, and on which the opinion of the financial advisor of Lincoln was based, may significantly alter the value of Lincoln or the price of Equity common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Lincoln does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

Litigation may be filed against Lincoln, Equity or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against Lincoln, Equity or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Lincoln and Equity, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Equity’s business, financial condition, results of operations and cash flows following completion of the merger.

Future sales or the possibility of future sales of a substantial amount of Equity common stock may depress the price of shares of Equity common stock.

Future sales or the availability for sale of substantial amounts of Equity common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Equity common stock and could impair Equity’s ability to raise capital through future sales of equity securities.

Equity’s articles authorize Equity to issue up to 45,000,000 shares of Class A common stock and up to 5,000,000 shares of Class B common stock. Immediately after the completion of this merger, Equity expects that approximately 22,501,803 shares of Class A common stock and no shares of Class B common stock will be outstanding. Sales of a substantial number of shares of Equity common stock, or the perception that such sales may occur, may adversely impact the price of Equity common stock.

Equity may issue shares of Equity common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Equity common stock, or the number or aggregate principal amount, as the case may be, of other securities that Equity may issue may in turn be substantial. Equity may also grant registration rights covering those shares of Equity common stock or other securities in connection with any such acquisitions and investments.

Equity cannot predict the size of future issuances of Equity common stock or the effect, if any, that future issuances and sales of Equity common stock will have on the market price of Equity common stock. Sales of substantial amounts of Equity common stock (including shares of Equity common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Equity common stock and could impair Equity’s ability to raise capital through future sales of Equity securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein and in other documents filed with or furnished to the SEC, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21Es of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect Equity’s and Lincoln’s current views with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about Equity’s and Lincoln’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s and Lincoln’s control. Accordingly, Equity and Lincoln caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity and Lincoln believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” section of this proxy statement/prospectus.

There are or will be important factors that could cause Equity’s and Lincoln’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•

external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits which may have an adverse impact on Equity’s and Lincoln’s financial condition;

•	losses resulting from a decline in the credit quality of the assets that Equity and Lincoln hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of Equity’s and Lincoln’s loan portfolio is secured by real estate;

•

inaccuracies or changes in the appraised value of real estate securing the loans Equity and Lincoln originate that could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	the loss of Equity’s and Lincoln’s largest loan and depositor relationships;

•	limitations on Equity’s and Lincoln’s ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•

differences in Equity’s and Lincoln’s realized losses as compared to historical loss experience adjusted for quantitative and qualitative factors reflected in our calculation of the allowance for credit losses;

•	inadequacies in Equity’s and Lincoln’s allowance for credit losses which could require Equity and Lincoln to take a charge to earnings and thereby adversely affect our financial condition;

•	interest rate fluctuations which could have an adverse effect on Equity’s and Lincoln’s profitability;

•	an economic downturn, especially one affecting Equity and Lincoln’s core market areas;

•	the effects of a pandemic or other widespread public health emergencies;

•	the costs of integrating the businesses we acquire, which may be greater than expected;

•	the departure of key shareholders of Equity’s and Lincoln’s management personnel or Equity’s and Lincoln’s inability to hire qualified management personnel;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•	inaccuracies in Equity’s and Lincoln’s assumptions about future events which could result in material differences between Equity’s and Lincoln’s financial projections and actual financial performance;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, Equity’s and Lincoln’s information technology systems;

•	unauthorized access to nonpublic personal information of Equity’s and Lincoln’s customers, which could expose Equity and Lincoln to litigation or reputational harm;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of Equity’s and Lincoln’s critical processing functions;

•	required implementation of new accounting standards that significantly change Equity’s and Lincoln’s existing recognition practices;

•	additional regulatory requirements and restrictions on Equity’s and Lincoln’s business, which could impose additional costs on Equity and Lincoln;

•	an increase in FDIC deposit insurance assessments, which could adversely affect Equity’s and Lincoln’s earnings;

•	increased capital requirements imposed by banking regulators, which may require Equity and Lincoln to raise capital at a time when capital is not available on favorable terms or at all;

•	restraints on the ability of Equity Bank to pay dividends to Equity and Lincoln Bank to pay dividends to Lincoln, which could limit Equity’s and Lincoln’s liquidity;

•	a failure in the internal controls Equity and Lincoln have implemented to address the risks inherent to the banking industry;

•

continued or increasing competition from other financial institutions, credit unions, and non-Bank Financial services companies, many of which are subject to different regulations than Equity and Lincoln are;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	the occurrence of adverse weather or man-made events, which could negatively affect Equity’s and Lincoln’s core markets or disrupt our operations;

•	the effects of new federal tax laws or tariffs, or changes to existing federal tax laws or tariffs;

•	the obligations associated with Equity being a public company;

•

the effect of pending and future litigation, including the results of the overdraft fee litigation against Equity that is described in Equity’s Annual Report on Form 10-K for the year ended December 31, 2025; and

•	other factors that are discussed in “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this proxy statement/prospectus. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from what Equity and Lincoln anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity and Lincoln do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible to predict those events or how they may affect Equity and Lincoln. In addition, Equity and Lincoln cannot assess the impact of each factor on Equity’s and Lincoln’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity and Lincoln or persons acting on Equity’s or Lincoln’s behalf may issue.

THE LINCOLN SPECIAL MEETING

This section contains information for Lincoln shareholders about the Lincoln special meeting that Lincoln has called to allow its shareholders to consider and vote on the Lincoln Merger Proposal and the Lincoln Adjournment Proposal. Lincoln is mailing this proxy statement/prospectus to you, as a Lincoln shareholder, on or about [  ]. This proxy statement/prospectus is accompanied by a notice of the Lincoln special meeting and a form of proxy card that the Lincoln Board is soliciting for use at the Lincoln special meeting and at any adjournments or postponements of the Lincoln special meeting.

Date, Time and Place of the Lincoln special meeting

The Lincoln special meeting will be held on November 19, 2026, at 8:30 a.m., local time, at BarLea Roots Event Centre located at 24735 U Avenue T-55, Reinbeck, Iowa 50669 and also virtually via live webcast. On or about [ ], Lincoln commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Lincoln special meeting.

If unable to attend the special meeting in person, a shareholder may be able to virtually attend and participate in the special meeting. To virtually attend the special meeting, vote and submit questions during the meeting, a shareholder must go to: https://edge.media-server.com/mmc/p/yfmt9t9r and enter the control number printed on their proxy card.

Matters to Be Considered

At the Lincoln special meeting, holders of Lincoln Class A Stock will be asked to consider and vote, as a separate class, upon both of the following matters and holders of Lincoln Class B Stock will only be asked to consider and vote, as a separate class, on the Lincoln Merger Proposal:

•

Proposal No. 1: Lincoln Merger Proposal – a proposal to approve the merger agreement, by and among Equity, Merger Sub, and Lincoln, pursuant to which, subject to the terms and conditions contained therein (i) Merger Sub will merge with and into Lincoln, with Lincoln surviving as a wholly owned subsidiary of Equity and (ii) immediately thereafter, and as part of the same overall transaction, Equity will cause Lincoln to be merged with and into Equity, with Equity surviving such merger; and

•

Proposal No. 2: Lincoln Adjournment Proposal – a proposal to approve one or more adjournments of the Lincoln special meeting to a later date or dates, if the board of directors of Lincoln determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Lincoln Merger Proposal.

Completion of the mergers is conditioned on, among other things, approval of the merger agreement and the transactions contemplated thereby, including the mergers, by both holders of Lincoln Class A Stock and Lincoln Class B Stock, voting as a separate class. No other business may be conducted at the Lincoln special meeting.

Recommendation of the Lincoln Board

After considering various factors described in the section entitled “The Merger—Lincoln’s Reasons for the Merger; Recommendation of the Lincoln Board of Directors” beginning on page 52, the Lincoln Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of holders of Lincoln Stock and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers. The Lincoln Board unanimously recommends that you vote “FOR” the Lincoln Merger Proposal and, if necessary, and “FOR” the Lincoln Adjournment Proposal.

Lincoln Record Date and Quorum

The Lincoln Board has fixed the close of business on October 5, 2026 as the Lincoln record date for determining the shareholders entitled to receive notice of and to vote at the Lincoln special meeting.

As of the Lincoln record date, there were 6,668,126 shares of Lincoln Class A Stock and 656,328 shares of Lincoln Class B Stock outstanding and entitled to notice of, and to vote at, the Lincoln special meeting or any adjournment thereof, and such outstanding shares of Lincoln Stock were held by 605 holders and 54 holders of record, respectively. Each outstanding share of Lincoln Class A Stock entitles its holder to one vote on each proposal presented at the Lincoln special meeting. Each outstanding share of Lincoln Class B Stock entitles its holder to one vote solely on the Lincoln Merger Proposal. No business may be transacted at the Lincoln special meeting unless a quorum of shareholders is present. A majority of the votes entitled to be cast on a matter by a voting class, represented in person or by proxy, constitutes a quorum for transacting business at the Lincoln special meeting. All Lincoln Stock held by shareholders present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Lincoln special meeting.

As of the Lincoln record date, the directors and executive officers of Lincoln and their affiliates beneficially owned and were entitled to vote, in the aggregate, 763,409 Lincoln Class A Stock, representing approximately 11.44% of the Lincoln Class A Stock outstanding on that date, and 156,378 Lincoln Class B Stock, representing approximately 23.83% of the Lincoln Class B Stock outstanding on that date. As of the Lincoln record date, Equity beneficially held no shares of Lincoln Stock.

Voting by Participants in the Lincoln ESOP

Participants in the Lincoln ESOP will be permitted to direct the trustee of the Lincoln ESOP as to the voting of shares of Lincoln Class A Stock allocated to their respective Lincoln ESOP accounts with respect to the Lincoln Merger Proposal. Lincoln ESOP participants will receive further instructions on how to direct the voting of their allocated shares by mail. By providing voting instructions, a participant directs the Lincoln ESOP trustee to vote the shares allocated to that participant’s Lincoln ESOP account accordingly. The trustee will vote all unallocated shares and allocated shares for which no instruction is received in the same proportion as the allocated shares for which instruction is received, except as directed by Lincoln. As of the Lincoln record date, the Lincoln ESOP held 1,009,033 shares of Lincoln Class A Stock, of which 918,533 shares were allocated to participant accounts and 90,500 shares were unallocated.

Required Vote; Treatment of Abstentions and Failure to Vote

Proposal No. 1: Lincoln Merger Proposal – Lincoln Merger Proposal (i) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class A Stock, voting separately as a voting class, and (ii) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Lincoln Class B Stock, voting separately as a voting class. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Lincoln special meeting, it will have the effect of a vote against the Lincoln Merger Proposal.

Proposal No. 2: Lincoln Adjournment Proposal – The Lincoln Adjournment Proposal will be approved if the votes cast by holders of Lincoln Class A Stock in favor of the proposal exceed the votes cast by holders of Lincoln Class A Stock against the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Lincoln special meeting, it will have no effect on the Lincoln Adjournment Proposal.

Voting on Proxies; Incomplete Proxies

A shareholder of record as of the Lincoln record date may vote either by mail, online, in person, or if attending virtually, electronically, at the special meeting.

Your vote is very important. Equity and Lincoln cannot complete the mergers unless Lincoln’s shareholders approve the Lincoln Merger Proposal. Regardless of whether you plan to attend the Lincoln special meeting, please vote as soon as possible.

You may vote either by mail, online, in person, or if attending virtually, electronically, at the special meeting. To vote by mail, complete and sign the enclosed proxy card and return it in the enclosed envelope. If you would like to vote online, please follow the instructions included on your proxy card. If you want to vote in person, or, if attending virtually, electronically, during the special meeting, you may do so by attending the special meeting in person (or online), as described in this proxy statement/prospectus. Even if you plan to attend the special meeting, whether in person or virtually, you are encouraged to complete, sign, and return your proxy form or vote online in advance in case your plans change.

If you are a participant in the Lincoln ESOP, you may instruct the trustee how to vote the shares allocated to his or her account under the Lincoln ESOP by completing the voting instruction form distributed by the Lincoln ESOP administrator. If a participant properly executes the voting instruction form, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions, so long as such vote is solely in the interest of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

If you indicate on your proxy card how you would like your shares to be voted, your shares will be voted in accordance with your instructions. If you sign and return your proxy card but do not provide voting instructions, the shares represented by your proxy will be voted “FOR” the Lincoln Merger Proposal and “FOR” the Lincoln Adjournment Proposal.

Revocability of Proxies and Changes to a Lincoln Shareholder’s Vote

You have the power to change your vote at any time before your shares of Lincoln Stock are voted at the Lincoln special meeting by:

•	attending and voting in person at the Lincoln special meeting;

•	giving notice of revocation of the proxy at the Lincoln special meeting;

•	signing another proxy form with a later date and returning that proxy form to Equiniti Trust Company, LLC; or

•	sending notice to Equiniti Trust Company, LLC that you are revoking your proxy.

Attendance at the Lincoln special meeting will not in and of itself constitute a revocation of a proxy. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Lincoln special meeting.

Solicitation of Proxies

This proxy solicitation is made by the Lincoln Board. Lincoln is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of Lincoln intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. Lincoln will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Attending the Lincoln special meeting

All Lincoln shareholders, including shareholders of record as of the Lincoln record date and shareholders who hold their shares of Lincoln Stock through banks, brokers or other nominees, are invited to attend the Lincoln special meeting either in person or virtually by webcast.

All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Lincoln special meeting depend on whether they are shareholders of record or proxy holders. A holder of Lincoln Stock who holds shares directly registered in such shareholder’s name who desires to attend the Lincoln special meeting in person should bring government-issued photo identification.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Lincoln Stock who desires to attend the Lincoln special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Lincoln holder of record, and proof of the signing shareholder’s record ownership as of the record date.

The use of cameras, sound recording equipment, communications devices or any similar equipment during the Lincoln special meeting is prohibited without Lincoln’s express written consent.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Lincoln special meeting or would like additional copies of this proxy statement/prospectus, please contact Sean Willett, Lincoln’s President and Chief Executive Officer, at (319) 788-6441.

Other Matters

As of the date of this proxy statement/prospectus, Lincoln’s Board knows of no matters that will be presented for consideration at the Lincoln special meeting other than the matters described in this proxy statement/prospectus. If any other matter properly comes before the Lincoln special meeting, the persons named in the proxy will vote the shares represented by the proxy in accordance with their judgment on that matter.

LINCOLN PROPOSALS

Proposal No. 1: Lincoln Merger Proposal

At the Lincoln special meeting, the holders of Lincoln Class A Stock and the holders of Lincoln Class B Stock, each voting as a separate class, will be asked to consider and vote on a proposal to approve the merger agreement, by and among Equity, Merger Sub, and Lincoln, pursuant to which subject to the terms and conditions contained therein, (i) Merger Sub will merge with and into Lincoln, with Lincoln surviving as a wholly owned subsidiary of Equity and (ii) immediately following, and in connection with the merger, Equity will cause Lincoln to be merged with and into Equity, with Equity surviving the subsequent merger.

After considering various factors described in the section entitled “The Merger—Lincoln’s Reasons for the Merger; Recommendation of the Lincoln Board of Directors” beginning on page 52, the Lincoln Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of holders of Lincoln Stock and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers.

The Lincoln Board recommends a vote “FOR” the Lincoln Merger Proposal.

Proposal No. 2: Lincoln Adjournment Proposal

At the Lincoln special meeting, the holders of Lincoln Class A Stock will be asked to consider and vote on a proposal to approve one or more adjournments of the Lincoln special meeting to a later date or dates, if the Lincoln Board determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Lincoln Merger Proposal.

The Lincoln Board recommends a vote “FOR” the Lincoln Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/ prospectus and incorporated herein by reference. You are urged to read this entire proxy statement/prospectus carefully, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the board of directors of Equity (the “Equity Board”) and the Lincoln Board has unanimously approved the merger agreement. To consummate the merger, Merger Sub will merge with and into Lincoln, with Lincoln surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with the merger, Equity will cause Lincoln to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Lincoln Bank, an Iowa state-chartered bank with its principal office in Reinbeck, Iowa and the banking subsidiary of Lincoln, to merge with and into Equity Bank, the banking subsidiary of Equity, with Equity Bank surviving the bank merger.

If the merger is completed, each share of Lincoln Stock (other than shares of Lincoln Stock held by Lincoln, Equity, or their respective subsidiaries and dissenting shares) will be converted into the right to receive, without interest, (i) the per share stock consideration and (ii) the per share cash consideration. Equity will not issue any fractional shares of Equity common stock in the merger. Holders of Lincoln Stock who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date. For a discussion of the possible downward adjustment of the merger consideration, the Lincoln shareholders’ equity as of a recent date and Lincoln’s estimate of the Lincoln Actual Merger Costs, see “The Merger Agreement—Merger Consideration” beginning on page 71.

Lincoln’s shareholders are being asked to approve the Lincoln Merger Proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 71 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its ongoing consideration and evaluation of Lincoln’s long-term prospects and strategies, the Lincoln Board and senior management have regularly reviewed and assessed Lincoln’s business strategies and objectives, including its future prospects for earnings and growth and the strategic opportunities potentially available to Lincoln. From time to time, the Lincoln Board and senior management have considered ways to enhance shareholder value and strengthen Lincoln’s competitive position, including through continued operation as an independent institution, organic growth initiatives, acquisitions and potential strategic combinations with other financial institutions. These discussions have included consideration of developments in the financial services industry, the regulatory and economic environment, Lincoln’s capital position and earnings outlook, the benefits of greater scale and diversification and ongoing consolidation within the banking industry.

In early fall 2024, Lincoln’s management began discussions with representatives of Stephens concerning potential market opportunities, market conditions and Lincoln’s strategic priorities. These discussions included Lincoln’s prospects as an independent institution, potential smaller acquisitions and possible strategic combinations with other financial institutions.

Among the potential strategic combinations discussed was a transaction with a publicly traded financial institution (“Bank A”). In the weeks following these initial discussions, representatives of Stephens continued

meeting with Lincoln’s management to discuss a potential combination with Bank A in greater detail, including the potential strategic merits of a combination, the respective shareholder bases of the two companies, potential transaction structures and the anticipated characteristics of the combined company. On September 5, 2024, Lincoln and Bank A entered into a mutual confidentiality agreement and began exchanging preliminary due diligence information.

In the following weeks, representatives of Stephens met with the Lincoln Board and Lincoln’s management to discuss the status of the potential transaction with Bank A, including the potential strategic benefits and risks of a combination, matters requiring further due diligence and certain governance and other social considerations. Following the discussion, the Lincoln Board supported continuing to explore a potential transaction with Bank A.

During late fall and winter 2024, Lincoln and Bank A, together with their respective representatives, continued preliminary due diligence and held a series of meetings and discussions regarding a potential strategic combination, including several meetings between members of the two companies’ management teams. These discussions addressed, among other matters, the potential strategic and financial merits of a transaction, as well as various governance, management and other social considerations.

In late 2024, the Lincoln Board met to receive an update regarding the potential transaction. Representatives of Stephens discussed the potential strategic merits and financial implications of a combination with Bank A. The Lincoln Board also discussed the status of negotiations concerning governance and other social considerations and supported continuing to evaluate a potential transaction.

Into early 2025, Lincoln and Bank A continued to exchange financial information and discuss Lincoln’s prospective financial performance, strategic initiatives and other matters relevant to the potential transaction. During the first several months of 2025, Lincoln’s management, representatives of Stephens and members of Bank A’s management continued their dialogue, and Bank A indicated that it desired additional time to evaluate a potential transaction.

In April 2025, at Lincoln’s request, Stephens introduced Lincoln’s management team to the management team of another financial institution (“Bank B”) to initiate dialogue and hold preliminary discussions regarding their respective organizations.

In May 2025, Lincoln also began evaluating a potential transaction with another financial institution (“Bank C”). The Lincoln Board directed Lincoln’s management and Stephens to pursue discussions with Bank C in parallel with the ongoing discussions with Bank A, and Bank C subsequently entered into a confidentiality agreement with Lincoln on June 13, 2025. At the direction of the Lincoln Board, Stephens provided Bank C with an executive summary regarding Lincoln and access to a virtual data room containing preliminary due diligence information.

On June 12, 2025, representatives of Stephens met with the Lincoln Board and provided an update regarding Lincoln’s discussions with Bank A, Bank B and Bank C and the status of Lincoln’s evaluation of strategic alternatives. Shortly thereafter, Lincoln engaged Alston & Bird LLP (“Alston & Bird”) as its legal counsel.

From June through August 2025, Lincoln and Bank C, together with their respective representatives, held a series of management and due diligence meetings regarding a potential transaction. These discussions addressed Lincoln’s business and financial performance, credit portfolio and other transaction considerations.

On July 29, 2025, Lincoln formally engaged Stephens to serve as its financial advisor in connection with Lincoln’s consideration of potential strategic alternatives. Following its engagement, Stephens continued to assist Lincoln in evaluating its strategic alternatives and pursuing discussions with potential strategic partners.

In early fall 2025, Lincoln continued discussions with Bank A, Bank B and Bank C, including additional meetings among members of senior management regarding potential strategic combinations and related transaction considerations. During September and October 2025, Bank A again indicated that it desired additional time to evaluate a potential transaction, and Bank C, after reviewing preliminary due diligence materials, paused its process and shifted its focus to internal matters. During November 2025, Lincoln continued to exchange information with Bank A; however, those discussions did not progress further.

In late 2025 and early 2026, members of Lincoln’s management held additional discussions in various forums with several financial institutions. These included two preliminary meetings between the members of Lincoln’s management and executives of another publicly traded institution (“Bank D”) regarding a potential strategic combination; however, these discussions did not progress further. Members of Lincoln’s management also met with executives of Bank B to continue preliminary discussions regarding a potential strategic combination, and Bank B subsequently entered into a confidentiality agreement with Lincoln on December 13, 2025.

On December 12, 2025, members of Lincoln’s management held an introductory meeting in Des Moines, Iowa, with Brad Elliott, the Chairman and Chief Executive Officer, and Brett Reber, General Counsel, of Equity to discuss the respective organizations.

In late January 2026, members of Lincoln’s management met with Mr. Elliott at a bank industry conference to continue discussions regarding a potential strategic combination. At the same conference, members of Lincoln’s management also met with representatives of Bank B; however, following this meeting, Lincoln and Bank B engaged in limited additional dialogue, and discussions did not progress further. Members of Lincoln’s management also met at the conference with representatives of two other financial institutions in introductory meetings to become acquainted and to discuss their respective organizations at a high level. These meetings did not involve discussions of a potential business combination.

In March 2026, Sean Willett, Chief Executive Officer of Lincoln, and Mr. Elliott engaged in additional preliminary discussions regarding a potential strategic combination between Lincoln and Equity.

On April 8, 2026, Equity provided Lincoln and Stephens with an extensive due diligence request list, primarily focused on Lincoln’s loan portfolio, and Lincoln and Stephens began preparing a virtual data room containing information concerning Lincoln. On April 13, 2026, Lincoln and Equity entered into a mutual confidentiality agreement. Between April 13 and April 20, 2026, Lincoln populated the virtual data room with the due diligence materials requested by Equity.

On April 25, 2026, discussions with Equity were temporarily paused to allow recently appointed members of the Lincoln Board to become familiar with the potential transaction and the discussions that had occurred to date. On May 4, 2026, the Lincoln Board met to review Lincoln’s standalone prospects and the status of its strategic alternatives, including prior discussions with other potential partners and the potential transaction with Equity. Following the meeting, the Lincoln Board authorized Lincoln’s management and Stephens to resume discussions with Equity, after which Equity resumed its due diligence of Lincoln, including a review of Lincoln’s loan portfolio.

During May, June and early July 2026, Lincoln and Equity continued discussions regarding a potential transaction while Equity conducted financial, credit and other due diligence. The parties and their representatives also discussed potential transaction structure and various governance, management and other social considerations.

On July 10, 2026, Stephens received on behalf of Lincoln a non-binding indication of interest from Equity. Subject to potential purchase price adjustments, the indication of interest proposed a transaction with an implied value of approximately $16.33 per share of Lincoln Stock based on the 10-day volume weighted average price of Equity common stock of $49.07 on July 8, 2026. The implied value was based on an exchange ratio of 0.33279 shares of Equity common stock for each share of Lincoln Stock, assuming all-stock consideration. The merger consideration would consist of 80% Equity common stock and 20% cash, with a fixed exchange ratio and fixed per share cash consideration of approximately 2.0 million shares of Equity common stock and $3.27 in cash per share of Lincoln Stock. The proposal implied an aggregate transaction value of approximately $121.2 million and reflected the retirement of Lincoln’s Employee Stock Ownership Plan (the “ESOP”) and the satisfaction of obligations with respect to Lincoln’s outstanding restricted stock units. The indication of interest also addressed governance matters and the anticipated transaction structure and provided for an initial 60-day exclusivity period, among other terms.

On July 16, 2026, the Lincoln Board met in executive session with representatives of Alston & Bird and Stephens to consider Equity’s indication of interest. At the meeting, Mr. Willett and Mr. Borrmann provided background regarding the discussions with Equity to date. This included a summary of the strategic rationale for a possible merger, the status of due diligence and the key considerations being evaluated by management. They also reviewed the principal terms and conditions of the indication of interest, including its economic and governance provisions, the anticipated transaction structure and the matters that remained subject to further consideration and discussion. They then discussed management’s preliminary assessment of the potential benefits, risks and opportunities of the proposed transaction and the expected process and timeline for continuing discussions with Equity and evaluating the proposed terms.

Representatives of Alston & Bird then reviewed with the Lincoln Board the directors’ fiduciary duties under Iowa law in connection with the evaluation of the proposed transaction. They also reviewed the Lincoln Board’s role in overseeing the evaluation process, including its consideration of the strategic, financial, operational and legal implications of a potential merger. In addition, representatives of Alston & Bird gave an overview of the customary process for considering a proposal of this nature, including the possible courses of action and responses available to the Lincoln Board. They also discussed the steps that would follow if the Lincoln Board determined to pursue a transaction, including due diligence, negotiation of definitive transaction documents, regulatory considerations and shareholder approval requirements, as well as the anticipated next steps if Lincoln determined not to proceed.

Representatives of Stephens then reviewed with the Lincoln Board the structural, financial and social considerations of the proposed transaction, including relevant valuation metrics and analyses. The Stephens representatives reviewed Lincoln’s current financial performance, strategic position and market valuation, the preliminary financial terms of the indication of interest and the potential impact of the proposed consideration on Lincoln’s shareholders. They also reviewed factors that could affect the value and attractiveness of the proposed transaction, including anticipated cost savings, revenue opportunities, market conditions and execution risks. The Stephens representatives responded to questions from directors regarding valuation, transaction structure and shareholder value considerations.

The directors then asked questions and exchanged views regarding the proposed transaction, including the preliminary terms of the indication of interest, the potential benefits to Lincoln and its shareholders, and the matters that would warrant further evaluation as discussions progressed. The Lincoln Board also discussed the challenges and opportunities of continuing to operate as an independent institution, the strategic merits of the proposed transaction, the input received from management and Lincoln’s advisors and the issues raised during the meeting. With the assistance of Stephens and Alston & Bird, the Lincoln Board identified several aspects of the proposal on which it wanted additional information, clarification or improvement. Following discussion, the Lincoln Board authorized and directed Stephens to communicate the Lincoln Board’s feedback to Equity and its advisors, to seek clarifications of and improvements to the proposed terms, and to report back to the Lincoln Board on Equity’s response.

Between July 17 and July 24, 2026, at the direction of the Lincoln Board, representatives of Stephens negotiated with representatives of Equity regarding the terms of the indication of interest. Among other matters, the negotiations addressed the proposed exchange ratio, the purchase price adjustment mechanisms, the mix of stock and cash consideration, a potential shareholder election mechanism, representation of Lincoln on Equity’s board of directors following the merger, employee severance arrangements and the duration of the proposed exclusivity period. During this period, Mr. Willett and Mr. Borrmann also traveled to Wichita, Kansas to meet with members of Equity’s management team.

On July 24, 2026, Equity delivered a revised non-binding indication of interest. The revised indication of interest proposed an exchange ratio of 0.33677 shares of Equity common stock for each share of Lincoln Stock, assuming all-stock consideration. The merger consideration would consist of 77.5% Equity common stock and 22.5% cash, with a fixed exchange ratio and fixed per share cash consideration. The revised proposal implied an aggregate transaction value of approximately $121.2 million and reflected the retirement of Lincoln’s ESOP and the satisfaction of obligations with respect to Lincoln’s outstanding restricted stock units. The revised indication of interest also provided further clarity on the potential purchase price adjustments, reduced the exclusivity period from 60 days to 45 days, provided for the appointment of a Lincoln nominee to Equity’s board of directors, and included revised business and strategic terms.

On July 27, 2026, the Lincoln Board held a special meeting to consider Equity’s revised indication of interest. The meeting was attended by all of Lincoln’s directors, Mr. Borrmann and representatives of Stephens and Alston & Bird. Mr. Willett and Mr. Borrmann first updated the Lincoln Board on the negotiations with Equity, including their recent meeting with members of Equity’s management team in Wichita. Representatives of Stephens then reviewed with the Lincoln Board the changes from the July 10, 2026 indication of interest, and Stephens’ financial analyses of the revised proposal. Those analyses included a comparison of the proposed consideration to a standalone valuation range for Lincoln, an assessment of the proposed consideration structure and credit adjustment mechanisms, comparable public company and comparable M&A transaction analyses, and other value considerations, such as potential upside in Equity common stock and trading liquidity. Representatives of Alston & Bird reviewed with the Lincoln Board the directors’ fiduciary duties under Iowa law. This review covered the duties of good faith, care and loyalty; the business judgment rule and the directors’ ability to rely on the advice of experts; the treatment of director conflicts of interest; the Iowa statute that permits, but does not require, directors to consider the effects of a transaction on employees, customers, communities and other constituencies; and the anticipated process and timeline through closing.

The Lincoln Board then engaged in extensive discussion of the proposed transaction, both with its advisors and outside the presence of Stephens and management. Among other matters, the directors discussed the updated pricing and other financial terms of the revised proposal, including the credit mark adjustments and the minimum tangible net worth condition and its related adjustment mechanism. They discussed Lincoln’s valuation and future growth prospects, including the relationship between Stephens’ valuation analyses and management’s internal financial projections and the key assumptions underlying each. They also discussed their fiduciary duties, the extent to which they could rely on the advice and analyses of Lincoln’s advisors, and the potential effects of the transaction on Lincoln’s employees, customers, communities and other constituencies. Finally, they discussed the strategic alternatives available to Lincoln, including remaining independent and pursuing other potential strategic opportunities, and the advantages and disadvantages of each. Directors also asked the Stephens representatives about the sale process, potential alternative acquirors and the likelihood of obtaining a higher price. Following extensive deliberation and discussion, the Lincoln Board voted to authorize management to execute the revised indication of interest, to continue negotiations and due diligence with Equity and to prepare definitive agreements. On July 28, 2026, Lincoln and Equity executed the revised indication of interest, after which the parties commenced confirmatory due diligence and began negotiating the definitive merger agreement and related transaction documents.

On August 10, 2026, Norton Rose Fulbright US LLP, Equity’s legal counsel (“Norton Rose”), delivered an initial draft of the merger agreement to Lincoln and Alston & Bird. Over the following weeks, representatives of Alston & Bird and Norton Rose exchanged revised drafts of the merger agreement and the ancillary agreements, and the parties exchanged and reviewed disclosure schedules.

On August 12, 2026, members of Lincoln’s management team and its advisors conducted reverse due diligence regarding Equity, which included discussions regarding Equity’s overall strategy, capital, liquidity and deposit trends, credit profile, asset-liability management, legal, regulatory and enterprise risk, governance, employee matters, and other related considerations. On August 20, 2026, Mr. Elliott and Mr. Reber met with the Lincoln Board in connection with the proposed transaction.

On August 26, 2026, the Lincoln Board met to discuss the status of negotiations. The Lincoln Board discussed the open matters, including their potential impact on the holders of Lincoln Stock and the overall economics of the proposed transaction, with input from Mr. Borrmann on the financial implications and from representatives of Alston & Bird on the legal and contractual considerations. Representatives of Alston & Bird also reviewed with the Lincoln Board the open issues under the merger agreement and the ancillary agreements. The directors discussed these matters and following discussion, the Lincoln Board provided guidance to management and Alston & Bird on Lincoln’s positions and authorized them to continue negotiations with Equity consistent with that guidance.

On August 28, 2026, at a meeting of the Equity Board representatives from Equity’s financial advisors, Hovde Group (“Hovde”) and Norton Rose attended the meeting at the invitation of the Equity Board. The Equity Board was provided with a set of the meeting materials in advance of the meeting, including the merger agreement and other documents, together with final or substantially final drafts of the merger agreement, the Lincoln support agreement, the Lincoln voting agreement, and the Employment Agreements. Norton Rose discussed the Equity Board’s fiduciary duties and reviewed in detail the material terms of the merger agreement and related transaction documents. Hovde reviewed the financial aspects of the merger, including key financial terms of the merger, and after its review delivered its opinion that, as of August 28, 2026, the merger consideration to be paid by Equity in the merger pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of Equity. Hovde subsequently confirmed its opinion by delivery of a written opinion to the Equity Board dated August 28, 2026. After considering the proposed terms of the merger agreement and other transaction documents, and taking into consideration the matters discussed, the Equity Board determined the merger was in the best interests of Equity and its shareholders, and unanimously approved the execution delivery and performance of the merger agreement and the transactions contemplated by it, including the merger.

Between August 26, 2026 and September 2, 2026, the parties and their representatives continued to negotiate the remaining open matters and finalized the merger agreement, the ancillary agreements and the disclosure schedules.

On September 2, 2026, the Lincoln Board held a board meeting to consider the proposed merger agreement. Representatives of Alston & Bird reviewed with the Lincoln Board the directors’ fiduciary duties in connection with the proposed merger, and the Lincoln Board discussed how those duties applied to its evaluation of the merger and the process it had undertaken. A representative of Stephens then reviewed Stephens’ financial analyses and delivered Stephens’ oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the merger consideration to be received by Lincoln’s shareholders was fair, from a financial point of view, to such shareholders. The Stephens representative also reviewed current pro forma financial projections, estimated merger-related expenses and the mechanisms in the merger agreement that could result in adjustments to the final merger consideration. He responded to directors’ questions, including about how merger-related expenses and changes in the parties’ financial performance between signing and closing could affect the value ultimately realized by Lincoln’s shareholders. Representatives of Alston & Bird then reviewed the principal terms of the merger agreement and the ancillary agreements, including the allocation of risks between the parties and the principal areas of negotiation. Following a thorough discussion, the Lincoln Board unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, were advisable and in the best interests of Lincoln and its shareholders. The Lincoln Board unanimously approved the merger agreement and those transactions, and resolved to recommend that the holders of Lincoln Class A Stock vote to approve the Lincoln Merger Proposal.

On September 2, 2026, Lincoln and Equity executed the merger agreement and related ancillary agreements. On September 3, 2026, before the opening of the financial markets in New York, Lincoln and Equity publicly announced the transaction in a joint press release.

Lincoln’s Reasons for the Merger; Recommendation of the Lincoln Board of Directors

After careful consideration at its meeting on September 2, 2026, the Lincoln Board determined that the merger is in the best interests of Lincoln and the holders of Lincoln Stock. Accordingly, the Lincoln Board has approved the merger agreement and unanimously recommends that the Lincoln shareholders vote “FOR” approval of the Lincoln Merger Proposal.

The terms of the merger agreement, including the consideration to be paid to the holders of Lincoln Stock, were the result of arms-length negotiations between representatives of Lincoln and representatives of Equity. In reaching its decision to approve the merger agreement and to recommend its approval to Lincoln shareholders, the Lincoln Board evaluated the merger and the merger agreement in consultation with its executive management, Stephens Inc. (“Stephens”), Lincoln’s outside financial advisor, and Alston & Bird, LLP, Lincoln’s legal counsel. In arriving at its recommendation, the Lincoln Board considered a number of factors, including the following:

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the Lincoln Board’s familiarity with and review of the information concerning the business, results of operations, financial condition, competitive position and future prospects of Lincoln and Lincoln Bank;

•

the Lincoln Board’s knowledge of the current environment in the financial services industry, national, regional and local economic conditions and the interest rate environment, increased operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally, evolving trends in technology, the trend toward consolidation in the banking industry and in the financial services industry, and the likely effects of these factors on Lincoln’s and Equity’s potential growth, development, productivity, profitability and strategic options;

•

the complementary aspects of Lincoln’s and Equity’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	the consideration to be received by the shareholders of Lincoln in connection with the merger relative to the book value and earnings per share of Lincoln Stock;

•	the belief of the Lincoln Board that the value of the merger consideration to be received by holders of Lincoln Stock pursuant to the merger agreement represents a fair price for such shares;

•	the historical performance of Equity and its common stock, including historical cash dividends;

•

the results that Lincoln could expect to obtain if it continued to operate independently, and the likely benefits to holders of Lincoln Stock of that course of action, as compared with the value of the merger consideration offered by Equity and Lincoln’s belief that a merger with Equity would allow holders of Lincoln Stock to participate in the future performance of a combined company that would have better future prospects than Lincoln was likely to achieve on a stand-alone basis or through other strategic alternatives;

•

the belief of the Lincoln Board that Equity emphasizes many of the same values embraced by Lincoln in the conduct of its business, such as excellent customer service, employee development and delivering value to owners;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services;

•	the likelihood of Equity successfully consummating the merger and integrating Lincoln’s operations based on Equity’s history of merger transactions;

•

the treatment of the integrated mergers together as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the Lincoln Stock exchanged for Equity common stock;

•

the limited liquidity that holders of Lincoln Stock have with respect to their investment in Lincoln, for which there is no active public market, and that holders of Lincoln Stock will receive a portion of the merger consideration in shares of Equity common stock, which is publicly traded on the NYSE, which would be expected to provide such holders of Lincoln Stock with increased liquidity of their investment;

•	that the number of shares of Equity common stock to be issued to Lincoln shareholders is fixed, subject to adjustments as provided for in the merger agreement;

•

the fact that the portion of the merger consideration paid in the form of Equity common stock would allow former holders of Lincoln shares to participate as Equity shareholders in the growth of Equity and in any synergies resulting from the merger;

•	the immediate liquidity to holders of Lincoln Stock as reflected by the cash portion of the merger consideration;

•	the ability of Equity to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the terms of the merger agreement, and the presentation by Lincoln’s legal advisors regarding the merger and the merger agreement;

•

the financial analysis and presentation of Stephens and the opinion rendered by Stephens to the Lincoln Board to the effect that, as of September 2, 2026, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Stephens as described in such written opinion, the consideration to be received by the holders of Lincoln Stock (solely in their capacity as such) in the merger was fair to them from a financial point of view (see “The Merger—Opinion of Lincoln’s Financial Advisor,” beginning on page 55);

•	the anticipated likelihood of Equity to obtain the requisite regulatory approvals in a timely manner and without unacceptable conditions;

•	the potential effect of the merger on Lincoln’s employees, including the prospects for continued employment and other benefits agreed to be provided by Equity to Lincoln’s employees; and

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and the conditions to closing.

The Lincoln Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Equity were likely to outweigh substantially these risks and factors. These risks included:

•	the potential negative impact of the announcement of the merger on Lincoln’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the lack of control of the Lincoln Board and holders of Lincoln Stock over future operations and strategy of the combined company as compared to remaining independent;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Lincoln if the merger is not completed;

•

the requirement under the merger agreement that Lincoln conduct its business in the ordinary course and the other restrictions on the conduct of Lincoln’s business before completion of the merger, which could delay or prevent Lincoln from undertaking business opportunities that may arise before completion of the merger;

•

the possibility that, at closing, (1) Lincoln’s adjusted shareholders’ equity may be less than $115,552,000, (2) Lincoln’s merger costs may exceed $15,200,000, or (3) Lincoln’s credit costs may exceed $0, in each case as calculated in accordance with the merger agreement, any of which would result in a reduction of the merger consideration;

•

that the value of the merger consideration comprised of Equity common stock will fluctuate between the date of the merger agreement and the closing date and will not be known at the time the holders of Lincoln Stock vote on the Lincoln Merger Proposal, and the potential for a decline in the value of Equity common stock;

•

that the value of the Equity common stock to be issued to holders of Lincoln Stock in the merger is reliant on the successful operation of Equity in the future as opposed to selling Lincoln entirely for cash, which would deliver all value to holders of Lincoln Stock upon closing of such a sale;

•	the fact that gain on the disposition of Lincoln Stock would generally be taxable to U.S. holders for U.S. federal income tax purposes to the extent of the cash received in the integrated mergers;

•	the potential for unintended delays in the regulatory approval process;

•

the fact that the merger agreement prohibits Lincoln from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal;

•

the interests of certain of Lincoln’s directors and executive officers in the merger that are different from, or in addition to, their interests as holders of Lincoln Stock, which are further described in the section of this proxy statement/prospectus entitled “– Interests of Lincoln’s Directors and Executive Officers in the Merger” beginning on page 65;

•	the risk that the anticipated benefits of the merger, including the realization of synergies and cost savings, may not be realized or may take longer than expected to be realized; and

•	the possible effects of the pendency or completion of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger.

The reasons set out above for the merger are not intended to be exhaustive but are believed to include material factors considered by the Lincoln Board in approving the merger. In reaching its determination, the Lincoln Board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors.

The Lincoln Board conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the Lincoln Board believed that the merger is in the best interest of the holders of Lincoln Stock and approved the merger agreement and the merger.

The foregoing explanation of the Lincoln Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

The Lincoln Board believes that the merger is in the best interests of Lincoln and the shareholders of Lincoln. Accordingly, the Lincoln Board has approved the merger agreement and unanimously recommends that the Lincoln shareholders vote “FOR” approval of the Lincoln Merger Proposal and “FOR” approval of the Lincoln Adjournment Proposal.

Opinion of Lincoln’s Financial Advisor

Pursuant to an engagement letter dated, July 9, 2025, Lincoln engaged Stephens to act as its exclusive financial adviser in connection with any extraordinary corporate transaction involving Lincoln. In connection with the proposed merger of Lincoln with and into Equity pursuant to the merger agreement, the Lincoln Board requested that Stephens render an opinion as to whether the consideration to be received by the holders of Lincoln Stock, other than canceled shares and dissenting shares, in connection with the proposed merger was fair from a financial point of view to such shareholders. Lincoln engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and, as part of its investment banking business, regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of Stephens’ engagement, representatives of Stephens attended a meeting of the Lincoln Board held on September 2, 2026, at which the board considered and approved the merger agreement and the transactions contemplated thereby, including the proposed merger. At this meeting, Stephens reviewed with the Lincoln Board the financial aspects of the proposed merger and rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated September 2, 2026, to the effect that, as of such date and based upon and subject to the limitations, assumptions and qualifications set forth in the written opinion, the consideration to be received by the holders of Lincoln Stock in the proposed merger was fair from a financial point of view to such shareholders, solely in their capacity as holders of Lincoln Stock.

The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex D to this proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of Stephens’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion Letter. Shareholders are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. Lincoln did not give any instructions to or impose any limitations on Stephens with respect to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the Opinion Letter, and Stephens has undertaken no obligation to update, revise or reaffirm its opinion. The opinion was directed to the Lincoln Board (solely in its capacity as such) and was for its use and benefit solely for purposes of assisting the Lincoln Board with its review and deliberations regarding the proposed merger. The opinion only addresses whether the consideration to be received by the holders of Lincoln Stock in the proposed merger was fair from a financial point of view to such shareholders, solely in their capacity as holders of Lincoln Stock, as of the date of the opinion. The opinion does not address the merits of the underlying decision by Lincoln to enter into the proposed merger, the relative merits of the proposed merger as compared to any alternative business strategies or transactions that may be available to Lincoln or the relative effects of any such alternatives. Stephens’ opinion does not constitute a recommendation to any person or entity, including the Lincoln Board and any of the Lincoln shareholders, as to any action to be taken in connection with the proposed merger, including any recommendation as to how such person or entity should vote or otherwise act with respect to the proposed merger. The consideration to be received in the proposed merger was determined through negotiations between Lincoln and Equity.

In connection with Stephens’ review of the proposed merger and the development of its opinion, Stephens has, among other things:

•	reviewed certain publicly available financial statements and reports regarding Lincoln and Equity;

•	reviewed certain audited financial statements regarding Lincoln and Equity;

•	reviewed certain internal financial statements, management reports and other financial and operating data concerning Lincoln provided by the management of Lincoln;

•

reviewed certain financial projections and other forecasts, estimates and assumptions concerning Lincoln provided by management of Lincoln, certain financial projections and other forecasts, estimates and assumptions concerning Equity prepared by management of Equity and, where applicable, consensus research estimates concerning Equity;

•

reviewed and analyzed certain estimates of the pro forma financial effects of the proposed merger on Equity, including, as applicable, the anticipated effects on the balance sheet, earnings and tangible book value, both in the aggregate and, where applicable, on a per share basis;

•	reviewed the reported prices and trading activity for the common stock of Equity;

•

reviewed such other financial information concerning the business and operations of Lincoln provided to Stephens by Lincoln or which Stephens was otherwise directed to use for purposes of its analyses;

•

compared certain financial, operating and market information concerning Lincoln and Equity with corresponding information concerning certain other publicly traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

•

compared the financial terms, to the extent publicly available, of certain merger, acquisition or other transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger with corresponding information concerning the proposed merger;

•	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by Lincoln;

•

discussed with management of Lincoln and management of Equity certain matters concerning Lincoln and Equity and the proposed merger that Stephens deemed relevant to Stephens’ analysis of the proposed merger, including historical operations and financial performance, future business prospects, financial projections, forecasts and estimates, growth assumptions or other analytical assumptions and the anticipated financial consequences of the proposed merger;

•	assisted Lincoln in its deliberations regarding the material terms of the proposed merger and its negotiations with Equity; and

•	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data, financial projections and forecasts, estimates and assumptions provided to Stephens by Lincoln and Equity and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify, or undertake any responsibility to independently verify, the accuracy or completeness of any of such information, data or projections. Management of Lincoln assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Lincoln or Equity, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Lincoln or of Equity under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Lincoln or Equity. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of Lincoln or Equity. Stephens relied, without independent verification, on the information, estimates and judgments provided for its use by Lincoln’s management, including management’s estimates of the anticipated effect of any repayment, sale, disposition or other resolution of relevant loans and any other relevant assets prior to the calculation date. Stephens assumed, with the consent of the Lincoln Board, that such estimates and judgments were reasonably prepared and reflect the best then currently available estimates and judgments of Lincoln’s management and provided a reasonable basis for Stephens’ analyses. Stephens did not make an independent analysis of the effects of any changes in economic, monetary, market, regulatory, geopolitical or other conditions or developments on the business or prospects of Lincoln or Equity. With respect to the financial projections and other forecasts, estimates and assumptions concerning Lincoln and Equity prepared by management of Lincoln and Equity, respectively, Stephens assumed that such financial projections and other forecasts and estimates had been reasonably prepared and that such financial projections and other forecasts, estimates and assumptions reflected the best then currently available estimates and judgments of management of Lincoln and management of Equity, respectively, as to the future financial performance of Lincoln or Equity, respectively, and provided a reasonable basis for Stephens’ analysis. With respect to any consensus research estimates concerning Equity upon which portions of Stephens’ analyses were based, Stephens assumed that such consensus research estimates provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections, consensus research estimates, forecasts and other information and assumptions were based on numerous variables, assumptions and judgments that were inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that actual results, including the actual purchase price adjustments determined as of the calculation date, could vary significantly from such projections, consensus research estimates, forecasts and other information and assumptions. Stephens expressed no opinion as to the reliability of such financial projections, consensus research estimates and other forecasts and assumptions, or as to the amount of any purchase price adjustment ultimately determined pursuant to the merger agreement.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Lincoln and its other advisors with respect to such matters. Stephens assumed, with Lincoln’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Lincoln or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Lincoln and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and the information made available to Stephens as of, the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of August 31, 2026. Subsequent developments may affect Stephens’ opinion, and Stephens did not undertake any obligation to update, revise or reaffirm its opinion or otherwise comment on events occurring after the date of its opinion. Stephens expressed no opinion as to the effect of any subsequent changes in economic, monetary, financial market, regulatory, geopolitical or other conditions or developments on Lincoln, Equity, the proposed merger or any party thereto. Stephens further expressed no opinion as to the prices at which the common stock or other securities of Lincoln or Equity may trade at any time, including following the announcement or consummation of the proposed merger.

In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

•

the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided or made available to Stephens, without any material waiver, modification or amendment;

•	the representations and warranties of each party contained in the merger agreement and any related documents are true and correct;

•	each party will perform all covenants and agreements required to be performed by it under the merger agreement and any related documents;

•	all conditions to the consummation of the proposed merger will be satisfied within the time periods contemplated by the merger agreement without any material waiver;

•

in the course of obtaining any necessary regulatory, lending, contractual or other consents or approvals for the proposed merger and any related transactions, no restrictions, conditions, divestiture requirements, amendments or modifications will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the holders of Lincoln Stock, other than canceled shares and dissenting shares;

•

since the date of the most recent financial statements or other financial information made available to Stephens, there has been no material adverse change in the assets, liabilities, financial condition, results of operations, business or prospects of Lincoln or Equity, and no legal, regulatory, economic, market or other development has occurred that will materially adversely affect the Lincoln, Equity or Stephens’ analysis of the proposed merger; and

•	the proposed merger will be consummated in compliance with applicable laws and regulations

Stephens’ opinion was limited to whether the consideration to be received by the holders of Lincoln Stock, other than canceled shares and dissenting shares, in the proposed merger was fair from a financial point of view to such shareholders, solely in their capacity as holders of Lincoln Stock, as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the holders Lincoln Stock, other than canceled shares and dissenting shares, solely in their capacity as such. Stephens’ opinion did not address the merits of the underlying decision by Lincoln to enter into the proposed merger, the relative merits of the proposed merger as compared to any alternative business strategies or transactions that may be available to Lincoln or the relative effects of any such alternatives. Stephens’ opinion was not intended to constitute a recommendation to any person or entity as to any action to be taken in connection with the proposed merger, including any recommendation as to how any person or entity should vote or otherwise act with respect to the proposed merger. Stephens was not asked to address, and its opinion did not address, the fairness of the proposed merger or any consideration payable in connection therewith to any person or constituency other than the holders of Lincoln Stock, other than canceled shares and dissenting shares, solely in their capacity as such. Stephens’ opinion did not address the interests of holders of any other class or series of securities, creditors or any other constituency of Lincoln. Moreover, Stephens was not asked to express, and did not express, any opinion as to the fairness of the amount or nature of the compensation to any of Lincoln’s officers, directors or employees, or any group thereof, in connection with the proposed merger, whether relative to the compensation to public shareholders of Lincoln or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial data, projections and other forecasts, estimates and assumptions concerning Lincoln and Equity prepared by management of Lincoln and management of Equity, respectively, as well as on other information reviewed by Stephens in connection with the preparation of Stephens’ opinion. Stephens also reviewed with Lincoln’s management certain assumptions concerning Lincoln and Equity upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analysis summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed Merger

Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein (including any merger consideration adjustments thereunder), Stephens understood, for purposes of its Opinion Letter, that the merger consideration consists of approximately 1.7 million shares of Equity common stock and cash of approximately $28.0 million, the aggregate value of which, based on the closing price of the Equity’s common stock on August 31, 2026 used by Stephens in its financial analysis, was approximately $113.5 million, and, after providing for the extinguishment of Lincoln’s loan to the Lincoln ESOP as provided in the merger agreement, subject to the allocation, election and proration procedures set forth in the merger agreement, each share of Lincoln Stock will be entitled to receive either the per share stock consideration or the per share cash consideration. Based on unaudited financial information of Lincoln as of and for the twelve months ended June 30, 2026, and market data as of August 31, 2026, Stephens calculated the following implied transaction multiples and premium:

Implied Transaction Price / Tangible Common Equity(1)	1.05x
Implied Transaction Price / Q2’26 YTD Annualized Core Net Income(2)	53.6x
Implied Transaction Price / Q2’26 Annualized Core Net Income(2)	41.7x
Implied Transaction Price / 2027 Estimated Net Income(3)	15.2x
Core Deposit Premium(4)	0.5%

(1)	Based on Lincoln Tangible Common Equity of $108.4 million, net of after-tax impact of applicable credit marks per Lincoln management.
(2)

Per Lincoln management, based on Lincoln Q2’26 YTDA and Q2’26 annualized core earnings of $2.1 million and $2.7 million, respectively, excludes gain / (loss) on sale of securities, amortization and impairment of intangibles, nonrecurring items such as professional/consulting/audit/legal, and nonrecurring subscription expenses, tax-effected at a normalized tax rate of 21.0%.

(3)	Based on 2027E earnings estimates of $7.5 million, adjusted for the after-tax impact of applicable credit losses as confirmed by Lincoln management.
(4)

Core deposit premium calculated as the amount by which the implied transaction price exceeds tangible book value, divided by core deposits, which consist of total deposits excluding time deposits greater than $100,000.

Certain Unaudited Prospective Financial Information of Lincoln

In performing its financial analysis with respect to Lincoln, Stephens used certain prospective financial information regarding Lincoln, including: (i) projections of Lincoln’s net income and total assets prepared by management of Lincoln for the year ending December 31, 2026 and for the years ending December 31, 2027 and December 31, 2028, and (ii) projections of Lincoln’s net income and total assets for the years ending December 31, 2029 through December 31, 2032 derived by applying annual earnings growth and balance sheet growth assumptions provided by management of Lincoln, in each case at a rate of 5.0%. Stephens used such prospective financial information which reflects applicable credit losses of approximately $9.9 million on an after-tax basis, based on guidance provided by management of Lincoln.

The following table presents the estimated unaudited prospective net income and total assets used by Stephens in its financial analysis with respect to Lincoln for the six-month period ending December 31, 2026 and for each of the years ending December 31, 2027 through December 31, 2032, based on the guidance provided by management of Lincoln.

	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030	12/31/2031	12/31/2032
Net Income ($ in millions)	$0.8(1)	$7.5	$13.2	$13.9	$14.6	$15.3	$16.0
Total Assets ($ in billions)	$1.7	$1.7	$1.8	$1.9	$2.0	$2.1	$2.2

(1)	Net income for 2026 includes management estimates for Lincoln net income for the six-month period ending December 31, 2026.

Management of Lincoln authorized Stephens to use and rely on the foregoing prospective financial information regarding Lincoln, including the projections and assumed annual earnings growth and balance sheet growth rates described above, in connection with developing its financial analyses and fairness opinion.

Relevant Public Companies Analysis of Lincoln.

Stephens compared certain financial, operating and market information relating to Lincoln with corresponding publicly available information relating to selected publicly traded financial institutions. Stephens selected the publicly traded companies described below based on criteria that Stephens considered relevant in identifying financial institutions that could provide a meaningful basis for comparison with Lincoln. However, no selected company was identical or directly comparable to Lincoln. Accordingly, the analysis described below involved complex considerations and qualitative judgments concerning differences in the financial and operating characteristics of Lincoln and the selected publicly traded companies, as well as other factors that could affect their respective public trading values. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected public company data.

In conducting this analysis, Stephens selected nationwide banks traded on a major U.S. securities exchange(1) with most recent quarter total assets between $1.0 billion and $5.0 billion, a TCE/TA ratio between 6.0% and 11% and LTM Core ROAA(2) between 0.00% and 0.80%. For purposes of this analysis, Stephens excluded merger targets. The selected publicly traded companies were:

•	Primis Financial Corp.

•	First Carolina Financial Services Inc.

•	First Western Financial Inc.

•	Hanover Bancorp Inc.

•	MainStreet Bancshares, Inc.

•	Eagle Bancorp Montana Inc.

•	Citizens Community Bancorp, Inc.

•	Pathfinder Bancorp Inc.

•	AmeriServ Financial Inc.

•	First US Bancshares Inc

•	Sound Financial Bancorp Inc.

(1)	Major U.S. securities exchanges include the NYSE, NYSE American, Nasdaq Capital Market, Nasdaq Global Market and Nasdaq Global Select Market
(2)

Core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization and impairment of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

To perform this nationwide public companies analysis, Stephens reviewed publicly available financial information of Lincoln and the selected publicly traded companies as of and for the twelve months ended June 30, 2026, or the most recently reported period available, and market trading data based on closing stock prices as of August 31, 2026. The financial data presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens in calculating such data. The table below contains information reviewed and utilized by Stephens in its analysis:

	Lincoln		25th Percentile	Median	75th Percentile
Total Assets ($mm)	$1,722		$1,477	$2,126	$2,787
Loans / Deposits	81%		87%	96%	98%
TCE / TA	6.9%		7.7%	8.0%	8.7%
LTM Core ROAA(1)	0.05	%(3)	0.50%	0.60%	0.74%
LTM Core ROATCE(1)	0.8	%(3)	6.4%	7.6%	8.2%
LTM Net Interest Margin	2.76%		3.16%	3.31%	3.47%
LTM Fee Income / Operating Revenue	19%		10%	17%	24%
LTM Efficiency Ratio	102%		78%	74%	70%
NPA / Assets(2)	3.08%		1.57%	0.76%	0.52%
Loan Loss Reserve / Gross Loans	1.53%		0.95%	1.12%	1.27%
Market Cap ($mm)	—		$110	$175	$252
Price / Tangible Book Value	—		0.94x	1.09x	1.14	x
Price / 2027 Estimated EPS	—		9.1x	9.7x	10.5	x

Source: S&P Global Market Intelligence, FactSet.

Note: Dollars in millions. LTM=Last Twelve Months.

(1)

Core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization and impairment of intangibles, and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	NPAs / Assets excludes restructured loans from nonperforming assets.
(3)

Core ROAA and Core ROATCE excludes gain / (loss) on sale of securities, amortization and impairment of intangibles, nonrecurring items such as professional/consulting/audit/legal, and nonrecurring subscription expenses, tax-effected at a normalized tax rate of 21.0%.

Stephens applied the selected public companies’ 25th percentile and 75th percentile price-to-tangible-book-value multiples of 0.94x and 1.14x, respectively, to Lincoln’s tangible common equity as of June 30, 2026 in the amount of $108.4 million, net of after-tax impact of applicable credit marks per Lincoln’s management, resulting in an implied aggregate transaction value range for Lincoln of approximately $101.9 million to $123.5 million. Stephens also applied the selected public companies’ 25th percentile and 75th percentile price-to-2027-estimated-earnings-per-share multiples of 9.1x and 10.5x, respectively, to Lincoln’s 2027 estimated net income of $7.5 million, adjusted for the after-tax impact of applicable credit losses as confirmed by Lincoln’s management, resulting in an implied aggregate transaction value range for Lincoln of $68.2 million to $78.6 million.

Relevant Nationwide Transactions Analysis of Lincoln

In conducting its nationwide transactions analysis, Stephens reviewed certain publicly available information regarding selected bank and thrift merger and acquisition transactions announced since January 1, 2024, where (i) the deal value was publicly disclosed, (ii) the target’s total assets were between $750 million and $5.0 billion, (iii) the target’s LTM ROAA was less than 0.60% and (iv) the target’s NPAs/assets ratio was greater than 0.25%. Stephens excluded transactions for which the deal value was not publicly disclosed, transactions involving a credit union buyer and transactions characterized as mergers of equals by S&P Global Market Intelligence. The following transactions were selected by Stephens because the asset size, profitability and asset quality, among other factors, were considered sufficiently similar to those of Lincoln to provide a meaningful basis for comparison. However, no selected transaction or target company was identical or directly comparable to the proposed merger or Lincoln, as applicable. Accordingly, Stephens’ analysis involved complex considerations and qualitative judgments concerning differences in the financial and operating characteristics of the target companies, the terms of the selected transactions and the proposed merger, and other factors that could affect the transaction values and multiples reflected in the selected transactions. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using selected transaction data. In each selected transaction listed below, the acquirer is listed first, the target is listed second, and the transaction announcement date is noted parenthetically:

•	HomeTrust Bancshares Inc. / Blue Ridge Bankshares Inc. (8/17/26)

•	First Financial Bancorp. / Finward Bancorp (7/21/26)

•	Arrow Financial Corporation / Adirondack Bancorp Inc. (2/26/26)

•	Fulton Financial Corporation / Blue Foundry Bancorp (11/24/25)

•	First Financial Bancorp. / BankFinancial Corp (8/11/25)

•	NB Bancorp / Provident Bancorp Inc (6/5/25)

•	Mid Penn Bancorp Inc. / William Penn Bancorp. (11/1/24)

•	EverBank Financial Corp / Sterling Bank & Trust FSB (9/16/24)

•	Camden National Corp. / Northway Financial Inc. (9/10/24)

•	Alerus Financial Corp. / HMN Financial Inc. (5/15/24)

•	Business First Bancshares Inc./ Oakwood Bancshares Inc. (4/25/24)

Stephens reviewed certain financial characteristics of the target companies and certain transaction multiples and premiums reflected in the selected transactions and compared them with corresponding information for Lincoln and the proposed merger. The following table presents the 25th percentile, median and 75th percentile results for the selected transactions, together with corresponding information for Lincoln and the proposed merger:

	Lincoln(1)		25th Percentile		Median		75th Percentile
Target Total Assets ($mm)	$1,722		$1,046		$1,429		$2,085
Target TCE/TA	6.9%		8.6%		10.9%		14.0%
Target LTM ROAA(2)	0.05%		0.21%		0.38%		0.47%
Target NPA/Assets	3.24%		0.70%		0.47%		0.41%
Transaction Price / Tangible Book Value	1.05	x	0.92	x	1.07	x	1.38	x
Transaction Price / LTM Earnings	NM		19.8	x	20.1	x	20.9	x
Core Deposit Premium(3)	0.5%		(1.7%)		0.8%		3.1%

Source: S&P Global Market Intelligence

Note: Transaction price-to-LTM-earnings multiples greater than 30.0x were considered not meaningful and are designated “NM.”

(1)

Transaction multiples for Lincoln are displayed on an aggregate deal value basis and are based on Lincoln’s tangible common equity of $108.4 million, net of after-tax impact of applicable credit marks pursuant to Lincoln’s management.

(2)	The LTM ROAA shown for Lincoln is Lincoln’s LTM core ROAA.
(3)

Core deposit premium was calculated as the amount by which the transaction price exceeded tangible book value, divided by core deposits. Core deposits were defined as total deposits excluding time deposits greater than $100,000.

Stephens applied the 25th percentile and 75th percentile transaction-price-to-tangible-book-value multiples of 0.92x and 1.38x, respectively, reflected in the selected transactions to Lincoln’s tangible common equity as of June 30, 2026, in the amount of $108.4 million, net of after-tax impact of applicable credit marks per Lincoln’s management, resulting in an implied aggregate transaction value range for Lincoln of approximately $99.7 million to $149.5 million. In addition, Stephens applied the 25th percentile and 75th percentile core deposit premiums of (1.7%) and 3.1%, respectively, reflected in the selected transactions to Lincoln’s core deposits of approximately $1,139 million as of June 30, 2026, and added the resulting amounts to Lincoln’s tangible common equity as of June 30, 2026, in the amount of $108.4 million, net of after-tax impact of applicable credit marks per Lincoln’s management, resulting in an implied aggregate transaction value range for Lincoln of approximately $89.0 million to $143.7 million.

Discounted Cash Flow Analysis of Lincoln

Stephens performed a standalone discounted cash flow analysis of Lincoln to estimate a range of implied equity values for Lincoln. This analysis was based on the present value of projected dividends available for distribution by Lincoln during the projected period and terminal values for Lincoln.

In performing this analysis, Stephens used prospective financial information regarding Lincoln described under “Certain Unaudited Prospective Financial Information of Lincoln”, including management estimates of Lincoln’s net income through 2027, as adjusted for the after-tax impact of applicable credit losses, an assumed ROAA of 0.75% and balance sheet growth rate of 5.0% for 2028, and annual earnings and balance sheet growth of 5.0% thereafter based on guidance provided by Lincoln’s management. Stephens also used Lincoln’s projected accumulated other comprehensive income through 2028 and assumed with authorization of Lincoln’s management that the accretion of $1.4 million in 2028 was held constant thereafter for each year remaining in the forecasted period. Stephens assumed, based on guidance provided by Lincoln’s management, that applicable credit losses of approximately $9.9 million on an after-tax basis would be absorbed through provision expense by year-end 2027 with no change to Lincoln’s forecasted allowance for credit losses. Stephens also assumed, based on guidance provided by Lincoln’s management, that credit recoveries, net of charge-offs, would be invested in securities at a pre-tax yield of 4.30%. See “Certain Unaudited Prospective Financial Information of Lincoln” for additional information regarding such prospective financial information and Lincoln’s authorization for Stephens to use and rely on such prospective financial information in performing its analysis.

With authorization from Lincoln, Stephens assumed that Lincoln would distribute earnings and capital in excess of the amount necessary to maintain a tangible common equity to tangible assets ratio of 8.0%. Stephens also reflected the after-tax opportunity cost associated with capital distributed during the projected period using a pre-tax cost of cash of 3.75% and a tax rate of 21%.

Stephens calculated ranges of terminal values for Lincoln using both price-to-tangible-book-value and price-to-earnings terminal multiples. Stephens applied price-to-tangible-book-value multiples ranging from 0.94x to 1.14x to Lincoln’s projected tangible common equity and price-to-earnings multiples ranging from 9.1x to 10.5x to Lincoln’s projected net income. In selecting the terminal multiple range, Stephens considered the trading multiples of the selected publicly traded companies described under “Relevant Public Companies Analysis – Lincoln” and, exercising its professional judgment, selected the applicable terminal multiple ranges. The following table summarizes the resulting ranges of terminal values for Lincoln calculated by Stephens:

2031E Tangible Common Equity ($mm)	$165.2	$165.2	$165.2
(x) Terminal Multiple	0.94x	1.09x	1.14x

Terminal Value ($mm)	$155.3	$180.1	$188.3

2032E Net Income ($mm)	$16.0	$16.0	$16.0
Less: After-Tax Opportunity Cost of Cash	$0.7	$0.7	$0.7

2032E Adjusted Net Income ($mm)	$15.4	$15.4	$15.4
(x) Terminal Multiple	9.1x	9.7x	10.5x

Terminal Value ($mm)	$140.1	$149.4	$161.7

Stephens discounted the projected dividends and terminal values to June 30, 2026 using discount rates ranging from 15.0% to 16.0%, which Stephens selected to reflect its estimate of Lincoln’s cost of equity. Based on this analysis, Stephens derived implied equity value ranges for Lincoln of approximately $79.9 million to $99.0 million using the price-to-tangible-book-value terminal multiple method and approximately $73.1 million to $86.6 million using the price-to-earnings terminal multiple method.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the financial estimates and assumptions used, including assumptions regarding asset and earnings growth, capital requirements, dividend capacity, terminal values and discount rates. The analysis did not purport to be indicative of the actual or expected value of Lincoln. Actual results may differ materially from those reflected in the analysis, and there can be no assurance that any of the assumptions underlying the analysis will be realized.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the results of any particular analysis described above should not be considered determinative of Stephens’ view with respect to the fairness of the merger consideration to the holders of Lincoln Stock, other than canceled shares and dissenting shares, solely in their capacity as such.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Lincoln. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or future results that might be achieved, any of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial adviser to Lincoln in connection with the proposed merger and is entitled to receive reimbursement of its expenses and a fee equal to 1.39% of the aggregate value of the consideration paid or payable in the proposed merger for its services, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $250,000 from Lincoln for providing its fairness opinion to the Lincoln Board. Lincoln has also agreed to indemnify Stephens against certain liabilities arising out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Certain affiliates, including one or more employees of Stephens (including, among others, an employee participating in Stephens’ services in connection with the proposed merger) have an investment interest in the securities of Equity, which, in the aggregate comprises less than one percent of the outstanding Equity common stock. Stephens issues periodic research reports regarding the business and prospects of the Equity. Stephens makes a market in Equity common stock. Within the past two years, Stephens has provided investment banking services to Equity in connection with its acquisition of Frontier Holdings, LLC, which closed on January 1, 2026, and its common equity follow-on offering transaction, which closed on December 4, 2024, and Stephens received customary compensation for such services. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger.

In the ordinary course of its business, Stephens Inc. and its affiliates and employees may at any time hold long or short positions, and may trade or otherwise effect transactions as principal or for the account of customers, in debt, equity or derivative securities of participants in the proposed merger.

Interests of Lincoln’s Directors and Executive Officers in the Merger

Indemnification and Insurance of Directors and Officers. For a period of six (6) years after the effective time of the merger, the current and former directors, managers, officers and employees of Lincoln and Lincoln Bank will be entitled to indemnification from Equity with respect to matters occurring prior to the effective time of the merger to the same extent and subject to the conditions set forth in any operating agreement, articles of organization, bylaws or indemnification agreements of Lincoln or Lincoln Bank, as applicable. Equity has also agreed to maintain in effect for a period of not less than six (6) years following the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the six-year period preceding the effective time, under Lincoln’s and Lincoln Bank’s current directors and officers insurance (or comparable coverage), employment practices liability insurance, financial institutions bond (or comparable coverage), bankers professional liability insurance, mortgage errors and omissions insurance, fiduciary liability insurance and cyber liability insurance.

Willett Employment Agreement. In connection with the execution of the merger agreement, Equity and Equity Bank have executed the Willett employment agreement with Sean Willett, President and Chief Executive Officer of Lincoln and Lincoln Bank, that will become effective upon the effective time but will terminate and be of no force and effect if the Complete Exit occurs prior to the closing date, with the term continuing until 30 days after the later of the completion of core systems conversion and the complete shutdown and winding down of Lincoln’s banking as a service platform. The Willett employment agreement provides that Mr. Willett will lead the wind-down of the banking as a service platform and be located at the bank’s Des Moines, Iowa location, reporting to his direct supervisor. The Willett employment agreement provides a base salary of $500,000 per year, and provides for Mr. Willett’s eligibility to earn a complete exit incentive bonus and a retention incentive bonus of between $112,500 and $450,000, based on certain performance metrics, as set forth in the Willett employment agreement. Mr. Willett will also be eligible to receive customary benefits in connection with his continued employment with Equity Bank. Mr. Willett will also be subject to certain ongoing confidentiality obligations, as well as noncompetition and nonsolicitation obligations with a duration of two years following the termination of Mr. Willett’s employment with Equity Bank. If Mr. Willett’s employment is terminated by Equity Bank without cause, subject to execution of a general release of claims, Mr. Willett will be entitled to receive his base salary and benefits through the date of termination and, if such termination occurs prior to a complete exit, the complete exit incentive bonus determined as if a complete exit occurred on the date of termination, and, if such termination occurs prior to March 31, 2027, the retention incentive bonus determined as of the date of termination.

Whiting Employment Agreement. In connection with the execution of the merger agreement, Equity and Equity Bank have executed the Whiting employment agreement with Reid Whiting, Managing Director of Lincoln Bank and President of the banking as a service platform, that will become effective upon the effective time but will terminate and be of no force and effect if the Complete Exit occurs prior to the closing date, with the term continuing until 30 days after the later of the completion of core systems conversion and the complete shutdown and winding down of the banking as a service platform. The Whiting employment agreement provides that Mr. Whiting will serve as President of the banking as a service platform and be located at the Bank’s Des Moines, Iowa location, reporting to his direct supervisor. The employment agreement provides a base salary of $290,000 per a year, and provides the opportunity to earn a complete exit incentive bonus of between $75,000 and $300,000, based on certain performance metrics, as set forth in the employment agreement. Mr. Whiting will also be eligible to receive customary benefits in connection with his continued employment with Equity Bank. Mr. Whiting will also be subject to certain ongoing confidentiality obligations, as well as noncompetition and nonsolicitation obligations with a duration of two years following the termination of his employment with Equity Bank. If Mr. Whiting’s employment is terminated by Equity Bank without cause, subject to execution of a general release of claims, Mr. Whiting will be entitled to receive his base salary and benefits through the date of termination and, if such termination occurs prior to a complete exit, the complete exit incentive bonus determined as if a complete exit occurred on the date of termination.

Change in Control and Severance Payments. Certain officers of Lincoln and Lincoln Bank are party to employment agreements that provide for certain payments to such officer in connection with a change in control of Lincoln or Lincoln Bank, subject to certain conditions. In connection with the closing of the merger, Lincoln will accrue for the costs of such payments and Equity will make the payments to the officers in accordance with the terms of their existing employment agreements. Pursuant to the agreements with Messrs. Willett and Borrmann and Ms. Girsch, if the executive’s employment is terminated without cause or if the executive resigns for good reason during the period beginning six months prior to and ending twelve months following a change in control, the executive is entitled, subject to the execution and non-revocation of a release of claims, to a lump-sum cash severance payment equal to a multiple of the sum of the executive’s annual base salary and average incentive bonus. The applicable multiple is 200% in the case of Messrs. Willett and Borrmann, and 150% in the case of Ms. Girsch. In addition, each such executive is entitled to continued eligibility for subsidized COBRA coverage for twelve months. Pursuant to Ms. Barnes’ employment agreement, if her employment is terminated without cause or if she resigns for good reason, she is entitled, subject to the execution and non-revocation of a release of claims, to a lump-sum cash severance payment equal to one times her annual base salary and continued eligibility for subsidized COBRA coverage for twelve months. Mr. Downs participates in Lincoln’s general severance program and would be entitled to severance equal to thirteen weeks of base pay. The payments that are expected to be paid to Messrs. Willett and Borrmann, Ms. Girsch and Ms. Barnes are $1,210,411, $807,917, $633,351, and $294,812, respectively, and the estimated severance payment payable to Mr. Downs is $60,385, in each case, assuming the merger is consummated on or prior to December 1, 2026. These payments will be reduced to the extent necessary to avoid it constituting an “excess parachute payment” under Section 280G of the Code.

Retention Agreements. Lincoln has entered into retention agreements that entitle certain officers of Lincoln to a cash payment for remaining employed with Lincoln (or its successor) either through the closing date or the date that Lincoln’s data processing systems are converted to the data processing systems of Equity after the closing of the merger, subject to certain terms and conditions. The aggregate retention payments, which are expected to total in the aggregate approximately $2.25 million, are Lincoln merger costs and will be accrued for by Lincoln prior to the calculation date.

Accelerated Vesting of Equity Awards. Certain directors and officers of Lincoln and Lincoln Bank have been granted equity awards that will vest and be entitled to receive an amount in cash equal to the per share cash consideration in connection with the closing of the merger.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Lincoln who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Lincoln or Lincoln Bank for eligibility and vesting purposes under Equity’s benefit plans that are intended to be qualified under Section 401(a) of the Code and contain a deferral feature governed by Section 401(k) of the Code.

Lincoln ESOP. Lincoln Bancorp maintains the Lincoln ESOP for the benefit of eligible employees of Lincoln and Lincoln Bank. Certain executive officers of Lincoln participate in the Lincoln ESOP and hold account balances allocated in shares of Lincoln Class A Stock. In connection with the merger, Lincoln intends to terminate the Lincoln ESOP effective as of or prior to the effective time, in which case the accounts of all participants and beneficiaries would become fully vested upon such termination. Following any such termination, shares of Lincoln Class A Stock held in participants’ Lincoln ESOP accounts will be converted into merger consideration on the same basis as other shares of Lincoln Stock and cash proceeds attributable to the per share cash consideration, and any cash paid in lieu of fractional shares will be distributed or rolled over in accordance with the terms of the Lincoln ESOP and applicable law.

Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Lincoln’s employees whose employment is terminated under the circumstances specified in the merger agreement.

Board Seat. At or promptly following the effective time, Equity shall increase by one the number of directors constituting the Equity Board and appoint Sally Hollis, Lincoln’s Chairman of the Board (which we refer to in this proxy statement/prospectus as the “Lincoln nominee”) to the Equity Board. The Lincoln nominee shall be subject to Equity’s standard director qualification procedures and corporate governance requirements.

Treatment of Equity Awards. Pursuant to the terms of the merger agreement, immediately prior to the effective time of the merger, all outstanding restricted stock units (“Lincoln RSUs”) awarded to executive officers of Lincoln granted under Lincoln stock plans will become fully vested, assuming maximum performance achievement in the case of performance-based restricted stock units, and cancelled and converted into the right to receive the per share cash amount in respect of each Lincoln RSU. As of October 5, 2026, the value of unvested RSUs held by each of Lincoln’s executive officers, assuming continued employment through the completion of the merger, that the completion of the merger occurs on or prior to December 1, 2026 and that the per share cash amount paid with respect to each Lincoln RSU is $16.33 is as follows: Mr. Willett, $1,714,650; Mr. Borrmann, $408,250.00; Ms. Girsch, $195,960.00; Ms. Barnes, $40,825; and Mr. Downs, $81,650.00.

Termination of Director Deferred Income Agreements. Lincoln maintains Director Deferred Income Plans (each, a “DDI Plan”) with certain of its directors, including current directors David Deeds, Michael Peterson and Dennis Presnall. The benefits under the DDI Plans are fully vested. Immediately prior to the effective time and conditioned upon consummation of the merger, the DDI Plans will be terminated and, in exchange therefor, the director will receive a payment equal to the current balance under his DDI Plan. Assuming the merger is consummated on or prior to December 1, 2026, the estimated payment to which Messrs. Deeds, Peterson and Presnall will become entitled to receive as a result of the termination of his DDI Plan is approximately $118,345.82, $717,987 and $231,744.

Public Trading Markets

Equity common stock is listed for trading on the NYSE under the symbol “EQBK”. Following the merger, shares of Equity common stock will continue to be traded on the NYSE under the symbol “EQBK”. Under the merger agreement, Equity will cause the shares of Equity common stock to be issued in the merger to be approved for listing on the NYSE, subject to notice of issuance, and the merger agreement provides that neither Equity nor Lincoln will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance.

Appraisal or Dissenters’ Rights in the Merger

General. Pursuant to sections 490.1301 through 490.1331 of the IBCA, holders and beneficial holders of Lincoln Stock have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders and beneficial holders of Lincoln Stock who fulfill the requirements of the IBCA summarized below and set forth in Annex E will be entitled to assert dissenters’ rights in connection with the merger. Holders of Lincoln Stock considering initiation of a dissenters’ proceeding should review this section and should also review Annex E in its entirety. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps. Pursuant to the provisions of the IBCA, if the merger is consummated, in order to exercise dissenter’s rights you must have:

•

Given to Lincoln, prior to the vote at the Lincoln special meeting with respect to the approval of the Lincoln Merger Proposal, written notice of your intent to demand payment for your shares of Lincoln Stock;

•	not have voted in favor of the merger; and

•	complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights as described below, within 30 days Lincoln, or Equity as its successor will pay to you the amount it estimates to be the fair value of your shares, plus accrued interest. A holder of Lincoln Stock who fails to deliver written notice of their intent to demand payment for their shares of Lincoln Stock if the merger is consummated in accordance with the requirements of the IBCA is not entitled to payment for their shares of Lincoln Stock pursuant to the provisions of the IBCA and will only be entitled to receive the merger consideration as provided in the merger agreement.

Written Dissent Demand. A vote of your Lincoln Stock against the Lincoln Merger Proposal alone will not satisfy the written demand requirement and failure to vote against the merger (including abstaining or not voting)

will not independently waive dissenters’ rights. In addition to not voting in favor of the Lincoln Merger Proposal, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares in the event the Lincoln Merger Proposal is successful. Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to Lincoln Bancorp, 508 Main Street, Reinbeck Iowa 50669 Attention: Emily Girsch. The written notice must be delivered to Lincoln before the vote is taken at the Lincoln special meeting.

Dissenters’ Notice. If the holders of Lincoln Stock approve the Lincoln Merger Proposal at the Lincoln special Meeting, Lincoln, or Equity as its successor, must deliver a written dissenters’ notice (which we refer to in this proxy statement/prospectus as the “Dissenters’ Notice”) to all holders of Lincoln Stock who satisfy the foregoing requirements. Such Dissenters’ Notice must be sent no later than ten (10) days after the effective date of the merger and must:

•	state where dissenting holders of Lincoln Stock should send the demand for payment and where and when dissenting holders of Lincoln Stock should deposit certificates for their shares of Lincoln Stock;

•	inform the holders of uncertificated shares of Lincoln Stock as to what extent transfer of their shares will be restricted after the demand for payment is received;

•	set a date by which Lincoln, or Equity as its successor, must receive the demand for payment (which date may not be fewer than 40 nor more than 60 days after the Dissenters’ Notice is sent); and

•	be accompanied by a copy of sections 490.1301 through 490.1331 of the IBCA.

A holder of Lincoln Stock who holds certificated shares of Lincoln Stock must also deposit their certificates with Lincoln, or Equity as its successor, in accordance with the terms as set forth in the Dissenters’ Notice.

A dissenting holder of Lincoln Stock or beneficial holder who demands payment and deposits their share certificates as set forth in the Dissenters’ Notice loses all rights as a holder of Lincoln Stock, unless such holder of Lincoln Stock withdraws from the appraisal process. Lincoln may restrict the transfer of uncertificated shares from the date that the demand for payment for such uncertificated shares is received until the effective time of the merger, or until the restrictions are otherwise released in the event that the Lincoln Merger Proposal is unsuccessful.

A holder of Lincoln Stock, beneficial or otherwise, with certificate or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for their shares of Lincoln Stock under section 490.1301 through 490.1331 of the IBCA. A holder of Lincoln Stock, or beneficial owner of Lincoln Stock with certificated shares who does not deposit their share certificates as set forth in the Dissenters’ Notice is not entitled to payment for their shares under sections 490.1301 through 490.1331 of the IBCA. Lincoln, or Equity as its successor, may elect to withhold payment from a dissenting holder of Lincoln Stock and instead make an offer of payment if such dissenting holder was not the beneficial owner of their Lincoln Stock prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to holders of Lincoln Stock.

Payment. Except as described below, Lincoln, or Equity as its successor, must pay each holder of Lincoln Stock who has complied with the payment demand and deposit requirements set forth in the Dissenters’ Notice, within thirty (30) days after the deadline for submission of the form required by section 490.1322 of the IBCA, the amount Lincoln, or Equity as its successor, determines to be the fair value of such holder’s shares of Lincoln Stock, plus accrued interest, if any. This offer of payment must be accompanied by:

•	recent financial statements of Lincoln;

•	a statement of the estimate of the fair value of the shares of Lincoln Stock;

•	an explanation of how any interest was calculated;

•	a statement of the dissenter’s right to demand payment under section 490.1326 of the IBCA if the dissenter is dissatisfied with the payment; and

•	a copy of sections 490.1301 through 490.1331 of the IBCA.

A dissenting holder of Lincoln Stock waives their right to demand payment of such holder’s own estimate of the fair value of their Lincoln Stock and any interest, if applicable, unless such dissenting holder provides Lincoln, or Equity as its successor, with notice of their demand, in conformance with the notice requirements of the IBCA, within thirty (30) days of the offer of payment by Lincoln or Equity for such holder’s shares of Lincoln Stock.

Litigation. If a demand for payment under section 490.1326 of the IBCA remains unsettled, Lincoln, or Equity as its successor, must commence a non-jury equity valuation proceeding in the District Court of Des Moines County, Iowa, within sixty (60) days of receiving the payment demand under section 490.1330 of the IBCA, and must petition the court to determine the fair value of the shares and any accrued interest thereon. If Lincoln, or Equity as its successor, fails to commence such a proceeding within such sixty (60) day period, the IBCA requires that Lincoln, or Equity as its successor, pay each dissenting holder of Lincoln Stock whose demand remains unsettled the amount demanded by such holder. If Lincoln, or Equity as its successor, commences a proceeding to determine the fair value of the dissenting holders’ Lincoln Stock, Lincoln or Equity must join all remaining holders of Lincoln Stock with unsettled demands to such proceeding and serve a copy of the petition upon each such holder.

The jurisdiction of the court in which the proceeding referenced above is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision of fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenting holder of Lincoln Stock made a party to the proceeding is entitled to judgment for the amount, if any, by which a court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered as applicable by Lincoln, or Equity.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Lincoln, or Equity as its successor, except that the court may assess the costs against all or some of the dissenting holders of Lincoln Stock to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1326 of the IBCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Lincoln or Equity as its successor, if the court finds Lincoln or Equity did not substantially comply with the requirements of the IBCA, or against either Lincoln, or Equity, or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the IBCA.

If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.

This is a summary of the material rights of a dissenting holder of Lincoln Stock and is qualified in its entirety by reference to the applicable portions of the IBCA, which are included as Annex E to this proxy statement/prospectus. If you as a holder of Lincoln Stock intend to dissent from approval of the merger, you should review carefully the text of Annex E and should also consult with your own attorneys. Neither Lincoln nor Equity will give you, as a holder of Lincoln Stock, any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

Any dissenting holder of Lincoln Stock who perfects their right to be paid the “fair value” of their shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 174.

You must do all of the things described in this section and as set forth in the IBCA in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the IBCA and you will only be entitled to receive the merger consideration as provided in the merger agreement. In view of the complexity of these provisions of Iowa law, holders of Lincoln Stock who are considering exercising their dissenters’ rights should consult their own legal advisors.

Restrictions on Resale of Equity common stock

The shares of Equity common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any holder of Lincoln Stock who may be deemed to be an “affiliate” of Equity for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Equity include individuals or entities that control, are controlled by, or are under common control with Equity and may include the executive officers, directors and significant shareholders of Equity.

Regulatory Approvals Required for the Merger

The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve, and the OSBC, and notice to the Iowa Division of Banking. Subject to the terms of the merger agreement, both Lincoln and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

Pursuant to the merger agreement, Equity has agreed to file or cause to be filed, within thirty (30) days of the date of the merger agreement, applications for all regulatory approvals required to be obtained by Equity in connection with the merger agreement and the transactions contemplated thereby, including the necessary applications for the prior approval of the integrated mergers and the bank merger by the applicable regulatory agencies.

In addition, the bank merger of Lincoln Bank with and into Equity Bank requires the approval of the Federal Reserve, and the OSBC and notice to the Iowa Division of Banking. Although neither Lincoln nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Lincoln and Equity cannot be certain when or if they will be obtained.

Equity has submitted applications and notifications to obtain regulatory approvals from, or provide notice to, the Federal Reserve and the OSBC.

The U.S. Department of Justice has between 15 and 30 days following approval by the Federal Reserve to challenge the approval on antitrust grounds. While Equity and Lincoln do not know of any reason that the U.S. Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice, waiver request, or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, the holders of Lincoln shares. Regulatory approval or waiver does not constitute an endorsement or recommendation of the proposed transaction.

Equity and Lincoln are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of Equity’s and Lincoln’s respective boards of directors has approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Lincoln, with Lincoln surviving the merger as a wholly owned subsidiary of Equity. Immediately following, and in connection with, the merger, Equity will cause Lincoln to merge with and into Equity, with Equity surviving the second merger. Immediately following the integrated mergers (or at such later time as Equity may determine in its sole discretion), Equity will cause Lincoln Bank to merge with and into Equity Bank, with Equity Bank surviving the merger.

Merger Consideration

Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger (the “effective time”), each share of Class A common stock, par value $0.01 per share, of Lincoln (“Lincoln Class A Stock”), and Class B common stock, par value $0.01 per share, of Lincoln (“Lincoln Class B Stock” and together with the Lincoln Class A Stock, the “Lincoln Stock”), that is issued and outstanding immediately prior to the effective time (other than treasury shares and shares that have exercised appraisal rights) will be converted into the right to receive, at the option of each holder of Lincoln Stock, one of the following: (i) the per share stock consideration , (ii) the per share cash consideration or (iii) for each share of Lincoln Stock with respect to which no election has been made, the right to receive the per share stock consideration or the per share cash consideration as determined in accordance with the merger agreement.

The merger consideration is subject to reduction in the event that (a) Lincoln does not deliver a minimum of $115,552,000 of consolidated capital, surplus and retained earnings accounts less all intangible assets, and adjusted to reflect certain merger costs, income and other specified items described in the merger agreement, (b) the Lincoln merger costs exceed $15,200,000, and (c) certain identified credit costs not being resolved prior to closing (collectively the “merger consideration cost adjustments”). The merger consideration is also subject to increase by $750,000 if specified conditions relating to the wind-down of Lincoln’s banking-as-a-service platform are satisfied on or before the earlier of ten (10) business days prior to the closing date or December 31, 2026. The merger agreement has proration procedures designed to result in the total merger consideration being 77.5% Equity common stock and 22.5% cash; provided that the Equity may, in its sole discretion, increase the cash component of the merger consideration by proportionately increasing the Total Cash Amount (as defined in the merger agreement) and decreasing the Total Stock Amount (as defined in the merger agreement) in the event the Total Cash Amount is oversubscribed; provided that such additional cash amount, whether as a result of an oversubscription of the Total Cash Amount or the $750,000, if applicable, shall not prevent or impede the Merger from qualifying as a reorganization as described in Section 368 of the Internal Revenue Code of 1986, as amended.

The following table presents the effect of the Lincoln adjusted shareholders’ equity on the per share consideration to be received by the Lincoln shareholders. As of October 12, 2026, the most recent practicable date before the initial filing of this proxy statement/prospectus, Lincoln estimated that the Lincoln adjusted shareholders’ equity would be approximately $115,600,000. The table reflects the impact of Lincoln’s adjusted shareholders’ equity being less than $115,552,000 by up to $2,000,000 in increments of $500,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive.”

Minimum required Lincoln adjusted shareholders’ equity on the Calculation Date	Hypothetical Lincoln adjusted shareholders’ equity on calculation date(1)	Reduction in aggregate consideration	Total Stock Amount	Total Cash Amount	Per share cash consideration payable to cash election shares	Per share stock consideration payable to stock election shares
$115,552,000	$115,552,000	$—	$91,727,028	$29,455,513	$16.33	0.3368
115,552,000	115,052,000	500,000	91,339,528	29,343,013	16.26	0.3354
115,552,000	114,552,000	1,000,000	90,952,028	29,230,513	16.20	0.3340
115,552,000	114,052,000	1,500,000	90,564,528	29,118,013	16.13	0.3326
115,552,000	113,552,000	2,000,000	90,177,028	29,005,513	16.06	0.3312

(1)	Reflects the hypothetical Lincoln adjusted equity as of the calculation date in increments of $500,000.

The following table presents the effect of the estimated Lincoln merger costs on the per share consideration to be received by the Lincoln shareholders. As of October 12, 2026, the most recent practicable date before the initial filing of this proxy statement/prospectus, Lincoln estimated that the Lincoln merger costs would be approximately $14,700,000, reflecting no reduction in the merger consideration. The table also presents up to $800,000 of additional Lincoln merger costs in increments of $200,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive.”

The Lincoln merger costs are the costs and expenses that Lincoln will incur in connection with the merger. The Lincoln merger costs that have not been paid or accrued as of the calculation date, and therefore not reflected in Lincoln’s shareholders’ equity as of the calculation date, will be subtracted from Lincoln’s shareholders’ equity as of the calculation date to calculate the Lincoln adjusted equity. The Lincoln merger costs are defined in the merger agreement and include, among other costs and expenses:

•

the cost of terminating employment-related agreements and obligations, including any non-competition, employment or severance agreements, deferred compensation plans, phantom stock agreements, equity-based plans and the Lincoln ESOP (as defined under “The Merger—Interests of Lincoln’s Directors and Executive Officers in the Merger — Lincoln ESOP” beginning on page 65), including the employer’s share of applicable payroll or employment taxes;

•	transaction costs, fees and expenses, including all legal, accounting and financial advisory fees and expenses incurred by Lincoln in connection with the merger;

•	certain payments to employees, including severance, stay-pay or retention bonus amounts not being paid by Equity, and the employer’s share of applicable payroll or employment taxes;

•	a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of Lincoln benefit plans;

•	any federal or state income tax obligations, franchise tax obligations or property tax obligations incurred prior to the effective time;

•

the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Lincoln in connection with any contract termination required pursuant to the merger agreement, including data processing, technology and other contracts;

•	a mutually agreeable estimate of the cost of preparing the federal and state tax returns for Lincoln through the closing date;

•	any amounts required to be added for certain loan losses;

•	any dividends (whether paid or declared) by Lincoln; and

•	any other mutually agreed amounts.

Estimated Lincoln merger costs(1)	Reduction in aggregate merger consideration(2)	Total Stock Amount	Total Cash Amount	Per share cash consideration to cash election shares	Per share stock consideration for stock election shares
$15,200,000	—	$91,727,028	$29,455,513	$16.33	0.3368
15,400,000	$(200,000)	91,572,028	29,410,513	16.30	0.3362
15,600,000	(400,000)	91,417,028	29,365,513	16.28	0.3357
15,800,000	(600,000)	91,262,028	29,320,513	16.25	0.3351
16,000,000	(800,000)	91,107,028	29,275,513	16.22	0.3345

(1)	Reflects Lincoln merger costs as of the calculation date in increments of $200,000.
(2)	Reflects the reduction in the aggregate merger consideration without tax effecting for tax deductible expenses.

The following table presents the effect of the estimated Lincoln credit costs on the per share consideration to be received by the Lincoln shareholders. As of October 12, 2026, the most recent practicable date before the initial filing of this proxy statement/prospectus, Lincoln estimated that the Lincoln credit costs would be approximately $14,200,000, reflecting no reduction in the merger consideration. The merger agreement provides for up credit marks of up to $20,220,545. The table also presents up to $10,000,000 of Lincoln credit costs in increments of $2,500,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—Lincoln’s adjusted shareholders’ equity or other conditions could result in a reduction of the aggregate merger consideration that Lincoln shareholders would be entitled to receive.”

Estimated Lincoln credit costs on the calculation date(1)	Reduction in aggregate consideration (without tax effecting)	Total Stock Amount	Total Cash Amount	Per share cash consideration payable to cash election shares	Per share stock consideration payable to stock election shares
$0	—	$91,727,028	$29,455,513	$16.33	0.3368
2,500,000	$(2,500,000)	89,789,528	28,893,013	15.99	0.3298
5,000,000	(5,000,000)	87,852,028	28,330,513	15.66	0.3229
7,500,000	(7,500,000)	85,914,528	27,768,013	15.32	0.3159
10,000,000	(10,000,000)	83,977,028	27,205,513	14.98	0.3090

(1)	Reflects the Lincoln credit costs as of the calculation date in increments of $2,500,000.

If, between the date of the merger agreement and the effective time, the outstanding shares of Equity common stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then the agreed EQBK Price of $48.49, as set forth in the merger agreement, will be appropriately and proportionately adjusted.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by the NYSE on the specified dates(5):

Date	Closing price of Equity common stock	Implied value of per share Stock Consideration(5)	Implied value of per share cash consideration	Implied Value of Total Stock Amount(6)	Total Cash Amount(6)	Total merger consideration
August 31, 2026(1)	$49.36	$16.62	$16.33	$93,372,780	$29,445,513	$122,828,293
September 2, 2026(2)	49.57	16.69	16.33	93,770,030	29,455,513	123,225,543
October 1, 2026(3)	47.48	15.99	16.33	89,816,442	29,455,513	119,271,955
October 15, 2026(4)	46.68	15.72	16.33	88,303,109	29,455,513	117,758,622

(1)	The day used by Stephens for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this joint proxy statement/prospectus.
(4)	The latest practicable trading day before the printing of this joint proxy statement/prospectus.
(5)

Assumes there is no downward adjustment to merger consideration. For a discussion of the possible downward adjustment to merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 71.

(6)

Assumes 7,247,864 shares of Lincoln Stock are issued and outstanding immediately prior to the effective time, and Lincoln shareholders do not elect to receive the per share cash consideration in an amount greater than the Total Cash Amount.

Based on the Agreed EQBK Stock Price of $48.49 per share, each share of Lincoln Stock will be converted into the right to receive, at the election of the holder and subject to proration as described in the merger agreement, either (i) 0.3368 shares of Equity Class A common stock representing the per share stock consideration or (ii) $16.33 in cash representing the per share cash consideration, in each case subject to a possible downward adjustment of the merger consideration as described in this proxy statement/prospectus. Because the Agreed EQBK Stock Price is fixed at $48.49, the implied value of the per share stock consideration is approximately $16.33, equal to the $16.33 per share cash consideration, in each case subject to any applicable adjustment. The aggregate merger consideration is approximately $121,182,541, consisting of approximately $91,727,028 in Equity common stock and approximately $29,455,513 in cash. Because the per share stock consideration is fixed and does not fluctuate with the market price of Equity common stock, the market value of the shares of Equity common stock that Lincoln shareholders will receive in the merger will depend on the trading price of Equity common stock at the time the merger is completed, which may be higher or lower than the Agreed EQBK Stock Price of $48.49.

Fractional shares

Equity will not issue any fractional shares of Equity common stock in the merger. Lincoln shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of calculation date, without interest.

Governing Documents; Directors and Officers; Governance Matters

At completion of the integrated mergers, the Equity articles and the Equity bylaws, as in effect immediately before the effective time, will be the articles of incorporation and bylaws of the surviving corporation, Equity, until thereafter changed or amended as provided by law.

The directors and officers, respectively, of Equity at the effective time will remain the directors and officers of the surviving corporation and will hold office from the effective time until their respective successors are duly elected or appointed and qualified in the manner provided in the Equity articles and Equity bylaws or as otherwise provided by law.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” On a date mutually acceptable to Equity and Lincoln, which date shall be as soon as reasonably practicable, but in no event later than 30 days, following (i) the receipt of all necessary regulatory, corporate and other approvals and (ii) the expiration of any mandatory waiting periods, the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the merger and the other transactions contemplated by the merger agreement. The closing date may be extended by mutual agreement for a reasonable period to facilitate a calculation date at month-end.

The merger and other transactions contemplated by the merger agreement will become effective on the date and at the time specified in the certificate of merger, reflecting the merger, filed with the Secretary of State of the State of Kansas in accordance with the K.S.A. and the Secretary of State of the State of Iowa in accordance with the Iowa Business Corporations Act (“IBCA”). It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2026, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Lincoln nor Equity can guarantee when or if the merger will be completed.

Conversion of shares; Exchange of Certificates

The conversion of Lincoln Stock into the right to receive the merger consideration will occur automatically at the effective time. From and after the effective time and the completion of the allocation procedures described above, upon proper surrender of shares of Lincoln Stock and delivery of a duly executed form of election or letter of transmittal, the exchange agent will exchange shares of Lincoln Stock for the applicable merger consideration and cash in lieu of fractional shares, in each case, without interest. Until surrendered in accordance with the provisions of the merger agreement, each share of Lincoln Stock shall be deemed at any time after the effective time to represent only the right to receive, upon surrender, the applicable merger consideration and any cash in lieu of fractional shares.

Form of Election

The merger agreement provides that Lincoln shareholders will be provided with a form of election and other customary transmittal materials. The form of election will allow each holder of Lincoln Stock to specify (i) the number of shares of Lincoln Stock owned by such holder with respect to which such holder desires to receive the per share cash consideration and (ii) the number of shares of Lincoln Stock owned by such holder with respect to which such holder desires to receive the per share stock consideration.

Equity will initially make available and mail the form of election at least twenty (20) business days prior to the anticipated election deadline to holders of record as of the business day prior to such mailing date. Following the mailing date, Equity will use all reasonable efforts to make available as promptly as possible a form of election to any Lincoln shareholder who requests a form of election prior to the election deadline. The election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date which Equity and Lincoln agree is as near as practicable to two business days before the closing date of the transaction.

To make a valid election, a holder of Lincoln Stock must submit to the exchange agent a properly completed and signed form of election (including duly executed transmittal materials included in the form of election). The form of election must also be accompanied by any certificates representing all certificated shares of Lincoln Stock to which such form of election relates (or by an appropriate customary guarantee of delivery of such certificates, as set forth in such form of election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States).

A holder of Lincoln Stock may, at any time prior to the election deadline, change or revoke an election by written notice to the exchange agent received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election, or by withdrawing his or her shares of Lincoln Stock previously deposited with the exchange agent. If any election is not properly made with respect to any shares of Lincoln Stock, such election will be deemed to be not in effect, and the shares of Lincoln Stock covered by such election will be deemed to be non-election shares, unless a proper election is subsequently timely made.

Letter of Transmittal

As promptly as practicable, but no later than ten (10) business days after the effective time, and subject to the receipt by the exchange agent of a list of Lincoln’s shareholders in a format that is reasonably acceptable to the exchange agent, Equity will cause the exchange agent to mail to each holder of record of Lincoln Stock (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing Lincoln Stock in exchange for the merger consideration, any cash in lieu of a fractional share and any dividends or distributions to which such holder is entitled pursuant to the terms of the merger agreement.

Lincoln’s shareholders will be entitled to receive their respective merger consideration only after receipt by the exchange agent of a properly completed letter of transmittal including delivery of certificates representing Lincoln Stock. No interest will be paid on the merger consideration.

If a certificate for Lincoln Stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Equity or the exchange agent, the posting of a bond in an amount as Equity may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Lincoln of Lincoln Stock that was issued and outstanding immediately prior to the effective time.

Withholding

Equity, Equity Bank and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to the merger agreement to any person such amounts as Equity, Equity Bank or the exchange agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld by Equity, Equity Bank, or the exchange agent, as the case may be, and remitted to the appropriate governmental entity, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made by Equity, Equity Bank or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions with respect to Equity common stock will be paid to the holder of any unsurrendered certificates of Lincoln Stock with respect to the shares of Equity common stock represented thereby, until the holder of the Lincoln Stock surrenders the certificates representing the Lincoln Stock in accordance with the terms of the merger agreement. Following surrender of any such certificate in accordance with the terms of the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Equity common stock which the Lincoln Stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Equity and Lincoln contained in this proxy statement/prospectus or in the public reports of Equity filed with the SEC may supplement, update or modify the factual disclosures about Equity and Lincoln contained in the merger agreement. The merger agreement contains representations and warranties of Equity and Lincoln that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Equity publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Equity and Lincoln relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Lincoln relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	proprietary rights;

•	related party transactions;

•	evidences of indebtedness of Lincoln;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting trust, voting agreements and shareholders’ agreements;

•	employment matters;

•	employee benefit plans;

•	certain obligations to employees;

•	interest rate risk management instruments;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	certain matters concerning the trading of Lincoln’s securities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the merger agreement;

•	inapplicability of takeover statutes;

•	receipt by the Lincoln Board of an opinion from Lincoln’s financial advisor, Stephens Inc.; and

•	No other representations or warranties.

The merger agreement contains representations and warranties made by Equity relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures;

•	the nature of the representations in the merger agreement

•	receipt by the Equity Board of an opinion from Equity’s financial advisor, Hovde Group, LLC;

•	loans;

•	sufficiency of funds;

•	certain tax matters;

•	benefit plans;

•	compliance with the community reinvestment act; and

•	No other representations or warranties.

Certain representations and warranties of Equity and Lincoln are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” means, with respect to any party to the merger agreement, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a material adverse change: (i) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by the merger agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the States of Kansas or Iowa, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of the merger agreement, the announcement of the transactions contemplated by the merger agreement (including relationships with customers or employees) or any litigation relating to the merger agreement or the transactions contemplated hereby; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Lincoln has agreed that, prior to the effective time, it will, and will cause its subsidiaries to, unless otherwise expressly contemplated or permitted by the merger agreement, required by applicable law or a governmental entity, or consented to in writing by Equity:

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operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

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except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it in good operating condition and repair, ordinary wear and tear excepted;

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perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Lincoln or any of its subsidiaries may in good faith reasonably dispute;

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use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

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timely file, subject to extensions, all reports required to be filed with any governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file all tax returns required to be filed by it and timely pay all taxes that are required to be paid by it;

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promptly notify Equity of any tax proceeding or claim pending or threatened against or with respect to Lincoln or any of its subsidiaries, and not settle, resolve, or compromise any such proceeding or claim;

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collect and withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental entity when due;

•	account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

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promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Reports of Condition and Income (“Call Report”) and the Uniform Retail Credit Classification and Account Management Policy;

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maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of Lincoln Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than 1.48% of the total loans outstanding;

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pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date; and

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ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Additionally, prior to the effective time, subject to specified exceptions, Lincoln will not, and will not permit any of its subsidiaries to, without the prior written consent of Equity, undertake the following actions:

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take or fail to take any action that would cause any of the representations and warranties in the merger agreement to be inaccurate at the time of the closing or preclude Lincoln from making such representations and warranties at the time of the closing;

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merge into, consolidate with or sell its assets to any other person or entity, change or amend Lincoln’s or any of its subsidiaries’ articles of incorporation or bylaws, increase the number of shares of Lincoln Stock or any of its subsidiaries’ stock outstanding or increase the amount of Lincoln Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

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except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a contract existing as of the date of the merger agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from Lincoln or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under Lincoln’s employee benefit plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

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declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except dividends from wholly owned subsidiaries to Lincoln;

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discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated by the merger agreement;

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issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

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acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

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mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits, Federal Home Loan Bank Borrowings and Federal Reserve borrowings;

•	sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $10,000;

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except as required under applicable law, pursuant to any Lincoln benefit plan in effect as of the date of the merger agreement, or as otherwise contemplated by the merger agreement, take any action with respect to the compensation, benefits, or employment of any current or former director, officer, employee, or individual consultant of Lincoln or its subsidiaries, including by increasing compensation or benefits, adopting or amending any benefit plan, granting equity awards, paying severance or termination pay, accelerating vesting, funding any rabbi trust or similar arrangement, terminating any employee other than for cause, entering into any collective bargaining agreement, forgiving or issuing loans to any officer, employee or director, entering into or amending any employment or consulting agreement, or hiring or promoting any officer, employee or individual consultant with annual base compensation of $125,000 or more;

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make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to Equity or that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

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sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

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make or enter into any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Lincoln’s independent auditors, or as required by any applicable Regulatory Agency, or (iv) tax election, taxable year or period, or accounting methods for Tax purposes;

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file any amended tax return, waive or extend any period related to the assessment or collection of any tax, settle or compromise any tax claim, proceeding or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or other agreement with a governmental entity with respect to taxes, surrender any claim to a tax refund, or change any method of tax accounting or tax accounting or reporting period;

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reduce the amount of Lincoln’s allowance for loan losses except through charge offs or other adjustments made in accordance with GAAP, applicable regulatory requirements and Lincoln’s existing methodology;

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sell (but payment at maturity is not a sale) or purchase any investment securities, provided that Lincoln and its subsidiaries may liquidate, in their entirety, their securities portfolio without the consent of Equity;

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renew, extend the maturity of, or alter any of the terms of any loan classified by Lincoln as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000 except in accordance with the approval procedures set forth in the merger agreement;

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settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of Lincoln or any of its subsidiary;

•	enter into any acquisitions or leases of real property, including new leases and lease extensions; or

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take any action or knowingly fail to take any action that is intended or is reasonably likely to cause the mergers contemplated by the merger agreement to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or agree or commit to take, or adopt any resolution in support of, any such action.

Regulatory Matters

Equity has agreed to use its commercially reasonable efforts to promptly prepare and file or cause to be filed, within 30 days of the date of the merger agreement, applications for all regulatory approvals required to be obtained Equity in connection with the merger agreement and the transactions contemplated thereby. Lincoln has agreed to promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Lincoln.

Employee Matters

Equity has agreed to consult with the Chief Executive Officer of Lincoln with respect to the termination of any employees of Lincoln in connection with the closing. Subject to the terms of the merger agreement, terminated employees and continuing employees will be eligible to receive certain severance payments as set forth in the merger agreement.

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of Equity, each continuing employee will be entitled, as an employee of Equity or its subsidiaries, to participate in the employee benefit plans of Equity provided to similarly situated employees of Equity or its subsidiaries. The provisions of the merger agreement are not intended to give any continuing employee any rights or privileges superior to those of other similarly situated employees of Equity or its subsidiaries or to provide duplication of similar benefits but, subject to that qualification, Equity will, for purposes of eligibility and vesting under employee benefit plans of Equity that are intended to be qualified under Section 401(a) of the Code and contain a deferral feature governed by Section 401(k) of the Code, credit each continuing employee with his or her term of service with Lincoln or any of its subsidiaries to the extent such service was properly recognized for a similar purpose under the Lincoln 401(k) plan. Equity has agreed to use commercially reasonable efforts to cause each such plan of Equity to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Equity, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time for the plan year in which the effective time occurs.

Director and Officer Indemnification and Insurance

The merger agreement provides that for a period of six years following the completion of the merger, Equity and the surviving entity will indemnify the current and former directors, officers, employees and agents of Lincoln and Lincoln Bank to the same extent that such person would have been entitled to indemnification, and subject to the conditions set forth in any certificates of incorporation, bylaws or indemnification agreements of Lincoln or Lincoln Bank, as applicable.

Prior to closing, Equity will obtain, at the expense of Equity, for a period of not less than six years following the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the six-year period immediately preceding the effective time, under Lincoln’s and Lincoln Bank’s current directors and officers insurance (or comparable coverage), employment practices liability insurance, financial institutions bond (or comparable coverage), bankers professional liability insurance, mortgage errors and omissions insurance, fiduciary liability insurance and cyber liability insurance.

Conditions to Complete the Merger

Lincoln’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality, de minimis, and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

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Equity and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Equity and Merger Sub under the merger agreement on or prior to the closing date;

•	the Lincoln Merger Proposal having been approved by the requisite vote of Lincoln’s shareholders;

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Lincoln and Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

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no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iii) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Lincoln, Lincoln Bank or any shareholder, officer, director or employee of Lincoln or Lincoln Bank to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	Lincoln will have received all documents required to be received from Equity on or prior to the closing date all in form and substance reasonably satisfactory to Lincoln;

•	there having been no material adverse change with respect to Equity since the date of the merger agreement;

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the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	the shares of Equity common stock to be issued pursuant to the merger agreement will have been approved for listing on the NYSE;

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Lincoln will have received an opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to Lincoln, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Alston & Bird LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Equity and Lincoln; and

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Equity will have procured a tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance in accordance with the terms and subject to the conditions the merger agreement.

Equity’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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subject to certain materiality, de minimis, and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

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Lincoln has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Lincoln under the merger agreement on or prior to the closing date;

•	the Lincoln Merger Proposal having been approved by the requisite vote of Lincoln’s shareholders;

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Lincoln and Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings.

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no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Equity or its subsidiaries, or (iii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iv) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Equity, Equity Bank or any officer, director, shareholder or employee of Equity or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

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Equity having received from each of the directors of Lincoln an instrument dated as of the closing date releasing Lincoln, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, Equity having received from each of the specified officers of Lincoln an instrument dated as of the closing date releasing Lincoln, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers.

•	there will have been no material adverse change to Lincoln since the date of the merger agreement;

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Equity having received employment agreements from the individuals specified in the merger agreement, which agreements shall be in full force and effect at the closing; provided, however, that if the Complete Exit occurs prior to the Closing Date, this condition shall be waived;

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the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

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holders of not more than five percent (5.0%) of the outstanding shares of Lincoln Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the Iowa Business Corporation Act;

•	Equity will have received all documents required to be received from Lincoln on or prior to the closing date, all in form and substance reasonably satisfactory to Equity;

•	Lincoln’s adjusted shareholders’ equity shall be equal to or greater than $75,000,000;

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Lincoln shall have delivered to Equity (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to Equity, dated as of the closing date and executed by Lincoln, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to Equity, dated as of the closing date and executed by Lincoln;

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Equity shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Equity, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such tax opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Equity and Lincoln; and

Neither Lincoln nor Equity can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Shareholders’ Meeting and Recommendation of Lincoln’s Board of Directors

Lincoln has agreed to (i) duly call, give notice of, convene and hold the Lincoln special meeting of its shareholders as soon as practicable after the registration statement of which this proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving and adopting the Lincoln Merger Proposal; (ii) require no greater than the minimum vote of the holders of Lincoln Stock required by applicable law and the articles of incorporation and bylaws of Lincoln (the “Lincoln constituent documents”) in order to approve the Lincoln Merger Proposal; (iii) include in this proxy statement/prospectus the recommendation of the Lincoln Board that the Lincoln shareholders vote in favor of the approval and adoption of the Lincoln Merger Proposal; and (iv) cause this proxy statement/prospectus to be mailed to the Lincoln shareholders as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of the Lincoln Merger Proposal.

Agreement Not to Solicit Other Offers

Lincoln has agreed that it will not, and will cause its subsidiaries not to, and will cause Lincoln’s and its subsidiaries’ respective officers, directors, employees, affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Lincoln further agreed that it will, and will cause each of its officers, directors, employees, affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity or Merger Sub) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of its shareholders, in the event that Lincoln receives a bona fide acquisition proposal that is not received in violation of the merger agreement, Lincoln and the Lincoln Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of financing that need to be involved in such discussion if the Lincoln Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Lincoln a superior proposal and that failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information to such person or participating in discussions or negotiations with such person, Lincoln shall have entered into a confidentiality agreement with such person on terms that are substantially similar to the confidentiality provisions of the confidentiality agreement between Equity and Lincoln.

In connection with the receipt and negotiation of any acquisition proposal by Lincoln, it is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Lincoln to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Equity and allowing Equity to make counter offers that Lincoln will consider in good faith. Lincoln is also required to promptly notify Equity of the receipt of any acquisition proposal, including the material terms thereof and the identity of the person making such proposal, and to keep Equity reasonably informed of the status and material terms of any such acquisition proposal.

The Lincoln Board may, at any time prior to obtaining the approval of Lincoln’s shareholders of the Lincoln Merger Proposal, (i) approve, endorse or recommend a superior proposal or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of adoption of the merger agreement, provided that (x) prior to such change in recommendation, the Lincoln Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable law and (y) such change in recommendation is in connection with a superior proposal and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity pursuant to the merger agreement.

Amendment or Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Lincoln;

•

by either Lincoln or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close have not been met or waived by June 30, 2027; provided, however, that such date (i) will be automatically extended to August 30, 2027, if the only outstanding condition to closing is the receipt of approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities, and (ii) may be extended to such later date as agreed upon by Lincoln and Equity;

•

by either Equity or Lincoln if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate merger agreement pursuant to this provisions is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Lincoln if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Equity or Lincoln, if there will have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) set forth in the merger agreement on the part of the other party to merger agreement or any other agreement contemplated thereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the closing, the failure of a closing condition; provided, however, that the right to terminate merger agreement under this provision will not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Equity or Lincoln, if Lincoln does not receive the required shareholder approval at the Lincoln special meeting or any adjournment or postponement thereof; provided, however, that Lincoln may not terminate the merger agreement pursuant to this provision if Lincoln has breached in any material respect any of its obligations under the merger agreement in a manner that caused the failure to obtain the approval of the shareholders at the Lincoln special meeting, or at any adjournment or postponement thereof;

•

by Lincoln prior to obtaining the approval of the Lincoln shareholders at the Lincoln special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept a Superior Proposal;

•	by Equity if the Lincoln Board shall have effected a change in recommendation; or

•

by Equity, if Lincoln or Lincoln Bank enter into any final, material, formal enforcement action with a governmental entity; or by Lincoln, if Equity or Equity Bank enter into any final, material, formal enforcement action with a governmental entity.

•

by Lincoln, not later than the end of the second business day following the calculation date, in the event that as of the calculation date, (i) the EQBK closing VWAP (defined as the volume-weighted average price per share of Equity common stock for the twenty trading day period ending on the day prior to the calculation date) is less than 80% of the agreed Equity stock price of $48.49, and (ii) the quotient of the EQBK closing VWAP divided by the agreed Equity stock price is less than the product of the Index Change Ratio multiplied by 0.80 (where the “Index Change Ratio” means the quotient of the 20-day average closing price of the NASDAQ Bank Index over the twenty trading day period ending on the day prior to the calculation date, divided by 5,230.23). If Lincoln elects to terminate pursuant to this provision and provides written notice to Equity, then within two business days following Equity’s receipt of such notice, Equity may elect by written notice to Lincoln to reinstate the merger and the other transactions contemplated by the merger agreement and, at its option, either (A) adjust the per share stock consideration by substituting the EQBK closing VWAP for the agreed Equity stock price and adjusting the total stock amount accordingly, or (B) pay additional cash to holders of stock election shares and reduce cash to holders of cash election shares to achieve an equivalent result, provided that such additional cash amount will not prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Code. If Equity makes such election to reinstate, no termination will occur and the merger agreement will remain in effect according to its terms (except as the per share merger consideration has been adjusted).

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (iii) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Effect of Termination

If the merger agreement is terminated, then neither Equity nor Lincoln will have any further liability or obligation under the merger agreement; provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement or actual fraud; (ii) provisions of the merger agreement concerning termination fees and certain other specified provisions will survive any such termination; and (iii) the confidentiality agreement between Equity and Lincoln will survive any such termination in accordance with its terms.

Termination Fee

If Equity is not in material breach of any covenant or obligation under the merger agreement and the merger agreement is terminated by Equity because the merger agreement and the merger are not approved by the required vote of shareholders of Lincoln at the Lincoln special meeting, or at any adjournment or postponement thereof, then Lincoln will pay to Equity, by wire transfer of same day funds, a termination fee equal to $4,850,000 concurrently with such termination. The payment of the termination fee by Lincoln will be Equity’s exclusive remedy for such termination and will be in lieu of damages incurred in the event of any such termination.

If Lincoln fails to pay in a timely manner any termination fee due to Equity, then Lincoln (i) will pay to Equity the reasonable costs and expenses of Equity (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with Equity’s efforts to obtain payment of any amounts due to Equity and (ii) will pay all interest accrued on any amount due to Equity, which will accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder will be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Expenses and Fees

Except (i) with respect to the costs and expenses of printing and mailing the proxy statement/prospectus and all other filing and other fees paid to the SEC in connection with the merger, and (ii) as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Lincoln Voting Agreement

In connection with the execution of the merger agreement, certain shareholders, executive officers and directors of Lincoln holding approximately 14.55% of the Lincoln Class A Stock outstanding and 23.83% of the Lincoln Class B Stock outstanding entered into the Lincoln voting agreement, pursuant to which they have agreed to vote all of their Lincoln Stock in favor of the Lincoln Merger Proposal and the other transactions contemplated by the merger agreement and against alternative transactions. Under the terms of the Lincoln voting agreement, such shareholders have also appointed Brad S. Elliott, Chairman and Chief Executive Officer of Equity, as their proxy for voting their shares at the Lincoln special meeting in favor of the Lincoln Merger Proposal. The Lincoln voting agreement also prohibits each such holder of Lincoln Stock from selling, transferring, encumbering or granting a proxy in respect of their Lincoln Stock prior to the termination of the Lincoln voting agreement, subject to certain exceptions. The Lincoln voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement. A copy of the Form of Lincoln voting agreement is included in this proxy statement/prospectus as Annex B.

Lincoln Support Agreements

In connection with entering into the merger agreement, certain of the directors of Lincoln, have entered into a support agreement with Equity pursuant to which they agree to refrain from harming the goodwill of Equity, Lincoln or any of their respective subsidiaries and their respective customer, client and vendor relationships. Each of these directors also agreed to certain additional restrictive covenants. A copy of the Form of the Lincoln support agreements is included in this proxy statement/prospectus as Annex C.

INFORMATION ABOUT LINCOLN

General

Lincoln is a bank holding company incorporated under the laws of the State of Iowa in 1983. Lincoln conducts a majority of its business through its wholly owned subsidiary, Lincoln Bank.

In addition to Lincoln Bank, Lincoln conducts certain non-deposit activities through several wholly owned non-bank subsidiaries, each of which supports or complements Lincoln’s core community banking and financial services operations – including: LSB Financial Services, Inc. and LSB Capital Management, Inc.

As of June 30, 2026, Lincoln had total assets of approximately $1.7 billion, total loans of $1.2 billion (net of allowances for credit losses), total deposits of $1.5 billion and total shareholders’ equity of $137.6 million. Lincoln and Lincoln Bank are headquartered in Reinbeck, Iowa. Currently, Lincoln Bank operates 16 branch offices in 16 communities located primarily in northeast and central Iowa. Lincoln conducts substantially all of its operations within the United States. While Lincoln does not maintain offices outside the United States, it does serve a limited number of customers located outside the United States.

Comparative Market Prices

There is no established public trading market for the Lincoln Stock, and no market for Lincoln Stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Lincoln Stock, and no shares of Lincoln Stock are listed for trading or quoted on any stock exchange or automated quotation system. Equitini Trust Company, LLC serves the transfer agent and registrar for the Lincoln Stock. As of the Lincoln record date, there were 6,668,126 shares of Lincoln Class A Stock outstanding and entitled to notice of, and to vote at, the Lincoln special meeting or any adjournment thereof, and such outstanding shares of Lincoln Stock were held by 605 holders of record. As of the Lincoln record date, there were 656,328 shares of Lincoln Class B Stock outstanding and entitled to notice of, and to vote as a separate class on, the Lincoln Merger Proposal, and such shares of Lincoln Class B Stock were held by 54 holders of record.

Products and Services

Lincoln Bank is actively engaged in a broad range of commercial banking activities, including the acceptance of demand, savings and time deposits, the origination of commercial, real estate, agricultural and consumer loans and the provision of related banking services tailored to the needs of its customers. Lincoln Bank’s trust department administers estates, personal trusts, conservatorships, pension and profit-sharing plans, and provides other fiduciary and asset management services.

Lincoln’s primary sources of revenue consist of net interest income earned on loans and investment securities, as well as noninterest income derived from trust and wealth management services, deposit service charges and interchange and payment-related fees. In addition, Lincoln Bank operates an embedded finance division that partners with several corporate financial technology (“fintech”) clients to support payment solutions and business-related financial products. These activities generate noninterest fee income in addition to Lincoln Bank’s traditional net interest margin.

Lincoln Bank’s funding sources include customer deposits, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank of Des Moines.

Wealth Management and Non-Bank Subsidiaries

Lincoln maintains several wholly owned subsidiaries in addition to Lincoln Bank, each of which was established to provide non-deposit products and services or to support specialized operational activities. These subsidiaries are described below.

LSB Financial Services, Inc.

LSB Financial Services, Inc. was formed on December 3, 1998 and historically operated as Lincoln’s non-bank financial services platform. Over time, LSB Financial Services, Inc. expanded its operations through the acquisition of several smaller insurance agencies and real estate agencies. These acquisitions were undertaken to broaden Lincoln’s product offerings and to generate fee-based revenue complementary to Lincoln Bank’s traditional lending and deposit activities.

Lincoln subsequently exited these non-core businesses, completing the sale of the real estate division in 2018 and the sale of the insurance agency business in early 2024. Following these divestitures, the remaining business lines within LSB Financial Services, Inc. consist of retail, wealth management and trust management services.

Employees of LSB Financial Services, Inc. are located throughout Lincoln Bank’s branch network and in a dedicated office in West Des Moines, Iowa.

LSB Capital Management, Inc.

LSB Capital Management, Inc. was formed on July 31, 2020 and operates as Lincoln’s wholly owned registered investment adviser. LSB Capital Management, Inc. provides discretionary and non-discretionary investment advisory services to individuals, trusts, retirement plans, and other clients, and is registered under the Investment Advisers Act of 1940. The activities of LSB Capital Management, Inc. are complementary

Geographic Markets

Lincoln Bank’s primary deposit-gathering and lending markets consist of communities throughout the State of Iowa. Lincoln Bank operates branch locations in Adel, Allison, Ankeny, Aplington, Cedar Falls, Clive, Des Moines, Garwin, Greene, Grinnell, Hudson, Lincoln, Nashua, Tama, Waterloo and West Des Moines. The economies of these markets are diverse and supported by a broad mix of agricultural, commercial, industrial, service-oriented and governmental activities, providing a stable economic base for Lincoln Bank’s operations.

Properties

Lincoln and Lincoln Bank conduct their operations primarily through banking facilities and administrative offices located within the State of Iowa. Lincoln Bank’s principal executive offices are located in Reinbeck, Iowa, where Lincoln maintains its headquarters and primary administrative functions.

As of June 30, 2026, Lincoln Bank operated 16 full-service branch offices. These branch offices are located throughout the State of Iowa and are operated as part of Lincoln’s single reportable segment, banking operations. Lincoln’s properties consist of a combination of owned and leased facilities. Management believes that all such properties are well maintained, adequately insured, and suitable for their intended use. The leases applicable to leased facilities are typical for similar properties in their respective markets and do not contain material terms that would adversely affect Lincoln’s operations.

Address	Ownership
508 Main Street, Reinbeck, IA 50669	Owned
402 N Main Street, Allison, IA 50602	Owned
932 Parriott Street, Aplington, IA 50604	Owned
302 Main Street, Cedar Falls, IA 50613	Owned
1922 Ingersoll Ave, Des Moines, IA 50309	Owned
230 Main Street, Garwin, IA 50632	Owned
111 E Traer Street, Greene, IA 50636	Owned
1025 Main Street, Grinnell, IA 50112	Owned
141 Eldora Road, Hudson, IA 50643	Owned
121 Cedar Street, Nashua, IA 50658	Owned

Address	Ownership
214 W 4th Street, Tama, IA 52339	Owned
242 Tower Park Drive, Waterloo, IA 50701	Owned
13523 University Ave, Clive, IA 50325	Owned
312 Nile Kinnick Drive S, Adel, IA 50003	Owned
1375 SW State Street, Ankeny, IA 50023	Owned
109 Main Street, Lincoln, IA 50652	Owned

In addition to its branch network, Lincoln utilizes certain facilities for administrative, operations, technology, trust and wealth management functions, including a leased, dedicated office for wealth management personnel located in West Des Moines, Iowa. Lincoln Bank’s main operations and administrative facility is located at 360 Westfield Ave, Suite 6, Waterloo, IA 50701. This is a bank-owned facility.

Lincoln does not believe that any individual property is material to its business on a standalone basis or that the loss of any single facility would have a material adverse effect on its operations. Management believes that Lincoln’s current facilities, taken as a whole, provide sufficient capacity to support its existing operations and anticipated growth.

Competition

The table below lists Lincoln Bank’s deposit market share as of June 30, 2026 (the most recent date as of which the relevant data is available from the FDIC), for each county in which Lincoln Bank has a branch.

Market	Market Rank	Office Count	Deposits In Market ($) (in thousands)	Market Share (%)
Black Hawk County	3	3	266,449	9.93
Butler County	2	3	180,064	28.16
Chickasaw County	6	1	28,282	3.74
Dallas County	10	1	109,145	4.25
Grundy County	1	1	410,362	43.32
Polk County	13	3	304,296	0.95
Poweshiek County	3	1	83,128	14.32
Tama County	2	3	93,134	22.40

Lincoln operates in a highly competitive environment for both deposit-gathering and lending activities, including real estate, commercial and other loans. Lincoln competes with national and regional banks, community banks, savings and loan associations, credit unions and a range of non-bank financial service providers, including securities and brokerage firms, mortgage companies, insurance companies, finance companies, money market mutual funds and fintech companies. Many of these competitors, particularly larger financial institutions, have substantially greater financial, technological and marketing resources than Lincoln. Lincoln Bank competes for loans primarily on the basis of interest rates, loan fees, and the quality, efficiency and responsiveness of the services it provides to customers.

In connection with its banking-as-a-service and embedded finance activities, Lincoln also competes indirectly with other sponsor banks and non-bank financial technology providers offering similar infrastructure and payment-related services.

Employees

As of June 30, 2026, Lincoln had 215 full-time employees and 7 part-time employees (218 equivalent employees), none of whom are covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against Lincoln which, if determined adversely, would, in the opinion of management, have a material adverse effect on Lincoln’s business, financial condition, results of operations or cash flows.

Corporate Information

Lincoln’s principal office is located at 508 Main Street, Reinbeck, Iowa 50669 and its telephone number is (319) 788-6441. Lincoln Bank’s website is located at https://www.mylsb.com/. The information on Lincoln’s website is not part of this proxy statement/prospectus, and the reference to Lincoln Bank’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus. See “Where You Can Find More Information.”

LINCOLN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following is a discussion of the financial condition of Lincoln as of June 30, 2026 and December 31, 2025 and its results of operations for each of the six months ended June 30, 2026 and 2025, as well as the year ended December 31, 2025. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither Lincoln nor Equity assumes any obligation to update any of these forward-looking statements. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Special Cautionary Note regarding Forward-Looking Statements,” “Risk Factors,” and Lincoln’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “Lincoln” refers to Lincoln Bancorp and its consolidated subsidiary, unless the context indicates otherwise.

Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of Lincoln. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect Lincoln. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the “Audited Consolidated Financial Statements of Lincoln Bancorp” beginning on page F-51 and the “Unaudited Consolidated Financial Statements of Lincoln Bancorp” beginning on page F-2.

Management Discussion and Analysis of Financial Condition and Results of Operations for the Period Ended June 30, 2026

Known Trends and Uncertainties

During the first quarter of 2026, Lincoln executed a balance sheet repositioning strategy, selling $176.6 million (par value) in available-for-sale debt securities and recognizing a loss on sale of $15.7 million. This repositioning was undertaken to improve Lincoln’s future net interest margin, increase on-hand liquidity, and reduce interest rate risk exposure. In connection with this strategy, on January 15, 2026, Lincoln completed the issuance of $33.5 million in aggregate principal amount of its 9.00% Fixed-to-Floating Rate Subordinated Notes Due 2036, with net proceeds of $32.8 million used for general corporate purposes, including enhancing regulatory capital.

As a result of the loss on the securities sale, Lincoln reported a net loss of $13.2 million for the six months ended June 30, 2026. Non-performing loans increased $14.7 million from December 31, 2025 to $51.2 million at June 30, 2026, primarily due to one multi-family relationship and one commercial real estate relationship. Management currently expects resolution of the two largest non-performing relationships in 2026 and believes the individually analyzed reserves are sufficient.

We expect to incur increased expenses as part of the acquisition with Equity that was announced on September 2, 2026. Prior to the announcement of the merger with Equity, Lincoln incurred significant expenses, including, but not limited to: legal, financial reporting, accounting and auditing compliance, as part of the resale registration process, as we initially prepared to become a public company.

Lincoln Bancorp

Lincoln is a bank holding company incorporated under the laws of the State of Iowa in 1983. Lincoln owns 100% of the outstanding stock of Lincoln Savings Bank, an Iowa state-chartered bank headquartered in Reinbeck, Iowa that was founded in 1902.

Lincoln conducts substantially all its banking operations through Lincoln Savings Bank, which operates branch offices throughout Iowa. In addition to Lincoln Savings Bank, Lincoln owns LSB Financial Services, Inc. and LSB Capital Management, Inc., which provide complementary wealth management, trust, investment advisory and related financial services. Lincoln’s Class A voting common stock and Class B nonvoting common stock are not listed on a national securities exchange, and no public market currently exists for either class.

Lincoln Savings Bank

Lincoln Savings Bank was founded in 1902 and is an Iowa state-chartered bank headquartered in Reinbeck, Iowa. Lincoln Savings Bank provides a broad range of community banking services to individuals, businesses and agricultural customers throughout Iowa, including commercial, agricultural, real estate and consumer lending, deposit products, and related financial services. In addition to its traditional banking activities, Lincoln Savings Bank supports embedded-finance and technology-enabled banking relationships and offers wealth management, trust and investment advisory services through affiliated entities.

Lincoln Savings Bank operates 16 branch offices primarily throughout northeast and central Iowa. The bank serves a diverse customer base across rural and metropolitan markets and conducts substantially all of the business operations of Lincoln Bancorp.

The results of operations of Lincoln Savings Bank are largely dependent upon net interest income, which represents the difference between interest earned on loans, investment securities and other earning assets and interest paid on deposits and other funding sources. The bank also generates noninterest income from wealth management, trust, investment advisory, deposit service charges and embedded-finance related activities. Lincoln Savings Bank’s results of operations are affected by operating expenses, provisions for credit losses, interest rate fluctuations, economic conditions and other factors affecting the banking industry.

As of June 30, 2026, Lincoln had total consolidated assets of $1.72 billion, total gross loans of $1.18 billion, total deposits of $1.46 billion and total stockholders’ equity of $137.6 million.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Critical accounting policies are those that are both most important to the portrayal of Lincoln’s financial condition and results of operations, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of goodwill, fair value of financial instruments, and valuation of deferred tax assets, all of which involve significant judgment by management.

Allowance for Credit Losses

The allowance for credit losses (“ACL”) is an estimate of expected losses inherent within Lincoln’s existing loans held for investment portfolio. The allowance for credit losses for loans held for investment, as reported in Lincoln’s unaudited consolidated balance sheet, is adjusted by a credit loss provision expense, which is reported in earnings, and reduced by the charge-off of loan amounts, net of recoveries.

The recorded ACL on loans is determined based on the amortized cost basis of the assets and may be determined at various levels, including homogeneous loan pools and individual credits with unique risk factors. Since adoption of ASU 2016-13 (“CECL”) in 2023, Lincoln has used a discounted cash flow approach to calculate the ACL for each loan segment. Within the discounted cash flow model, a probability of default (“PD”) and loss given default (“LGD”) assumption is applied to calculate the expected loss for each loan segment. PD is the probability the asset will default within a given timeframe and LGD is the percentage of the assets not expected to be collected due to default. PD and LGD data is derived using a combination of external data and internal historical default and loss experience.

CECL may create more volatility in Lincoln’s ACL. Under CECL, Lincoln’s ACL may increase or decrease period to period based on many factors, including, but not limited to, macroeconomic forecasts and conditions; a change in the prepayment speed assumption; an increase or decrease in loan balances, including changes to Lincoln’s loan portfolio mix; credit quality of the loan portfolio; and various qualitative factors outlined in ASU 2016-13.

Lincoln considers the ACL on loans to be a critical accounting policy given the uncertainty in evaluating the allowance required to cover management’s estimate of all expected credit losses over the expected contractual life of the loans in its portfolio. Determining the appropriateness of the allowance is a key management function that requires significant judgment and estimates by management about the effect of matters that are inherently uncertain. Subsequent evaluations of the current loan portfolio, in light of the factors then prevailing, may result in significant changes in the allowance in future periods. While Lincoln’s current evaluation indicates that the ACL on loans at June 30, 2026 and 2025 was appropriate, the allowance may need to be increased under adversely different conditions or assumptions.

The significant key assumptions used with the ACL on loans calculation at June 30, 2026 using the CECL methodology, included:

•

Macroeconomic factors (loss drivers): Macroeconomic factors are used within Lincoln’s discounted cash flow model to forecast the PD over the forecast period. As macroeconomic factors worsen the PD increases, and the corresponding LGD increases, resulting in an increase in the ACL on loans. Lincoln utilizes national, state and local unemployment, changes in national gross domestic product (“GDP”), changes in federal funds rates, and changes in inflation in estimation of the ACL on loans. Macroeconomic factors used in the calculation of the ACL on loans may change from time to time and in times of greater uncertainty. Lincoln may consider a range of possible forecasts and evaluate the probability of each scenario.

•

Forecast period and reversion speed: ASU 2016-13 requires a company to use a reasonable and supportable forecast period in developing the ACL, which represents the time period that management believes it can reasonably forecast the identified loss drivers. Generally, the forecast period management believes to be reasonable and supportable is set annually and validated through an assessment of economic leading indicators. In periods of greater volatility and uncertainty, such as that seen across the global markets and economies, including the U.S., Lincoln may elect to use a shorter forecast period, whereas when markets, economies and various other factors are considered more stable and certain, Lincoln may elect to use a longer forecast period. Once the reasonable and supportable forecast period is determined, ASU 2016-13 requires a company to revert its loss expectations to the long-run historical mean for the remainder of the contract life of the asset, adjusted for prepayments. In determining the length of time over which the reversion will take place (i.e. “reversion speed”), Lincoln considers factors such as, but not limited to, historical loan loss experience over previous economic cycles, as well as where Lincoln believes it is within the current economic cycle. At June 30, 2026, Lincoln used a one-year forecast period and two-year reversion period for each loan segment to measure the ACL on loans.

•	Prepayment speeds: Prepayment speeds are determined for each loan segment utilizing Lincoln’s own historical loan data, as well as consideration of current environmental factors. The prepayment speed assumption is utilized with the discounted cash flow model (i.e. the CECL model) to forecast expected cash flows over the contractual life of the loan, adjusted for expected prepayments. A higher prepayment speed assumption will drive a lower ACL, and vice versa.

•

Qualitative factors: ASU 2016-13 requires companies to consider various qualitative factors that may impact expected credit losses. Lincoln continues to consider qualitative factors in determining and arriving at Lincoln’s ACL on loans each reporting period.

Individually Evaluated Loans & Collateral Dependent Financial Assets

For a loan that does not share risk characteristics with other loans, expected credit loss is measured based on net realizable value, that is, the difference between the discounted value of the expected future cash flows, based on the original effective interest rate, and the amortized cost basis of the loan. For these loans, we recognize expected credit loss equal to the amount by which the net realizable value of the loan is less than the amortized cost basis of the loan (which is net of previous charge-offs and deferred loan fees and costs), except when the loan is collateral dependent, that is, when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. In these cases, expected credit loss is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral. The fair value of the collateral is adjusted for the estimated cost to sell if repayment or satisfaction of a loan is dependent on the sale (rather than only on the operation) of the collateral.

Lincoln’s accounting policies and related disclosures about credit losses are discussed in more detail in the Notes to Lincoln’s consolidated interim financial statements for the six months ended June 30, 2026 and 2025. Please refer to “Note 1: Nature of Operations and Summary of Significant Accounting Policies, and “Note 3: Loans and Allowance for Credit Losses”.

Valuation of Real Estate Acquired in Connection with Foreclosures or in Satisfaction of Loans

Real estate acquired through foreclosure or in satisfaction of loans (other real estate owned, or “OREO”) is recorded at fair value less estimated costs to sell at the time of acquisition, which establishes a new cost basis. After acquisition, OREO is carried at the lower of its carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income (loss) or expense from foreclosed assets.

The valuation of OREO is considered a critical accounting estimate because it requires management judgment and is subject to uncertainty. Fair value is generally based on third-party appraisals, broker price opinions, or internal evaluations, adjusted as appropriate for current market conditions, property-specific factors, and estimated costs to dispose of the asset. These valuations require assumptions regarding market demand, pricing of comparable properties, expected holding periods, and property condition.

OREO values are sensitive to changes in local real estate market conditions. Factors such as declining property values, limited market activity, longer marketing periods, changes in interest rates, or adverse economic conditions could reduce estimated fair values. In addition, individual properties may be unique or illiquid, which can limit the availability of observable market data and increase reliance on judgment.

If actual sales prices, time to disposition, or selling costs differ from management’s expectations, or if market conditions deteriorate, Lincoln may be required to record additional valuation write-downs or losses upon sale. Such adjustments could have an adverse effect on results of operations in the period recognized. Because these outcomes depend on future events and market conditions, actual results may differ from management’s estimates.

Lincoln’s accounting policies and related disclosures about other real estate owned are discussed in more detail in the Notes to Lincoln’s consolidated interim financial statements for the six months ended June 30, 2026 and 2025.

Please refer to “Note 1: Nature of Operations and Summary of Significant Accounting Policies” and “Note 15: Disclosures About Fair Value of Assets and Liabilities.”

Valuation of Goodwill

Goodwill results from business lines purchased in prior years. The acquisition method of accounting requires that assets and liabilities acquired in a business combination are recorded at fair value as of the acquisition date, typically resulting in goodwill. The valuation of assets and liabilities in a business combination involves estimates that are inherently subjective. Goodwill represents the excess of the consideration we paid over the fair value of identifiable assets and liabilities acquired. Goodwill and indefinite-lived intangibles are evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill or the fair value of the indefinite-lived intangible is less than their carrying amounts, an impairment loss is recognized in an amount equal to the difference.

Goodwill is considered a critical accounting estimate because adverse changes in Lincoln’s business could result in a material impairment charge. Factors that could negatively impact the fair value estimate include, but are not limited to, sustained declines in revenues or profitability, adverse changes in macroeconomic or industry conditions, increased competitive pressures, regulatory changes, loss of key customers or contracts, or the failure to achieve forecasted operating results or synergies associated with prior acquisitions.

Lincoln’s accounting policy for goodwill is disclosed in “Note 1: Nature of Operations and Summary of Significant Accounting Policies” in Lincoln’s 2025 consolidated annual financial statements and “Note 6: Goodwill” to the consolidated interim financial statements for the six months ended June 30, 2026 and 2025.

Fair Value of Financial Instruments

Lincoln measures the fair value of certain financial instruments on a recurring or nonrecurring basis and discloses the fair value of additional financial instruments in the notes to the consolidated financial statements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Determining fair value requires the use of valuation techniques and, in some cases, significant management judgment.

The fair value of financial instruments for which quoted market prices are not available is estimated using valuation models that consider observable market inputs, such as interest rates, yield curves, credit spreads, and other relevant factors. For certain instruments, including loans, collateral-dependent assets, and other assets measured on a nonrecurring basis, fair value estimates may incorporate unobservable inputs due to limited market activity. As a result, these valuations may rely on assumptions regarding expected cash flows, prepayment speeds, credit risk, collateral values, and liquidity discounts.

The valuation of financial instruments is considered a critical accounting estimate because changes in market conditions or assumptions used in valuation models can materially affect estimated fair values. Factors such as changes in interest rates, credit spreads, borrower credit quality, or market liquidity may significantly impact fair value estimates. In addition, valuations that rely on unobservable inputs are inherently more subjective and may be more sensitive to changes in judgment or underlying assumptions.

Because fair value estimates are based on conditions at a specific point in time and on information available at that date, actual proceeds received upon sale or settlement of a financial instrument may differ from its estimated fair value. If market conditions deteriorate or assumptions prove inaccurate, Lincoln could be required to record valuation adjustments or impairment charges, which could adversely affect results of operations in the period recognized.

Lincoln’s accounting policies and related disclosures about fair value measurements are discussed in more detail in the Notes to Lincoln’s consolidated interim financial statements for the six months ended June 30, 2026 and 2025. Please refer to “Note 1: Nature of Operations and Summary of Significant Accounting Policies” and “Note 15: Disclosures About Fair Value of Assets and Liabilities.”

Valuation of Deferred Tax Assets

Deferred tax assets arise from temporary differences between the financial reporting and tax basis of assets and liabilities, as well as from tax attributes such as net operating loss carryforwards. Deferred tax assets are recognized to the extent management believes it is more likely than not that they will be realized through future taxable income or available tax planning strategies.

The valuation of deferred tax assets is considered a critical accounting estimate because it requires significant judgment regarding the timing and amount of future taxable income. In evaluating the realizability of deferred tax assets, management assesses positive and negative evidence, including historical earnings, expectations for future profitability, the reversal of temporary differences, and the feasibility of tax planning strategies. These assessments require assumptions about future operating results and economic conditions that are inherently uncertain.

Deferred tax assets are sensitive to changes in business performance and economic conditions. Adverse developments such as sustained operating losses, changes in the composition or timing of income, or unfavorable economic trends could reduce Lincoln’s ability to realize deferred tax assets. In addition, changes in tax laws or regulations, including changes in tax rates or limitations on the use of net operating losses, could negatively affect the realizability of deferred tax assets.

If management determines that it is more likely than not that some portion of the deferred tax assets will not be realized, Lincoln would be required to record or increase a valuation allowance, which would increase income tax expense and negatively affect results of operations in the period recognized. Because future taxable income and tax law developments cannot be predicted with certainty, actual results may differ from management’s estimates.

Lincoln’s accounting policy for valuation of deferred tax assets is disclosed in “Note 1: Nature of Operations and Summary of Significant Accounting Policies” and “Note 12: Income Taxes” to the consolidated interim financial statements for the six months ended June 30, 2026 and 2025.

Selected Consolidated Financial Information

Selected consolidated financial information for Lincoln for the periods indicated is as follows:

Financial Condition
			Increase (Decrease)
	June 30, 2026	December 31, 2025	$	%
	(Dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$118,432	$134,276	$(15,844)	(11.80)%
Available-for-sale debt securities	296,293	329,909	(33,616)	(10.19)
Loans held for sale	982	605	377	62.31
Loans (not including loans held for sale)	1,183,674	1,166,956	16,718	1.43
Net deferred loan fees, premiums and discounts	(884)	(920)	36	(3.91)
Allowance for credit losses	(18,115)	(17,865)	(250)	1.40

Loans, net	1,164,675	1,148,171	16,504	1.44
Cash surrender value of life insurance	37,728	36,887	841	2.28
Goodwill	18,805	18,805	—	—
Other assets (1)	85,292	91,725	(6,433)	(7.01)

Total assets	$1,722,207	$1,760,378	$(38,171)	(2.17)%

Financial Condition
			Increase (Decrease)
	June 30, 2026	December 31, 2025	$	%
	(Dollars in thousands)
Deposits	$1,463,773	$1,507,071	$(43,298)	(2.87)%
Federal Home Loan Bank advances	60,000	70,000	(10,000)	(14.29)
Notes payable	—	14,500	(14,500)	(100.00)
Subordinated debentures	32,671	—	32,671	(n/m )
Junior subordinated debentures	9,279	9,279	—	—
Other liabilities (2)	18,894	21,714	(2,820)	(12.99)

Total liabilities	1,584,617	1,622,564	(37,947)	(2.34)
Stockholders’ equity	137,590	137,814	(224)	(0.16)

Total liabilities and stockholders’ equity	$1,722,207	$1,760,378	$(38,171)	(2.17)%

Selected Financial Ratios
Gross Loans/deposits	80.86%	77.43%
Allowance for credit losses to gross loans	1.53%	1.53%
Non-performing loans to gross loans	4.33%	3.13%
Tier 1 leverage ratio of subsidiary Bank	9.12%	9.05%
Total risk-based capital ratio of subsidiary Bank	13.04%	13.41%
Stockholders’ equity to total assets	7.99%	7.83%

(1)	Includes premises and equipment, other real estate, accrued interest receivable, other investments and other assets.
(2)	Includes accrued interest payable and other liabilities.

(n/m) - Not meaningful

Results of Operations
	At or for the Three Months Ended		Increase (Decrease)
	June 30, 2026	June 30, 2025	$	%
	(Dollars in thousands)
Selected Operating Data
Interest income	$21,867	$22,941	$(1,074)	(4.7)%
Interest expense	10,140	12,297	(2,157)	(17.5)

Net interest income	11,727	10,644	1,083	10.2
Provision for credit losses	161	1,290	(1,129)	(87.5)
Noninterest income	3,445	3,274	171	5.2
Noninterest expense	15,900	14,358	1,542	10.7
Credit for income taxes	(300)	(715)	415	(58.0)

Net loss	$(589)	$(1,015)	$426	(42.0)%

Adjusted earnings(1)	$(589)	$(1,015)	$426	(42.0)%
Selected Average Balance Sheet Data
Average earning assets	1,519,166	1,645,132	(125,966)	(7.7)%
Average total assets	1,750,254	1,821,164	(70,910)	(3.9)%
Average stockholders’ equity	135,715	132,127	3,588	2.7%

Results of Operations
	At or for the Three Months Ended		Increase (Decrease)
	June 30, 2026	June 30, 2025	$	%
	(Dollars in thousands)
Selected Financial Ratios
Annualized return on average assets	(0.13)%	(0.22)%
Adjusted annualized return on average assets(1)	(0.13)%	(0.22)%
Annualized return on average equity	(1.74)%	(3.08)%
Adjusted annualized return on average equity(1)	(1.74)%	(3.08)%
Net interest margin	3.10%	2.60%
Net (charge-offs) recoveries to gross loans	0.01%	(0.09)%
Selected Operating Data
Interest income	43,067	46,492	$(3,425)	(7.4)%
Interest expense	20,383	24,724	(4,341)	(17.6)

Net interest income	22,684	21,768	916	4.2
Provision for credit losses	286	2,201	(1,915)	(87.0)
Noninterest income	(9,297)	5,920	(15,217)	(257.0)
Noninterest expense	30,824	27,866	2,958	10.6
Credit for income taxes	(4,533)	(1,172)	(3,361)	286.8

Net loss	(13,190)	(1,207)	(11,983)	(n/m )

Adjusted earnings(1)	(1,159)	(1,207)	48	(n/m )
Selected Average Balance Sheet Data
Average earning assets	1,533,576	1,649,547	(115,971)	(7.0)%
Average total assets	1,761,019	1,828,076	(67,057)	(3.7)%
Average stockholders’ equity	137,008	134,614	2,394	1.8%

Selected Financial Ratios
Annualized return on average assets	(1.51)%	(0.13)%
Adjusted annualized return on average assets(1)	(0.13)%	(0.13)%
Annualized return on average equity	(19.41)%	(1.81)%
Adjusted annualized return on average equity(1)	(1.71)%	(1.81)%
Net interest margin	2.98%	2.66%
Net (charge-offs) recoveries to gross loans	—%	(0.10)%

(1)	A non-GAAP financial measure - see the “Non-GAAP Presentations” section for a reconciliation to the most comparable GAAP equivalent measure.

(n/m) - not meaningful

Financial Condition

Lincoln’s primary investment activities are the origination of real estate, commercial, and agricultural loans and the purchase of debt securities. Assets are funded primarily by deposits, borrowings such as Federal Home Loan Bank (“FHLB”) advances, and stockholders’ equity.

Total assets were $1.72 billion at June 30, 2026, representing a decrease of $38.2 million, or (2.2)%, from $1.76 billion at December 31, 2025. The decrease was primarily due to a decrease of $33.6 million in available-for-sale securities, coupled with a decrease of $15.8 million in cash and cash equivalents, partially offset by an increase in loans.

Lincoln’s primary earning assets and funding sources are discussed below, including significant changes in Lincoln’s assets, liabilities, and stockholders’ equity during the six months ended June 30, 2026.

Available-For-Sale Debt Securities Portfolio

The available-for-sale debt securities portfolio serves the following purposes: (i) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender; (ii) it provides liquidity to even out cash flows from the loan and deposit activities of customers; (iii) it can be used as an interest rate risk management tool, since it provides a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of Lincoln; and (iv) it is an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans.

Consistent with Lincoln’s investment policy, Lincoln’s portfolio consists of (i) asset-backed securities; (ii) collateralized mortgage obligations; (iii) government-sponsored mortgage-backed securities; (iv) state and political subdivisions; (v) U.S. treasuries; and (vi) collateralized debt obligations.

All debt securities are classified as available-for-sale. Accounting guidance requires available-for-sale debt securities to be marked to fair value with an offset to accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Monthly adjustments are made to reflect changes in the fair value of Lincoln’s available-for-sale debt securities.

The following table sets forth the carrying value of Lincoln’s available-for-sale debt securities for the periods indicated.

	June 30, 2026		December 31, 2025		June 30, 2026
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	% of Total Portfolio (Based on Fair Value)
	(Dollars in thousands)
Available-For-Sale Debt Securities
Asset-backed securities	$8,497	$8,466	$2,386	$2,405	2.9%
Collateralized mortgage obligations	96,334	93,252	102,824	99,360	31.5%
Government sponsored mortgage-backed securities	23,720	23,127	49,911	45,021	7.8%
State and political subdivisions	120,027	110,012	168,260	146,012	37.1%
U.S. Treasuries	35,538	35,370	14,942	14,239	11.9%
Collateralized debt obligations	25,981	26,066	22,950	22,872	8.8%

Total securities available for sale	$310,097	$296,293	$361,273	$329,909	100.0%

Lincoln’s collateralized mortgage obligations and government sponsored mortgage-backed securities portfolios consist of securities predominantly underwritten to the standards of and guaranteed by the following government-sponsored agencies: Federal Home Loan Mortgage Corporation; Federal National Mortgage Association; and Government National Mortgage Association.

The following table sets forth certain information regarding the amortized cost, weighted average yields (based upon the amortized cost of the underlying security), and maturities of Lincoln’s investment securities portfolio as of June 30, 2026. Yields on tax-exempt obligations have been computed on a tax equivalent basis, using the 21% federal tax rate. Mortgage-backed investment securities include scheduled principal payments and estimated prepayments based on observable market inputs. Actual prepayments will differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

	Maturities and Weighted Average Yields as of June 30, 2026
(Dollars in thousands)	One year or less		One to five years		Five to ten years		Over ten years		Total
Available-for-sale debt securities	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
Asset-backed securities	$1,708	6.32%	$6,789	4.66%	$—	—%	$—	—%	$8,497	4.99%
Collateralized mortgage obligations	—	—%	79,562	4.84%	16,772	2.86%	—	—%	96,334	4.50%
Government sponsored mortgage-backed securities	70	1.97%	3,942	5.24%	7,903	5.15%	11,804	4.34%	23,720	4.76%
State and political subdivisions	575	2.07%	24,181	2.87%	27,315	3.04%	67,955	3.35%	120,027	3.18%
U.S. treasuries	—	—%	22,803	3.95%	12,734	4.22%	—	—%	35,538	4.05%
Collateralized debt obligations	—	—%	9,467	7.47%	16,514	6.78%	—	—%	25,981	7.03%

Total	$2,353	5.15%	$146,746	4.55%	$81,239	4.15%	$79,759	3.50%	$310,097	4.18%

Percent of total amortized cost	0.76%		47.32%		26.20%		25.72%		100.0%
Cumulative % of total amortized cost	0.76%		48.08%		74.28%		100.0%

The following factors may be particularly relevant when comparing Lincoln’s investment portfolio with the performance of other financial institutions:

•	All debt security investments are classified as available-for-sale;

•	All debt securities are carried at fair value on the balance sheet; and

•	Unrealized losses on debt securities, net of deferred tax, are reflected in stockholders’ equity.

In January 2026, Lincoln implemented balance sheet repositioning strategies and sold $176.6 million (par value) in available-for-sale securities recognizing a loss totaling $15.7 million. The average duration for the total securities available for sale as of June 30, 2026 was 5.0 years, compared to 5.8 years at December 31, 2025. At a portfolio level, Management undertook the repositioning to improve prospective asset yields, enhance balance sheet flexibility and support the net interest margin outlook by redeploying proceeds into cash, higher-yielding earning assets and other liquidity or investment opportunities consistent with Lincoln’s asset-liability management objectives. The realized loss reduced current-period earnings and retained earnings, but management expects the redeployment of proceeds, together with continued deposit pricing discipline and higher-rate loan originations, to support net interest margin improvement over time.

Loan Portfolio

Loans represent the largest portion of Lincoln’s earning assets and typically provide higher yields than other assets. The quality and diversification of the loan portfolio is an important consideration when reviewing Lincoln’s financial condition. Lincoln’s loan policy provides consistent standards and direction to achieve goals and objectives, which include maximizing earnings over the short and long term by managing risks. Internal concentration limits exist on all loan types, including the commercial & national credit & SBA/government guaranteed segment and agricultural and farmland segment. Lincoln has established strong underwriting practices and procedures to assess borrower credit risk, including review of debt service ability and collateral values and evaluation of guarantors. Appropriate actions are taken when a borrower is past due on payments or no longer able to service its debt.

Lincoln’s loan portfolio consists of various types of loans: construction real estate, multi-family real estate, commercial real estate and 1-4 family real estate, agricultural and farmland, commercial & national credit & SBA/government guaranteed, and loans to individuals. At June 30, 2026 and December 31, 2025, the commercial real estate segment had the highest concentration and comprised 30.0% and 28.0%, respectively, of Lincoln’s loan portfolio. Lincoln’s loans are primarily to borrowers in the Iowa markets where Lincoln operates.

Real estate loans consist of: Construction – land and commercial development, Multi-family real estate, Commercial real estate, and 1-4 family real estate including construction.

•

Construction – land and commercial development: Lincoln provides financing for both horizontal (land development) and vertical (construction) financing, with a primary focus within Lincoln’s identified lending footprint. Land development financing is broad in scope, serving both commercial and residential developers. The loan policy outlines the underwriting criteria for each of these areas. These loans are generally structured with variable rates based on the Prime interest rate with loan maturities driven by the project scope, generally 12 – 18 months. Guarantor financial strength and liquidity play a vital role in underwriting these credits as collateral liquidation is generally the primary source of repayment.

•

Multi-family real estate: Lincoln provides many types of multifamily real estate financing, ranging from smaller properties to larger multi building complexes, as well as standard multifamily to more urban mixed use properties. Underwriting guidelines for these loans are laid out in the loan policy, with available market data including vacancy and absorption rates used in the analysis. Project economics are stressed to ensure their ability to withstand changes in rents, expenses, and occupancy. Loan amortizations for multifamily properties range from 20 – 30 years depending on the age of the property. Interest rates for these types of properties are predominantly adjustable, with the initial fixed rate periods generally not exceeding five years.

•

Commercial real estate: Lincoln focuses on both owner and non-owner occupied commercial real estate properties. Property types included within this segment would consist of industrial, warehouse, flex, and office for example. Underwriting guidelines for these loans are documented in the loan policy. Market data, vacancy rates, lease rates and duration are some of the items used within the analysis. Loan amortizations for commercial real estate properties are generally 20 years, with adjustable interest rates.

•

1-4 family real estate including construction: Lincoln provides many types of loans involving the purchase or refinance of real property including consumer mortgages, home construction, home improvement and small lines of credit. The loan policy addresses specific credit guidelines for each type. Many of the consumer real estate loans underwritten by Lincoln, other than home equity lines of credit (“HELOC”), conform to the underwriting requirements of Fannie Mae or other secondary market aggregators to allow Lincoln to resell loans in the secondary market. Lincoln structures most loans that will not conform to those underwriting requirements as adjustable rate mortgages that mature or adjust in one to five years, and then retains these loans in the Bank’s portfolio. Servicing rights are generally not retained on the residential real estate loans sold in the secondary market except for select loans sold to the Federal Home Loan Bank MPF program.

Agricultural and farmland loans are subject to underwriting standards and processes similar to commercial loans. Lincoln provides a wide range of agricultural loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes. Collateral for agricultural loans generally includes accounts receivable, inventory (typically grain or livestock) and equipment. Collateral for agricultural real estate loans is generally real estate and improvements.

Commercial, Shared National Credits, & SBA/Government Guaranteed loans focus on small and mid-sized businesses with primary operations in transportation, warehousing, manufacturing, as well as service industry companies such as retailers and hospitality. Shared national credits include engaging with the shared national credit market or leverage loan market under the advisement of a third-party asset manager. Small business administration (“SBA”)/government guaranteed loans are loans made to small businesses under the SBA 7(a) program in which the U.S. SBA guarantees a portion of the loan, therefore representing less risk to Lincoln.

Loans to individuals consist of consumer loans and other types including motor vehicle, signature loans, and small personal credit lines.

The following table sets forth loans within each segment of Lincoln’s portfolio for the periods indicated below, including their percentage of total loans and increase (decrease) during 2026:

	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025	Increase (Decrease) in 2026
	(Dollars in thousands)		Percent of Total Loans		Percentage
Real Estate:
Construction - Land and commercial development	$39,064	$41,508	3.3%	3.6%	(5.9)%
Multi-family	175,757	179,265	14.8%	15.4%	(2.0)%
Commercial	354,782	327,023	30.0%	28.0%	8.5%
1-4 Family including construction	216,388	241,626	18.3%	20.7%	(10.4)%
Agricultural and Farmland	153,960	164,525	13.0%	14.1%	(6.4)%
Commercial & National credit & SBA/Government guaranteed	240,207	209,522	20.3%	17.9%	14.6%
Loans to Individuals - Other	3,516	3,487	0.3%	0.3%	0.8%

Total loans	1,183,674	1,166,956	100.0%	100.0%	1.4%

Net deferred loan fees, premiums and discounts	(884)	(920)			(3.9)%
Allowance for credit losses - loans	(18,115)	(17,865)			1.4%

Loans, net	$1,164,675	$1,148,171			1.4%

The following table sets forth contractual maturities by loan portfolio segment. This table does not include unscheduled prepayments:

	As of June 30, 2026
	(Dollars in thousands)
Loans, maturing in	1 Year or less	1 - 5 Years	5 -15 Years	After 15 Years	Total
Real Estate:
Construction - Land and commercial development	$8,000	$21,240	$9,335	$489	$39,064
Multi-family	30,367	91,582	41,186	12,622	175,757
Commercial	66,814	140,763	139,344	7,861	354,782
1-4 Family including construction	31,639	28,518	29,733	126,498	216,388
Agricultural and Farmland	45,711	23,529	59,137	25,583	153,960
Commercial & National credit & SBA/Government guaranteed	114,755	96,932	24,491	4,029	240,207
Loans to Individuals - Other	1,947	1,382	83	104	3,516

Total	$299,233	$403,946	$303,309	$177,186	$1,183,674

Percentage of total loans	25.28%	34.13%	25.62%	14.97%	100.0%

The following table presents loans that mature after one year, set forth by loan segment and fixed or adjustable interest rate:

	As of June 30, 2026
	(Dollars in thousands)
Loans, maturing after 1 year	Fixed Rate	Adjustable Rate	Total
Real Estate:
Construction - Land and commercial development	$6,412	$24,652	$31,064
Multi-family	77,395	67,995	145,390
Commercial	137,547	150,421	287,968
1-4 Family including construction	31,582	153,167	184,749
Agricultural and Farmland	44,093	64,157	108,250
Commercial & National credit & SBA/Government guaranteed	98,112	27,340	125,452
Loans to Individuals - Other	1,145	424	1,569

Total	$396,286	$488,156	$884,442

Percentage of loans maturing >1 year	44.81%	55.19%	100.0%

Credit Quality, Allowance For Credit Losses & Net (Charge-Offs)/Recoveries On Loans

In accordance with CECL guidance, Lincoln has grouped its loan portfolio into segments with similar risk characteristics based on factors such as loan type, credit risk profile, borrower characteristics, and other relevant attributes that influence the risk of default. By dividing loans into these segments, Lincoln can apply more tailored loss estimation techniques that reflect the specific credit risks associated with each segment.

Evaluations of Lincoln’s loan portfolio, its segments, and individual credits are inherently subjective and require significant judgments dependent on the circumstances at the time of the evaluation. As such, current period results are not an indication of future performance, and future evaluations may result in substantial changes to the allowance for credit losses and related provision expense as a result of changing economic conditions, asset quality, or loan portfolio composition in future periods.

For more information on Lincoln’s allowance for credit losses methodology, including the quantitative and qualitative factors used in the calculation, please see “Note 1: Nature of Operations and Summary of Significant Accounting Policies” and “Note 3: Loans and Allowance for Credit Losses” within the Notes to the December 31, 2025 Consolidated Financial Statements.

The following table presents: (1) allowance for credit losses by loan portfolio segment, (2) loans by portfolio segment compared to total loans (dollars and percentage), and (3) allowance for credit losses by loan portfolio segment as a percentage of the total ACL for the periods indicated:

(Dollars in thousands)
June 30, 2026	Allowance for Credit Losses	Total Loans	% of Total Loans Outstanding	Allowance as a % of Total ACL
Real Estate:
Construction - Land and commercial development	$807	$39,064	3.3%	4.5%
Multi-family	1,321	175,757	14.8%	7.3%
Commercial	8,762	354,782	30.0%	48.4%
1-4 Family including construction	1,852	216,388	18.3%	10.2%

(Dollars in thousands)
June 30, 2026	Allowance for Credit Losses	Total Loans	% of Total Loans Outstanding	Allowance as a % of Total ACL
Agricultural and Farmland	931	153,960	13.0%	5.1%
Commercial & National credit & SBA/Government guaranteed	4,406	240,207	20.3%	24.3%
Loans to Individuals - Other	36	3,516	0.3%	0.2%

Total	$18,115	$1,183,674	100.00%	100.0%

(Dollars in thousands)
December 31, 2025	Allowance for Credit Losses	Total Loans	% of Total Loans Outstanding	Allowance as a % of Total ACL
Real Estate:
Construction - Land and commercial development	$1,306	$41,508	3.6%	7.3%
Multi-family	945	179,265	15.4%	5.3%
Commercial	9,535	327,023	28.0%	53.4%
1-4 Family including construction	2,164	241,626	20.7%	12.1%
Agricultural and Farmland	975	164,525	14.1%	5.4%
Commercial & National credit & SBA/Government guaranteed	2,892	209,522	17.9%	16.2%
Loans to Individuals - Other	48	3,487	0.3%	0.3%

Total	$17,865	$1,166,956	100.0%	100.0%

The allowance for credit losses was $18.1 million at June 30, 2026, an increase of $250 thousand, or 1.4%, from $17.9 million at December 31, 2025. The increase is due to increases in specific reserves on certain nonperforming loans offset by decreases in gross loan balances for each segment except Real Estate - Commercial, Commercial & National credit & SBA/Government guaranteed, and Loans to Individuals - Other. The allowance as a percentage of gross loan balances remained consistent, with a ratio of 1.53% at June 30, 2026 and December 31, 2025.

The following tables set forth the net (charge-offs) recoveries by loan portfolio segments for the periods indicated:

	Three Months Ended June 30, 2026 and 2025
(Dollars in thousands)	Real Estate	Agricultural and Farmland	Commercial & National credit & SBA / Government guaranteed	Loans to Individuals - Other	Total
For the Three Months Ended June 30, 2026
Charge-offs	$—	$—	$—	$(22)	$(22)
Recoveries	4	—	79	4	87

Net (charge-offs) recoveries	4	—	79	(18)	65

Net (charge-off) recovery ratio(1)	—%	—%	0.01%	—%	0.01%
For the Three Months Ended June 30, 2025
Charge-offs	$—	$—	$(717)	$(389)	$(1,106)
Recoveries	14	—	36	4	54

	Three Months Ended June 30, 2026 and 2025
(Dollars in thousands)	Real Estate	Agricultural and Farmland	Commercial & National credit & SBA / Government guaranteed	Loans to Individuals - Other	Total
Net (charge-offs) recoveries	$14	$—	$(681)	$(385)	$(1,052)

Net (charge-off) recovery ratio(1)	—%	—%	(0.06)%	(0.03)%	(0.09)%

(1)	Ratio is calculated as net (charge-offs) or recoveries as a percentage of total gross loans.

	Six Months Ended June 30, 2026 and 2025
(Dollars in thousands)	Real Estate	Agricultural and Farmland	Commercial & National credit & SBA / Government guaranteed	Loans to Individuals - Other	Total
For the Six Months Ended June 30, 2026
Charge-offs	$(102)	$—	$—	$(36)	$(138)
Recoveries	19	—	110	11	140

Net (charge-offs) recoveries	(83)	—	110	(25)	2

Net (charge-off) recovery ratio(1)	(0.01)%	—%	0.01%	—%	—%
For the Six Months Ended June 30, 2025
Charge-offs	(4)	—	(779)	(502)	(1,285)
Recoveries	16	—	110	5	131

Net (charge-offs) recoveries	$12	$—	$(669)	$(497)	$(1,154)

Net (charge-off) recovery ratio(1)	—%	—%	(0.06)%	(0.04)%	(0.10)%

(1)	Ratio is calculated as net (charge-offs) or recoveries as a percentage of total gross loans.

Gross charge-offs for the first six months of 2026 totaled $138 thousand, while there were $140 thousand in gross recoveries on previously charged-off loans. The ratio of net (charge-offs) recoveries to gross loans for the first six months of 2026 was 0.00% compared to (0.10)% for the six months ended June 30, 2025.

Past Due Loans

Loans past due are summarized in the following table.

	(Dollars in thousands)		Percentage of Total Loans
Loans past due	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025
30-89 days past due	$1,460	$3,864	0.12%	0.33%
90 or more days past due and accruing	6,443	32	0.54%	—%

Total loans past due 30 days or more and accruing	$7,903	$3,896	0.67%	0.33%

Past due loans remain at manageable levels. The increase in total loans past due 30 days or more and accruing between December 31, 2025 and June 30, 2026 was largely due to an increase in commercial real estate credits that were 90 days or more past due and accruing, partially offset by a decline in 30-89 days past due stemming primarily from 1-4 family including construction and commercial & national credit & SBA/government guaranteed credits past due 60-89 days and 1-4 family construction loans that are past due 30-59 days. Management believes collateral coverage will prevent or mitigate losses on these loans.

For more information about past due loans, please refer to “Note 3: Loans and Allowance for Credit Losses” to Lincoln’s interim consolidated financial statements.

Nonperforming Assets

The following table sets forth information about non-performing assets, including loans on nonaccrual, accruing loans that are greater than or equal to 90 days past due, and other real estate owned. The accrual of interest on non-performing loans is generally discontinued at the time the loan is ninety days delinquent unless the credit is well secured and in the process of collection.

	For the Period Ended
	June 30, 2026	December 31, 2025
	(Dollars in thousands)
Non-performing assets
Nonaccrual loans	$44,758	$36,467
Loans past due 90 days or more and accruing interest	6,443	32

Total non-performing loans	51,201	36,499
Other real estate owned	8,248	9,966

Total non-performing assets	$59,449	$46,465

Non-performing loans to total gross loans	4.33%	3.13%
Non-performing assets to total assets	3.45%	2.64%
Allowance for credit losses on loans to non-performing loans	35.38%	48.95%
Allowance for credit losses on loans to total gross loans	1.53%	1.53%

Non-performing loans were $51.2 million at June 30, 2026, an increase of $14.7 million, or 40.3%, from $36.5 million at December 31, 2025. The increase in nonaccrual loans was largely due to one multi-family relationship with a total outstanding loan balance of $5.8 million, while the increase in loans past due 90 days or more and accruing interest was due to two commercial real estate relationships with a cumulative total outstanding loan balance of $6.4 million.

Other real estate owned was $8.2 million at June 30, 2026, a decrease of $1.7 million, or (17.2)%, from $10.0 million at December 31, 2025. The decline in other real estate stemmed primarily from the sale of one property. We believe this number could fluctuate both higher and lower throughout 2026, but at this time the aggregate losses from the current properties would be contained.

Allowance for credit losses on loans to gross total loans was unchanged during both periods (June 30, 2026 and December 31, 2025) at 1.53%. As of June 30, 2026 and December 31, 2025, we believe the allowance for credit losses on loans is adequate based on Lincoln’s evaluation of the portfolio.

Deferred Taxes

Lincoln recognizes deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) for the future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities.

Significant components of Lincoln’s DTAs and DTLs include:

Deferred tax assets:

•	Allowance for credit losses

•	Net operating loss carryforwards

•	Accrued compensation and benefits

•	Securities fair value adjustments (AFS portfolio)

•	As of June 30, 2026, Lincoln reported net deferred tax assets of $14.4 million.

Deferred tax liabilities:

•	Intangible assets and goodwill

Management evaluates the realizability of DTAs on a semi-annual basis, considering both positive and negative evidence, including historical earnings, forecasted taxable income, tax planning strategies, and the reversal of existing taxable temporary differences.

Where it is more likely than not that some portion of DTAs will not be realized, a valuation allowance is recorded. As of June 30, 2026, Lincoln has recorded a valuation allowance of $1.0 million, primarily related to state NOLs with limited carryforward periods.

Funding Sources

Lincoln’s primary sources of funds are deposits (including brokered deposits), FHLB advances, subordinated debentures, and proceeds from principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit inflows are influenced by market interest rates, economic conditions, and customer behavior, all of which can change over time.

Deposits

The composition and cost of Lincoln’s deposit base are important components in analyzing Lincoln’s net interest margin and balance sheet liquidity. Lincoln’s liquidity is impacted by the volatility of deposits, given the risk of that money leaving Lincoln’s Bank for rate-related or other reasons. Deposits can be adversely affected if economic conditions weaken, especially in the markets where we operate.

Deposits are set forth in the following table for the periods indicated.

	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025	Increase (Decrease)
Deposit Category	(Dollars in thousands)		Percent of Total Deposits		Amount	Percentage
Noninterest bearing	$226,940	$245,236	15.5%	16.3%	$(18,296)	(7.5)%
Interest bearing	393,423	387,439	26.9%	25.7%	5,984	1.5%
Money market	101,706	104,583	6.9%	6.9%	(2,877)	(2.8)%
Savings	295,118	276,727	20.2%	18.4%	18,391	6.6%
Brokered	74,778	106,263	5.1%	7.1%	(31,485)	(29.6)%
Time of $250 thousand and under	250,744	269,588	17.1%	17.8%	(18,844)	(7.0)%
Time over $250 thousand	121,064	117,235	8.3%	7.8%	3,829	3.3%

Total deposits	$1,463,773	$1,507,071	100.0%	100.0%	$(43,298)	(2.9)%

Total deposits were $1.46 billion at June 30, 2026, a decrease of $43.3 million, or (2.9)%, from $1.51 billion at December 31, 2025. The decrease in total deposits was primarily due to decreases in all deposit categories, except interest bearing, savings, and time deposits over $250 thousand.

Lincoln operates an embedded finance division, partnering with several corporate Fintech clients which offer different payment sources and business products. This division offers deposit accounts to customers through this platform which are included as part of the Demand, interest bearing deposit category. The interest rates on these deposits vary by partner as a discount to the Effective Federal Funds Rate. The weighted average rate on the deposits is not significantly higher than the weighted average rate on the community bank deposits. Total deposits included as part of this division were $103.8 million at June 30, 2026, a decrease of $12.6 million, or (10.8)%, from $116.4 million at December 31, 2025. The current relationships do not experience materially different balance volatility when compared to the non-finance division deposits; future relationships may act differently. Lincoln also has the ability to move most of these deposits on or off the balance sheet through deposit network relationships, as appropriate, with the most common approach being one-way sweeps. Total deposits moved off-balance sheet through the deposit network relationships at June 30, 2026 and December 31, 2025 were $198.7 million and $175.7 million, respectively. Note that these deposits comprised 7.1% and 7.7% of total deposits as of June 30, 2026 and December 31, 2025, respectively.

The following table presents average deposit balances and the average rate paid on those balances for the periods indicated. These average deposit balances and average rates paid should be read in conjunction with the net interest margin table included elsewhere in this document.

	At or for the Three Months Ended
	June 30, 2026		June 30, 2025
Deposit Category (Dollars in thousands)	Average Deposits	Average Interest Rate	Average Deposits	Average Interest Rate
Interest bearing	$411,899	2.04%	$399,375	2.57%
Money market	104,363	2.13%	108,327	2.33%
Savings	290,795	2.38%	242,295	2.68%
Brokered	74,624	3.95%	166,830	4.43%
Time	377,719	3.74%	418,133	4.34%

Total interest-bearing deposits	$1,259,400	2.75%	$1,334,960	3.36%
Noninterest bearing	228,174	—%	240,419	—%

Total average deposits	$1,487,574	2.33%	$1,575,379	2.84%

	At or for the Six Months Ended
	June 30, 2026		June 30, 2025
Deposit Category (Dollars in thousands)	Average Deposits	Average Interest Rate	Average Deposits	Average Interest Rate
Interest bearing	$400,539	2.04%	$390,291	2.51%
Money market	104,888	2.11%	112,238	2.36%
Savings	290,343	2.38%	234,863	2.69%
Brokered	82,500	3.97%	168,271	4.45%
Time	382,648	3.79%	428,793	4.45%

Total interest-bearing deposits	$1,260,918	2.78%	$1,334,456	3.40%
Noninterest bearing	234,213	—%	242,852	—%

Total average deposits	$1,495,131	2.34%	$1,577,308	2.87%

Total average deposits were $1.5 billion at June 30, 2026, a decrease of $82.2 million, or (5.2)%, from $1.6 billion at June 30, 2025, respectively. The rate on total average deposits decreased 51 and 53 basis points for the three and six months ending June 30, 2026 to 2.33% and 2.34%, respectively, when compared to the same periods in the prior year, primarily reflecting broad repricing across all interest-bearing deposit categories as market interest rates moderated from prior-year levels. Average rates declined for interest-bearing, money market, and savings deposits, driven by reduced pricing pressure on transactional and liquid balances, while time deposits and brokered deposits remained the highest-cost categories despite meaningful declines in balances. Overall, the decrease in deposit costs reflects lower market rates and a shift away from the peak pricing environment experienced in previous years, when customers favored higher-yielding deposit products.

Core deposits are defined by the banking regulators as all deposit accounts of $250,000 and less, minus any fully insured brokered deposits of $250,000 or less. Core deposits as a % of total deposits increased, while Lincoln’s use of brokered deposits has continued to decline in 2026. Information about Lincoln’s core deposits and brokered deposits follows as of the dates indicated:

Core and Brokered Deposits (Dollars in thousands)	June 30, 2026	December 31, 2025
Core deposits	$1,267,931	$1,283,573
% of total deposits	86.6%	85.2%
Change from prior year end balance sheet date	(15,642)	2,218
% Change from prior year end balance sheet date	(1.2)%	0.2%
Brokered deposits	74,778	106,263
% of total deposits	5.1%	7.1%

FDIC deposit insurance covers $250,000 per depositor, per FDIC-insured bank, for each account ownership category. Maturities of time deposits of over $250,000, for the period indicated, are shown below:

Maturing Period (Dollars in thousands)	June 30, 2026
Maturing in:
3 months or less	$42,755
3 months to 6 months	38,798
6 months to 1 year	34,062
1 year or greater	5,449

Total	$121,064

Borrowings

Lincoln maintains a line of credit with various covenants, primarily consisting of capital ratios and loan performance ratios. Lincoln held a line of credit for $15 million at December 31, 2025, which had a due date of April 1, 2026. Lincoln paid-off the line of credit in January 2026. There was no line of credit outstanding at June 30, 2026, compared to $14.5 million outstanding as of December 31, 2025. See further discussion in Note 10: Notes Payable.

Lincoln utilizes FHLB advances and had balances of $60.0 million and $70.0 million outstanding as of June 30, 2026 and December 31, 2025, respectively. FHLB advances were secured by specific FHLB stock and qualifying consumer, commercial and agricultural mortgage loans with a combined carrying amount of approximately $289.8 million and $308.4 million as of June 30, 2026 and December 31, 2025, respectively. See further discussion in Note 8: Federal Home Loan Bank Advances and Federal Funds Lines.

On January 15, 2026, we entered into Subordinated Note Purchase Agreements with eighteen purchasers pursuant to which Lincoln offered and sold $33,500,000 in aggregate principal amount of its 9.00% Fixed-to-Floating Rate Subordinated Notes Due 2036. Lincoln paid placement agency fees of $670,000, resulting in net proceeds of $32,830,000. Further, Lincoln paid approximately $870,000 in subordinated debt issuance costs in the first quarter of 2026 associated with this transaction. As of June 30, 2026, subordinated debt, net of issuance costs was $32.7 million.

Lastly, Lincoln has junior subordinated debentures due to a 100% owned, nonconsolidated subsidiary of Lincoln. The debentures were issued on June 21, 2007, in conjunction with the Trust’s issuance of 9,000,000 shares of Company Obligated Mandatorily Redeemable Preferred Securities. As of June 30, 2026, junior subordinated debentures were $9.3 million. See further discussion in Note 11: Subordinated Debentures and Junior Subordinated Debentures.

Off-Balance Sheet Arrangements

As a provider of financial services, Lincoln issues standby letters of credit. Standby letters of credit are irrevocable conditional commitments issued by Lincoln Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid. Lincoln had outstanding standby letters of credit amounting to $4.1 million and $4.6 million at June 30, 2026 and December 31, 2025, respectively.

Lincoln had outstanding loan commitments, aggregating $290.0 million and $259.7 million at June 30, 2026 and December 31, 2025, respectively. These commitments consist primarily of unfunded lines of credit to borrowers and commitments to originate loans.

Lincoln also has the ability to move most of the deposits from Lincoln’s embedded finance division on or off the balance sheet through deposit network relationships, as appropriate, with the most common approach being one-way sweeps. Total deposits moved off-balance sheet through the deposit network relationships at June 30, 2026 and December 31, 2025 were $198.7 million and $175.7 million, respectively.

These off-balance sheet commitments are considered in Lincoln’s liquidity management process because they could require funding during periods of increased customer demand or market stress. At June 30, 2026, the $290.0 million of outstanding loan commitments and $4.1 million of standby letters of credit were supported by available liquidity sources, including cash and cash equivalents, proceeds from loan and securities cash flows, federal funds lines totaling $30.0 million, Federal Reserve Bank discount window capacity of approximately $97.6 million, additional FHLB borrowing capacity of $124.2 million and access to brokered deposit relationships subject to applicable regulatory requirements and internal policy limits.

In a stress scenario involving elevated deposit outflows, higher line utilization and reduced market liquidity, management expects to fund commitments through cash on hand, securities cash flows or sales, FHLB advances, federal funds lines, the Federal Reserve Bank discount window and brokered deposits. If utilization materially exceeds historical or projected levels, or if access to one or more funding sources becomes limited, Lincoln could experience increased funding costs or liquidity pressure.

Lincoln anticipates that sufficient funds will be available to meet current loan commitments. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As required by ASC 326, Lincoln maintains an allowance for expected credit losses on off-balance sheet commitments. The allowance balance is included with other liabilities on Lincoln’s balance sheet. The allowance balance is calculated in the same manner as Lincoln’s allowance for credit losses on loans, except Lincoln estimates the percentage of off-balance sheet commitments that Lincoln will actually fund in the future. Lincoln’s allowance for credit losses on off-balance sheet commitments was $674 thousand at June 30, 2026, an increase of $38 thousand from $636 thousand at December 31, 2025. There were no write-offs of any off-balance sheet commitments during the six months ended June 30, 2026 or the year ended December 31, 2025.

Results of Operations - Comparison of Results For The Three Months Ended June 30, 2026 and 2025

Summary of Performance

Net loss for the three months ended June 30, 2026 was $589.0 thousand, a decrease in net loss of $426.0 thousand, compared to the net loss of $1.0 million for the three months ended June 30, 2025. Adjusted earnings for the three months ended June 30, 2026 was an adjusted loss of $589 thousand, a decrease of $426.0 thousand compared to the adjusted loss of $1.0 million for the three months ended June 30, 2025. Adjusted earnings is a non-GAAP financial measure - see the “Non-GAAP Presentations” section for a reconciliation to the most comparable GAAP equivalent measure and an explanation of why management believes the measure is useful to investors. The decrease in net loss was primarily driven by the increase of $1.1 million in net interest income, a reduction of $1.1 million in the provision for credit losses, and an increase of $171 thousand in total noninterest income. Partially offsetting these decreases to the net loss was an increase of $1.5 million in total noninterest expense, driven primarily by higher legal fees, penalties, audit, and consulting expense stemming primarily from the resale registration process, coupled with higher SBA expenses. Also offsetting the decrease to the net loss was a reduction in the benefit from the credit for income taxes of $415 thousand.

Summary of Net Interest Income and Net Interest Margin

Net interest income is calculated as interest received on interest-earning assets less total interest payments on interest-bearing liabilities for the reporting period. Net interest income for the three months ended June 30, 2026 was $11.7 million, an increase of $1.1 million, or 10.2%, compared to $10.6 million for the three months ended June 30, 2025. The increase in net interest income was primarily the result of the decline of $2.2 million in interest expense on interest-bearing liabilities, stemming primarily from the $2.5 million decrease in interest expense on interest-bearing deposits. Partially offsetting this increase in net interest income was the decline of $1.1 million in interest income on interest-earning assets, stemming primarily from the decline of $1.8 million in loan interest income, partially offset by an increase of $591 thousand in interest income on securities, coupled with an increase of $153 thousand in interest income on federal funds sold.

Net interest margin increased 50 basis points to 3.10% for the three months ended June 30, 2026, from 2.60% for the three months ended June 30, 2025. The increase in net interest margin was largely due to the decrease of 61 basis points in interest-bearing deposit costs, coupled with an increase of 18 basis points in interest earning asset yields, stemming primarily from total securities held for investment. Partially offsetting these increases to net interest margin was the increase of 340 basis points in total borrowed funds cost.

Lincoln expects continued net interest margin improvement as new loans are being originated at higher rates, replacing lower yielding loans. In addition, Lincoln also expects net interest margin improvement from the balance sheet restructure in the first quarter of 2026, which included the sale of available-for-sale securities and the addition of $33.5 million in subordinated notes, coupled with the resolution of nonperforming assets and deposit pricing discipline.

The following table sets forth information related to Lincoln’s average balance sheet, average yields on assets, and average rates of liabilities for the periods indicated. Lincoln derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. Lincoln derived average balances from the daily balances throughout the periods indicated. Average loan balances include loans that have been placed on nonaccrual, while interest previously accrued on these loans is reversed against interest income. No yields below are presented on a tax-equivalent basis.

	Three Months Ended
	June 30, 2026			June 30, 2025
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Assets
Loans, including fees	$1,149,363	$17,154	5.99%	$1,308,326	$18,972	5.82%
Taxable investment securities	202,005	3,232	6.42%	167,419	2,360	5.65%
Tax-exempt investment securities	84,668	761	3.61%	114,288	1,042	3.66%

Total securities held for investment	286,673	3,993	5.59%	281,707	3,402	4.84%
Federal funds sold	83,130	720	3.47%	55,099	567	4.13%

Total interest-earning assets	1,519,166	$21,867	5.77%	1,645,132	$22,941	5.59%

Other assets	231,088			176,032

Total assets	$1,750,254			$1,821,164

Liabilities and stockholders’ equity
Deposits
Interest bearing	411,899	2,098	2.04%	399,375	2,560	2.57%
Money market	104,363	554	2.13%	108,327	628	2.33%
Savings	290,795	1,723	2.38%	242,295	1,620	2.68%
Brokered	74,624	734	3.95%	166,830	1,842	4.43%
Time deposits	377,719	3,518	3.74%	418,133	4,521	4.34%

Total interest-bearing deposits	1,259,400	8,627	2.75%	1,334,960	11,171	3.36%

Federal funds purchased	—	—	—%	—	—	—%
Other borrowings	73,784	1,513	8.22%	93,779	1,126	4.82%

Total borrowed funds	73,784	1,513	8.22%	93,779	1,126	4.82%

Total interest-bearing liabilities	$1,333,184	$10,140	3.05%	$1,428,739	$12,297	3.45%

Noninterest bearing demand deposits	228,174			240,419
Other noninterest bearing liabilities	53,181			19,879

Total liabilities	1,614,539			1,689,037
Stockholders’ equity	135,715			132,127

Total liabilities and stockholders’ equity	$1,750,254			$1,821,164

Net interest income / spread		$11,727	2.72%		$10,644	2.14%
Net interest margin			3.10%			2.60%
Cost of funds(1)			2.60%			2.95%

(1)	Cost of funds is calculated as total interest expense divided by the sum of average total deposits and borrowed funds.

The volume and rate variances table below indicates the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

	Three Months Ended June 30, 2026 and 2025 Change Due To
	Average Volume	Average Yield/Cost	Net Change
	(Dollars in thousands)
Increase (decrease) in interest income
Loans, including fees	$(2,394)	$576	$(1,818)
Taxable investment securities	527	345	872
Tax-exempt investment securities	(266)	(15)	(281)

Total securities held for investments	261	330	591

Federal funds sold	222	(69)	153

Change in interest income	$(1,911)	$837	$(1,074)

Increase (decrease) in interest expense
Deposits
Interest-bearing	$83	$(545)	$(462)
Money market	(22)	(52)	(74)
Savings	239	(136)	103
Brokered	(925)	(183)	(1,108)
Time	(412)	(591)	(1,003)

Total interest bearing deposits	(1,038)	(1,506)	(2,544)

Federal funds purchased	—	—	—
Other borrowings	(167)	554	387

Total borrowed funds	(167)	554	387
Change in interest expense	(1,205)	(952)	(2,157)

Change in net interest income	$(706)	$1,789	$1,083

Percentage increase (decrease) in net interest income over prior period			10.2%

Interest Income

Total interest income was $21.9 million in the three months ended June 30, 2026, a decrease of $1.1 million, or (4.7)%, from $22.9 million for the same period in 2025. Total interest income decreased primarily due to a decrease in interest income on loans of $1.8 million, partially offset by an increase in interest income from total investment securities and federal funds sold of $591 thousand and $153 thousand, respectively.

Interest income on loans was $17.2 million in the three months ended June 30, 2026, a decrease of $1.8 million or (9.6)%, from $19.0 million for the same period in 2025. The decrease in interest income on loans was driven by a $159.0 million decline in the average balance of loans, partially offset by a 17 basis points increase in the average rate earned on loans.

Interest income on securities held for investment was $4.0 million in the three months ended June 30, 2026, an increase of $591 thousand, or 17.4%, from $3.4 million for the same period in 2025. The increase in interest income on securities held for investment was consistent with the change in yield from 4.84% to 5.59%, coupled with an increase in the average securities held for investment, which were $286.7 million at June 30, 2026, an increase of $5.0 million, or 1.8%, from $281.7 million at June 30, 2025. The balance sheet repositioning that occurred in January 2026 partially contributed to the increase in securities yield discussed previously, coupled with purchases of higher-yielding securities throughout 2025.

Interest Expense

Total interest expense was $10.1 million in the three months ended June 30, 2026, a decrease of $2.2 million, or (17.5)%, from $12.3 million for the same period in 2025. Total interest expense decreased primarily due to a decrease in interest expense on deposits of $2.5 million, partially offset by an increase in interest expense of $387 thousand in total borrowed funds, primarily stemming from the subordinated debentures.

Interest expense on deposits was $8.6 million in the three months ended June 30, 2026, a decrease of $2.5 million or (22.8)%, from $11.2 million for the same period in 2025. The decrease in interest expense was consistent with the change in the average rate on total interest-bearing deposits, which decreased from 3.36% to 2.75% and the change in the average balances of total interest-bearing deposits, which decreased $75.6 million from the same period in 2025. Average interest-bearing checking deposits increased, while the average rate declined to 2.04% from 2.57%, which ultimately resulted in a decrease in interest-bearing checking deposits interest expense. Money market deposits declined in average balance, and the average rate decreased to 2.13% from 2.33%, resulting in a meaningful reduction in interest expense. Savings deposits increased in average balances while the average rate declined to 2.38% from 2.68%, reflecting repricing of balances while maintaining growth in lower-cost, relationship-based deposits. Brokered deposits declined significantly in average balances, and the average rate also decreased to 3.95% from 4.43%, reflecting lower wholesale funding costs and reduced reliance on brokered funding. Average balances of time deposits also declined significantly, with a similar change in the average rate, which decreased to 3.74% from 4.34%. This decline in both balances and rates of brokered and time deposits were the largest contributors to the reduction in total deposit costs.

Interest expense on total borrowed funds was $1.5 million in the three months ended June 30, 2026, an increase of $387 thousand, or 34.4%, from the same period in 2025. The increase in interest expense on total borrowed funds was consistent with change in average rates from 4.82% to 8.22%, partially offset by the decrease in total borrowed funds outstanding.

Provision for Credit Loss

Credit risk is inherent in the business of making loans. As discussed in the Critical Accounting Policies and Estimates section and the notes to Lincoln’s interim consolidated financial statements included herein, Lincoln maintains an allowance for credit losses on loans through charges or credits to earnings, which are presented in the consolidated statements of operations as provision for credit losses. Determining the appropriate level of the allowance involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio, including the fair value of collateral or discounted cash flows of specifically identified impaired loans. This process, by its nature, creates variability in the amount and frequency of charges or credits to Lincoln’s earnings. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.

For the three months ended June 30, 2026, Lincoln recorded a provision for credit losses of $161.0 thousand, a decrease of $1.1 million, or (87.5)%, compared to $1.3 million for the three months ended June 30, 2025. The allowance for credit losses on loans was $18.1 million at June 30, 2026, an increase of $250 thousand, or 1.4%, compared to $17.9 million at December 31, 2025. The allowance for credit losses to total gross loans was 1.53% at June 30, 2026, which was consistent with the ratio of 1.53% at December 31, 2025.

Net recoveries of $65 thousand were recorded during the three months ended June 30, 2026, an increase of $1.1 million, or 106.2%, compared to net charge-offs of $1.1 million for the same period of 2025.

Noninterest Income

The following table presents Lincoln’s various components of noninterest income:

	Three Months Ended		Increase (Decrease)
	June 30, 2026	June 30, 2025	Amount	Percentage
	(Dollars in thousands)
Noninterest income
Trust fees	$216	$285	$(69)	(24.2)%
Brokerage service commissions	681	572	109	19.1%
Service charges on deposit accounts	310	296	14	4.7%
Net gains on mortgage loan sales	48	57	(9)	(15.8)%
Net gains on SBA and USDA loan sales	6	74	(68)	(91.9)%
Net realized (losses) gains on sale of available-for-sale debt securities	—	—	—	(n/m)
Unrealized gains on equity securities	142	4	138	(n/m)
Other noninterest income	2,042	1,986	56	2.8%

Total noninterest income	$3,445	$3,274	$171	5.2%

(n/m) - not meaningful

Total noninterest income increased $171 thousand for the three months ended June 30, 2026 compared to the same period in 2025. The increase stemmed primarily from increases of $138 thousand and $109 thousand in unrealized gains on equity securities and brokerage service commissions, respectively.

Other noninterest income includes several items, such as debit card income, ATM fees, merchant services income, income from Lincoln’s finance division, bank-owned life insurance, and other fee income.

Noninterest Expense

The following table presents Lincoln’s components of noninterest expense:

	Three Months Ended		Increase (Decrease)
Noninterest expense	June 30, 2026	June 30, 2025	Amount	Percentage
(Dollars in thousands)
Salaries and employee benefits	$7,883	$8,168	$ (285)	(3.5)%
Occupancy	1,054	1,019	35	3.4%
Furniture, equipment and software expense	1,691	1,744	(53)	(3.0)%
Net losses (gains) on sales of other real estate and real estate expense	451	(169)	620	(n/m )
Other noninterest expense	4,821	3,596	1,225	34.1%

Total noninterest expense	$15,900	$14,358	$1,542	10.7%

(n/m) - not meaningful

Total noninterest expense was $15.9 million during the three months ended June 30, 2026, an increase of $1.5 million, or 10.7%, from $14.4 million during the same period in 2025. The increase in noninterest expense was primarily driven by a $1.2 million increase in other noninterest expense, coupled with an increase of $620 thousand in net losses (gains) on sales of other real estate and real estate expense. Other noninterest expense includes several expense items, such as card services, consulting and legal fees, sponsorships and donations, audits and exams, FDIC assessment, processing fees, directors fees, and other miscellaneous expense.

The increase in other noninterest expense was driven by higher legal fees, penalties, audit, and consulting expense stemming primarily from the resale registration process, coupled with higher SBA expenses. Partially offsetting these increases in other noninterest expense, was a decline in other expense stemming from a reduction in FDIC assessment expense and other miscellaneous expense. The increase in net losses (gains) on sales of other real estate and real estate expense was largely driven by two other real estate relationships that resulted in higher expenses, compared to the prior year gain on sale of other real estate.

Income Taxes

Lincoln’s income tax provision consists of federal, state, and local income taxes and reflects the effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, as well as permanent differences.

Due to net losses incurred in both 2026 and 2025, Lincoln recorded a credit for income taxes of $300 thousand and $715 thousand, for the three months ended June 30, 2026 and 2025, respectively. Lincoln’s effective income tax rate was 33.7% and 41.3% for the three months ended June 30, 2026 and 2025, respectively. The change in the income tax provision and effective tax rate was primarily attributable to changes in pre-tax income, tax-exempt income levels, state tax impacts, and discrete items.

Results of Operations - Comparison of Results For The Six Months Ended June 30, 2026 and 2025

Summary of Performance

Net loss for the six months ended June 30, 2026 was $13.2 million, an increase in net loss of $12.0 million, compared to the net loss of $1.2 million for the six months ended June 30, 2025. Adjusted earnings for the six months ended June 30, 2026 was an adjusted loss of $1.2 million, relatively unchanged from the adjusted loss of $1.2 million for the six months ended June 30, 2025. Adjusted earnings is a non-GAAP financial measure - see the “Non-GAAP Presentations” section for a reconciliation to the most comparable GAAP equivalent measure and an explanation of why management believes the measure is useful to investors. The increase in net loss was primarily driven by the $15.2 million decrease in noninterest income, primarily due to the first quarter of 2026 sale of available-for-sale securities as part of a balance sheet repositioning, which resulted in the recognition of a loss on sale of $15.7 million. Also contributing to the increase in the net loss was the $3.4 million decrease in total interest income, coupled with the increase of $3.0 million in noninterest expense, driven primarily by higher legal fees, penalties, audit, and consulting expense stemming from the resale registration process, coupled with higher SBA expenses. Partially offsetting these increases to the net loss, was the $4.3 million decrease in interest expense, coupled with a decrease of $1.9 million in the provision for credit losses.

Summary of Net Interest Income and Net Interest Margin

Net interest income is calculated as interest received on interest-earning assets less total interest payments on interest-bearing liabilities for the reporting period. Net interest income for the six months ended June 30, 2026 was $22.7 million, an increase of $916 thousand, or 4.2%, compared to $21.8 million for the six months ended June 30, 2025. The increase in net interest income was primarily the result of the decline of $4.3 million in interest expense on interest-bearing liabilities, stemming primarily from the $5.1 million decrease in interest expense on interest-bearing deposits, partially offset by a decrease of $3.4 million in interest income on interest-earning assets. This decrease in the interest income on average interest-earning assets was driven by a decrease of $5.6 million in loan interest income, stemming primarily from lower loan volumes, as the yield remained relatively constant. Partially offsetting this decline in loan interest income was an increase of $1.1 million in interest income on securities and an increase of $1.1 million in interest income from federal funds sold.

Net interest margin increased 32 basis points to 2.98% for the six months ended June 30, 2026, from 2.66% for the six months ended June 30, 2025. The increase in net interest margin was largely due to the decrease of 62 basis points in interest-bearing deposit costs. Partially offsetting this decline, which resulted in an increase to net interest margin, was the increase of 310 basis points in total borrowed funds cost, with interest earning asset yields remaining stable, with only a slight decline of 2 basis points.

Lincoln expects continued net interest margin improvement as new loans are being originated at higher rates, replacing lower yielding loans. In addition, Lincoln also expects net interest margin improvement from the balance sheet restructure in the first quarter of 2026, which included the sale of available-for-sale securities and the addition of $33.5 million in subordinated notes, coupled with the resolution of nonperforming assets and deposit pricing discipline.

The following table sets forth information related to Lincoln’s average balance sheet, average yields on assets, and average rates of liabilities for the periods indicated. Lincoln derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. Lincoln derived average balances from the daily balances throughout the periods indicated. Average loan balances include loans that have been placed on nonaccrual, while interest previously accrued on these loans is reversed against interest income. No yields below are presented on a tax-equivalent basis.

	Six Months Ended
	June 30, 2026			June 30, 2025
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Assets
Loans, including fees	$1,147,224	$33,639	5.91%	$1,337,490	$39,237	5.92%
Taxable investment securities	192,197	6,051	6.35%	160,791	4,463	5.60%
Tax-exempt investment securities	91,040	1,610	3.57%	116,798	2,084	3.60%

Total securities held for investment	283,237	7,661	5.45%	277,589	6,547	4.76%
Federal funds sold	103,115	1,767	3.46%	34,468	708	4.14%

Total interest-earning assets	1,533,576	$43,067	5.66%	1,649,547	$46,492	5.68%

Other assets	227,443			178,529

Total assets	1,761,019			1,828,076

Liabilities and stockholders’ equity
Deposits
Interest bearing	$400,539	$4,051	2.04%	$390,291	$4,854	2.51%
Money market	104,888	1,099	2.11%	112,238	1,316	2.36%
Savings	290,343	3,421	2.38%	234,863	3,133	2.69%
Brokered	82,500	1,623	3.97%	168,271	3,715	4.45%
Time deposits	382,648	7,184	3.79%	428,793	9,461	4.45%

Total interest-bearing deposits	1,260,918	17,378	2.78%	1,334,456	22,479	3.40%

Federal funds purchased	—	—	— %	26	—	— %
Other borrowings	77,718	3,005	7.80%	96,200	2,245	4.71%

Total borrowed funds	77,718	3,005	7.80%	96,226	2,245	4.70%

Total interest-bearing liabilities	$1,338,636	$20,383	3.07%	$1,430,682	$24,724	3.48%

Noninterest bearing demand deposits	234,213			242,852
Other noninterest bearing liabilities	51,162			19,928

Total liabilities	1,624,011			1,693,462
Stockholders’ equity	137,008			134,614

Total liabilities and stockholders’ equity	$1,761,019			$1,828,076

Net interest income / spread		$22,684	2.59%		$21,768	2.20%
Net interest margin			2.98%			2.66%
Cost of funds(1)			2.61%			2.98%

(1)	Cost of funds is calculated as total interest expense divided by the sum of average total deposits and borrowed funds.

The volume and rate variances table below indicates the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30, 2026 and 2025 Change Due To
	Average Volume	Average Yield/Cost	Net Change
	(Dollars in thousands)
Increase (decrease) in interest income
Loans, including fees	$(5,579)	$(19)	$(5,598)
Taxable investment securities	941	647	1,588
Tax-exempt investment securities	(456)	(18)	(474)

Total securities held for investments	485	629	1,114

Federal funds sold	1,155	(96)	1,059

Change in interest income	$(3,939)	$514	$(3,425)

Increase (decrease) in interest expense
Deposits
Interest-bearing	$131	$(934)	$(803)
Money market	(83)	(134)	(217)
Savings	569	(281)	288
Brokered	(1,724)	(368)	(2,092)
Time	(955)	(1,322)	(2,277)

Total interest bearing deposits	(2,062)	(3,039)	(5,101)

Federal funds purchased	—	—	—
Other borrowings	(314)	1,074	760

Total borrowed funds	(314)	1,074	760
Change in interest expense	(2,376)	(1,965)	(4,341)

Change in net interest income	$(1,565)	$2,481	$916

Percentage increase (decrease) in net interest income over prior period			4.2%

Interest Income

Total interest income was $43.1 million in the six months ended June 30, 2026, a decrease of $3.4 million, or (7.4)%, from $46.5 million for the same period in 2025. Total interest income decreased primarily due to a decrease in interest income on loans of $5.6 million, partially offset by an increase in interest income from total investment securities and federal funds sold of $1.1 million and $1.1 million, respectively.

Interest income on loans was $33.6 million in the six months ended June 30, 2026, a decrease of $5.6 million or (14.3)%, from $39.2 million for the same period in 2025. The decrease in interest income was driven by a $190.3 million decline in the average balance of loans, with little change in the average rate on loans.

Interest income on securities held for investments was $7.7 million in the six months ended June 30, 2026, an increase of $1.1 million, or 17.0%, from $6.5 million for the same period in 2025. The increase in interest income on securities held for investment was consistent with the change in yield from 4.76% to 5.45%, coupled with an increase in the average securities held for investment, which were $283.2 million at June 30, 2026, an increase of $5.6 million, or 2.0%, from $277.6 million at June 30, 2025. The balance sheet repositioning that occurred in January 2026 partially contributed to the increase in securities yield discussed previously, coupled with purchases of higher-yielding securities throughout 2025.

Interest Expense

Total interest expense was $20.4 million in the six months ended June 30, 2026, a decrease of $4.3 million, or (17.6)%, from $24.7 million for the same period in 2025. Total interest expense decreased primarily due to a decrease in interest expense on deposits of $5.1 million, partially offset by an increase in interest expense of $760 thousand in total borrowed funds, primarily stemming from the subordinated debentures.

Interest expense on deposits was $17.4 million in the six months ended June 30, 2026, a decrease of $5.1 million or (22.7)%, from $22.5 million for the same period in 2025. The decrease in interest expense was consistent with the change in the average rate on total interest-bearing deposits, which decreased from 3.40% to 2.78% and the change in the average balances of total interest-bearing deposits, which decreased $73.5 million from the same period in 2025. Average interest-bearing checking deposits increased, while the average rate declined to 2.04% from 2.51%, which ultimately resulted in a decrease in interest-bearing checking deposits interest expense. Money market deposits declined in average balance, and the average rate decreased to 2.11% from 2.36%, resulting in a meaningful reduction in interest expense. Savings deposits increased in average balances while the average rate declined to 2.38% from 2.69%, reflecting repricing of balances while maintaining growth in lower-cost, relationship-based deposits. Brokered deposits declined significantly in average balances, and the average rate also decreased to 3.97% from 4.45%, reflecting lower wholesale funding costs and reduced reliance on brokered funding. Average balances of time deposits also declined significantly, with a similar change in the average rate, which decreased to 3.79% from 4.45%. This decline in both balances and rates of brokered and time deposits were the largest contributors to the reduction in total deposit costs.

Interest expense on total borrowed funds was $3.0 million in the six months ended June 30, 2026, an increase of $760 thousand, or 33.9%, from the same period in 2025. The increase in interest expense on total borrowed funds was consistent with change in average rates from 4.70% to 7.80%, partially offset by the decrease in total borrowed funds outstanding.

Provision for Credit Loss

Credit risk is inherent in the business of making loans. As discussed in the Critical Accounting Policies and Estimates section and the notes to Lincoln’s interim consolidated financial statements included herein, Lincoln maintains an allowance for credit losses on loans through charges or credits to earnings, which are presented in the consolidated statements of operations as provision for credit losses. Determining the appropriate level of the allowance involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio, including the fair value of collateral or discounted cash flows of specifically identified impaired loans. This process, by its nature, creates variability in the amount and frequency of charges or credits to Lincoln’s earnings. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.

For the six months ended June 30, 2026, Lincoln recorded a provision for credit losses of $286 thousand, a decrease of $1.9 million, or (87.0)%, compared to $2.2 million for the six months ended June 30, 2025. The allowance for credit losses was $18.1 million at June 30, 2026, an increase of $250 thousand, or 1.4%, compared to $17.9 million at December 31, 2025. The allowance for credit losses to total gross loans was 1.53% at June 30, 2026, which was unchanged from the ratio of 1.53% at December 31, 2025.

Net recoveries of $2 thousand were recorded during the six months ended June 30, 2026, a decrease of $1.2 million, or (100.2)%, compared to $1.2 million for the same period of 2025.

Noninterest (Loss) Income

The following table presents Lincoln’s various components of noninterest (loss) income:

	Six Months Ended		Increase (Decrease)
	June 30, 2026	June 30, 2025	Amount	Percentage
	(Dollars in thousands)
Noninterest (loss) income
Trust fees	$403	$498	$(95)	(19.1)%
Brokerage service commissions	1,171	1,027	144	14.0%
Service charges on deposit accounts	614	540	74	13.7%
Net gains on mortgage loan sales	114	157	(43)	(27.4)%
Net gains on SBA and USDA loan sales	15	91	(76)	(83.5)%
Net realized (losses) gains on sale of available-for-sale debt securities	(15,690)	—	(15,690)	(n/m )
Unrealized gains on equity securities	102	34	68	200.0%
Other noninterest income	3,974	3,573	401	11.2%

Total noninterest (losses) income	$(9,297)	$5,920	$(15,217)	(257.0)%

(n/m) - not meaningful

Total noninterest (loss) income decreased primarily due to the first quarter of 2026 sale of available-for-sale securities as part of a balance sheet repositioning strategy, which resulted in the recognition of a loss on sale of $15.7 million recorded in “net realized (losses) gains on sale of available-for-sale debt securities.” Management undertook the repositioning to improve prospective asset yields, enhance balance sheet flexibility and support the net interest margin outlook by redeploying proceeds into cash, higher-yielding earning assets and other liquidity or investment opportunities consistent with Lincoln’s asset-liability management objectives. The realized loss reduced current-period earnings and retained earnings, but management expects the redeployment of proceeds, together with continued deposit pricing discipline and higher-rate loan originations, to support net interest margin improvement over time. Excluding the loss from the sale of securities, total noninterest income for the 6 months ending June 30, 2026 increased $473 thousand, primarily as a result of the $401 thousand increase in other noninterest income. Other noninterest income includes several items, such as debit card income, ATM fees, merchant services income, income from Lincoln’s finance division, bank-owned life insurance, and other fee income. The increase in other noninterest income during the six months ended June 30, 2026, when compared to the same period in the prior year, was due to higher fee income from Lincoln’s finance division.

Noninterest Expense

The following table presents Lincoln’s components of noninterest expense:

	Six Months Ended		Increase (Decrease)
Noninterest expense	June 30, 2026	June 30, 2025	Amount	Percentage
(Dollars in thousands)
Salaries and employee benefits	$15,630	$15,967	$(337)	(2.1)%
Occupancy	2,092	1,982	110	5.5%
Furniture, equipment and software expense	3,349	3,445	(96)	(2.8)%
Net losses on sales of other real estate and real estate expense	483	(132)	615	(n/m )

	Six Months Ended		Increase (Decrease)
Noninterest expense	June 30, 2026	June 30, 2025	Amount	Percentage
(Dollars in thousands)
Other noninterest expense	9,270	6,604	2,666	40.4%

Total noninterest expense	$ 30,824	$27,866	$2,958	10.6%

(n/m) - not meaningful

Total noninterest expense was $30.8 million during the six months ended June 30, 2026, an increase of $3.0 million, or 10.6%, from $27.9 million during the same period in 2025. The increase in noninterest expense was primarily driven by a $2.7 million increase in other noninterest expense, coupled with an increase of $615 thousand in net losses on sales of other real estate and real estate expense. Other noninterest expense includes several expense items, such as card services, consulting and legal fees, sponsorships and donations, audits and exams, FDIC assessment, processing fees, directors fees, and other miscellaneous expense. The increase in other noninterest expense was driven by higher legal fees, penalties, audit, and consulting expense stemming primarily from the resale registration process, coupled with higher SBA expenses. Partially offsetting these increases in other noninterest expense, was a decline in other expense stemming from a reduction in FDIC assessment expense and other miscellaneous expense. The increase in net losses (gains) on sales of other real estate and real estate expense was largely driven by two other real estate relationships that resulted in higher expenses, compared to the prior year gain on sale of other real estate.

Income Taxes

Lincoln’s income tax provision consists of federal, state, and local income taxes and reflects the effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, as well as permanent differences.

Due to net losses incurred in both 2026 and 2025, Lincoln recorded a credit for income taxes of $4.5 million and $1.2 million, for the six months ended June 30, 2026 and 2025, respectively. Lincoln’s effective income tax rate was 25.6% and 49.3% for the six months ended June 30, 2026 and 2025, respectively. The change in the income tax provision and effective tax rate was primarily attributable to changes in pre-tax income, tax-exempt income levels, state tax impacts, and discrete items.

Key Return Metrics

Return on Assets and Equity

Net income divided by average assets and net income to average stockholders’ equity are important performance indicators. The following table presents information on Lincoln’s return on average assets, adjusted return on average assets, return on average equity, and adjusted return on average equity, for the three and six months ended June 30, 2026 and 2025.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Selected Financial Ratios
Annualized return on average assets	(0.13)%	(0.22)%	(1.51)%	(0.13)%
Adjusted annualized return on average assets(1)	(0.13)%	(0.22)%	(0.13)%	(0.13)%
Annualized return on average equity	(1.74)%	(3.08)%	(19.41)%	(1.81)%
Adjusted annualized return on average equity(1)	(1.74)%	(3.08)%	(1.71)%	(1.81)%

(1)	A non-GAAP financial measure - see the “Non-GAAP Presentations” section for a reconciliation to the most comparable GAAP equivalent measure.

For the three months ended June 30, 2026, the return on average assets increased, primarily as a result of the decline in the net loss, which decreased at a higher rate than the decline in average total assets when compared to the same period in 2025. For the three months ended June 30, 2026, the return on average equity increased, primarily as a result of the decline in the net loss, which decreased at a higher rate than the increase in average equity when compared to the same period in 2025. For the six months ended June 30, 2026, the return on average assets and the return on average equity decreased when compared to the same period in 2025, primarily as a result of an increase in the net loss, stemming primarily from the $15.7 million realized loss on available-for-sale securities in the first quarter of 2026 due to the balance sheet repositioning. Net loss was $589 thousand during the three months ended June 30, 2026, a decrease of $426 thousand, from a net loss of $1.0 million during the same period in 2025. Net loss during the six months ended June 30, 2026 was $13.2 million, an increase in the net loss of $12.0 million, from a net loss of $1.2 million during the same period in 2025. When excluding the loss on the sale of available-for-sale securities, both the adjusted return on average assets and the adjusted return on average equity increased during the three and six months ended June 30, 2026, compared to the same period in 2025 (A non-GAAP financial measure—see the “Non-GAAP Presentations” section for a reconciliation to the most comparable GAAP equivalent measure).

Stockholders’ Equity to Total Assets

Stockholders’ equity divided by total assets is an important performance indicator. The following table presents information on Lincoln’s stockholders’ equity to total assets as of June 30, 2026 and December 31, 2025.

	June 30, 2026	December 31, 2025
Stockholders’ equity to total assets	7.99%	7.83%

The ratio of stockholders’ equity to total assets was 7.99% at June 30, 2026, a 16 basis point increase, from 7.83% at December 31, 2025. The increase was due to equity remaining relatively constant, with only a slight decrease of 0.2%, while total assets decreased (2.2)%.

Stockholders’ equity decreased $224 thousand when compared to December 31, 2025, primarily due to a decrease in retained earnings, partially offset by a reduction in accumulated other comprehensive loss. Retained earnings was $84.4 million at June 30, 2026, a decrease of $13.2 million, or (13.5)%, from $97.6 million at December 31, 2025. The decrease was due to the net loss of $13.2 million incurred during the six months ended June 30, 2026. Accumulated other comprehensive loss was $10.3 million at June 30, 2026, an improvement of $12.2 million, or 54.2%, from the accumulated other comprehensive loss of $22.5 million at December 31, 2025. The improvement was due to a decrease in unrealized loss on available-for-sale debt securities stemming from the first quarter of 2026 balance sheet repositioning and sale of available-for-sale debt securities during the six months ended June 30, 2026.

Cash Flows

Net cash provided by operating activities was $1.6 million during the six months ended June 30, 2026, an increase of $0.1 million, or 6.8%, from $1.5 million during the same period in 2025. Net income (loss) is a primary source of operating cash, as adjusted for certain items including gains on sales of assets, changes in income and expense accruals, and non-cash expenses such as depreciation and the provision for credit losses.

Loans held for sale activity was another important source of cash from operating activities, as shown in the following table.

	Six Months Ended
Cash flows from loans held for sale	June 30, 2026	June 30, 2025	Increase (Decrease)
(Dollars in thousands)
Proceeds from sale of loans held for sale	$11,212	$8,192	$3,020
Net gains on sale of loans	(129)	(248)	119
Origination of loans held for sale	(11,460)	(8,040)	(3,420)

Net cash (used in)	$(377)	$(96)	$(281)

Also contributing to the change in net cash provided by operating activities was the net realized loss on available-for-sale securities of $15.7 million during the six months ended June 30, 2026, compared to no net realized loss for the same period in 2025.

Net cash provided by investing activities was $17.8 million during the six months ended June 30, 2026, a decrease of $86.5 million, or 82.9%, from $104.3 million during the same period in 2025. The primary proceeds (use) of investing cash flows was changes in available-for-sale debt securities and net changes in loan balances.

Investing cash flows related to available-for-sale debt securities are summarized below.

	Six Months Ended
Cash flows from available-for-sale debt security purchases, sales and maturities	June 30, 2026	June 30, 2025	Increase (Decrease)
(Dollars in thousands)
Proceeds from maturities and paydowns of available-for-sale securities	$7,403	$11,018	$(3,615)
Purchases of available-for-sale securities	(76,329)	(41,767)	(34,562)
Proceeds from sale of available-for-sale securities	102,440	—	102,440

Net cash provided (used in)	$33,514	$(30,749)	$64,263

The net cash provided by the investing cash flows stemming from the net change in loans was $(17.1) million during the six months ended June 30, 2026, compared to $114.3 million during the same period in 2025.

Net cash used in financing activities was $35.2 million during the six months ended June 30, 2026, a decrease of $27.4 million, or 43.7%, from net cash used in financing activities of $62.6 million during the same period in 2025. The primary use of financing cash flows was net decreases in deposits which were $42.9 million during the six months ended June 30, 2026, compared to the net decreases in deposits which were $42.9 million during the same period in 2025.

Further, financing activities from subordinated debentures for the six months ended June 30, 2026 and 2025 are summarized below.

	Six Months Ended
Cash flows from Subordinated debentures	June 30, 2026	June 30,2025	Increase (Decrease)
(Dollars in thousands)
Proceeds from subordinated debentures	$33,500	$—	$33,500
Payments of subordinated debt issuance costs, net of amortization	(829)	—	(829)

Net cash provided	$32,671	$—	$32,671

Additionally, financing activities from FHLB advances for the six months ended June 30, 2026 and 2025 are summarized below.

	Six Months Ended
Cash flows from FHLB advances	June 30, 2026	June 30, 2025	Increase (Decrease)
(Dollars in thousands)
Proceeds from FHLB advances and other debt	$60,000	$120,695	$(60,695)
Repayment of FHLB advances and other debt	(70,000)	(140,205)	70,205

Net cash (used in)	$(10,000)	$(19,510)	$9,510

Cash and cash equivalents was $118.4 million for the six months ended June 30, 2026, a decrease of $15.8 million, or (11.8)%, from $134.3 million at December 31, 2025. Lincoln considers cash and cash equivalents, in combination with other liquidity sources, to be adequate for Lincoln’s operations.

Non-GAAP Presentations

Certain ratios and amounts not in conformity with GAAP are provided to evaluate and measure Lincoln’s operating performance and financial condition, including tangible book value per share, adjusted earnings, adjusted return on average assets and adjusted return on average equity. Management believes these ratios and amounts provide investors with useful information regarding Lincoln’s profitability, financial condition and capital adequacy, consistent with how management evaluates Lincoln’s financial performance. The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent measure.

Tangible Book Value Per Share (dollars in thousands)	June 30, 2026	December 31, 2025
Total stockholders’ equity	$137,590	$137,814
Intangible assets, net	(19,363)	(19,468)

Tangible common equity	118,227	118,346
Shares outstanding (including Class A and Class B shares)	7,324,454	7,311,016
Book value per share	$18.79	$18.85
Tangible book value per share (1)	$16.14	$16.19

(1)	Tangible common equity divided by shares outstanding

	Three Months Ended		Six Months Ended
Adjusted Earnings (dollars in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net loss	$(589)	$(1,015)	$(13,190)	$(1,207)
Less: Net realized (losses) gains on sale of available-for-sale debt securities(1)	—	—	(12,031)	—

Adjusted earnings	$(589)	$(1,015)	$(1,159)	$(1,207)

(1)	The income tax rate utilized was the blended marginal tax rate.

	Three Months Ended		Six Months Ended
Adjusted Annualized Return on Average Assets (dollars in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Adjusted earnings	$(589)	$(1,015)	$(1,159)	$(1,207)

	Three Months Ended		Six Months Ended
Adjusted Annualized Return on Average Assets (dollars in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Average total assets	1,750,254	1,821,164	1,761,019	1,828,076

Adjusted annualized return on average assets(1)	(0.13)%	(0.22)%	(0.13)%	(0.13)%

(1)	Annualized adjusted earnings divided by average total assets

	Three Months Ended		Six Months Ended
Adjusted Annualized Return on Average Equity (dollars in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Adjusted earnings	$(589)	$(1,015)	$(1,159)	$(1,207)
Average total stockholders’ equity	135,715	132,127	137,008	134,614

Adjusted annualized return on average equity(1)	(1.74)%	(3.08)%	(1.71)%	(1.81)%

(1)	Annualized adjusted earnings divided by average stockholders’ equity

Capital Resources

Contractual Obligations

There have been no material changes to Lincoln’s contractual obligations existing at December 31, 2025, outside the Fixed-to-Floating Rate Subordinated Notes Due 2036 that were entered into on January 15, 2026.

Stockholders’ Equity & Capital Adequacy

The following table summarizes certain capital ratios and per share amounts of Lincoln for the periods presented:

	June 30, 2026	December 31, 2025
Total risk-based capital ratio	13.58%	12.34%
Tier 1 risk-based capital ratio	9.93%	11.10%
Common equity tier 1 risk-based capital ratio	9.26%	10.43%
Tier 1 leverage ratio	7.76%	8.30%
Book value per share	$18.79	$18.85

Stockholders’ Equity: Total stockholders’ equity was $137.6 million as of June 30, 2026, compared to $137.8 million as of December 31, 2025, a decrease of $0.2 million, or (0.2)%. In January 2026, Lincoln sold AFS securities as part of a balance sheet repositioning, which resulted in the recognition of a realized loss of $15.7 million from the sale. This sale of securities was the primary driver of the decline in retained earnings stemming from the net loss and the decrease in accumulated other comprehensive loss stemming from the change in the unrealized losses on AFS securities.

Capital Adequacy: The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies and their subsidiary banks. Risk-based capital ratios are established by allocating assets and certain off-balance-sheet commitments into four risk-weighted categories. These balances are then multiplied by the factor appropriate for that risk-weighted category. Pursuant to the Basel III Rules, Lincoln and Lincoln Bank, respectively, are subject to regulatory capital adequacy requirements promulgated by the Federal Reserve and the FDIC. Failure by Lincoln or Lincoln Bank to meet minimum capital requirements could result in certain mandatory and discretionary actions by Lincoln’s regulators that could have a material adverse effect on Lincoln’s consolidated financial statements. Under the capital requirements and the regulatory framework for prompt corrective action, Lincoln and Lincoln Bank must meet specific capital guidelines that involve quantitative measures of Lincoln’s and Lincoln Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Lincoln’s and Lincoln Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require Lincoln and Lincoln Bank to maintain minimum amounts and ratios of total risk-based capital, Tier 1 capital (as defined in the regulations) and Common Equity Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and a leverage ratio consisting of Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations). As of June 30, 2026, Lincoln Bank met all requirements to be classified as well-capitalized, and Lincoln and Bank each exceeded all applicable minimum regulatory capital requirements (including the capital conservation buffer). Please refer to Note 13: Regulatory Matters for additional information related to Lincoln’s regulatory capital ratios.

In order to be a “well-capitalized” depository institution, Lincoln Bank must maintain a Common Equity Tier 1 capital ratio of 6.5% or more; a Tier 1 capital ratio of 8% or more; a total capital ratio of 10% or more; and a leverage ratio of 5% or more. A capital conservation buffer, comprised of 2.5% of Common Equity Tier 1 Capital, is also established above the regulatory minimum capital requirements.

Liquidity

Liquidity refers to Lincoln’s ability to fund operations, to meet depositor withdrawals, to provide for Lincoln’s customers’ credit needs, and to meet maturing obligations and existing commitments. Lincoln’s liquidity principally depends on cash flows from operating activities, investment in and maturity of assets, changes in balances of deposits and borrowings, and Lincoln’s ability to borrow funds.

Net cash inflows from operating activities were $1.6 million during the six months ended June 30, 2026, compared with $1.5 million in the six months ended June 30, 2025. Net cash inflows from investing activities were $17.8 million during the six months ended June 30, 2026, compared with net cash inflows of $104.3 million in the six months ended June 30, 2025. Net cash outflows from financing activities were $35.2 million during the six months ended June 30, 2026, compared with net cash outflows of $62.6 million in the six months ended June 30, 2025.

To manage liquidity risk, Lincoln Bank has several sources of liquidity in place to maximize funding availability and increase the diversification of funding sources. The criteria for evaluating the use of these sources include volume concentration (percentage of liabilities), cost, volatility, and the fit with the current asset/liability management plan. Lincoln Bank has a limitation of wholesale liquidity/total assets of 40% and a sub-limitation of brokered CDs/total assets of 25%. These acceptable sources of liquidity include:

•	Federal Funds Lines

•	Federal Reserve Bank Discount Window;

•	Federal Home Loan Bank Advances;

•	Brokered Deposits; and

•	Notes Payable

Federal Funds Lines: Federal funds positions provide a source of short-term liquidity funding for Lincoln Bank. Unsecured federal funds purchased lines are viewed as a volatile liability and are not used as a long-term funding solution, especially when used to fund long-term assets. The current federal funds purchased limit is the amount of established federal funds lines. As of June 30, 2026, Lincoln Bank maintains several unsecured federal funds lines totaling $30.0 million, which are tested annually to ensure availability. There were no amounts outstanding under such lines at June 30, 2026 and December 31, 2025.

Federal Reserve Bank Discount Window: The Federal Reserve Bank Discount Window is an additional source of liquidity, particularly during periods of economic uncertainty or stress. As of June 30, 2026, Bank had investment securities with an approximate market value of $97.6 million, pledged to the Federal Reserve Bank of Chicago for liquidity purposes, which represents the borrowing capacity. There were no outstanding borrowings through the FRB Discount Window at June 30, 2026 and December 31, 2025.

Federal Home Loan Bank Advances: FHLB advances provide both a source of liquidity and long-term funding for Lincoln Bank. All credit exposure, including advances and federal funds borrowings from the FHLBDM, are collateralized by loans held for investment, equal to various percentages of the total outstanding notes. As of June 30, 2026 and December 31, 2025, Bank had FHLB advances of $60.0 million and $70.0 million outstanding, due in 2026 and 2027. The additional borrowing capacity was $124.2 million at June 30, 2026.

Brokered Deposits: Lincoln Bank has brokered time deposit and non-maturity deposit relationships available to diversify its funding sources. Brokered deposits offer several benefits relative to other funding sources, such as maturity structures which cannot be duplicated in the current retail market, deposit gathering which does not cannibalize the existing deposit base, the unsecured nature of these liabilities, and the ability to quickly generate funds. Lincoln Bank’s internal policy limits the use of brokered deposits as a funding source to no more than 25% of total assets. Board approval is required to exceed this limit. Lincoln Bank must maintain a “well capitalized” rating to access brokered deposits without FDIC waiver. An “adequately capitalized” rating requires an FDIC waiver to access brokered deposits and an “undercapitalized” rating prohibits a bank from using brokered deposits. At June 30, 2026, Lincoln held $74.8 million of brokered deposits and $106.3 million as of December 31, 2025.

Notes Payable: Notes payable provided an additional source of liquidity for Lincoln. Lincoln previously maintained a $15.0 million secured line of credit with another financial institution, which was used for short-term liquidity management purposes. As of December 31, 2025, Lincoln had $14.5 million outstanding under the line of credit. The line of credit was paid off in January 2026, and as of June 30, 2026, Lincoln had no amounts outstanding. The note previously bore interest at a variable rate.

Liquidity management is a daily function. Excess funds are generally invested in short-term investments. Cash inflows are typically generated from earnings, loan payments, mortgage loan sales, maturing securities, and increased deposit balances and borrowings. Debt securities can also be sold to provide funds. Lincoln’s cash outflows are primarily for loan advances, security purchases, deposit withdrawals, and maturities of other borrowings.

Management believes Lincoln Bank’s liquid assets and unused borrowing capacity are sufficient for Lincoln’s operations, including the ability to fund loan originations and meet deposit outflows.

Lincoln expects its material cash requirements over the next twelve months to include funding loan originations and unfunded commitments, meeting deposit withdrawals, paying operating expenses and public company costs, servicing $60.0 million of FHLB advances due in 2026 and 2027 and satisfying interest obligations on outstanding borrowings, including the 9.00% Fixed-to-Floating Rate Subordinated Notes Due 2036. Longer-term material cash requirements include repayment or refinancing of the subordinated notes due 2036, junior subordinated debentures and any other borrowings outstanding from time to time, as well as ongoing investments in compliance, technology, personnel and banking operations. Lincoln expects to meet these requirements through cash and cash equivalents, operating cash flows, loan and securities cash flows, deposit inflows, FHLB borrowing capacity, federal funds lines, the Federal Reserve Bank discount window, brokered deposits and, if available and appropriate, capital markets transactions. Based on currently available information, management does not anticipate any material liquidity constraints, although liquidity could be adversely affected by unexpected deposit outflows, higher-than-expected commitment utilization, deterioration in asset quality, reduced borrowing capacity or unfavorable market conditions.

Interest Rate Management

Lincoln’s market risk exposure is primarily that of interest rate risk, and Lincoln has established policies and procedures to monitor and limit earnings and balance sheet exposure to changes in interest rates. Lincoln does not engage in the trading of financial instruments, nor does Lincoln have exposure to currency exchange rates.

The principal objective of interest rate risk management (often referred to as “asset/liability management”) is to manage the financial components of Lincoln in a manner that will optimize the risk/reward equation for earnings and capital in relation to changing interest rates. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and manage the risks.

Lincoln has implemented the following strategies to minimize the exposure of earnings and capital to changes in market interest rates:

•	Continued emphasis on growing and retaining core deposit relationships;

•	Maintaining capital levels that exceed federal regulatory levels for well-capitalized status;

•	Diversification of the loan portfolio to include various loan types, loan maturities, as well as variable and fixed interest rates;

•	Purchasing investment securities to match the current asset liability management objectives of Lincoln;

•	Holding higher levels of liquidity (primarily cash and cash equivalents and available for sale investment securities), when appropriate;

These strategies position Lincoln to react to increases and decreases in market interest rates quickly and effectively.

Lincoln analyzes sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income Lincoln earns on Lincoln’s interest-earning assets, such as loans and securities, and the interest Lincoln pays on Lincoln’s interest-bearing liabilities, such as deposits and borrowings. Through the net interest income model, Lincoln estimates its net interest income for the next twelve months and compare that estimate with the net interest income calculated assuming various U.S. Treasury rate increases or decreases. For the purposes of the model, these U.S. Treasury rate increases or decreases are modeled to impact the yield curve instantaneously by various basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of June 30, 2026, the calculation of the estimated changes in Lincoln’s net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

	Increase (Decrease) in Estimated Net Interest Income (1)
Change in Interest Rates	(Dollars in thousands)
(basis points)	Amount	Percent
+300	$(1,453)	(3.02)%
+200	(558)	(1.16)%
+100	(156)	(0.32)%
0	—	—%

	Increase (Decrease) in Estimated Net Interest Income (1)
Change in Interest Rates	(Dollars in thousands)
(basis points)	Amount	Percent
-100	(553)	(1.15)%
-200	(1,767)	(3.68)%
-300	(3,295)	(6.86)%

(1)

Computations of prospective effects of hypothetical interest rate changes are for illustrative purposes only, are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. These projections are forward-looking and should be considered in light of the Cautionary Note Regarding Forward-Looking Statements appearing earlier in this document. Actual rates paid on deposits may differ from the hypothetical interest rates modeled due to competitive or market factors, which could reduce any actual impact on net interest income.

Management Discussion and Analysis of Financial Condition and Results of Operation for the Year Ended December 31, 2025

Known Trends and Uncertainties

There has been no significant change in Lincoln’s financial or trading position, and no material adverse change has occurred since the date of Lincoln’s audited financial statements. After this filing, Lincoln expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance).

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Critical accounting policies are those that are both most important to the portrayal of Lincoln’s financial condition and results of operations, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Lincoln’s critical accounting policies relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of goodwill, fair value of financial instruments, and valuation of deferred tax assets, all of which involve significant judgment by management.

Allowance for Credit Losses

The allowance for credit losses (“ACL”) is an estimate of expected losses inherent within Lincoln’s existing loans held for investment portfolio. The allowance for credit losses for loans held for investment, as reported in Lincoln’s consolidated balance sheet, is adjusted by a credit loss provision expense, which is reported in earnings, and reduced by the charge-off of loan amounts, net of recoveries.

The recorded ACL on loans is determined based on the amortized cost basis of the assets and may be determined at various levels, including homogeneous loan pools and individual credits with unique risk factors. Since adoption of ASU 2016-13 (“CECL”) in 2023, Lincoln has used a discounted cash flow approach to calculate the ACL for each loan segment. Within the discounted cash flow model, a probability of default (“PD”) and loss given default (“LGD”) assumption is applied to calculate the expected loss for each loan segment. PD is the probability the asset will default within a given timeframe and LGD is the percentage of the assets not expected to be collected due to default. PD and LGD data is derived using a combination of external data and internal historical default and loss experience.

CECL may create more volatility in Lincoln’s ACL. Under CECL, Lincoln’s ACL may increase or decrease period to period based on many factors, including, but not limited to, macroeconomic forecasts and conditions; a change in the prepayment speed assumption; an increase or decrease in loan balances, including changes to Lincoln’s loan portfolio mix; credit quality of the loan portfolio; and various qualitative factors outlined in ASU 2016-13.

Lincoln considers the ACL on loans to be a critical accounting policy given the uncertainty in evaluating the allowance required to cover management’s estimate of all expected credit losses over the expected contractual life of the loans in its portfolio. Determining the appropriateness of the allowance is a key management function that requires significant judgment and estimates by management about the effect of matters that are inherently uncertain. Subsequent evaluations of the current loan portfolio, in light of the factors then prevailing, may result in significant changes in the allowance in future periods. While Lincoln’s current evaluation indicates that the ACL on loans at December 31, 2025 and 2024 was appropriate, the allowance may need to be increased under adversely different conditions or assumptions.

The significant key assumptions used with the ACL on loans calculation at December 31, 2025 using the CECL methodology, included:

•

Macroeconomic factors (loss drivers): Macroeconomic factors are used within Lincoln’s discounted cash flow model to forecast the PD over the forecast period. As macroeconomic factors worsen the PD increases, and the corresponding LGD increases, resulting in an increase in the ACL on loans. Lincoln utilizes national, state and local unemployment, changes in national gross domestic product (“GDP”), changes in federal funds rates, and changes in inflation in estimation of the ACL on loans. Macroeconomic factors used in the calculation of the ACL on loans may change from time to time and in times of greater uncertainty. Lincoln may consider a range of possible forecasts and evaluate the probability of each scenario.

•

Forecast period and reversion speed: ASU 2016-13 requires Lincoln to use a reasonable and supportable forecast period in developing the ACL, which represents the time period that management believes it can reasonably forecast the identified loss drivers. Generally, the forecast period management believes to be reasonable and supportable is set annually and validated through an assessment of economic leading indicators. In periods of greater volatility and uncertainty, such as that seen across the global markets and economies, including the U.S., Lincoln may elect to use a shorter forecast period, whereas when markets, economies and various other factors are considered more stable and certain, Lincoln may elect to use a longer forecast period. Once the reasonable and supportable forecast period is determined, ASU 2016-13 requires Lincoln to revert its loss expectations to the long-run historical mean for the remainder of the contract life of the asset, adjusted for prepayments. In determining the length of time over which the reversion will take place (i.e. “reversion speed”), Lincoln considers such factors such as, but not limited to, historical loan loss experience over previous economic cycles, as well as where Lincoln believes it is within the current economic cycle. At December 31, 2025, Lincoln used a one-year forecast period and two-year reversion period for each loan segment to measure the ACL on loans.

•

Prepayment speeds: Prepayment speeds are determined for each loan segment utilizing Lincoln’s own historical loan data, as well as consideration of current environmental factors. The prepayment speed assumption is utilized with the discounted cash flow model (i.e. the CECL model) to forecast expected cash flows over the contractual life of the loan, adjusted for expected prepayments. A higher prepayment speed assumption will drive a lower ACL, and vice versa.

•

Qualitative factors: ASU 2016-13 requires companies to consider various qualitative factors that may impact expected credit losses. Lincoln continues to consider qualitative factors in determining and arriving at Lincoln’s ACL on loans each reporting period.

Collateral Dependent Financial Assets

For a loan that does not share risk characteristics with other loans, expected credit loss is measured based on net realizable value, that is, the difference between the discounted value of the expected future cash flows, based on the original effective interest rate, and the amortized cost basis of the loan. For these loans, Lincoln recognizes expected credit loss equal to the amount by which the net realizable value of the loan is less than the amortized cost basis of the loan (which is net of previous charge-offs and deferred loan fees and costs), except when the loan is collateral dependent, that is, when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. In these cases, expected credit loss is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral. The fair value of the collateral is adjusted for the estimated cost to sell if repayment or satisfaction of a loan is dependent on the sale (rather than only on the operation) of the collateral.

Lincoln’s accounting policies and related disclosures about credit losses are discussed in more detail in the Notes to Lincoln’s consolidated financial statements for the years ended December 31, 2025 and 2024. Please refer to “Note 1 – Nature of Operations and Summary of Significant Accounting Policies” and “Note 3 – Loans and Allowance for Credit Losses.”

Valuation of Real Estate Acquired in Connection with Foreclosures or in Satisfaction of Loans

Real estate acquired through foreclosure or in satisfaction of loans (other real estate owned, or “OREO”) is recorded at fair value less estimated costs to sell at the time of acquisition, which establishes a new cost basis. After acquisition, OREO is carried at the lower of its carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income (loss) or expense from foreclosed assets.

The valuation of OREO is considered a critical accounting estimate because it requires management judgment and is subject to uncertainty. Fair value is generally based on third-party appraisals, broker price opinions, or internal evaluations, adjusted as appropriate for current market conditions, property-specific factors, and estimated costs to dispose of the asset. These valuations require assumptions regarding market demand, pricing of comparable properties, expected holding periods, and property condition.

OREO values are sensitive to changes in local real estate market conditions. Factors such as declining property values, limited market activity, longer marketing periods, changes in interest rates, or adverse economic conditions could reduce estimated fair values. In addition, individual properties may be unique or illiquid, which can limit the availability of observable market data and increase reliance on judgment.

If actual sales prices, time to disposition, or selling costs differ from management’s expectations, or if market conditions deteriorate, Lincoln may be required to record additional valuation write-downs or losses upon sale. Such adjustments could have an adverse effect on results of operations in the period recognized. Because these outcomes depend on future events and market conditions, actual results may differ from management’s estimates.

Lincoln’s accounting policies and related disclosures about OREO are discussed in more detail in the Notes to Lincoln’s consolidated financial statements for the years ended December 31, 2025 and 2024. Please refer to “Note 1 – Nature of Operations and Summary of Significant Accounting Policies.”

Valuation of Goodwill

Goodwill results from business lines purchased in prior years. The acquisition method of accounting requires that assets and liabilities acquired in a business combination are recorded at fair value as of the acquisition date, typically resulting in goodwill. The valuation of assets and liabilities in a business combination involves estimates that are inherently subjective. Goodwill represents the excess of the consideration Lincoln paid over the fair value of identifiable assets and liabilities acquired. Goodwill and indefinite-lived intangibles are evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill or the fair value of the indefinite-lived intangible is over their carrying amounts, an impairment loss is recognized in an amount equal to the difference.

Goodwill is considered a critical accounting estimate because adverse changes in Lincoln’s business could result in a material impairment charge. Factors that could negatively impact the fair value estimate include, but are not limited to, sustained declines in revenues or profitability, adverse changes in macroeconomic or industry conditions, increased competitive pressures, regulatory changes, loss of key customers or contracts, or the failure to achieve forecasted operating results or synergies associated with prior acquisitions.

Lincoln’s accounting policy for goodwill is disclosed in “Note 1 – Nature of Operations and Summary of Significant Accounting Policies” and “Note 6 – Goodwill” to the year-end financial statements.

Fair Value of Financial Instruments

Lincoln measures the fair value of certain financial instruments on a recurring or nonrecurring basis and discloses the fair value of additional financial instruments in the notes to the consolidated financial statements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Determining fair value requires the use of valuation techniques and, in some cases, significant management judgment.

The fair value of financial instruments for which quoted market prices are not available is estimated using valuation models that consider observable market inputs, such as interest rates, yield curves, credit spreads, and other relevant factors. For certain instruments, including loans, collateral-dependent assets, and other assets measured on a nonrecurring basis, fair value estimates may incorporate unobservable inputs due to limited market activity. As a result, these valuations may rely on assumptions regarding expected cash flows, prepayment speeds, credit risk, collateral values, and liquidity discounts.

The valuation of financial instruments is considered a critical accounting estimate because changes in market conditions or assumptions used in valuation models can materially affect estimated fair values. Factors such as changes in interest rates, credit spreads, borrower credit quality, or market liquidity may significantly impact fair value estimates. In addition, valuations that rely on unobservable inputs are inherently more subjective and may be more sensitive to changes in judgment or underlying assumptions.

Because fair value estimates are based on conditions at a specific point in time and on information available at that date, actual proceeds received upon sale or settlement of a financial instrument may differ from its estimated fair value. If market conditions deteriorate or assumptions prove inaccurate, Lincoln could be required to record valuation adjustments or impairment charges, which could adversely affect results of operations in the period recognized.

Lincoln’s accounting policy for fair value of financial instruments is disclosed in “Note 1 – Nature of Operations and Summary of Significant Accounting Policies” and “Note 16 – Disclosures About Fair Value of Assets and Liabilities” to the year-end financial statements.

Valuation of Deferred Tax Assets

Deferred tax assets arise from temporary differences between the financial reporting and tax basis of assets and liabilities, as well as from tax attributes such as net operating loss carryforwards. Deferred tax assets are recognized to the extent management believes it is more likely than not that they will be realized through future taxable income or available tax planning strategies.

The valuation of deferred tax assets is considered a critical accounting estimate because it requires significant judgment regarding the timing and amount of future taxable income. In evaluating the realizability of deferred tax assets, management assesses positive and negative evidence, including historical earnings, expectations for future profitability, the reversal of temporary differences, and the feasibility of tax planning strategies. These assessments require assumptions about future operating results and economic conditions that are inherently uncertain.

Deferred tax assets are sensitive to changes in business performance and economic conditions. Adverse developments such as sustained operating losses, changes in the composition or timing of income, or unfavorable economic trends could reduce Lincoln’s ability to realize deferred tax assets. In addition, changes in tax laws or regulations, including changes in tax rates or limitations on the use of net operating losses, could negatively affect the realizability of deferred tax assets.

If management determines that it is more likely than not that some portion of the deferred tax assets will not be realized, Lincoln would be required to record or increase a valuation allowance, which would increase income tax expense and negatively affect results of operations in the period recognized. Because future taxable income and tax law developments cannot be predicted with certainty, actual results may differ from management’s estimates.

Lincoln’s accounting policy for valuation of deferred tax assets is disclosed in “Note 1 – Nature of Operations and Summary of Significant Accounting Policies” and “Note 12 – Income Taxes” to the year-end financial statements.

Selected Consolidated Financial Information – Years Ended December 31, 2025 and 2024

Selected consolidated financial information for Lincoln at or for the years ended December 31, 2025 and 2024 is as follows:

	At or For the Years Ended December 31,		Increase (Decrease)
	2025	2024	$	%
	(Dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$134,276	$18,062	$116,214	643.42%
Available-for-sale debt securities	329,909	265,346	64,563	24.33%
Loans held for sale	605	900	(295)	(32.78)%
Loans (not including loans held for sale)	1,166,956	1,414,839	(247,883)	(17.52)%
Net deferred loan fees, premiums and discounts	920	603	317	52.57%
Allowance for credit losses	17,865	16,009	1,856	11.59%

Loans, net	1,148,171	1,398,227	(250,056)	(17.88)%
Cash surrender value of life insurance	36,887	35,303	1,584	4.49%
Goodwill	18,805	18,805	—	—%
Other assets (1)	91,725	112,759	(21,034)	(18.65)%

Total assets	$1,760,378	$1,849,402	$(89,024)	(4.81)%

	At or For the Years Ended December 31,		Increase (Decrease)
	2025	2024	$	%
	(Dollars in thousands)
Deposits	$1,507,071	$1,581,690	$(74,619)	(4.72)%
Federal Home Loan Bank advances	70,000	89,510	(19,510)	(21.80)%
Notes payable	14,500	14,500	—	—%
Junior subordinated debentures	9,279	9,279	—	—%
Other liabilities (2)	21,714	17,565	4,149	23.62%

Total liabilities	1,622,564	1,712,544	(89,980)	(5.25)%
Stockholders’ equity	137,814	136,858	956	0.70%

Total liabilities and stockholders’ equity	$1,760,378	$1,849,402	$(89,024)	(4.81)%

Selected Average Balance Sheet Data
Average earning assets	$1,612,589	$1,671,301	$(58,712)	(3.51)%
Average total assets	$1,797,723	$1,841,376	$(43,653)	(2.37)%
Average stockholders’ equity	$120,825	$127,898	$(7,073)	(5.53)%
Selected Operating Data
Interest income	$90,927	$94,724	$(3,797)	(4.01)%
Interest expense	46,524	54,822	(8,298)	(15.14)%

Net interest income	44,403	39,902	4,501	11.28%
Provision for credit losses	3,501	5,378	(1,877)	(34.90)%
Noninterest income	12,944	24,817	(11,873)	(47.84)%
Noninterest expense	56,759	61,208	(4,449)	(7.27)%
Credit for income taxes	(465)	(472)	7	(1.48)%

Net loss	$(2,448)	$(1,395)	$(1,053)	75.48%

(1)	Includes premises and equipment, other real estate, accrued interest receivable, other investments and other assets.
(2)	Includes accrued interest payable and other liabilities.

	At or For the Years Ended December 31,
	2025	2024
Selected Financial Ratios
Return on average assets	(0.14)%	(0.08)%
Return on average equity	(2.03)%	(1.09)%
Net interest margin	2.75%	2.39%
Gross Loans/deposits	77.43%	89.45%
Allowance for credit losses to gross loans	1.53%	1.13%
Non-performing loans to gross loans	3.13%	0.87%
Tier 1 leverage ratio of subsidiary Bank	9.00%	8.69%
Total risk-based capital ratio of subsidiary Bank	13.32%	11.59%
Stockholders’ equity to total assets	7.83%	7.40%

Financial Condition

Lincoln’s primary investment activities are the origination of real estate, commercial, and agricultural loans and the purchase of debt securities. Assets are funded primarily by deposits, borrowings such as Federal Home Loan Bank (“FHLB”) advances, and stockholders’ equity.

Total assets were $1.76 billion at December 31, 2025, representing a decrease of $89.0 million, or (4.81)%, from $1.85 billion at December 31, 2024. The decrease was primarily due to a $250.1 million decrease in loans, net and a $21.0 million decrease in other assets, partially offset by an increase of $116.2 million in cash and cash equivalents and an increase of $64.6 million in available-for-sale debt securities.

Lincoln’s primary earning assets and funding sources are discussed below, including significant changes in Lincoln’s assets, liabilities, and stockholders’ equity during the year ended December 31, 2025.

Available-For-Sale Debt Securities Portfolio

The available-for-sale debt securities portfolio serves the following purposes: (i) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender; (ii) it provides liquidity to even out cash flows from the loan and deposit activities of customers; (iii) it can be used as an interest rate risk management tool, since it provides a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of Lincoln; and (iv) it is an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans.

Consistent with Lincoln’s investment policy, Lincoln’s portfolio consists of (i) asset-backed securities; (ii) collateralized mortgage obligations; (iii) government-sponsored mortgage-backed securities; (iv) state and political subdivisions; (v) U.S. treasuries; (vi) U.S. government agencies; and (vii) collateralized debt obligations.

All debt securities are classified as available-for-sale. Accounting guidance requires available-for-sale debt securities to be marked to fair value with an offset to accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Monthly adjustments are made to reflect changes in the fair value of Lincoln’s available-for-sale debt securities.

The following table sets forth the carrying value of Lincoln’s available-for-sale debt securities as of December 31, 2025 and 2024:

	December 31,
	2025		2024		Dec. 31, 2025
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	% of Total Portfolio (Based on Fair Value)
	(Dollars in thousands)
Available-For-Sale Debt Securities
Asset-backed securities	$2,386	$2,405	$—	$—	0.7%
Collateralized mortgage obligations	102,824	99,360	60,163	55,632	30.1%
Government sponsored mortgage-backed securities	49,911	45,021	55,695	48,079	13.7%
State and political subdivisions	168,260	146,012	169,179	143,606	44.3%
U.S. treasuries	14,942	14,239	14,915	13,561	4.3%
U.S. government agencies	—	—	3,000	2,968	—%
Collateralized debt obligations	22,950	22,872	1,500	1,500	6.9%

Total securities available for sale	$361,273	$329,909	$304,452	$265,346	100.0%

Lincoln’s collateralized mortgage obligations and government sponsored mortgage-backed securities portfolios consist of securities predominantly underwritten to the standards of and guaranteed by the following government-sponsored agencies: Federal Home Loan Mortgage Corporation; Federal National Mortgage Association; and Government National Mortgage Association.

The following table sets forth certain information regarding the amortized cost, weighted average yields (based upon the amortized cost of the underlying security), and maturities of Lincoln’s investment securities portfolio as of December 31, 2025. Yields on tax-exempt obligations have been computed on a tax equivalent basis, using the 21% federal tax rate. Mortgage-backed investment securities include scheduled principal payments and estimated prepayments based on observable market inputs. Actual prepayments will differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

	Maturities and Weighted Average Yields as of December 31, 2025
(Dollars in thousands)	One year or less		One to five years		Five to ten years		Over ten years		Total
Available-for-sale debt securities	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
Asset-backed securities	$—	—%	$2,386	6.32%	$—	—%	$—	—%	$2,386	6.32%
Collateralized mortgage obligations	—	—%	80,156	5.15%	22,668	2.78%	—	—%	102,824	4.63%
Government sponsored mortgage-backed securities	167	2.18%	7,684	3.89%	35,389	2.72%	6,671	1.76%	49,911	2.77%
State and political subdivisions	80	3.00%	11,821	3.04%	18,237	2.23%	138,122	3.10%	168,260	2.97%
U.S. treasuries	—	—%	14,942	1.27%	—	—%	—	—%	14,942	1.27%
U.S. government agencies	—	—%	—	—%	—	—%	—	—%	—	—%
Collateralized debt obligations	—	—%	10,953	7.20%	11,997	6.76%	—	—%	22,950	6.97%

Total	$247	2.45%	$127,942	4.55%	$88,291	3.26%	$144,793	2.96%	$361,273	3.62%

Percent of total amortized cost	0.07%		35.41%		24.44%		40.08%		100.0%
Cumulative % of total am. cost	0.07%		35.48%		59.92%		100.0%

The following factors may be particularly relevant when comparing Lincoln’s investment portfolio with the performance of other financial institutions:

•	All debt security investments are classified as available-for-sale;

•	All debt securities are carried at fair value on the balance sheet;

•	Unrealized losses on debt securities, net of deferred tax, are reflected in stockholders’ equity; and

•	Based on amortized cost as of December 31, 2025, 37.6% of debt securities have contractual maturities within five years.

Loan Portfolio

Loans represent the largest portion of Lincoln’s earning assets and typically provide higher yields than other assets. The quality and diversification of the loan portfolio is an important consideration when reviewing Lincoln’s financial condition. Lincoln’s loan policy provides consistent standards and direction to achieve goals and objectives, which include maximizing earnings over the short and long term by managing risks. Internal concentration limits exist on all loan types, including the commercial & national credit & SBA/government guaranteed segment and agricultural and farmland segment. Lincoln has established strong underwriting practices and procedures to assess borrower credit risk, including review of debt service ability and collateral values and evaluation of guarantors. Appropriate actions are taken when a borrower is past due on payments or no longer able to service its debt.

Lincoln’s loan portfolio consists of various types of loans: construction real estate, multi-family real estate, commercial real estate and 1-4 family real estate, agricultural and farmland, commercial & national credit & SBA/government guaranteed, and loans to individuals. At December 31, 2025 and 2024, the commercial real estate segment had the highest concentration and comprised 28.0% and 27.8%, respectively, of Lincoln’s loan portfolio. Lincoln’s loans are primarily to borrowers in the Iowa markets where Lincoln operates.

Real estate loans consist of: Construction – land and commercial development, Multi-family real estate, Commercial real estate, and 1-4 family real estate including construction.

•

Construction – land and commercial development: Lincoln provides financing for both horizontal (land development) and vertical (construction) financing, with a primary focus within Lincoln’s identified lending footprint. Land development financing is broad in scope, serving both commercial and residential developers. The loan policy outlines the underwriting criteria for each of these areas. These loans are generally structured with variable rates based on the Prime interest rate with loan maturities driven by the project scope, generally 12 – 18 months. Guarantor financial strength and liquidity play a vital role in underwriting these credits as collateral liquidation is generally the primary source of repayment.

•

Multi-family real estate: Lincoln provides many types of multifamily real estate financing, ranging from smaller properties to larger multi building complexes, as well as standard multifamily to more urban mixed use properties. Underwriting guidelines for these loans are laid out in the loan policy, with available market data including vacancy and absorption rates used in the analysis. Project economics are stressed to ensure their ability to withstand changes in rents, expenses, and occupancy. Loan amortizations for multifamily properties range from 20 – 30 years depending on the age of the property. Interest rates for these types of properties are predominantly adjustable, with the initial fixed rate periods generally not exceeding five years.

•

Commercial real estate: Lincoln focuses on both owner and non-owner occupied commercial real estate properties. Property types included within this segment would consist of industrial, warehouse, flex, and office for example. Underwriting guidelines for these loans are documented in the loan policy. Market data, vacancy rates, lease rates and duration are some of the items used within the analysis. Loan amortizations for commercial real estate properties are generally 20 years, with adjustable interest rates.

•

1-4 family real estate including construction: Lincoln provides many types of loans involving the purchase or refinance of real property including consumer mortgages, home construction, home improvement and small lines of credit. The loan policy addresses specific credit guidelines for each type. Many of the consumer real estate loans underwritten by Lincoln, other than home equity lines of credit (“HELOC”), conform to the underwriting requirements of Fannie Mae or other secondary market aggregators to allow Lincoln to resell loans in the secondary market. Lincoln structures most loans that will not conform to those underwriting requirements as adjustable rate mortgages that mature or adjust in one to five years, and then retains these loans in the Bank’s portfolio. Servicing rights are generally not retained on the residential real estate loans sold in the secondary market except for select loans sold to the Federal Home Loan Bank MPF program.

Agricultural and farmland loans are subject to underwriting standards and processes similar to commercial loans. Lincoln provides a wide range of agricultural loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes. Collateral for agricultural loans generally includes accounts receivable, inventory (typically grain or livestock) and equipment. Collateral for agricultural real estate loans is generally real estate and improvements.

Commercial, Shared National Credits, & SBA/Government Guaranteed loans focus on small and mid-sized businesses with primary operations in transportation, warehousing, manufacturing, as well as service industry companies such as retailers and hospitality. Shared national credits include engaging with the shared national credit market or leverage loan market under the advisement of a third-party asset manager. Small business administration (“SBA”)/government guaranteed loans are loans made to small businesses under the SBA 7(a) program in which the U.S. SBA guarantees a portion of the loan, therefore representing less risk to Lincoln.

Loans to individuals consist of consumer loans and other types including motor vehicle, signature loans, and small personal credit lines.

Loan characteristics and risks and underwriting are described in more detail in Lincoln’s December 31, 2025 consolidated financial statements, primarily in accompanying Notes 1 and 3.

The following table sets forth loans within each segment of Lincoln’s portfolio at year-end 2025 and 2024, including their percentage of total loans and increase (decrease) during 2025:

	December 31,		December 31,		Increase (Decrease) in 2025
	2025	2024	2025	2024
	(Dollars in thousands)		Percent of Total Loans		Percentage
Real Estate:
Construction - Land and commercial development	$41,508	$75,425	3.6%	5.3%	(45.0)%
Multi-family	179,265	188,337	15.4%	13.3%	(4.8)%
Commercial	327,023	392,884	28.0%	27.8%	(16.8)%
1-4 Family including construction	241,626	279,905	20.7%	19.8%	(13.7)%
Agricultural and Farmland	164,525	171,345	14.1%	12.1%	(4.0)%
Commercial & National credit & SBA/Government guaranteed	209,522	302,494	17.9%	21.4%	(30.7)%
Loans to Individuals - Other	3,487	4,449	0.3%	0.3%	(21.6)%

Total loans	1,166,956	1,414,839	100.0%	100.0%	(17.5)%

Net deferred loan fees, premiums and discounts	(920)	(603)			52.6%
Allowance for credit losses - loans	(17,865)	(16,009)			11.6%

Loans, net	$1,148,171	$1,398,227			(17.9)%

The following table sets forth contractual maturities by loan portfolio segment. This table does not include unscheduled prepayments:

	As of December 31, 2025
	(Dollars in thousands)
Loans, maturing in	1 Year or less	1 - 5 Years	5 - 15 Years	After 15 Years	Total
Real Estate:
Construction - Land and commercial development	$10,469	$20,752	$9,788	$499	$41,508
Multi-family	23,179	90,833	52,434	12,819	179,265
Commercial	51,097	123,578	145,348	7,000	327,023
1-4 Family including construction	34,893	39,729	31,066	135,938	241,626
Agricultural and Farmland	51,864	25,920	61,610	25,131	164,525
Commercial & National credit & SBA/Government guaranteed	114,539	67,599	22,977	4,407	209,522
Loans to Individuals - Other	1,530	1,871	86	—	3,487

Total	$287,571	$370,282	$323,309	$185,794	$1,166,956

Percentage of total loans	24.64%	31.73%	27.71%	15.92%	100.0%

The following table presents loans that mature after one year, set forth by loan segment and fixed or adjustable interest rate:

	As of December 31, 2025
	(Dollars in thousands)
Loans, maturing after 1 year	Fixed Rate	Adjustable Rate	Total
Real Estate:
Construction - Land and commercial development	$16,771	$14,268	$31,039
Multi-family	84,660	71,426	156,086
Commercial	143,546	132,380	275,926
1-4 Family including construction	34,305	172,428	206,733
Agricultural and Farmland	45,989	66,672	112,661
Commercial & National credit & SBA/Government guaranteed	71,021	23,962	94,983
Loans to Individuals - Other	1,410	548	1,958

Total	$397,702	$481,684	$879,386

Percentage of loans maturing >1 year	45.22%	54.78%	100.0%

Credit Quality and the Allowance For Credit Losses On Loans

In accordance with CECL guidance, Lincoln has grouped its loan portfolio into segments with similar risk characteristics based on factors such as loan type, credit risk profile, borrower characteristics, and other relevant attributes that influence the risk of default. By dividing loans into these segments, Lincoln can apply more tailored loss estimation techniques that reflect the specific credit risks associated with each segment.

Evaluations of Lincoln’s loan portfolio, its segments, and individual credits are inherently subjective and require significant judgments dependent on the circumstances at the time of the evaluation. As such, current period results are not an indication of future performance, and future evaluations may result in substantial changes to the allowance for credit losses and related provision expense as a result of changing economic conditions, asset quality, or loan portfolio composition in future periods.

For more information on Lincoln’s allowance for credit losses methodology, including the quantitative and qualitative factors used in the calculation, please see “Note 1 – Nature of Operations and Summary of Significant Accounting Policies” and “Note 3 – Loans and Allowance for Credit Losses” within the Notes to Consolidated Financial Statements.

The following tables present: (1) allowance for credit losses by loan portfolio segment, (2) loans by portfolio segment compared to total loans (dollars and percentage), and (3) allowance for credit losses by loan portfolio segment as a percentage of the total ACL for the periods indicated:

(Dollars in thousands)
As of December 31, 2025	Allowance for Credit Losses	Total Loans	% of Total Loans Outstanding	Allowance as a % of Total ACL
Real Estate:
Construction - Land and commercial development	$1,306	$41,508	3.6%	7.3%
Multi-family	945	179,265	15.4%	5.3%
Commercial	9,535	327,023	28.0%	53.4%
1-4 Family including construction	2,164	241,626	20.7%	12.1%
Agricultural and Farmland	975	164,525	14.1%	5.4%
Commercial & National credit & SBA/Government guaranteed	2,892	209,522	17.9%	16.2%
Loans to Individuals - Other	48	3,487	0.3%	0.3%

Total	$17,865	$1,166,956	100.0%	100.0%

(Dollars in thousands)
As of December 31, 2024	Allowance for Credit Losses	Total Loans	% of Total Loans Outstanding	Allowance as a % of Total ACL
Real Estate:
Construction - Land and commercial development	$1,112	$75,425	5.3%	6.9%
Multi-family	874	188,337	13.3%	5.5%
Commercial	6,930	392,884	27.8%	43.2%
1-4 Family including construction	2,470	279,905	19.8%	15.4%
Agricultural and Farmland	1,003	171,345	12.1%	6.3%
Commercial & National credit & SBA/Government guaranteed	3,595	302,494	21.4%	22.5%
Loans to Individuals - Other	25	4,449	0.3%	0.2%

Total	$16,009	$1,414,839	100.0%	100.0%

The allowance for credit losses was $17.9 million at December 31, 2025, an increase of $1.9 million, or 11.59%, from $16.0 million at December 31, 2024. The increase is due to increases in specific reserves on certain nonperforming loans offset by decreases in gross loan balances for each segment. The allowance as a percentage of gross loan balances increased from 1.1% at December 31, 2024 to 1.5% at December 31, 2025.

Past Due Loans

Loans past due are summarized in the following table.

	(Dollars in thousands)		Percentage of Total Loans
	December 31,		December 31,
Loans past due	2025	2024	2025	2024
30-89 days past due	$3,864	$8,012	0.33%	0.57%
90 or more days past due and accruing	32	302	—%	0.02%

Total loans past due 30 days or more and accruing	$3,896	$8,314	0.33%	0.59%

Past due loans remain at manageable levels. The decline in total loans past due 30 days or more and accruing between December 31, 2024 and December 31, 2025 was largely due to a decline in 30-89 days past due stemming from the resolution of larger credits in excess of $100,000 that were mostly paid-off or moved to a current status in 2025. Management believes collateral coverage will prevent or mitigate losses on these loans.

For more information about past due loans, please refer to “Note 3 – Loans and Allowance for Credit Losses” to Lincoln’s consolidated financial statements.

Nonperforming Assets

The following table sets forth information about non-performing assets, including loans on nonaccrual, accruing loans that are greater than or equal to 90 days past due, and other real estate owned. The accrual of interest on non-performing loans is generally discontinued at the time the loan is ninety days delinquent unless the credit is well secured and in the process of collection.

	December 31,
	2025	2024
	(Dollars in thousands)
Non-performing assets
Nonaccrual loans	$36,467	$12,069
Loans past due 90 days or more and accruing interest	32	302

Total non-performing loans	36,499	12,371
Other real estate owned	9,966	5,858

Total non-performing assets	$46,465	$18,229

Non-performing loans to total gross loans	3.13%	0.87%
Non-performing assets to total assets	2.64%	0.99%
Allowance for credit losses on loans to non-performing loans	48.95%	129.41%
Allowance for credit losses on loans to total gross loans	1.53%	1.13%
Net charge-offs to total gross loans	0.10%	0.81%

Non-performing loans were $36.5 million at December 31, 2025, an increase of $24.1 million, or 195.0%, from $12.4 million at December 31, 2024. The increase in nonaccrual loans was largely due to two commercial real estate relationships with a total outstanding loan balance of $23.2 million. Lincoln currently expects resolution of both of these relationships in 2026 and believe the individually analyzed reserves are sufficient at this time.

Other real estate owned was $10.0 million at December 31, 2025, an increase of $4.1 million, or 70.1%, from $5.9 million at December 31, 2024. This increase stemmed from the addition of one relationship with a total balance of $6.1 million. Lincoln believes this number could fluctuate both higher and lower throughout 2026, but at this time the aggregate losses from the current properties would be contained.

Allowance for credit losses on loans to gross total loans was 1.53% at December 31, 2025, a 40 basis point increase, from 1.13% at December 31, 2024. As of December 31, 2025 and 2024, Lincoln believes the allowance for credit losses on loans is adequate based on Lincoln’s evaluation of the portfolio.

Funding Sources

Lincoln’s primary sources of funds are deposits (including brokered deposits), FHLB advances, and proceeds from principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit inflows are influenced by market interest rates, economic conditions, and customer behavior, all of which can change over time.

Deposits

The composition and cost of Lincoln’s deposit base are important components in analyzing Lincoln’s net interest margin and balance sheet liquidity. Lincoln’s liquidity is impacted by the volatility of deposits, given the risk of that money leaving Lincoln’s Bank for rate-related or other reasons. Deposits can be adversely affected if economic conditions weaken, especially in the markets where we operate.

Deposits at year-end are set forth in the following table.

	December 31,		December 31,
	2025	2024	2025	2024	Increase (Decrease)
Deposit Category	(Dollars in thousands)		Percent of Total Deposits		Amount	Percentage
Noninterest bearing	$245,236	$253,014	16.3%	16.0%	$(7,778)	(3.1)%
Interest bearing	387,439	363,764	25.7%	23.0%	23,675	6.5%
Money market	104,583	116,686	6.9%	7.4%	(12,103)	(10.4)%
Savings	276,727	218,096	18.4%	13.8%	58,631	26.9%
Brokered	106,263	169,481	7.0%	10.7%	(63,218)	(37.3)%
Time of $250 and under	269,588	329,795	17.9%	20.8%	(60,207)	(18.3)%
Time over $250	117,235	130,854	7.8%	8.3%	(13,619)	(10.4)%

Total deposits	$1,507,071	$1,581,690	100.0%	100.0%	$(74,619)	(4.7)%

Total deposits were $1.51 billion at December 31, 2025, a decrease of $74.6 million, or (4.7)%, from $1.58 billion at December 31, 2024. The decrease in total deposits is primarily due to the decline in brokered deposits from $169.5 million at December 31, 2024 to $106.3 million at December 31, 2025. This decrease in brokered deposits was made by Lincoln in order to control capital ratios through the minimization of the size of the balance sheet, as well as to reduce the overall cost of funds.

Lincoln operates an embedded finance division, partnering with several corporate Fintech clients which offer different payment sources and business products. This division offers deposit accounts to customers through this platform which are included as part of the Demand, interest bearing deposit category. The interest rates on these deposits vary by partner as a discount to the Effective Federal Funds Rate. The weighted average rate on the deposits is not significantly higher than the weighted average rate on the community bank deposits. Total deposits included as part of this division were $116.4 million at December 31, 2025, an increase of $38.2 million, or 48.8%, from $78.2 million at December 31, 2024. This increase in deposits from the embedded finance division stemmed primarily from organic growth. The current relationships do not experience materially different balance volatility when compared to the non-finance division deposits; future relationships may act differently. Lincoln also has the ability to move most of these deposits on or off the balance sheet through deposit network relationships, as appropriate, with the most common approach being one-way sweeps. Total deposits moved off-balance sheet through the deposit network relationships at December 31, 2025 and 2024 were $175.7 million and $190.9 million, respectively. Lincoln intends to focus on growing these deposits in the current and future periods. Further note that these deposits comprised 7.7% and 4.9% of total deposits as of December 31, 2025 and 2024, respectively.

The following table presents average deposit balances and the average rate paid on those balances for the years indicated.

	For the Years Ended December 31,
	2025		2024
Deposit Category (Dollars in thousands)	Average Deposits	Average Interest Rate	Average Deposits	Average Interest Rate
Noninterest bearing	$246,198	—%	$249,666	—%
Interest bearing	393,632	2.43%	364,627	2.71%
Money market	102,452	2.28%	130,287	2.74%
Savings	252,777	2.60%	202,447	2.91%
Brokered	146,987	4.35%	187,923	4.63%
Time	405,514	4.25%	428,295	4.97%

Total average deposits / rate	$1,547,560	3.23%	$1,563,245	3.76%

Total average deposits were $1.5 billion at December 31, 2025, a decrease of $15.7 million, or (1.00)%, from $1.6 billion at December 31, 2024, respectively. The rate on total average deposits decreased 53 basis points in 2025 to 3.23%, compared to 3.76% in 2024, primarily reflecting broad repricing across all interest-bearing deposit categories as market interest rates moderated from prior-year levels. Average rates declined for interest-bearing, money market, and savings deposits, driven by reduced pricing pressure on transactional and liquid balances, while time deposits and brokered deposits remained the highest-cost categories despite meaningful declines in balances. Overall, the decrease in deposit costs reflects lower market rates and a shift away from the peak pricing environment experienced in 2024, when customers favored higher-yielding deposit products.

Core deposits are defined by the banking regulators as all deposit accounts of $250,000 and less, minus any fully insured brokered deposits of $250,000 or less. Lincoln’s core deposits have been relatively stable, while Lincoln’s use of brokered deposits has declined in 2025. Information about Lincoln’s core deposits and brokered deposits follows as of the dates indicated:

	December 31,
Core and Brokered Deposits (Dollars in thousands)	2025	2024
Core deposits	$1,283,573	$1,281,355
% of total deposits	85.2%	81.0%
Change from prior balance sheet date	$2,218	$(2,742)
% Change from prior balance sheet date	0.2%	(0.2)%
Brokered deposits	$106,263	$169,481
% of total deposits	7.1%	10.7%

FDIC deposit insurance covers $250,000 per depositor, per FDIC-insured bank, for each account ownership category. Maturities of time deposits of over $250,000, as of December 31, 2025 are shown below:

Maturing Period (Dollars in thousands)	December 31, 2025
Maturing in:
3 months or less	$26,911
3 months to 6 months	37,805
6 months to 1 year	45,599
1 year or greater	6,920

Total	$117,235

Borrowings

Lincoln maintains a line of credit with various covenants, primarily consisting of capital ratios and loan performance ratios. Lincoln held a line of credit for $15 million at December 31, 2025 and 2024. This line of credit was renewed in 2025, and had a due date of April 1, 2026. There was $14.5 million outstanding as of December 31, 2025 and 2024, respectively. Lincoln paid-off the line of credit in January 2026.

Lincoln utilizes FHLB advances and had balances of $70.0 million and $89.5 million of outstanding advances as of December 31, 2025 and 2024, respectively. This decline in FHLB advances was a result of liquidity and cost of funds management, stemming from the decline in loan balances. FHLB advances were secured by specific FHLB stock and qualifying consumer, commercial and agricultural mortgage loans with a carrying amount of approximately $308.4 million and $347.5 million as of December 31, 2025 and 2024, respectively.

Lastly, Lincoln has junior subordinated debentures due to a 100% owned, nonconsolidated subsidiary of Lincoln. The debentures were issued on June 21, 2007, in conjunction with the Trust’s issuance of 9,000,000 shares of Lincoln Obligated Mandatorily Redeemable Preferred Securities. See further discussion in “Note 11 – Junior Subordinated Debentures.”

Off-Balance Sheet Arrangements

As a provider of financial services, Lincoln issues standby letters of credit. Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid. Lincoln had outstanding standby letters of credit amounting to $4.6 million and $4.4 million at December 31, 2025 and 2024, respectively.

Lincoln had outstanding loan commitments, aggregating $259.7 million and $213.1 million at December 31, 2025 and 2024, respectively. These commitments consist primarily of unfunded lines of credit to borrowers and commitments to make loans.

Lincoln anticipates that sufficient funds will be available to meet current loan commitments. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As required by ASC 326, Lincoln maintains an allowance for expected credit losses on off-balance sheet commitments. The allowance balance is included with other liabilities on Lincoln’s balance sheet. The allowance balance is calculated in the same manner as Lincoln’s allowance for credit losses on loans, except Lincoln estimates the percentage of off-balance sheet commitments that Lincoln will actually fund in the future. Lincoln’s allowance for credit losses on off-balance sheet commitments was $0.6 million at December 31, 2025, an increase of $0.5 million from $0.1 million at December 31, 2024, stemming from higher total unfunded commitments and lower unconditionally cancelable commitments. There were no write-offs of any off-balance sheet commitments in 2025 or 2024.

Lincoln also has the ability to move most of the deposits from Lincoln’s embedded finance division on or off the balance sheet through deposit network relationships, as appropriate, with the most common approach being one-way sweeps. Total deposits moved off-balance sheet through the deposit network relationships at December 31, 2025 and 2024 were $175.7 million and $190.9 million, respectively.

Capital Resources

Contractual Obligations

We are a party to many contractual financial obligations, including repayments of deposits and borrowings and payments for noncancellable operating lease obligations. The table below summarizes certain future financial obligations of Lincoln due by period, as of December 31, 2025:

	As of December 31, 2025
	(Dollars in thousands)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Brokered & Time certificate of deposit	$493,086	$453,570	$39,347	$169	$—
FHLB advances	70,000	70,000	—	—	—
Junior subordinated notes	9,279	—	—	—	9,279
Notes payable	14,500	14,500	—	—	—
Noncancellable operating lease obligations	748	148	261	191	148

Total	$587,613	$538,218	$39,608	$360	$9,427

Stockholders’ Equity & Capital Adequacy

The following table summarizes certain capital ratios and per share amounts of Lincoln for the periods presented:

	December 31,
	2025	2024
Total risk-based capital ratio	12.41%	10.87%
Tier 1 risk-based capital ratio	11.17%	9.89%
Common equity tier 1 risk-based capital ratio	10.50%	9.31%
Tier 1 leverage ratio	8.34%	8.14%
Book value per share	$18.85	$18.57

Stockholders’ Equity:

Total stockholders’ equity was $137.8 million as of December 31, 2025, compared to $136.9 million as of December 31, 2024, an increase of $0.9 million, or 0.70%, driven primarily by decreases in accumulated other comprehensive loss mainly due to changes in unrealized losses on AFS securities and earned ESOP shares, partially offset by increases in treasury stock due to purchases and decrease in retained earnings due to net loss.

Capital Adequacy:

The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies and their subsidiary banks. Risk-based capital ratios are established by allocating assets and certain off-balance-sheet commitments into four risk-weighted categories. These balances are then multiplied by the factor appropriate for that risk-weighted category. Pursuant to the Basel III Rules, Lincoln and Lincoln Bank, respectively, are subject to regulatory capital adequacy requirements promulgated by the Federal Reserve and the FDIC. Failure by Lincoln or Lincoln Bank to meet minimum capital requirements could result in certain mandatory and discretionary actions by Lincoln’s regulators that could have a material adverse effect on Lincoln’s consolidated financial statements. Under the capital requirements and the regulatory framework for prompt corrective action, Lincoln and Lincoln Bank must meet specific capital guidelines that involve quantitative measures of Lincoln’s and Lincoln Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Lincoln’s and Lincoln Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require Lincoln and Lincoln Bank to maintain minimum amounts and ratios of total risk-based capital, Tier 1 capital (as defined in the regulations) and Common Equity Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and a leverage ratio consisting of Tier 1 capital (as defined in the regulations) to average assets (as defined in the regulations). As of December 31, 2025, Lincoln and Lincoln Bank exceeded federal regulatory minimum capital requirements to be classified as well-capitalized (including the capital conservation buffer). Please refer to “Note 13 – Regulatory Matters” for additional information related to Lincoln’s regulatory capital ratios.

In order to be a “well-capitalized” depository institution, Lincoln and Lincoln Bank must maintain a Common Equity Tier 1 capital ratio of 6.5% or more; a Tier 1 capital ratio of 8% or more; a total capital ratio of 10% or more; and a leverage ratio of 5% or more. A capital conservation buffer, comprised of 2.5% of Common Equity Tier 1 Capital, is also established above the regulatory minimum capital requirements.

Liquidity

Liquidity refers to Lincoln’s ability to fund operations, to meet depositor withdrawals, to provide for Lincoln’s customers’ credit needs, and to meet maturing obligations and existing commitments. Lincoln’s liquidity principally depends on cash flows from operating activities, investment in and maturity of assets, changes in balances of deposits and borrowings, and Lincoln’s ability to borrow funds.

Net cash inflows from operating activities were $8.2 million during the year ended December 31, 2025, compared with $0.8 million in the year ended December 31, 2024. Net cash inflows from investing activities were $203.1 million during the year ended December 31, 2025, compared with net cash outflows of $40.0 million in the year ended December 31, 2024. Net cash outflows from financing activities were $95.1 million during the year ended December 31, 2025, compared with net cash outflows of $32.3 million in the year ended December 31, 2024.

To manage liquidity risk, the Bank has several sources of liquidity in place to maximize funding availability and increase the diversification of funding sources. The criteria for evaluating the use of these sources include volume concentration (percentage of liabilities), cost, volatility, and the fit with the current asset/liability management plan. The Bank has a limitation of wholesale liquidity/total assets of 40% and a sub-limitation of brokered CDs/total assets of 25%. These acceptable sources of liquidity include:

•	Federal Funds Lines

•	Federal Reserve Bank Discount Window;

•	Federal Home Loan Bank Advances;

•	Brokered Deposits; and

•	Notes Payable

Federal Funds Lines:

Federal funds positions provide a source of short-term liquidity funding for the Bank. Unsecured federal funds purchased lines are viewed as a volatile liability and are not used as a long-term funding solution, especially when used to fund long-term assets. The current federal funds purchased limit is the amount of established federal funds lines. As of December 31, 2025, the Bank maintains several unsecured federal funds lines totaling $30.0 million, which are tested annually to ensure availability. There were no amounts outstanding under such lines at December 31, 2025.

Federal Reserve Bank Discount Window:

The Federal Reserve Bank Discount Window is an additional source of liquidity, particularly during periods of economic uncertainty or stress. As of December 31, 2025, the Bank had investment securities with an approximate market value of $129.9 million, pledged to the Federal Reserve Bank of Chicago for liquidity purposes, which represents the borrowing capacity. There were no outstanding borrowings through the FRB Discount Window at December 31, 2025.

Federal Home Loan Bank Advances:

FHLB advances provide both a source of liquidity and long-term funding for the Bank. All credit exposure, including advances and federal funds borrowings from the FHLBDM, are collateralized by loans held for investment, equal to various percentages of the total outstanding notes. As of December 31, 2025, the Bank had FHLB advances of $70.0 million outstanding, due in 2026, and additional borrowing capacity of $121.4 million.

Brokered Deposits:

The Bank has brokered time deposit and non-maturity deposit relationships available to diversify its funding sources. Brokered deposits offer several benefits relative to other funding sources, such as maturity structures which cannot be duplicated in the current retail market, deposit gathering which does not cannibalize the existing deposit base, the unsecured nature of these liabilities, and the ability to quickly generate funds. The Bank’s internal policy limits the use of brokered deposits as a funding source to no more than 25% of total assets. Board approval is required to exceed this limit. The Bank must maintain a “well capitalized” rating to access brokered deposits without FDIC waiver. An “adequately capitalized” rating requires an FDIC waiver to access brokered deposits and an “undercapitalized” rating prohibits the Bank from using brokered deposits. At December 31, 2025, Lincoln held $106.3 million of brokered deposits and $169.5 million as of December 31, 2024.

Notes Payable:

Notes payable provide an additional source of liquidity for Lincoln. Lincoln maintains a $15.0 million unsecured line of credit with another financial institution, which is used for short-term liquidity management purposes. As of December 31, 2025 and 2024, the Bank had $14.5 million outstanding under this line of credit. The note bears interest at a variable rate and matures on April 1, 2026. The line of credit was paid off in January 2026. Management monitors the maturity and renewal of this borrowing as part of its overall liquidity management strategy.

Liquidity management is a daily function. Excess funds are generally invested in short-term investments. Cash inflows are typically generated from earnings, loan payments, mortgage loan sales, maturing securities, and increased deposit balances and borrowings. Debt securities can also be sold to provide funds. The Bank’s cash outflows are primarily for loan advances, security purchases, deposit withdrawals, and maturities of other borrowings.

Management believes the Bank’s liquid assets and unused borrowing capacity are sufficient for Lincoln’s operations, including the ability to fund loan originations and meet deposit outflows.

Comparison of Results For The Years Ended December 31, 2025 and 2024

Summary of Performance

Net income (loss) for the year ended December 31, 2025 was $(2.4) million, a decrease of $1.1 million, or (75.5)%, compared to $(1.4) million for the year ended December 31, 2024. The decrease in net income was primarily driven by an $11.9 million decrease in noninterest income. Partially offsetting this decrease was a $4.5 million increase in net interest income, a $1.9 million decrease in provision for credit losses and a $4.4 million decrease in noninterest expense. Noninterest income decreased primarily due to the $7.3 million gain on sale of a business unit recognized in 2024. The increase in net interest income was primarily driven by a decrease of $8.3 million in interest expense on interest-bearing liabilities, partially offset by a decrease of $3.8 million in interest income on interest-earning assets. The decrease in noninterest expense was primarily due to a $4.7 million decrease in salaries and employee benefits expense. Lincoln expects salaries and employee benefits expense to be flat in 2026.

Summary of Net Interest Income and Net Interest Margin

Net interest income is calculated as interest received on interest-earning assets less total interest payments on interest-bearing liabilities for the reporting period. Net interest income for the year ended December 31, 2025 was $44.4 million, an increase of $4.5 million, or 11.3%, compared to $39.9 million for the year ended December 31, 2024. The increase in net interest income was primarily the result of an $8.3 million decrease in interest expense on interest-bearing liabilities. The decrease in the interest expense on average interest-bearing liabilities was driven by decreases in the interest paid on interest-bearing deposits and total borrowed funds of $7.2 million and $1.1 million, respectively, due to lower costs and volumes of interest-bearing deposits and total borrowed funds. Partially offsetting the decrease in interest expense, which resulted in an increase to net interest income, was the decline of $3.8 million in interest income on interest-earning assets. The decrease in interest income on average interest-earning assets was driven primarily by a $106.7 million decrease in the volume of loans, coupled with a decrease in loan yield.

Net interest margin increased 36 basis points to 2.75% for the year ended December 31, 2025, from 2.39% for the year ended December 31, 2024. The increase in net interest margin was largely due to the decreases of 53 basis points and 10 basis points in interest-bearing deposit costs and total borrowed funds, respectively. Total interest earning assets yield remained steady, with a 4 basis points reduction in the loan yield, partially offset by a 35 basis points increase in the securities yield.

Lincoln expects continued net interest margin improvement as new loans are being originated at higher rates, replacing lower yielding loans. In addition, Lincoln also expects net interest margin improvement from the balance sheet restructure in the first quarter of 2026, coupled with the resolution of nonperforming assets, and deposit pricing discipline.

The following table sets forth information related to Lincoln’s average balance sheet, average yields on assets, and average rates of liabilities for the periods indicated. Lincoln derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. Lincoln derived average balances from the daily balances throughout the periods indicated. Average loan balances include loans that have been placed on nonaccrual, while interest previously accrued on these loans is reversed against interest income.

The following table sets forth information related to Lincoln’s average balance sheet, average yields on assets, and average rates of liabilities for the periods indicated. Lincoln derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. Lincoln derived average balances from the daily balances throughout the periods indicated. Average loan balances include loans that have been placed on nonaccrual, while interest previously accrued on these loans is reversed against interest income.

	Year Ended December 31,
	2025			2024
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Assets
Loans, including fees	$1,277,183	$75,002	5.87%	$1,383,842	$81,733	5.91%
Taxable investment securities	180,130	10,225	5.68%	155,757	8,344	5.36%
Tax-exempt investment securities	116,577	4,165	3.57%	126,533	4,370	3.45%

Total securities held for investment	296,707	14,390	4.85%	282,290	12,714	4.50%

	Year Ended December 31,
	2025			2024
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Federal funds sold	38,699	1,535	3.97%	5,169	277	5.36%

Total interest-earning assets	1,612,589	$90,927	5.64%	1,671,301	$94,724	5.67%

Other assets	185,134			170,075

Total assets	$1,797,723			$1,841,376

Liabilities and stockholders’ equity
Deposits
Interest bearing	$393,632	$9,562	2.43%	$364,627	$9,878	2.71%
Money market	102,452	2,341	2.28%	130,287	3,572	2.74%
Savings	252,777	6,563	2.60%	202,447	5,891	2.91%
Brokered	146,987	6,387	4.35%	187,923	8,702	4.63%
Time deposits	405,514	17,243	4.25%	428,295	21,292	4.97%

Total interest-bearing deposits	1,301,362	42,096	3.23%	1,313,579	49,335	3.76%

Federal funds purchased	13	—	(n/m )	74	4	(n/m )
Other borrowings	94,021	4,428	4.71%	113,974	5,483	4.81%

Total borrowed funds	94,034	4,428	4.71%	114,048	5,487	4.81%

Total interest-bearing liabilities	$1,395,396	$46,524	3.33%	$1,427,627	$54,822	3.84%

Non-interest bearing demand deposits	246,198			249,666
Other noninterest bearing liabilities	35,304			36,186

Total liabilities	1,676,898			1,713,479
Stockholders’ equity	120,825			127,898

Total liabilities and stockholders’ equity	$1,797,723			$1,841,377

Net interest income / spread		$44,403	2.31%		$39,902	1.83%
Net interest margin			2.75%			2.39%
Cost of funds(1)			2.83%			3.27%

(1)	Cost of funds is calculated as total interest expense divided by the sum of average total deposits and borrowed funds.

(n/m) - not meaningful

The volume and rate variances table below indicates the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

	Year 2025 to 2024 Change Due To
	Average Volume	Average Yield/ Cost	Net Change
	(Dollars in thousands)
Increase (decrease) in interest income
Loans, including fees	$(6,265)	$(466)	$(6,731)
Taxable investment securities	1,362	519	1,881
Tax-exempt investment securities	(365)	160	(205)

Total securities held for investments	997	679	1,676

Federal funds sold	1,310	(52)	1,258

Change in interest income	$(3,958)	$161	$(3,797)

Increase (decrease) in interest expense
Deposits
Interest-bearing	$1,058	$(1,374)	$(316)
Money market	(691)	(540)	(1,231)
Savings	1,186	(514)	672
Brokered	(1,805)	(510)	(2,315)
Time	(1,088)	(2,961)	(4,049)

Total interest bearing deposits	(1,340)	(5,899)	(7,239)

Federal funds purchased	(3)	(1)	(4)
Other borrowings	(941)	(114)	(1,055)

Total borrowed funds	(944)	(115)	(1,059)
Change in interest expense	(2,284)	(6,014)	(8,298)

Change in net interest income	$(1,674)	$6,175	$4,501

Percentage increase (decrease) in net increase income over prior period			11.3%

Interest Income

Total interest income was $90.9 million in 2025, a decrease of $3.8 million, or (4.0)%, from $94.7 million in 2024. Total interest income decreased primarily due to a decrease in interest income on loans of $6.7 million, partially offset by an increase in interest income from taxable investment securities of $1.9 million.

Interest income on loans was $75.0 million in 2025, a decrease of $6.7 million or (8.2)%, from $81.7 million in 2024. The decrease in interest income was driven by a $106.7 million decline in the average balance of loans and a 4 basis point decrease in the average rate earned on loans.

Interest income on securities held for investments was $14.4 million in 2025, an increase of $1.7 million, or 13.2%, from $12.7 million in 2024. The increase in interest income on securities held for investment was consistent with change in yield from 4.50% to 4.85%, coupled with an increase in the average securities held for investment, which were $296.7 million at December 31, 2025, an increase of $14.4 million, or 5.1%, from $282.3 million at December 31, 2024.

Interest Expense

Total interest expense was $46.5 million in 2025, a decrease of $8.3 million, or (15.1)%, from $54.8 million in 2024. Total interest expense decreased primarily due to a decrease in interest expense on deposits of $7.2 million and a decrease in interest expense of $1.1 million in total borrowed funds, primarily stemming from FHLB advances.

Interest expense on deposits was $42.1 million in 2025, a decrease of $7.2 million or (14.7)%, from $49.3 million in 2024. The decrease in interest expense was consistent with change in yield from 3.76% to 3.23%. Average balances of interest-bearing checking deposits increased, while the average rate declined to 2.43% from 2.71%, reducing interest expense despite higher balances. Money market deposits declined in average balance, and the average rate decreased to 2.28% from 2.74%, resulting in a meaningful reduction in interest expense. Savings deposits increased in average balances while the average rate declined to 2.60% from 2.91%, reflecting repricing of balances while maintaining growth in lower-cost, relationship-based deposits. Average balances of time deposits declined modestly, while the average rate decreased significantly to 4.25% from 4.97%. This decline in both balances and rates was the largest contributor to the reduction in total deposit costs. Brokered deposits also declined in average balances, and the average rate decreased to 4.35% from 4.63%, reflecting lower wholesale funding costs and reduced reliance on brokered funding.

Interest expense on total borrowed funds was $4.4 million in 2025, a decrease of $1.1 million, or (19.3)%, from $5.5 million in 2024. The decrease in interest expense on total borrowed funds was consistent with change in average rates from 4.81% to 4.71%, as well as a decrease in total borrowed funds outstanding.

Provision for Credit Loss

Credit risk is inherent in the business of making loans. As discussed in the Critical Accounting Policies section and “Note 1 – Nature of Operations and Summary of Significant Accounting Policies” of the financial statements, Lincoln maintains an allowance for credit losses on loans through charges or credits to earnings, which are presented in the consolidated statements of operations as provision for credit losses. Determining the appropriate level of the allowance involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio, including the fair value of collateral or discounted cash flows of specifically identified impaired loans. This process, by its nature, creates variability in the amount and frequency of charges or credits to Lincoln’s earnings. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.

For the year ended December 31, 2025, Lincoln recorded a provision for credit losses of $3.5 million, a decrease of $1.9 million, or (34.9)%, compared to $5.4 million for the year ended December 31, 2024. The allowance for credit losses was $17.9 million at December 31, 2025, an increase of 1.9 million, or 11.6%, compared to $16.0 million at December 31, 2024. The allowance for credit losses to total gross loans was 1.53% at December 31, 2025, an increase of 40 basis points, compared to 1.13% at December 31, 2024. This increase in the allowance for credit losses stemmed primarily from higher non-performing loan balance at December 31, 2025 compared to December 31, 2024.

Net charge-offs of $1.1 million were recorded during the twelve months ended December 31, 2025, a decrease of $10.4 million, or (90.1)%, compared to $11.5 million for the same period of 2024. This decrease stemmed primarily from elevated charge-offs in the year ended December 31, 2024, from a few larger commercial relationships.

Noninterest Income

The following table presents Lincoln’s various components of noninterest income:

	Year Ended December 31,		Increase (Decrease) in 2025
	2025	2024	Amount	Percentage
	(Dollars in thousands)
Noninterest income
Trust fees	$1,045	$891	$154	17.3%
Brokered service commissions	2,305	3,350	(1,045)	(31.2)%

	Year Ended December 31,		Increase (Decrease) in 2025
	2025	2024	Amount	Percentage
Service charges on deposit accounts	1,176	1,203	(27)	(2.2)%
Net gains on mortgage loan sales	255	1,504	(1,249)	(83.0)%
Net gains on SBA and USDA loan sales	109	1,001	(892)	(89.1)%
Net realized gains on sale of available-for-sale debt securities	—	10	(10)	(100.0)%
Unrealized gains on equity securities	8	57	(49)	(86.0)%
Gain on the sale of business unit	—	7,320	(7,320)	(100.0)%
Other noninterest income	8,046	9,481	(1,435)	(15.1)%

Total noninterest income	$12,944	$24,817	$(11,873)	(47.8)%

Total noninterest income decreased primarily due to a one-time sale of a business unit in 2024, where in 2024 a gain of $7.3 million was realized.

Net gains on mortgage loan sales was $0.3 million, a decrease of $1.2 million, or (83.0)%, from $1.5 million in 2024. Mortgage loan sales activity decreased in 2025 due to a decrease in originations, stemming from a change in Lincoln’s mortgage origination process, whereby Lincoln now operates through a correspondent origination model.

Brokered service commissions was $2.3 million, a decrease of $1.0 million, or (31.2)%, from $3.3 million in 2024. This decrease stemmed primarily from the loss of key revenue-contributing team members who left the organization and production from continuing employees lagged slightly behind 2024.

Other noninterest income includes several items, such as debit card income, ATM fees, merchant services income, income from Lincoln’s finance division, banked-owned life insurance, and other fee income. Other noninterest income was $8.0 million, a decrease of $1.5 million, or (15.1)% from $9.5 million in 2024. This decrease stemmed primarily from the reversal in 2024 of prior year loss contingency that was recorded as miscellaneous income.

Noninterest Expense

The following table presents Lincoln’s components of noninterest expense:

	Year Ended December 31,		Increase (Decrease)
Noninterest expense	2025	2024	Amount	Percentage
(Dollars in thousands)
Salaries and employee benefits	$29,584	$34,244	$(4,660)	(13.6)%
Occupancy	4,086	4,204	(118)	(2.8)%
Furniture, equipment and software expense	7,020	7,578	(558)	(7.4)%
Net losses on sales of other real estate and real estate expense	1,874	143	1,731	(n/m )
Other noninterest expense	14,195	15,039	(844)	(5.6)%

Total noninterest expense	$56,759	$61,208	$(4,449)	(7.3)%

(n/m) - not meaningful

Total noninterest expense was $56.8 million in 2025, a decrease of $4.4 million, or (7.3)%, from $61.2 million in 2024. The decrease in noninterest expense was primarily driven by a $4.7 million decrease in salaries and employee benefit expense which is consistent with the decrease in full-time equivalent employees which was 220 as of December 31, 2025, a decrease of 19 employees from 239 as of December 31, 2024. The decrease was driven by the sale of a business unit in 2024, as well as staff reduction in mortgage banking. Also contributing to the decline in total noninterest expense, was the $844 thousand decrease in other noninterest expense. Other noninterest expense includes several expense items, such as card services, consulting and legal fees, sponsorships and donations, audits and exams, FDIC assessment, processing fees, directors fees, and other miscellaneous expense. The largest contributors to the change in other noninterest expense between 2024 and 2025 were the $1.3 million decline in consulting fees and an overall decline in legal and settlement-related fees of roughly $400 thousand, which were offset by an increase of $1.0 million in FDIC assessment expense.

Income Taxes

Lincoln’s income tax provision consists of federal, state, and local income taxes and reflects the effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, as well as permanent differences.

Due to net losses incurred in both 2025 and 2024, Lincoln recorded a credit for income taxes of $0.5 million in both 2025 and 2024. Lincoln’s effective income tax rate was 16.0% and 25.3% in 2025 and 2024, respectively. The change in the income tax provision and effective tax rate was primarily attributable to changes in pre-tax income, tax-exempt income levels, state tax impacts, and discrete items.

Lincoln recognizes deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) for the future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities.

Significant components of Lincoln’s DTAs and DTLs include:

•	Deferred tax assets:

•	Allowance for credit losses

•	Net operating loss carryforwards

•	Accrued compensation and benefits

•	Securities fair value adjustments (AFS portfolio)

•	Deferred tax liabilities:

•	Intangible assets and goodwill

•	As of December 31, 2025, Lincoln reported net deferred tax assets of $13.8 million.

Management evaluates the realizability of DTAs on a semi-annual basis, considering both positive and negative evidence, including historical earnings, forecasted taxable income, tax planning strategies, and the reversal of existing taxable temporary differences.

Where it is more likely than not that some portion of DTAs will not be realized, a valuation allowance is recorded. As of December 31, 2025, Lincoln has recorded a valuation allowance of $0.7 million, primarily related to state NOLs with limited carryforward periods.

Return on Equity and Assets

Net income divided by average assets and net income to average stockholders’ equity are important performance indicators. The following table presents information on Lincoln’s return on average assets, return on average equity, equity to total assets, and dividend payout ratio, as of or for the years ended December 31.

	At or For the Years Ended December 31,
	2025	2024
Selected Financial Ratios
Return on average assets	(0.14)%	(0.08)%
Return on average equity	(2.03)%	(1.09)%
Stockholders’ equity to total assets	7.83%	7.40%

Both the return on average assets and average equity decreased primarily as a result of an increased net loss in 2025. Net loss was $2.4 million in 2025, an increase of $(1.0) million, or 75.5%, from $1.4 million in 2024.

The year-end ratio of stockholders’ equity to total assets was 7.83% at December 31, 2025, a 43 basis point increase, from 7.40% at December 31, 2024. The increase was due to equity increasing 0.70% while total assets decreased 4.81%.

Stockholders’ equity increased in 2025 primarily due to a decrease in accumulated other comprehensive loss, partially offset by a decrease in retained earnings. Accumulated other comprehensive loss was $22.5 million at December 31, 2025, an improvement of $3.3 million, or 12.8%, from $25.8 million at December 31, 2024. The improvement was due to a decrease in unrealized loss on available-for-sale debt securities of $4.8 million in 2025. Retained earnings was $97.6 million at December 31, 2025, a decrease of $2.4 million, or 2.4%, from $100.0 million at December 31, 2024. The decrease in retained earnings was due to the net loss incurred in 2025 of $2.4 million.

Non-GAAP Presentations

Certain ratios and amounts not in conformity with GAAP are provided to evaluate and measure Lincoln’s operating performance and financial condition, including tangible book value per share. Management believes these ratios and amounts provide investors with useful information regarding Lincoln’s profitability, financial condition and capital adequacy, consistent with how management evaluates Lincoln’s financial performance. The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent measure.

Tangible Book Value Per Share (dollars in thousands)	As of December 31,
	2025	2024
Total stockholders’ equity	$137,814	$136,858
Intangible assets, net	(19,468)	(19,722)

Tangible common equity	118,346	117,136
Shares outstanding (including Class A and Class B shares)	7,311,016	7,368,419
Book value per share	$18.85	$18.57
Tangible book value per share (1)	$16.19	$15.90

(1)	Tangible common equity divided by shares outstanding

Interest Rate Management

Lincoln’s market risk exposure is primarily that of interest rate risk, and we have established policies and procedures to monitor and limit earnings and balance sheet exposure to changes in interest rates. Lincoln does not engage in the trading of financial instruments, nor do we have exposure to currency exchange rates.

The principal objective of interest rate risk management (often referred to as “asset/liability management”) is to manage the financial components of Lincoln in a manner that will optimize the risk/reward equation for earnings and capital in relation to changing interest rates. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and manage the risks.

Lincoln has implemented the following strategies to minimize the exposure of earnings and capital to changes in market interest rates:

•	Continued emphasis on growing and retaining core deposit relationships;

•	Maintaining capital levels that exceed federal regulatory levels for well-capitalized status;

•	Diversification of the loan portfolio to include various loan types, loan maturities, as well as variable and fixed interest rates;

•	Purchasing investment securities to match the current asset liability management objectives of Lincoln;

•	Holding higher levels of liquidity (primarily cash and cash equivalents and available for sale investment securities), when appropriate;

These strategies position Lincoln to react to increases and decreases in market interest rates quickly and effectively.

Lincoln analyzes sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on Lincoln’s interest-earning assets, such as loans and securities, and the interest we pay on Lincoln’s interest-bearing liabilities, such as deposits and borrowings. Through the net interest income model, we estimate Lincoln’s net interest income for the next twelve months and compare that estimate with the net interest income calculated assuming various U.S. Treasury rate increases or decreases. For the purposes of the model, these U.S. Treasury rate increases or decreases are modeled to impact the yield curve instantaneously by various basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of December 31, 2025, the calculation of the estimated changes in Lincoln’s net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

	Increase (Decrease) in Estimated Net Interest Income (1)
Change in Interest Rates	(Dollars in thousands)
(basis points)	Amount	Percent
+300	$438	1.04%
+200	822	1.96%
+100	557	1.33%
0	—	—%
-100	(1,276)	(3.04)%
-200	(3,201)	(7.62)%
-300	(5,353)	(12.75)%

(1)

Computations of prospective effects of hypothetical interest rate changes are for illustrative purposes only, are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. These projections are forward-looking and should be considered in light of the Cautionary Note Regarding Forward-Looking Statements appearing earlier in this document. Actual rates paid on deposits may differ from the hypothetical interest rates modeled due to competitive or market factors, which could reduce any actual impact on net interest income.

LINCOLN SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Lincoln Stock as of Lincoln record date by (i) each shareholder known by Lincoln to beneficially own more than 5% of the outstanding Lincoln Stock, (ii) each of Lincoln’s named executive officers, (iii) each of Lincoln’s directors, and (iv) all of Lincoln’s directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Lincoln believes that each person or entity, as applicable, has sole voting and dispositive power over the shares indicated as owned by such person or entity.

The percentage of beneficial ownership is based on the combined 6,668,126 shares of Lincoln Class A Stock and 656,328 shares Lincoln Class B Stock outstanding as of the Lincoln record date. Except as otherwise indicated, the address for each shareholder listed in the table below is c/o Lincoln Bancorp, 508 Main Street, Reinbeck, Iowa 50669.

	Shares of Lincoln Class A Stock Beneficially Owned(1)		Shares of Lincoln Class B Stock Beneficially Owned(1)		Combined Shares of Lincoln Stock Beneficially Owned(3)
Name	#	%	#	%	#	%
5% shareholders:
Lincoln Bancorp Employee Stock Ownership Trust(2)	1,009,033	15.13%	—	—	1,009,033	13.78%
Peterson Contractors, Inc.(3)	719,100	10.78%	—	—	719,000	9.82%
Castle Creek Capital Partners VII LP(4)	629,786	9.44%	146,804	22.37%	776,590	10.60%
Directors and named executive officers:
Andy Borrmann(5)	12,354.23	0.19%	—	—	12,354.23	0.17%
W. Scott Bush (6)	8,986	0.13%	—	—	8,986	0.12%
Spencer Cohn(7)	—	—	—	—	—	—
David Deeds	9,625	0.14%	—	—	9,625	0.13%
Rodney Foster(8)	979	0.01%	—	—	979	0.01%
Emily Girsch(9)	35,598.52	0.53%	—	—	35,598.52	0.49%
Sally Hollis(10)	28,612	0.43%	—	—	28,612	0.39%
Michael Peterson(11)	4,200	0.06%	9,574	1.46%	13,774	0.19%
Denny Presnall(12)	5,855	0.09%	—	—	5,855	0.08%
John Teeple	—	—	—	—	—	—
Sean Willett(13)	15,765.79	0.24%	—	—	13,525	0.22%
All directors and named executive officers as a group (14 persons)	133,623	2.00%	9,574	1.46%	143,197	1.95%

(1)

Beneficial ownership includes shares of unvested restricted stock that shareholders are entitled to vote and shares of common stock to be issued to certain directors in lieu of their cash retainer fees (“director retainer shares”) on October 15, 2026, but does not include shares underlying performance-based restricted stock units that are subject to vesting to the extent performance objectives are achieved or time-based restricted stock units that do not vest within 60 days of the Lincoln record date.

(2)

The address for Professional Fiduciary Services LLC is 7433 N. Beach Court, Fox Point, WI 53217. Consists of shares held by the Lincoln ESOP. John Micheal Maier of Professional Fiduciary Services serves as the independent trustee of the ESOP Trust. In accordance with the Plan, each ESOP participant is entitled to direct the trustee how to vote the shares allocated to the participant’s account with respect to the merger transaction, and the trustee will vote those shares in accordance with the participant’s direction. The trustee retains voting and investment power over unallocated shares and any allocated shares for which participant direction is not provided, in each case subject to the terms of the ESOP and applicable law. The trustee disclaims beneficial ownership of these shares except to the extent of its fiduciary interest.

(3)

Consists of 719,100 shares of Lincoln Class A Stock held by Peterson Contractors Inc. The address of Peterson Contractors Inc is 104 Blackhawk St, Reinbeck, IA 50669. The natural persons who have or share voting and/or dispositive powers over the shares held are the majority owners of the voting stock of Peterson Contractors Inc, Cordell Q. Peterson and Gale “Cork” Peterson.

(4)

Consists of 629,786 shares of Lincoln Class A Stock held by Castle Creek. The address of Castle Creek is 11682 El Camino Road, Suite 320, San Diego, California 92130. Castle Creek Capital VII LLC (“CCC VII”), the general partner of Castle Creek, shares voting and/or dispositive powers over the shares held by Castle Creek. CCC VII disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

(5)	Includes 1,044.23 shares allocated to Mr. Borrmann’s account in the Lincoln Bancorp Employee Stock Ownership Trust.
(6)	These shares are held in a trust for which Mr. Bush is trustee.
(7)

Excludes the 629,786 shares of Lincoln Class A Stock held by Castle Creek. Mr. Cohn, a director of an affiliate of Castle Creek, is not deemed to beneficially own the shares held by Castle Creek pursuant to applicable SEC rules.

(8)	Includes 979 director retainer shares that will be issued to Mr. Foster on October 15, 2026.
(9)	Includes 19,500.52 shares held allocated to Ms. Girsch’s account in the Lincoln Bancorp Employee Stock Ownership Trust.
(10)	Includes 27,633 shares held in a trust for which Ms. Hollis is trustee and 979 director retainer shares that will be issued to Ms. Hollis on October 15, 2026.
(11)	Includes 600 shares owned by Mr. Peterson’s spouse.
(12)	Includes 4,876 shares owned by Mr. Presnall and his spouse jointly and 979 director retainer shares that will be issued to Mr. Presnall on October 15, 2026.
(13)	Includes 2,240.79 shares allocated to Mr. Willett’s account in the Lincoln Bancorp Employee Stock Ownership Trust.

DESCRIPTION OF CAPITAL STOCK OF EQUITY

As a result of the merger, Lincoln shareholders who receive shares of Equity common stock in the merger will become shareholders of Equity. Your rights as a shareholder of Equity will be governed by Kansas law and the Equity articles and the Equity bylaws. The following briefly summarizes the material terms of Equity common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Equity’s capital stock that is important to you. These rights can be determined in full only by reference to Kansas law, federal law and regulations governing bank holding companies, and the Equity articles and Equity bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this proxy statement/ prospectus is a part, and applicable law, which you are urged to read. Copies of Equity’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Lincoln’s governing documents, see “Where You Can Find More Information.”

Overview

Equity’s authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share, of which 45,000,000 are designated as Equity common stock and 5,000,000 are designated as Class B common stock, and 10,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

As of June 30, 2026, there were 20,578,039 shares of Equity common stock issued and outstanding and no shares of Equity’s Class B common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Equity common stock to be issued upon completion of the merger will be validly issued, fully paid, and nonassessable. Immediately following the completion of the merger, Equity expects to have approximately 22,469,709 shares of Equity common stock outstanding and no shares of Class B common stock outstanding.

Equity common stock

Class A common stock

Voting Rights. Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect the members of the Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the Equity Board. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

Dividends. To the extent permitted under the K.S.A. and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity common stock are entitled to participate ratably on a per share basis with holders of Equity’s Class B common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Equity common stock is not entitled to the benefits of any redemption or sinking fund provision.

Class B common stock

Voting Rights. The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

Dividends. To the extent permitted under the K.S.A. and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis with holders of Equity common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity’s Class B common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class B common stock is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Upon authorization of the Equity Board, Equity may issue shares of one or more series of Equity’s preferred stock from time to time. The Equity Board may, without any action by holders of common stock and subject to the provisions of any outstanding series of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the Equity Board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others, any:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Equity may issue shares of, or rights to purchase shares of, one or more series of Equity’s preferred stock that have been or may be designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Equity’s common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Equity’s shareholders might believe to be in their best interests or in which Equity’s shareholders might receive a premium for their stock over Equity’s then market price.

COMPARISON OF HOLDERS’ RIGHTS

If the merger is completed, holders of Lincoln Stock will be entitled to receive shares of Equity common stock in exchange for their Lincoln Stock. Equity and Lincoln are organized under the laws of the states of Kansas and Iowa, respectively. The following is a summary of the material differences between (1) the current rights of holders of Lincoln Stock under the IBCA, the Lincoln articles of incorporation and the Lincoln bylaws and (2) the current rights of Equity shareholders under the K.S.A., the Equity articles and the Equity bylaws.

Equity and Lincoln believe that this summary describes the material differences between the rights of the holders of Equity common stock as of the date of this proxy statement/prospectus and the rights of the holders of Lincoln Stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Equity’s governing documents have been filed with the SEC. Copies of the Lincoln articles and the Lincoln bylaws are available upon written request from Lincoln. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Equity	Lincoln

GENERAL

Equity is a Kansas corporation. The rights of Equity’s shareholders are governed by the K.S.A., the Equity articles and the Equity bylaws.	Lincoln is an Iowa corporation. The rights of Lincoln shareholders are governed by the IBCA, the Lincoln articles and the Lincoln bylaws.

AUTHORIZED CAPITAL STOCK/SHARES

The Equity articles authorize it to issue up to (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 45,000,000 shall be designated as Equity common stock and 5,000,000 shall be designated as Class B common stock, and (ii) 10,000,000 shares of preferred stock.	The Lincoln articles authorize 50,100,000 shares, consisting of (i) 25,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 25,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 100,000 shares of preferred stock, par value $0.01 per share. The Lincoln Board is authorized, without shareholder approval, to establish one or more series of preferred stock and determine the rights, preferences and limitations of each series.

PREEMPTIVE RIGHTS

Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued.	Shareholders of Lincoln Stock do not have preemptive rights to acquire newly issued shares, securities convertible into shares, or rights to acquire shares, except to the extent the Lincoln Board may approve from time to time.

VOTING LIMITATIONS

The Equity articles expressly elect for Equity to be governed by Sections 17-1286 et seq. of the K.S.A. Under Section 17-1286 et seq., control shares (shares that would have voting power with respect to shares of Equity that would entitle that person immediately after acquisition of the shares to exercise 20% or more of all the voting power in the election of directors) acquired in a control share acquisition have voting rights only to the extent they are granted by resolution approved by the	Holders of Lincoln’s Class A shares are entitled to one vote per share held on the applicable record date on all matters voted upon by shareholders of the corporation; provided, however, that holders of Lincoln’s Class A shares, as such, are not entitled to vote on any amendment to the Lincoln articles that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or other annual rights (including, without

Equity	Lincoln
Equity shareholders, with certain exceptions as provided in Sections 17-1286 et seq. To be approved under Section 17-1294 of the K.S.A., such resolution must be approved by (i) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by Class if required by the terms of the shares, and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by Class if required by the terms of the shares, excluding all interested shares (generally defined as all shares owned by the acquiring person or group, Equity’s directors who are also its employees, and Equity’s officers). Under certain circumstances, Equity has redemption rights with respect to shares acquired in a control share acquisition. In addition, Equity shareholders have appraisal rights under certain circumstances if the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power. The Equity articles expressly prohibit cumulative voting of shares, except as otherwise required by law and subject to the provisions of the Equity preferred stock. Holders of shares of Class B common stock shall have no right to vote on matters which are voted upon by the Equity shareholders.

limitation, voting rights), or to qualifications, limitations or restrictions thereon, of the preferred stock or any series thereof, with respect to which the holders of outstanding shares of preferred stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the corporation, to vote thereon pursuant to the Lincoln articles, as amended from time to time. The Lincon bylaws provide that a majority of the votes entitled to cast on a matter by a voting group, represented in person or by proxy, constitute a quorum of that voting group for action on that matter. If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Unless otherwise provided by the Lincoln articles or the Lincoln bylaws, the vote required for election of a director by the shareholders must, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election, where there are more nominees for elections than positions on the Lincoln Board to be filled by election at the meeting, a plurality vote is required. Shareholders do not have the right to cumulate their votes for directors unless the Lincoln articles so provide.

Holders of Lincoln Class B shares do not have any voting rights, except as otherwise required by law.

SIZE OF BOARD OF DIRECTORS

The Equity articles currently provide that the Equity Board will consist of no less than three directors and no more than 25 directors, and, subject to the rights of the holders of any preferred stock then outstanding, the specific number of directors between three and 25 shall be authorized from time to time by, and only by, resolution duly adopted by a majority of the total number of directors then constituting the entire board. The Equity Board currently has 13 members.	Pursuant to the Lincoln bylaws, the Lincoln Board is authorized to have no fewer than five nor more than 14 directors, with such number determined from time to time by a majority of the directors. The Lincoln Board currently has 9 members.

DIVIDEND RIGHTS

Dividends may be paid on Equity common stock as and when declared by the Equity Board out of funds legally available for the payment of dividends. The Equity Board may issue preferred stock that is entitled to such dividend rights as the Equity Board may determine, including priority over the common stock in the payment of dividends. The ability of Equity to pay	Under Iowa law, Lincoln may pay dividends unless, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities and any preferential liquidation rights. In addition, dividends of Lincoln Bank are limited by applicable banking laws and regulations.

Equity	Lincoln
dividends depends on the amount of dividends paid to it by its subsidiaries, and is also limited under state and federal laws and regulations applicable to banks and bank holding companies.

CLASSES OF DIRECTORS

The Equity Board is divided into three classes, with each Class of directors serving for successive three-year terms so that each year the term of only one Class of directors expires. The current classification and terms of the board consists of Class I directors whose term will expire in 2028, Class II directors whose term will expire in 2027 and Class III directors whose term will expire in 2029.	The Lincoln articles require that the Lincoln Board be divided into three classes, Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the entire Lincoln Board permits with the term of office of one class expiring each year.

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, (i) any Equity director or the entire Equity Board may be removed from office at any time by the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the voting power of all the shares of capital stock of Equity then entitled to vote generally in the election of directors, voting together as a single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire Equity Board.	Shareholders may remove directors only for cause. “Cause” means either (i) conviction of a felony that is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director’s duties that is no longer subject to direct appeal.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Subject to the rights of the holders of any preferred stock then outstanding, any vacancy occurring on the Equity Board for any reason, including any vacancy created by reason of an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the term of any director elected to fill a vacancy shall expire upon the expiration of the term of office of the Class of directors in which such vacancy occurred. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.	The Lincoln Board will be able to fill a vacancy resulting from an increase in the number of directors by a majority of the directors then in office, or, if the directors remaining in office constitute fewer than a quorum, by the affirmative vote of a majority of all such directors remaining in office. A director elected to fill a vacancy will be elected to serve only until the next election of directors by the shareholders.

SPECIAL MEETING OF SHAREHOLDERS/SHAREHOLDERS

Except as otherwise required by law and subject to the right of holders of preferred stock then outstanding, special meetings of shareholders may be called by the president of Equity or by or at the direction of a majority of the Equity Board, and shall be called by the chairman of the Equity Board, the president or the secretary upon the written request of the holders of not less than 20% of	For a special shareholders’ meeting to be called, the Lincoln bylaws require the chairman of the Lincoln Board, Lincoln’s chief executive officer or president, or the holders of shares of at least 25% of the votes entitled to be cast on each issue proposed to be considered at such special meeting.

Equity	Lincoln
all outstanding shares of capital stock of Equity entitled to vote at such special meeting. The business transacted at a special meeting of shareholders shall be limited to that stated in the notice of such meeting or in a duly executed waiver thereof.

QUORUM

Under the Equity bylaws, except as otherwise required by law or the Equity articles, one-half of the stock issued and outstanding and entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business. If a quorum fails to attend any meeting, the shareholders entitled to vote at any meeting, present in person or represented by proxy, may adjourn the meeting from time to time.	Under the Lincoln bylaws, a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter.

VOTING RIGHTS

Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect the shareholders of the Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the Equity Board. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.

Each outstanding share entitled to vote has one vote on each matter submitted to shareholders. If a quorum exists, action is approved if votes cast in favor exceed votes cast against the action, unless the Lincoln articles or Iowa law require a greater vote. In uncontested director elections, directors are elected by a majority of votes cast; in contested elections, directors are elected by a plurality of votes cast.

If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

Holders of Lincoln Class B shares do not have any voting rights, except as otherwise required by law.

The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

NOTICE OF SHAREHOLDER MEETINGS

The Equity bylaws provide that written notice of each meeting of shareholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting. If a shareholders’ meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the	The Lincoln bylaws provide that written notice of shareholder meetings must be given not less than 10 nor more than 60 days before the meeting date. Notices must state the date, time and place of the meeting and, for special meetings, the purpose of the meeting. Notice may be delivered personally, by mail or by electronic transmission.

Equity	Lincoln

adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

If mailed, notice shall be deemed to have been given when deposited in the united States mail, postage prepaid, directed to the shareholder at his address as it appears on the Equity records. Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

An affidavit of the secretary or assistant secretary or of the transfer agent of Equity that notice has been given shall be prima facie evidence of the facts stated therein in the absence of fraud.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

The Equity bylaws establish an advance notice procedure with regard to nominations of directors and other business proposals to be brought before Equity’s annual meeting by a shareholder of record of Equity.

Except as may otherwise be required by applicable law or regulation, or be expressly authorized by the entire Equity Board, a shareholder may make a nomination or nominations for directors of Equity at an annual meeting of shareholders or may bring up any other matter for consideration and action by the shareholders at an annual meeting of shareholders, only if the following provisions shall have been satisfied:

(1) such shareholder must be a shareholder of record on the record date for such annual meeting, must continue to be a shareholder of record at the time of such meeting and must be entitled to vote on such matter so presented;

(2) such shareholder must deliver or cause to be delivered a written notice to the Equity secretary. The notice must be received by the secretary no less than 120 days prior to the day corresponding to the date on which Equity released its proxy statement in connection with the previous year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice must be received by the secretary a reasonable time prior to the time at which notice of such meeting is delivered to the shareholders. The notice shall specify (i) the name and address of the shareholder as they appear on the books of Equity, (ii) the Class and number of shares of Equity

The Lincoln bylaws include an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the Lincoln Board. Although this procedure does not give the Lincoln Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Lincoln and its shareholders.

Equity	Lincoln

which are beneficially owned by the shareholder, (iii) any material interest of the shareholder in the proposed business described in then notice, (iv) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about such shareholder that would be required by the Exchange Act, and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved if such shareholder were a nominee of Equity for election as one of its directors, (v) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the shareholders and if and why it is deemed by such shareholder to be beneficial to Equity, and (vi) if so requested by Equity, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act;

(3) notwithstanding satisfaction of provisions (1) and (2) above, the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Equity Board; and

(4) in the event such notice is timely given pursuant to provision (2) and the business described therein is not disqualified pursuant to provision (3), such business may be presented by, and only by, the shareholder who shall have given the notice required by provision (1) or a representative of such shareholder.

If the above provisions shall not have been satisfied, any nomination sought to be made or other business sought to be presented by such shareholder for consideration and action by the shareholders at such a meeting shall be deemed not properly brought before the meeting, shall be ruled by the chairman of the Equity Board to be out of order and shall not be presented or acted upon at the meeting.

Equity	Lincoln

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Sections 17-12,100 et seq. of the K.S.A. restrict certain business combinations between Equity and an interested shareholder for three years following the date that such shareholder became an interested shareholder. An interested shareholder is any person, other than Equity and any direct or indirect majority-owned subsidiary of Equity, that is the owner of 15% or more of the outstanding voting stock of Equity, or an affiliate or associate of Equity and was the owner of 15% or more of the outstanding voting stock of Equity at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder and the affiliates and associates of such person. Certain other persons are excluded from the definition of interested shareholder as provided in Section 17-12,100 of the K.S.A.

The restrictions in Sections 17-12,100 et seq. of the K.S.A. do not apply if (i) prior to such date the Equity Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Equity outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date the business combination is approved by the Equity Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Although a Kansas corporation may elect not to be governed by Sections 17- 12,100 et seq. of the K.S.A., Equity has expressly elected to be governed by Sections 17-12,100 et seq. of the K.S.A.

For a discussion of Sections 17-1286 et seq. of the K.S.A., which are also antitakeover provisions, see “Voting Limitations” above.

The Lincoln bylaws and the Lincoln articles contain several provisions that may discourage unsolicited acquisition proposals, including: (i) a classified board of directors, (ii) removal of directors only for cause, (iii) advance notice requirements for shareholder proposals and director nominations, (iv) a 25% threshold to call special shareholder meetings, (v) restrictions on transfers of stock that generally require shares be offered first to Lincoln before transfer, subject to limited exceptions, and (vi) authority of the board to issue preferred stock with rights determined by the board without shareholder approval.

Equity	Lincoln

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

The Equity articles provide that no Equity director shall be liable to Equity or its shareholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the K.S.A. as presently in effect or as the same may be amended. Any repeal or modification of the provision limiting personal liability of directors shall not adversely affect any right or protection of an Equity director existing at the time of such repeal or modification.	The Lincoln articles and the Lincoln bylaws provide that a director is not personally liable to Lincoln or its shareholders for monetary damages for actions or omissions as a director, except for liability arising from (i) receipt of a financial benefit to which the director or officer is not entitled; (ii) an intentional infliction of harm on Lincoln or its shareholders; (iii) in the case of a director, a violation of Section 833 of the IBCA; or (iv) an intentional violation of criminal law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the Equity bylaws, Equity shall indemnify and advance expenses to each person who is or was an officer or director of Equity, or who is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, to the fullest extent permitted by the laws of the State of Kansas as then in effect.

The Equity bylaws provide that Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Equity), by reason of the fact that such person is or was an officer or director of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that Equity shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person (other than an action, suit or proceeding initiated by such person to enforce his right to indemnification and advancement of expenses pursuant to this section) unless the initiation of such action, suit or proceeding was authorized in advance by the Equity Board.

The Lincoln bylaws provide that Lincoln must indemnify each director and officer against liability for any action taken, or any failure to take any action, as a director or officer, except liability for any of the following: (i) receipt of a financial benefit to which the director or officer is not entitled; (ii) an intentional infliction of harm on Lincoln or its shareholders; (iii) in the case of a director, a violation of Section 833 of the IBCA; or (iv) an intentional violation of criminal law. Without limiting the foregoing, Lincoln must exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors or officers to the fullest extent permitted by law. If the IBCA is amended to authorize broader indemnification or advancement for expenses, then the indemnification and advancement obligations of Lincoln are deemed amended automatically and without any further action to require indemnification and advancement for expenses of directors and officers to the fullest extent permitted by law.

In addition, the Lincoln bylaws provide that Lincoln, at its expense, must have the power to purchase and maintain insurance on its behalf and on behalf of its directors and officers against any lability asserted against such persons in their capacities as directors or officers or arising out of their status as directors or officers, whether or not Lincoln would have the power to indemnify the director or officer against such liability hereunder or under the IBCA. Lincoln’s obligation to indemnify thereunder shall be in excess of any insurance purchase and maintained by Lincoln, but such insurance shall be the primary source of satisfaction of such obligation of Lincoln. To the extent that indemnification is paid to or on behalf of a director or officer by such insurance, such payments shall be deemed to be in satisfaction of

Equity	Lincoln

Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Equity to procure a judgement in its favor by reason of the fact that the person is or was a director or officer of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, amounts paid in settlement, attorneys’ fees and other expenses actually and reasonably incurred by such person in connection with such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Equity unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Indemnification of a person referred to in the above paragraphs is mandatory if such person has been successful in the merits or otherwise in defense of any action, suit or proceeding referred to in the above paragraphs, or in defense of any claim, issue or matter therein. For all other situations, and unless indemnification is ordered by a court, any indemnification by Equity shall be made only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in the above paragraphs. Such determination shall be made (i) by the Equity Board by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (ii) if such a quorum is not attainable, or even if attainable, should a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (iii) by the Equity shareholders. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal

Lincoln’s obligation to indemnify such director or officer.

Equity	Lincoln

action or proceeding, had reasonable cause to believe his conduct was unlawful.

Expenses actually and reasonably incurred by a person entitled to indemnification under the Equity bylaws shall be paid by Equity in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Equity. The Equity Board may, in each individual case, impose any additional terms and conditions as they shall deem appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, the Equity bylaws shall continue as to any person who has ceased to hold any position with Equity or any other enterprise, and shall inure to the benefit of the heirs, executors, administrators and estate of such person.

Upon resolution passed by the Equity Board, Equity may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Equity would have the power to indemnify him against such liability under the Equity bylaws.

Notwithstanding any other provision of the Equity bylaws, in no event shall Equity indemnify any person against liabilities, penalties or expenses incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person or persons in the form of payments to Equity or any other enterprise.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Equity reserves the right to amend, alter, change or repeal any provision contained in the Equity articles in the manner now or hereafter prescribed in the Equity articles and by the laws of the state of Kansas, and all rights conferred upon shareholders in the Equity articles are granted subject to such reservation. Notwithstanding the above provision or any other provisions of the Equity articles or bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend or repeal, or adopt any provisions	The Lincoln Board may amend the Lincoln bylaws, other than a bylaw specified by shareholders which the Lincoln Board is expressly not permitted to amend without shareholder approval. Amendments to the Lincoln articles are governed by the IBCA.

Equity	Lincoln

inconsistent with, Articles VI (Action by Shareholders), VII (Number, Classification and Election of Directors; Vacancies), VIII (Removal of Directors), IX (Indemnification of Officers and Directors), XI (Control Share Acquisitions), XII (Business Combinations with Interested Shareholders), XIII (Amendment of Bylaws) or XIV (Amendment of Articles) of the Equity articles.

The Equity Board is authorized to make, amend, alter or repeal the Equity bylaws, subject to the power of the shareholders as described below to make, amend, alter or repeal the Equity bylaws. Notwithstanding the foregoing or any other provisions of the Equity articles or bylaws, the affirmative vote of at least 66 2/3% of the voting power of all the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, Articles II (Meetings of Shareholders), III (Directors), VIII (Indemnification of Directors, Officers, Employees & Agents) or IX (Amendments) of the Equity bylaws.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS/SHAREHOLDERS

Under the Equity articles, any action required or permitted to be taken by the shareholders of Equity must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.	Under the Lincoln bylaws, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if written consents are signed by shareholders holding at least 90% of the votes entitled to be cast on the action and the consents are delivered to the corporation. To be effective, sufficient consents must be obtained within 60 days of the earliest dated consent.

SHAREHOLDER RIGHTS PLAN

Equity does not have a shareholder rights plan in effect.	Lincoln does not have a shareholder rights plan in effect.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Equity (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined companies will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following discussion addresses the material U.S. federal income tax consequences of the integrated mergers to U.S. holders (as defined below) of Lincoln Stock. The discussion is based on the Code, Treasury regulations, published administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the integrated mergers to holders of Lincoln Stock could differ from those described below.

This discussion applies only to U.S. holders that hold their shares of Lincoln Stock as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such U.S. holder’s own circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	banks, financial institutions or mutual funds;

•	tax-exempt entities or organizations;

•	insurance companies;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	partnerships and other pass-through entities and investors in such entities;

•	controlled foreign corporations, passive foreign investment companies or personal holding companies;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers;

•	holders liable for the alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•	holders who received their Lincoln Stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation;

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to Lincoln Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	retirement plans, individual retirement accounts, employee stock ownership plans, or other tax deferred accounts;

•	holders who hold Lincoln Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	U.S. expatriates or certain former citizens or long-term residents of the united States.

In addition, the discussion does not address any state, local or non-U.S. tax consequences of the integrated mergers, or any tax consequences of the integrated mergers under any U.S. federal tax laws other than those pertaining to the income tax such as federal estate, gift, Medicare (including the 3.8% tax on net investment income) or alternative minimum tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of Lincoln Stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Lincoln Stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the integrated mergers to them under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Lincoln Stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the integrated mergers to them in light of their own circumstances.

Determining the actual U.S. federal income tax consequences of the integrated mergers to a U.S. holder of Lincoln Stock may be complex and will depend, in part, on the U.S. holder’s particular circumstances. We urge each holder of Lincoln Stock to consult his or her own tax advisors with respect to the particular tax consequences of the integrated mergers to such U.S. holder in light of its own circumstances, including the applicability and effect of any state, local, non-U.S. and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Integrated Mergers Generally

Equity and Lincoln intend that the integrated mergers together be treated as an integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Equity and Lincoln to complete the integrated mergers are conditioned on, among things, the receipt by Equity and Lincoln of tax opinions from Norton Rose Fulbright US LLP and Alston & Bird, LLP, respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers together be treated as an integrated transaction that will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering the opinions, Norton Rose Fulbright US LLP and Alston & Bird LLP will rely upon customary assumptions, representations, and covenants, including those contained in certificates of officers of Equity and Lincoln. If any of those assumptions or representations are incorrect or inaccurate or the covenants are not upheld, the conclusions reached in the opinions, and the U.S. federal income tax consequences of the integrated mergers, could be adversely affected. The opinions represent Norton Rose Fulbright US LLP’s and Alston & Bird LLP’s best legal judgment and do not bind the courts nor will they preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued, and neither Equity nor Lincoln will request, any ruling as to the qualification of the integrated mergers together as a reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the integrated mergers assumes that the integrated mergers together will be treated as an integrated transaction that will qualify as a “reorganization” under Section 368(a) of the Code and will be consummated as described in the merger agreement and this proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Integrated Mergers to U.S. Holders of Lincoln Stock

Exchange for solely Equity common stock. Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges shares of Lincoln Stock solely for shares of Equity common stock:

•

should generally not recognize any gain or loss on the exchange of shares of Lincoln Stock for Equity common stock in the integrated mergers, except with respect to cash received in lieu of a fractional share;

•

should generally have an aggregate tax basis in the Equity common stock received in the integrated mergers (including any fractional share deemed issued and exchanged for cash, as described below) equal to such U.S. holder’s aggregate tax basis in the shares of Lincoln Stock surrendered in the exchange, decreased by the amount of basis allocated to the fractional share deemed received and then exchanged; and

•

should generally have a holding period for the shares of Equity common stock (including any fractional share deemed received and exchanged, as described below) received in the integrated mergers that includes its holding period for its shares of Lincoln Stock surrendered in the exchange.

If a U.S. holder acquired different blocks of Lincoln Stock at different times or at different prices, the adjusted tax basis and holding period of each block of Equity common stock received by such U.S. holder would generally be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Lincoln Stock surrendered in the exchange. U.S. holders should consult their own tax advisors regarding the manner in which shares of Equity common stock should be allocated among different blocks of Lincoln Stock surrendered in the integrated mergers.

Exchange for Equity common stock and cash. A U.S. holder who receives both Equity common stock and cash in the exchange for such U.S. holder’s Lincoln shares will recognize gain (but not loss) equal to the lesser of (i) the amount by which the sum of the fair market value of the Equity common stock and cash received by such U.S. holder of Lincoln shares exceeds such U.S. holder’s adjusted tax basis in its Lincoln shares, and (ii) the amount of cash received by such U.S. holder (in each case excluding any cash received in lieu of a fractional share of Equity common stock, the U.S. federal income tax treatment of which is discussed below in the section entitled “Material U.S. Federal Income Tax Consequences of the Integrated Mergers—U.S. Federal Income Tax Consequences of the Integrated Mergers Generally–Cash Received in Lieu of a Fractional Share”). Any gain recognized by a U.S. holder should be treated as a capital gain unless it is recharacterized as a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by a U.S. holder generally will be long-term capital gain if, as of the effective time, such U.S. holder’s holding period with respect to Lincoln Stock surrendered exceeds one year. For noncorporate U.S. holders, long-term capital gain are generally taxed at preferential rates.

If a U.S. holder acquired Lincoln Stock at different times or different prices, the adjusted tax basis and holding period of each block of Equity common stock received by such U.S. holder should generally be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Lincoln Stock surrendered in the exchange. Such U.S. holder should consult its own tax advisors regarding the manner in which gain or loss should be determined for each identifiable block of Lincoln Stock surrendered in the integrated mergers.

The aggregate tax basis of the shares of Equity common stock received (including any fractional share of Equity common stock deemed issued and redeemed for cash as described below) by a U.S. holder will generally be equal to such U.S. holder’s aggregate tax basis in the Lincoln Stock surrendered in exchange for the shares of Equity common stock, reduced by any cash received (other than cash received in lieu of a fractional share of Equity common stock) by such U.S. holder in the integrated mergers, and then increased by any taxable gain recognized in the integrated mergers by such U.S. holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Equity common stock) regardless of whether such gain is classified as capital gain or dividend income. The aggregate tax basis of the Equity common stock received by a U.S. holder as determined above will be reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed. See “Cash Received in Lieu of a Fractional Share.” The holding period for shares of Equity common stock received in the integrated mergers (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will generally include such U.S. holder’s holding period for the Lincoln Stock surrendered in exchange for the Equity common stock. If a U.S. holder purchased or acquired Lincoln Stock on different dates or at different prices, such U.S. holder should consult his or her tax advisor for purposes of determining the basis and holding period of the Equity common stock received in the integrated mergers.

Exchange solely for cash and Dissenters. If a U.S. holder makes a cash election and receives only cash in exchange for its shares of Lincoln Stock or a U.S. holder properly exercises dissenters’ rights, such U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in the shares of Lincoln Stock surrendered. The gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Lincoln Stock surrendered is more than one year. For noncorporate U.S. holders, long-term capital gain is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Equity common stock will be treated as having received the fractional share in the integrated mergers and then as having exchanged the fractional share for cash in redemption by Equity, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (calculated by including the holding period for the shares of Lincoln Stock exchanged therefor) for more than one year at the effective time. For noncorporate U.S. holders, long-term capital gain is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In some cases, if a U.S. holder actually or constructively owns shares of Equity common stock (other than the Equity common stock received as consideration in connection with the integrated mergers), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of Lincoln’s accumulated earnings and profits, if any (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Lincoln Stock in the integrated mergers is complex and depends upon each U.S. holder’s particular facts and circumstances, including the application of complex constructive ownership rules under Section 318 of the Code. Accordingly, each U.S. holder should consult his, her, or its own tax advisors as to the tax consequences of the integrated mergers, including such determination, in its particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements generally will apply to cash payments made to a U.S. holder in connection with the integrated mergers, unless an exemption applies. Payments of cash to a U.S. holder pursuant to the integrated mergers may under certain circumstances also be subject to backup withholding at a current rate of 24%. Generally, backup withholding will not apply if a U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements

U.S. holders of Lincoln Stock who receive Equity common shares as a result of the integrated mergers are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Lincoln Stock exchanged, the amount of cash and number of Equity common shares received, the amount of gain recognized, the fair market value and tax basis of the shares of Lincoln Stock exchanged, and the U.S. holder’s tax basis in the Equity common shares received.

If a U.S. holder that receives Equity common shares in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the integrated mergers, including such U.S. holder’s tax basis in, and the fair market value of, the Lincoln shares surrendered by such U.S. holder in the integrated mergers (determined immediately before the merger), the names and employer identification numbers of Lincoln and Equity and the date of the merger and (2) to retain permanent records of these facts relating to the integrated mergers. A “significant holder” is any U.S. holder that, immediately before the integrated mergers, (1) owned at least 1% (by vote or value) of the outstanding shares of Lincoln Stock, or (2) owned Lincoln shares with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Holders of Lincoln Stock are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to own situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

LEGAL MATTERS

The validity of the Equity common stock offered by this prospectus will be passed upon for Equity by Wise & Reber, L.C., McPherson, Kansas. Certain legal matters in connection with this offering will be passed upon for Equity by Norton Rose Fulbright US LLP, Dallas, Texas and for Lincoln by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

Equity

The financial statements of Equity Bancshares, Inc. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2025 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Lincoln

The consolidated financial statements of Lincoln Bancorp and Subsidiaries, as of December 31, 2025 and for the year then ended, have been audited by Wipfli LLP, independent auditors, as set forth in their report thereon, and included in this registration statement on Form S-4. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Lincoln Bancorp and Subsidiaries, as of December 31, 2024 and for the year then ended, have been audited by Forvis Mazars, LLP, independent auditors, as set forth in their report thereon, and included in this registration statement on Form S-4. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Frontier Holdings, LLC.

The consolidated financial statements of Frontier Holdings, LLC and its subsidiaries, as of September 30, 2025, and 2024, and for the years then ended, have been audited by Forvis Mazars, LLP, independent auditors, as set forth in their report thereon, included in Equity Bancshares, Inc.’s Current Report on Form 8-K/A dated March 18, 2026, and incorporated herein by reference. Such consolidated financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Equity has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Equity common stock that Lincoln shareholders will be entitled to receive in connection with the merger if the merger is completed. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about Equity and Equity common stock.

Equity also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Equity, including Equity’s Annual Reports on Form 10-K, quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Equity’s website at investor.equitybank.com as soon as reasonably practicable after Equity files them with, or furnishes them to, the SEC. Information on Equity’s website is not incorporated into this proxy statement/prospectus or Equity’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Equity and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Equity (Commission File No. 001 – 37624):

•

Annual Report on Form  10-K for the year ended December 31, 2025 (including specific portions of Equity’s definitive Proxy Statement for the 2026 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, and June 30, 2026;

•

Current Reports on Form  8-K filed on January  2, 2026, January  22, 2026, February  17, 2026, February  23, 2026, March  18, 2026, April  22, 2026, May  21, 2026, August  5, 2026, September  3, 2026, September  14, 2026 and October 5, 2026 (in each case, excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

A description of Equity’s capital stock can be found herein under “Description of Capital Stock of Equity.”

Information about Equity can also be found in additional documents that Equity may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/ prospectus and the date of Lincoln’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Equity or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from Equity without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Equity at the following address:

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Attn: Investor Relations

Telephone: (316) 612-6000

Lincoln is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Lincoln, please send a request in writing or by telephone to Lincoln at the following address:

Lincoln Bancorp

508 Main Street

Reinbeck, Iowa 50669

Attention: Emily Girsch

Telephone: (319) 788-6441

If you would like to request documents, please do so by November 12, 2026 to receive them before the Lincoln special meeting. If you request any incorporated documents from Equity, then Equity will mail them to you by first-Class mail, or another equally prompt means, within one business day after Equity receives your request.

Equity has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Equity, and Lincoln has supplied all information contained in this proxy statement/prospectus relating to Lincoln.

Neither Equity nor Lincoln has authorized anyone to give any information or make any representation about the merger, the Equity share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Item 1. Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2026 (unaudited) and December 31, 2025 (audited)

(Amounts in Thousands)

	June 30, 2026	December 31, 2025
Assets
Cash and due from banks	$46,473	$61,730
Federal funds sold	71,959	72,546

Cash and cash equivalents	118,432	134,276
Available-for-sale debt securities (amortized cost basis of $310,097 and $361,273 at June 30, 2026 and December 31, 2025) (Note 2)	296,293	329,909
Loans held for sale	982	605
Loans, net of allowance for credit losses of $18,115 and $17,865 at June 30, 2026 and December 31, 2025 (Note 3)	1,164,675	1,148,171
Premises and equipment, net	39,243	39,672
Other real estate	8,248	9,966
Accrued interest receivable	9,256	10,478
Cash surrender value of life insurance	37,728	36,887
Other investments (Note 2)	7,328	7,657
Goodwill (Note 6)	18,805	18,805
Other assets	21,217	23,952

Total assets	$1,722,207	$1,760,378
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$226,940	$245,236
Interest-bearing deposits	1,236,833	1,261,835

Total deposits (Note 7)	1,463,773	1,507,071
Federal Home Loan Bank advances (Note 8)	60,000	70,000
Notes payable (Note 10)	—	14,500
Subordinated debt, net of issuance costs (Note 11)	32,671	—
Junior subordinated debentures (Note 11)	9,279	9,279
Accrued interest payable	3,601	2,533
Other liabilities	15,293	19,181

Total liabilities	1,584,617	1,622,564

Stockholders’ Equity:
Class A Common stock, $0.01 par value; authorized 25,000,000 shares; 6,778,670 shares issued and 6,668,126 shares outstanding at June 30, 2026, and 6,778,670 shares issued and 6,654,688 shares outstanding at December 31, 2025	68	68
Class B Common stock, $0.01 par value; authorized 25,000,000 shares; 656,328 shares issued and outstanding at June 30, 2026 and December 31, 2025	7	7
Additional paid-in capital	66,078	65,745
Retained earnings	84,445	97,635
Accumulated other comprehensive loss, net of income taxes (Note 9)	(10,301)	(22,492)
Treasury stock, at cost Common - 110,544 shares at June 30, 2026 and 123,982 shares at December 31, 2025	(1,420)	(1,635)
Unallocated common stock of Employee Stock Ownership (ESOP), 78,023 and 90,498 shares at June 30, 2026 and December 31, 2025	(1,287)	(1,514)

Total stockholders’ equity	137,590	137,814

Total liabilities and stockholders’ equity	$1,722,207	$1,760,378

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Operations

For the three and six months ended June 30, 2026 and 2025 (unaudited)

(Amounts in Thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest Income
Loans, including fees	$17,154	$18,972	$33,639	$39,237
Investment securities
Taxable	3,232	2,360	6,051	4,463
Tax-exempt	761	1,042	1,610	2,084
Federal funds sold	720	567	1,767	708

Total interest income	21,867	22,941	43,067	46,492

Interest Expense
Deposits	8,627	11,171	17,378	22,479
Federal Home Loan Bank advances	640	718	1,332	1,431
Notes payable, subordinated debentures and junior subordinated debentures	873	408	1,673	814

Total interest expense	10,140	12,297	20,383	24,724

Net Interest Income	11,727	10,644	22,684	21,768
Provision for Credit Losses	161	1,290	286	2,201

Net Interest Income After Provision for Credit Losses	11,566	9,354	22,398	19,567

Noninterest Income
Trust fees	216	285	403	498
Brokerage service commissions	681	572	1,171	1,027
Service charges on deposit accounts	310	296	614	540
Net gains on mortgage loan sales	48	57	114	157
Net gains on SBA and USDA loan sales	6	74	15	91
Net realized (losses) gains on sale of available-for-sale debt securities	—	—	(15,690)	—
Unrealized gains on equity securities	142	4	102	34
Other noninterest income	2,042	1,986	3,974	3,573

Total noninterest (loss) income	3,445	3,274	(9,297)	5,920

Noninterest Expense
Salaries and employee benefits	7,883	8,168	15,630	15,967
Occupancy	1,054	1,019	2,092	1,982
Furniture, equipment and software expense	1,691	1,744	3,349	3,445
Net losses (gains) on sales of other real estate and real estate expense	451	(169)	483	(132)
Other noninterest expense	4,821	3,596	9,270	6,604

Total noninterest expense	15,900	14,358	30,824	27,866

Loss Before Income Tax	(889)	(1,730)	(17,723)	(2,379)
Credit for Income Taxes	(300)	(715)	(4,533)	(1,172)

Net Loss	$(589)	$(1,015)	$(13,190)	$(1,207)

(Loss) Earnings Per Share
Basic	$(0.08)	$(0.14)	$(1.80)	$(0.17)
Diluted	$(0.08)	$(0.14)	$(1.80)	$(0.17)

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the three and six months ended June 30, 2026 and 2025 (unaudited)

(Amounts in Thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Loss	$(589)	$(1,015)	$(13,190)	$(1,207)

Other Comprehensive Income (Loss)
Securities:
Unrealized appreciation (depreciation) on available-for-sale debt securities	3,543	(5,558)	(178)	(6,125)
Reclassification adjustment for loss (gain) included in net loss	—	—	15,690	—
Income tax (expense) benefit	(826)	1,416	(3,809)	1,988

Other comprehensive gain (loss) on available-for-sale debt securities	2,717	(4,142)	11,703	(4,137)

Derivatives used in cash flow hedging relationships:
Unrealized gain (loss) on derivatives	319	(253)	636	(544)
Income tax (expense) benefit	(74)	56	(148)	127

Other comprehensive gain (loss) on cash flow hedges	245	(197)	488	(417)

Other comprehensive income (loss), net of tax	2,962	(4,339)	12,191	(4,554)

Comprehensive Income (Loss)	$2,373	$(5,354)	$(999)	$(5,761)

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the three and six months ended June 30, 2026 and 2025 (unaudited)

Three Months Ended June 30, 2025
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned ESOP Shares	Total
Balance, March 31, 2025,	$68	$7	$65,856	$99,892	$(25,998)	$(973)	$(1,979)	$136,873
Net loss	—	—	—	(1,015)	—	—	—	(1,015)
Other comprehensive loss	—	—	—	—	(4,339)	—	—	(4,339)
Issuance of 2,500 shares of common stock out of treasury stock for stock based compensation plan	—	—	(8)	—	—	39	—	31
Purchase of 436 shares of treasury stock	—	—		—	—	(6)	—	(6)
Stock based compensation	—	—	47	—	—	—	—	47
ESOP shares earned	—	—	—	—	—	—	113	113

Balance, June 30, 2025	68	7	65,895	98,877	(30,337)	(940)	(1,866)	131,704

Three Months Ended June 30, 2026
Balance, March 31, 2026	$68	$7	$65,847	$85,034	$(13,263)	$(1,514)	$(1,400)	134,779
Net loss	—	—	—	(589)	—	—	—	(589)
Other comprehensive income	—	—	—	—	2,962	—	—	2,962
Issuance of 7,000 shares of common stock out of treasury stock for stock based compensation plan	—	—	(102)	—	—	102	—	—
Purchase of 692 shares of treasury stock	—	—	—	—	—	(8)	—	(8)
Stock based compensation	—	—	333	—	—	—	—	333
ESOP shares earned	—	—	—	—	—	—	113	113

Balance, June 30, 2026	$68	$7	$66,078	$84,445	$(10,301)	$(1,420)	$(1,287)	$137,590

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Continued)

For the three and six months ended June 30, 2026 and 2025 (unaudited)

Six Months Ended June 30, 2025
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned ESOP Shares	Total
Balance, December 31, 2024	$68	$7	$65,673	$100,084	$(25,783)	$(973)	$(2,217)	$136,859
Net loss	—	—	—	(1,207)	—	—	—	(1,207)
Other comprehensive loss	—	—	—	—	(4,554)	—	—	(4,554)
Issuance of 2,500 shares of common stock out of treasury stock for stock based compensation plan	—	—	(8)	—	—	39	—	31
Purchase of 436 shares of treasury stock	—	—		—	—	(6)	—	(6)
Stock based compensation	—	—	230	—	—	—	—	230
ESOP shares earned	—	—	—	—	—	—	351	351

Balance, June 30, 2025	68	7	65,895	98,877	(30,337)	(940)	(1,866)	131,704

Six Months Ended June 30, 2026
Balance, December 31, 2025	$68	$7	$65,745	$97,635	$(22,492)	$(1,635)	$(1,514)	137,814
Net loss	—	—	—	(13,190)	—	—	—	(13,190)
Other comprehensive income	—	—	—	—	12,191	—	—	12,191
Issuance of 22,000 shares of common stock out of treasury stock for stock based compensation plan	—	—	(321)	—	—	321	—	—
Purchase of 8,562 shares of treasury stock	—	—	—	—	—	(106)	—	(106)
Stock based compensation	—	—	654	—	—	—	—	654
ESOP shares earned	—	—	—	—	—	—	227	227

Balance, June 30, 2026	$68	$7	$66,078	$84,445	$(10,301)	$(1,420)	$(1,287)	$137,590

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

For the six months ended June 30, 2026 and 2025 (unaudited)

(Amounts in Thousands)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash Flows from Operating Activities
Net loss	$(13,190)	$(1,207)
Items not requiring (providing) cash
Depreciation	1,131	1,143
Provision for credit losses	286	2,201
Amortization and accretion, net	123	501
Deferred income taxes	(4,495)	(639)
Net gains on sale of loans	(129)	(248)
Gain on sale and write down of fixed assets and other assets	(3)	—
Net realized loss on available-for-sale securities	15,690	—
Unrealized gain on equity securities	(102)	(34)
Origination of loans held for sale	(11,460)	(8,040)
Proceeds from sale of loans held for sale	11,212	8,192
Stock based compensation	654	230
ESOP shares earned	227	351
Amortization of right-of-use asset	67	31
Increase in cash value of life insurance	(841)	(785)
Stock based compensation expense from share issuance	—	31
Net loss on other real estate due to writedown or sale	357	—
Changes in
Interest receivable	1,222	1,349
Other assets	3,526	(900)
Interest payable and other liabilities	(2,681)	(683)

Net cash provided by operating activities	1,594	1,493

Cash Flows From Investing Activities
Purchases of available-for-sale securities	(76,329)	(41,767)
Proceeds from maturities and paydowns of available-for-sale securities	7,403	11,018
Proceeds from sale of available-for-sale securities	102,440	—
Sale of other investments	3,230	6,357
Purchase of other investments	(2,799)	(5,547)
Net change in loans	(17,069)	114,315
Purchase of premises and equipment	(861)	(76)
Proceeds from bank owned life insurance	—	19,988
Proceeds from sale of premises and equipment	135	—
Proceeds from sale of real estate and other assets held for sale, net	1,645	—

Net cash provided by investing activities	$17,795	$104,288

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the six months ended June 30, 2026 and 2025 (unaudited)

(Amounts in Thousands)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash Flows From Financing Activities
Net decrease in deposits	$(42,937)	$(42,917)
Net change in escrow accounts	(361)	(161)
Proceeds from subordinated debentures	33,500	—
Payments of subordinated debt issuance costs, net of amortization	(829)	—
Repayment of notes payable	(14,500)	—
Proceeds from Federal Home Loan Bank advances and other debt	60,000	120,695
Repayment of Federal Home Loan Bank advances and other debt	(70,000)	(140,205)
Purchase of treasury stock	(106)	(6)

Net cash used in financing activities	(35,233)	(62,594)

(Decrease) Increase in Cash and Cash Equivalents	(15,844)	43,187
Cash and Cash Equivalents, Beginning of Period	134,276	18,062

Cash and Cash Equivalents, End of Period	$118,432	$61,249

Supplemental Disclosures of Cash Flow Information
Interest paid	$19,315	$25,280
Income taxes paid	—	—
Real estate acquired in settlement of loans	284	—
Restricted cash	1,900	4,940

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim consolidated financial statements are prepared in accordance with GAAP for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, certain disclosures accompanying annual consolidated financial statements are omitted. In the opinion of management, all significant intercompany accounts and transactions have been eliminated and adjustments, consisting solely of normal recurring accruals and considered necessary for the fair presentation of financial statements for the interim periods, have been included. The current period’s results of operations are not necessarily indicative of the results that ultimately may be achieved for the year. The interim condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2025.

Nature of Operations and Operating Segments

Lincoln Bancorp (“Lincoln”) is a bank holding company which owns 100% of the outstanding common stock of Lincoln Savings Bank (the “Bank”). The Bank’s services are offered to individuals, businesses, governmental units and institutional customers in Iowa communities including Adel, Allison, Ankeny, Aplington, Clive, Cedar Falls, Des Moines, Garwin, Greene, Grinnell, Hudson, Lincoln, Nashua, Reinbeck, Tama, Waterloo and the surrounding areas. The Bank is actively engaged in many areas of commercial banking, including acceptance of demand, savings and time deposits; making commercial, real estate, agricultural and consumer loans; and other banking services tailored for its individual customers. The Bank also operates an embedded finance division, partnering with several corporate Fintech clients which offer payment sources and business products. The Bank’s trust department administers estates, personal trusts, conservatorships, pension and profit-sharing funds along with providing other management services to customers.

Lincoln’s activities are considered to be one operating segment for financial reporting purposes.

Principles of Consolidation

The consolidated financial statements include the accounts of Lincoln and its wholly owned subsidiary, Lincoln Savings Bank, and its wholly owned subsidiaries, LSB Financial Services Inc and LSB Capital Management Inc. All significant intercompany balances and transactions have been eliminated in consolidation. Lincoln also owns 100% of Lincoln Bancorp Capital Trust II, which was formed for the purpose of issuing trust preferred securities as discussed more fully in Note 11: Subordinated Debentures and Junior Subordinated Debentures. In accordance with generally accepted accounting principles (GAAP), this Trust is not included in the consolidated financial statements. This investment is accounted for under the equity method of accounting.

Use of Estimates and Changes in Accounting Standards

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results for the three and six months ended June 30, 2026 may not be indicative of results for the year ending December 31, 2026, or for any other period.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

In some cases, Lincoln could be required to apply a new or revised standard retroactively, which would result in the recasting of Lincoln’s prior period financial statements.

All significant accounting policies followed in the preparation of the quarterly financial statements are disclosed in Lincoln’s Annual Report for the year ended December 31, 2025.

Accounting Standards Pending Adoption

In November 2024, the FASB issued ASU No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this ASU require disclosure in the notes to the financial statements, specified information about certain costs and expenses at each interim and annual reporting period. Additionally, in January 2025, the FASB issued ASU No. 2025-01, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This ASU amends the effective date of ASU No. 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU No. 2024-03 is permitted. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In November 2025, the FASB issued ASU No. 2025-08, Financial Instruments-Credit Losses (Topic 326): Purchased Loans. The ASU expands the population of acquired financial assets accounted for using the “gross-up approach” when recording the initial allowance for credit losses through an adjustment to the initial amortized cost basis. Acquired loans are deemed purchased seasoned loans and accounted for using the gross-up approach upon acquisition if criteria established by the new guidance are met. This change aims to enhance comparability, consistency and better reflect the economics of acquiring financial assets. This ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within those annual reporting periods. Early adoption is permitted. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In November 2025, the FASB issued ASU No. 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements. The ASU enables entities to apply hedge accounting to a greater number of highly effective economic hedges in multiple areas. The ASU expands the hedged risks permitted to be aggregated in a group of individual forecasted transactions, enabling entities to apply hedge accounting to potentially broader portfolios of forecasted transactions. The ASU is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods. For all other entities the effective date is for annual reporting periods beginning after December 15, 2027. Early adoption is permitted. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The ASU clarifies the applicability of the interim reporting guidance, the types of interim reporting, and the form and content of interim financial statements in accordance with generally accepted accounting principles. The amendments in this ASU are effective for public business entities for interim periods within annual periods beginning after December 15, 2027. For all other entities, the amendments are effective for interim periods within annual periods beginning after December 15, 2028. Early adoption is permitted. The amendments can be applied either prospectively or retrospectively to any or all prior periods presented in the financial statements. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. The amendments in this ASU update the FASB Accounting Standards Codification for a broad range of topics arising from technical corrections, unintended application of the Codification, clarifications, and other minor improvements. The amendments in this ASU are effective for all entities for annual periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted in both interim and annual periods in which financial statements have not yet been issued or made available for issuance. An entity may elect to adopt the amendments on an issue-by-issue basis. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

Note 2: Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are in the following table (Amounts in Thousands):

	June 30, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
Debt Securities
Asset-backed securities	$8,497	$—	$(31)	$—	$8,466
Collateralized mortgage obligations	96,334	89	(3,171)	—	93,252
Government-sponsored mortgage-backed securities	23,720	24	(617)	—	23,127
State and political subdivisions	120,027	11	(10,026)	—	110,012
U.S. Treasuries	35,538	33	(201)	—	35,370
Collateralized debt obligations	25,981	208	(123)	—	26,066

	$310,097	$365	$(14,169)	$—	$296,293

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
Debt Securities
Asset-backed securities	$2,386	$19	$—	$—	$2,405
Collateralized mortgage obligations	102,824	154	(3,618)	—	99,360
Government-sponsored mortgage-backed securities	49,911	152	(5,042)	—	45,021
State and political subdivisions	168,260	26	(22,274)	—	146,012
U.S. Treasuries	14,942	—	(703)	—	14,239
Collateralized debt obligations	22,950	60	(138)	—	22,872

	$361,273	$411	$(31,775)	$—	$329,909

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of available-for-sale debt securities classified according to their contractual maturities at June 30, 2026 are shown below (Amounts in Thousands):

	Amortized Cost	Fair Value
U.S. treasuries & state and political subdivisions
Due in one year or less	$575	$570
Due after one year through five years	33,577	33,104
Due after five years through ten years	29,672	27,581
Due over ten years	91,741	84,127

	155,565	145,382
Collateralized mortgage obligations	96,334	93,252
Government-sponsored mortgage-backed securities	23,720	23,127
Collateralized debt obligations	25,981	26,066
Asset-backed securities	8,497	8,466

	$310,097	$296,293

Expected maturities of collateralized mortgage obligations, government-sponsored mortgage-backed securities, collateralized debt obligations, and asset-backed securities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The carrying value of debt securities pledged as collateral, to secure public deposits and for other purposes, was $104.3 million and $139.8 million at June 30, 2026 and December 31, 2025, respectively.

Net losses of approximately $17.6 million resulting from sales of available-for-sale debt securities were realized for the six months ended June 30, 2026, with no net losses from sales of available-for-sale debt securities realized for the six months ended June 30, 2025. The difference compared to the income statement line item “Net realized (losses) gains on sale of available-for-sale debt securities” stems from the net gain of approximately $2.0 million related to the termination of certain fair value hedges (refer to Note 5: Derivative Financial Instruments for additional information).

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2026 and December 31, 2025, was $245.9 million and $275.1 million, of Lincoln’s available-for-sale debt securities portfolio. These declines primarily resulted from recent changes in market interest rates.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following table shows the total available-for-sale debt securities and aggregated depreciation by security type at June 30, 2026:

	Number of securities in a loss position	Aggregate depreciation
Available-for-sale Debt Securities
Asset-backed securities	3	0.5%
Collateralized mortgage obligations	26	4.2%
Government-sponsored mortgage-backed securities	13	4.3%
State and political subdivisions	138	9.6%
U.S. Treasuries	7	0.7%
Collateralized debt obligations	5	0.9%

	192	5.8%

The following table shows Lincoln’s investments’ gross unrealized losses and fair value of Lincoln’s investments for which an allowance for credit losses has not been recorded, aggregated by investment class and length of time that individual debt securities have been in a continuous unrealized loss position were as follows (Amounts in Thousands):

	June 30, 2026
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale Debt Securities
Asset-backed securities	$6,466	$(31)	$—	$—	$6,466	$(31)
Collateralized mortgage obligations	46,512	(543)	29,786	(2,628)	76,298	(3,171)
Government-sponsored mortgage-backed securities	—	—	14,237	(617)	14,237	(617)
State and political subdivisions	—	—	104,397	(10,026)	104,397	(10,026)
U.S. Treasuries	30,386	(201)	—	—	30,386	(201)
Collateralized debt obligations	11,167	(97)	2,942	(26)	14,109	(123)

Total temporarily impaired securities	$94,531	$(872)	$151,362	$(13,297)	$245,893	$(14,169)

As of June 30, 2026, 13 government-sponsored mortgage-backed securities and 26 collateralized mortgage obligations with unrealized losses totaling $3.8 million were held by Lincoln. Management evaluated the payment history of these securities and considered the implied U.S. government guarantee of these agency securities and the level of credit enhancement for non-agency securities. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

As of June 30, 2026, 138 state and political subdivisions securities with total unrealized losses of $10.0 million were held by Lincoln. Management evaluated these securities through a process that included consideration of credit agency ratings and payment history. In addition, management evaluated securities by considering the yield spread to treasury securities and the most recent financial information available. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

As of June 30, 2026, 7 U.S. Treasuries and no U.S. government agencies securities with a total unrealized loss of $201 thousand were held by Lincoln. Management considered the explicit or implied U.S. treasury and U.S. government guarantee of these securities. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

As of June 30, 2026, 5 collateralized debt obligations with unrealized losses of $123 thousand were held by Lincoln. Management evaluated these securities through a process that included consideration of credit agency ratings, priority of cash flows and the amount of over-collateralization. In addition, management may evaluate securities by considering the yield spread to treasury securities and the most recent financial information available. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

As of June 30, 2026, 3 asset-backed securities debt obligations with unrealized losses of $31 thousand were held by Lincoln. Management considered these student loan floaters securities as they perform well in rates scenarios due to their floating rate coupon. In addition, Management evaluated these securities through a process that included consideration of credit agency ratings and payment history. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

	December 31, 2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale Debt Securities
Collateralized mortgage obligations	$36,022	$(222)	$43,159	$(3,396)	$79,181	$(3,618)
Government-sponsored mortgage-backed securities	—	—	28,763	(5,042)	28,763	(5,042)
State and political subdivisions	—	—	138,099	(22,274)	138,099	(22,274)
U.S. Treasuries	—	—	14,239	(703)	14,239	(703)
Collateralized debt obligations	14,812	(138)	—	—	14,812	(138)

Total temporarily impaired securities	$50,834	$(360)	$224,260	$(31,415)	$275,094	$(31,775)

Other investments were as follows (Amounts in Thousands):

	June 30, 2026	December 31, 2025
Federal Home Loan Bank stock	$3,991	$4,513
Bankers Bank stock	1,137	1,072
Investment in Lincoln Bancorp Capital Trust II	280	280
Farmer Mac stock	318	281
Other	1,602	1,511

	$7,328	$7,657

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Loans and Allowance for Credit Losses

Classes of loans include (Amounts in Thousands):

	June 30, 2026	December 31, 2025
Real Estate:
Construction - Land and commercial development	$39,064	$41,508
Multi-family	175,757	179,265
Commercial	354,782	327,023
1-4 Family including construction	216,388	241,626
Agricultural and Farmland	153,960	164,525
Commercial & National credit & SBA/Government guaranteed	240,207	209,522
Loans to Individuals - Other	3,516	3,487

Total loans	1,183,674	1,166,956
Less:
Net deferred loan fees, premiums and discounts	884	920
Allowance for credit losses	18,115	17,865

Net loans	$1,164,675	$1,148,171

The following tables present the balance in the allowance for credit losses and unfunded commitment liability based on portfolio segment for the periods indicated (Amounts in Thousands):

	Three Months Ended June 30, 2026
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial National credit & SBA/Gov’t guaranteed	Loans to Individuals- Other	Total
Allowance for credit losses
Beginning balance	$853	$1,282	$8,616	$2,300	$904	$3,969	$40	$17,964
Provision (Credit)	(46)	39	146	(452)	27	358	14	86
Charged off	—	—	—	—	—	—	(22)	(22)
Recoveries	—	—	—	4	—	79	4	87

Ending balance	$807	$1,321	$8,762	$1,852	$931	$4,406	$36	$18,115

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	Six Months Ended June 30, 2026
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial National credit & SBA/Gov’t guaranteed	Loans to Individuals- Other	Total
Allowance for credit losses
Beginning balance	$1,306	$945	$9,535	$2,164	$975	$2,892	$48	$17,865
Provision (Credit)	(499)	361	(773)	(214)	(44)	1,404	13	248
Charged off	—	—	—	(102)	—	—	(36)	(138)
Recoveries	—	15	—	4	—	110	11	140

Ending balance	$807	$1,321	$8,762	$1,852	$931	$4,406	$36	$18,115

	Three Months Ended June 30, 2026
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Unfunded Commitment Liability
Beginning balance	$189	$1	$13	$10	$1	$384	$1	$599
Provision (Credit)	(14)	—	2	(1)	—	88	—	75

Ending balance	$175	$1	$15	$9	$1	$472	$1	$674

	Six Months Ended June 30, 2026
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Unfunded Commitment Liability
Beginning balance	$249	$1	$16	$9	$1	$359	$1	$636
Provision (Credit)	(74)	—	(1)	—	—	113	—	38

Ending balance	$175	$1	$15	$9	$1	$472	$1	$674

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	Three Months Ended June 30, 2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Allowance for credit losses
Beginning balance	$946	$942	$7,397	$2,435	$1,170	$3,376	$202	$16,468
Provision (Credit)	61	51	557	(38)	35	266	358	1,290
Charged off	—	—	—	—	—	(717)	(389)	(1,106)
Recoveries	—	—	—	14	—	36	4	54

Ending balance	$1,007	$993	$7,954	$2,411	$1,205	$2,961	$175	$16,706

	Six Months Ended June 30, 2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Allowance for credit losses
Beginning balance	$1,112	$874	$6,930	$2,470	$1,003	$3,595	$25	$16,009
Provision (Credit)	(105)	119	1,024	(71)	202	35	647	1,851
Charged off	—	—	—	(4)	—	(779)	(502)	(1,285)
Recoveries	—	—	—	16	—	110	5	131

Ending balance	$1,007	$993	$7,954	$2,411	$1,205	$2,961	$175	$16,706

	Three Months Ended June 30, 2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Unfunded Commitment Liability
Beginning balance	$321	$1	$15	$12	$1	$134	$2	$486
Provision (Credit)	(28)	—	14	—	—	15	(1)	—

Ending balance	$293	$1	$29	$12	$1	$149	$1	$486

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	Six Months Ended June 30, 2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Unfunded Commitment Liability
Beginning balance	$21	$1	$4	$12	$1	$96	$1	$136
Provision (Credit)	272	—	25	—	—	53	—	350

Ending balance	$293	$1	$29	$12	$1	$149	$1	$486

Internal Risk Categories

Loan grades are numbered 1 through 9. Grades 1 through 6 are considered satisfactory grades. The grade of 7, or Watch, represents loans of lower quality and is considered criticized. The grades of 8, or Substandard, and 9, or Doubtful, refer to assets that are classified. The use and application of these grades by Lincoln will be uniform and shall conform to Lincoln’s policy.

Pass (1-6) Loans in this category have enough cash flow from operations to service all obligations. They exhibit good financial strength, and collateral protection is viewed as an adequate secondary source of repayment and guarantor support a tertiary repayment source.

Watch (7) Loans in this category are generally adequately collateralized, but the financial performance of the borrower has shown a downturn and needs to improve in order to generate sufficient cash flow for overall performance. Loans in this category will remain at this rating for a limited time (12 – 24 months maximum) as the performance needs to improve or the loan will be downgraded to a “8” or substandard rating.

Substandard (8) Loans with inadequate financial condition not meeting Lincoln’s credit standards and/or ability to meet scheduled payments. Loss is possible. Loans in this category will be transferred to nonaccrual status with interest charged off if past due 90 days or more, unless well secured and in the process of collection.

Doubtful (9) Loans with a weak financial condition making collection in full improbable. The possibility of principal loss is high but because of certain important and reasonably specific pending factors, full charge-off is deferred until more exact status can be determined. A partial charge-off of principal may occur to more clearly exhibit the true value of the asset. Loans in this category are on nonaccrual status and interest charged off.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Construction – Land and Commercial Development–Lincoln provides financing for both horizontal (land development) and vertical (construction) financing, with a primary focus within Lincoln’s identified lending footprint. Land development financing is broad in scope, serving both commercial and residential developers. The loan policy outlines the underwriting criteria for each of these areas. These loans are generally structured with variable rates based on the Prime interest rate with loan maturities driven by the project scope, generally 12 – 18 months. Guarantor financial strength and liquidity play a vital role in underwriting these credits as collateral liquidation is generally the primary source of repayment.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Multi-family Real Estate-Lincoln provides many types of multifamily real estate financing, ranging from smaller properties to larger multi building complexes, as well as standard multifamily to more urban mixed use properties. Underwriting guidelines for these loans are laid out in the loan policy, with available market data including vacancy and absorption rates used in the analysis. Project economics are stressed to ensure their ability to withstand changes in rents, expenses, and occupancy. Loan amortizations for multifamily properties range from 20 – 30 years depending on the age of the property. Interest rates for these types of properties are predominantly adjustable, with the initial fixed rate periods generally not exceeding five years.

Commercial Real Estate-Lincoln focuses on both owner and non-owner occupied commercial real estate properties. Property types included within this segment would consist of industrial, warehouse, flex, and office for example. Underwriting guidelines for these loans are documented in the loan policy. Market data, vacancy rates, lease rates and duration are some of the items used within the analysis. Loan amortizations for commercial real estate properties are generally 20 years, with adjustable interest rates.

For commercial real estate loans, the Approval is generally based on the following factors:

•	Sufficient cash flow to support debt repayment

•	Lease terms that match or exceed the term of the loan

•	Positive earnings and financial trends

•	Reasonable expense rate assumptions

•	Financial strength of the history of the tenants

•	Value and marketability of collateral

•	Financial strength and liquidity of the guarantors and sponsors

1-4 Family Real Estate including Construction-Lincoln provides many types of loans involving the purchase or refinance of real property including consumer mortgages, home construction, home improvement and small lines of credit. The loan policy addresses specific credit guidelines for each type. Many of the consumer real estate loans underwritten by Lincoln, other than home equity lines of credit (HELOC), conform to the underwriting requirements of Fannie Mae or other secondary market aggregators to allow Lincoln to resell loans in the secondary market. Lincoln structures most loans that will not conform to those underwriting requirements as adjustable rate mortgages that mature or adjust in one to five years, and then retains these loans in the Bank’s portfolio. Servicing rights are generally not retained on the residential real estate loans sold in the secondary market except for select loans sold to the Federal Home Loan Bank MPF program. The loan policy establishes minimum appraisal and other credit guidelines. HELOC loans are included in 1-4 family real estate including construction (a type of consumer real estate loan) and total $25.5 million and $24.8 million at June 30, 2026 and December 31, 2025, respectively.

Agricultural and Farmland-Agricultural and agricultural real estate loans are subject to underwriting standards and processes similar to commercial loans. Lincoln provides a wide range of agricultural loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes. Approval is generally based on the following factors:

•	Sufficient cash flow to support debt repayment

•	Ability and stability of current management of the borrower

•	Positive earnings and financial trends

•	Earnings projections based on reasonable assumptions

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

•	Financial strength of the industry and business

•	Value and marketability of collateral

Collateral for agricultural loans generally includes accounts receivable, inventory (typically grain or livestock) and equipment. Collateral for agricultural real estate loans is generally real estate and improvements. The loan policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans typically exceeds the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The loan policy specifies maximum term limits for agricultural loans. For agricultural real estate term loans, the maximum amortization is 30 years. The loan policy includes guidelines for real estate appraisals, including minimum appraisal standards based on certain transactions. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset. For lines of credit, the typical maximum term is 365 days. However, longer maturities may be approved if the loan is secured by readily marketable collateral or if collateral margin is so abundant that risk is sufficiently mitigated. In addition, Lincoln often takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

Commercial, Shared National Credits, & SBA/Government Guaranteed–For commercial loans, Lincoln focuses on small and mid-sized businesses with primary operations in transportation, warehousing and manufacturing, as well as service industry companies such as retailers and hospitality.

Collateral for commercial loans generally includes accounts receivable, inventory and equipment. The loan policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans typically exceeds the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The loan policy specifies maximum term limits for commercial loans. For commercial non-real estate term loans, the maximum term is 7 years. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset. For lines of credit, the typical maximum term is 365 days. Longer maturities may be approved if the loan is secured by readily marketable collateral.

In addition, Lincoln as a matter of policy takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

In some instances, for all loans, it may be appropriate to originate or purchase loans that are exceptions to the guidelines and limits established within the loan policy described above and below. In general, exceptions to the loan policy do not significantly deviate from the guidelines and limits established within the loan policy and, if there are exceptions, they are clearly noted as such, specifically identified in loan approval documents, and tracked for reporting purposes.

Lincoln also engages with the shared national credit market or leverage loan market under the advisement of a third-party asset manager. A specific Leveraged Lending Policy is established with a series of guidelines, thresholds, and parameters to guide the bank’s activities in the origination and management of Leveraged Loans and risk management associated with the Leveraged Loan portfolio. Lincoln acquires direct assignment interests in leveraged loans only on a safe, sound, and collectible basis where current and accurate financial information on the borrower indicates a reasonable expectation the borrower has the financial ability to service and repay the debt in compliance with applicable laws, regulations, and bank policies.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Loans to Individuals-Lincoln provides many types of consumer and other loans including motor vehicle, signature loans and small personal credit lines. The loan policy addresses specific credit guidelines by consumer loan type.

For consumer real estate loans, and consumer and other loans, these large groups of smaller balance homogenous loans are collectively evaluated for impairment. Lincoln applies a quantitative factor based on historical charge-off experience in total for each of these segments. Accordingly, Lincoln generally does not separately identify individual consumer real estate loans, and/or consumer and other loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The following tables present the credit risk profile of Lincoln’s loan portfolio based on internal rating category and payment performance for the periods indicated (Amounts in Thousands):

	June 30, 2026
	Year of Origination
	2026	2025	2024	2023	2022	Prior	Total
Real Estate: Construction - Land
Pass	$7,669	$12,135	$4,493	$1,048	$7,347	$2,986	$35,678
Watch	—	—	—	—	—	—	—
Substandard	—	—	—	—	1,692	1,694	3,386
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Construction - Land	$7,669	$12,135	$4,493	$1,048	$9,039	$4,680	$39,064

Real Estate: Multi-family
Pass	$131	$—	$12,148	$465	$45,517	$83,500	$141,761
Watch	—	—	—	—	2,740	25,417	28,157
Substandard	—	—	—	—	—	5,839	5,839
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Multi-family	$131	$—	$12,148	$465	$48,257	$114,756	$175,757

Real Estate: Commercial
Pass	$24,794	$11,791	$14,033	$17,270	$89,610	$146,297	$303,795
Watch	—	—	—	—	2,793	12,645	15,438
Substandard	—	238	—	1,755	5,695	27,861	35,549
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Commercial	$24,794	$12,029	$14,033	$19,025	$98,098	$186,803	$354,782

Agricultural and Farmland
Pass	$14,378	$14,447	$12,945	$10,181	$25,595	$76,408	$153,954
Watch	—	—	—	—	—	6	6
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Agricultural and Farmland	$14,378	$14,447	$12,945	$10,181	$25,595	$76,414	$153,960

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	June 30, 2026
	Year of Origination
	2026	2025	2024	2023	2022	Prior	Total
Commercial, National credit & SBA/Gov’t guaranteed
Pass	$28,571	$64,677	$47,132	$28,975	$17,682	$37,841	$224,878
Watch	—	827	183	1,204	867	814	3,895
Substandard	—	786	419	3,898	3,756	1,828	10,687
Doubtful	—	—	—	746	—	1	747

Total Commercial, National credit & SBA/ Gov’t guaranteed	$28,571	$66,290	$47,734	$34,823	$22,305	$40,484	$240,207

Real Estate: 1-4 Family including construction
Performing	$13,128	$16,643	$31,970	$26,006	$74,628	$52,427	$214,802
Nonperforming	—	214	—	—	584	788	1,586

Total Real Estate: 1-4 Family / Construction	$13,128	$16,857	$31,970	$26,006	$75,212	$53,215	$216,388

Loans to Individuals - Other
Performing	$1,215	$620	$519	$461	$205	$485	$3,505
Nonperforming	—	—	—	2	9	—	11

Total Loans to Individuals—Other	$1,215	$620	$519	$463	$214	$485	$3,516

Loan Segments - Total by Risk Rating
Pass	$75,543	$103,050	$90,751	$57,939	$185,751	$347,032	$860,066
Watch	—	827	183	1,204	6,400	38,882	47,496
Substandard	—	1,024	419	5,653	11,143	37,222	55,461
Doubtful	—	—	—	746	—	1	747

Total by Risk Rating	$75,543	$104,901	$91,353	$65,542	$203,294	$423,137	$963,770

Loan Segments - Total by Payment Performance
Performing	$14,343	$17,263	$32,489	$26,467	$74,833	$52,912	$218,307
Nonperforming	—	214	—	2	593	788	1,597

Total by Payment Performance	$14,343	$17,477	$32,489	$26,469	$75,426	$53,700	$219,904

Total Loans by Year of Origination	$89,886	$122,378	$123,842	$92,011	$278,720	$476,837	$1,183,674

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	June 30, 2026
	Year of Origination
	2026	2025	2024	2023	2022	Prior	Total
Year-to-Date Current Period Gross Write Offs
Real Estate: Construction - Land	$—	$—	$—	$—	$—	$—	$—
Real Estate: Multi-family	—	—	—	—	—	—	—
Real Estate: Commercial	—	—	—	—	—	—	—
Real Estate: 1-4 Family including construction	—	—	102	—	—	—	102
Agricultural and Farmland	—	—	—	—	—	—	—
Commercial & National credit & SBA/Government guaranteed	—	—	—	—	—	—	—
Loans to Individuals - Other	36	—	—	—	—	—	36

Total year-to-date current period gross write offs	$36	$—	$102	$—	$—	$—	$138

	December 31, 2025
	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Real Estate: Construction - Land
Pass	$8,455	$12,851	$1,072	$12,619	$162	$3,060	$38,219
Watch	—	—	—	—	—	—	—
Substandard	—	—	—	1,595	—	1,694	3,289
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Construction—Land	$8,455	$12,851	$1,072	$14,214	$162	$4,754	$41,508

Real Estate: Multi-family
Pass	$—	$12,249	$474	$44,719	$65,618	$21,645	$144,705
Watch	—	—	—	2,776	8,371	17,429	28,576
Substandard	—	—	—	—	5,839	145	5,984
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Multi-family	$—	$12,249	$474	$47,495	$79,828	$39,219	$179,265

Real Estate: Commercial
Pass	$10,911	$5,856	$18,107	$94,323	$62,365	$82,390	$273,952
Watch	—	—	—	3,427	3,003	11,622	18,052
Substandard	—	—	1,818	4,527	18,610	10,064	35,019
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Commercial	$10,911	$5,856	$19,925	$102,277	$83,978	$104,076	$327,023

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2025
	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Agricultural and Farmland
Pass	$20,532	$15,388	$13,674	$27,318	$23,237	$64,361	$164,510
Watch	—	—	—	—	—	15	15
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Agricultural and Farmland	$20,532	$15,388	$13,674	$27,318	$23,237	$64,376	$164,525

Commercial, National credit & SBA/Gov’t guaranteed
Pass	$42,410	$48,095	$32,596	$33,304	$9,344	$29,515	$195,264
Watch	1,471	521	2,510	1,162	485	987	7,136
Substandard	—	151	2,227	2,922	137	938	6,375
Doubtful	—	—	746	—	—	1	747

Total Commercial, National credit & SBA/ Gov’t guaranteed	$43,881	$48,767	$38,079	$37,388	$9,966	$31,441	$209,522

Real Estate: 1-4 Family / Construction
Performing	$22,063	$39,841	$28,828	$80,395	$18,732	$50,603	$240,462
Nonperforming	214	334	—	170	57	389	1,164

Total Real Estate: 1-4 Family / Construction	$22,277	$40,175	$28,828	$80,565	$18,789	$50,992	$241,626

Loans to Individuals - Other
Performing	$1,130	$774	$533	$374	$55	$610	$3,476
Nonperforming	—	—	2	9	—	—	11

Total Loans to Individuals - Other	$1,130	$774	$535	$383	$55	$610	$3,487

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2025
	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Loan Segments - Total by Risk Rating
Pass	$82,308	$94,439	$65,923	$212,283	$160,726	$200,971	$816,650
Watch	1,471	521	2,510	7,365	11,859	30,053	53,779
Substandard	—	151	4,045	9,044	24,586	12,841	50,667
Doubtful	—	—	746	—	—	1	747

Total by Risk Rating	$83,779	$95,111	$73,224	$228,692	$197,171	$243,866	$921,843

Loan Segments - Total by Payment Performance
Performing	$23,193	$40,615	$29,361	$80,769	$18,787	$51,213	$243,938
Nonperforming	214	334	2	179	57	389	1,175

Total by Payment Performance	$23,407	$40,949	$29,363	$80,948	$18,844	$51,602	$245,113

Total Loans by Year of Origination	$107,186	$136,060	$102,587	$309,640	$216,015	$295,468	$1,166,956

	December 31, 2025
	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Year-to-Date Current Period Gross Write Offs
Real Estate: Construction - Land	$—	$—	$—	$—	$—	$—	$—
Real Estate: Multi-family	—	—	—	—	—	—	—
Real Estate: Commercial	—	—	—	—	—	—	—
Real Estate: 1-4 Family including construction	—	—	—	—	—	4	4
Agricultural and Farmland	—	—	—	—	—	—	—
Commercial & National credit & SBA/Government guaranteed	—	—	—	62	816	—	878
Loans to Individuals - Other	530	—	5	2	1	2	540

Total year-to-date current period gross write offs	$530	$—	$5	$64	$817	$6	$1,422

Performing loans are those which are accruing and less than 90 days past due. Nonperforming loans are those on nonaccrual, accruing loans that are greater than or equal to 90 days past due, and those with modifications for borrowers experiencing financial difficulties.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Lincoln evaluates the loan risk grading system definitions and allowance for credit loss methodology on an ongoing basis.

The following tables present Lincoln’s loan portfolio aging analysis of the recorded investment in loans for the periods indicated (Amounts in Thousands):

	June 30, 2026
	30-59 Days Past Due	60-89 Days Past Due	Total Loans > 90 Days & Accruing	Total Past Due	Nonaccrual with Allowance for Credit Loss	Nonaccrual With No Allowance for Credit Loss	Current	Total Loans Receivable
Real Estate: Construction - Land	$—	$—	$—	$—	$—	$3,386	$35,678	$39,064
Real Estate: Multi-family	—	—	—	—	5,839	—	169,918	175,757
Real Estate: Commercial	—	—	6,405	6,405	23,808	1,405	323,164	354,782
Real Estate: 1-4 Family / Construction	—	542	38	580	368	1,218	214,222	216,388
Agricultural and Farmland	—	—	—	—	10	—	153,950	153,960
Commercial, National credit & SBA/Gov’t guaranteed	911	—	—	911	5,509	3,204	230,583	240,207
Loans to Individuals - Other	7	—	—	7	11	—	3,498	3,516

Total	$918	$542	$6,443	$7,903	$35,545	$9,213	$1,131,013	$1,183,674

	December 31, 2025
	30-59 Days Past Due	60-89 Days Past Due	Total Loans > 90 Days & Accruing	Total Past Due	Nonaccrual with Allowance for Credit Loss	Nonaccrual With No Allowance for Credit Loss	Current	Total Loans Receivable
Real Estate: Construction - Land	$—	$—	$—	$—	$1,595	$1,694	$38,219	$41,508
Real Estate: Multi-family	—	—	—	—	—	145	179,120	179,265
Real Estate: Commercial	—	—	—	—	16,865	8,654	301,504	327,023
Real Estate: 1-4 Family / Construction	635	1,446	32	2,113	316	816	238,381	241,626
Agricultural and Farmland	—	—	—	—	—	—	164,525	164,525
Commercial, National credit & SBA/Gov’t guaranteed	939	843	—	1,782	2,829	3,542	201,369	209,522
Loans to Individuals - Other	1	—	—	1	11	—	3,475	3,487

Total	$1,575	$2,289	$32	$3,896	$21,616	$14,851	$1,126,593	$1,166,956

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the amortized cost basis of collateral dependent loans by class of loans for the periods indicated (Amounts in Thousands):

	June 30, 2026
	Real Estate	Equipment	Total
Real Estate: Construction - Land	$3,386	$—	$3,386
Real Estate: Multi-family	2,740	—	2,740
Real Estate: Commercial	8,348	—	8,348
Real Estate: 1-4 Family / Construction	7,200	901	8,101
Commercial, National credit & SBA/Gov’t guaranteed	4,515	4,823	9,338
Loans to Individuals - Other	—	—	—

Total	$26,189	$5,724	$31,913

	December 31, 2025
	Real Estate	Equipment	Total
Real Estate: Construction - Land	$3,289	$—	$3,289
Real Estate: Multi-family	212	—	212
Real Estate: Commercial	4,359	—	4,359
Real Estate: 1-4 Family / Construction	4,976	895	5,871
Commercial, National credit & SBA/Gov’t guaranteed	3,958	3,308	7,266
Loans to Individuals - Other	—	—	—

Total	$16,794	$4,203	$20,997

The following table presents the amortized cost basis of loans for the periods indicated that were both experiencing financial difficulty and modified during the respective periods, by class and by type of modification (Amounts in Thousands):

	Three Months Ended June 30, 2026
	Interest Only Payment Extension	Payment Delay	Term Extension	Interest Only Payment Extension & Term Extension	Interest Only Payment Extension & Payment Delay	Interest Only Payment Extension, Payment Delay, & Term Extension	Total Class of Financing Receivable
Real Estate: Commercial	$—	$665	$—	$—	$—	$—	$665
Commercial, National credit & SBA/Gov’t guaranteed	—	499	—	—	—	—	499

Total	$—	$1,164	$—	$—	$—	$—	$1,164

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	Six Months Ended June 30, 2026
	Interest Only Payment Extension	Payment Delay	Term Extension	Interest Only Payment Extension & Term Extension	Interest Only Payment Extension & Payment Delay	Interest Only Payment Extension, Payment Delay, & Term Extension	Total Class of Financing Receivable
Real Estate: Commercial	$—	$665	$—	$—	$—	$—	$665
Commercial, National credit & SBA/Gov’t guaranteed	—	499	—	—	—	—	499

Total	$—	$1,164	$—	$—	$—	$—	$1,164

	Three Months Ended June 30, 2025
	Interest Only Payment Extension	Payment Delay	Term Extension	Interest Only Payment Extension & Term Extension	Interest Only Payment Extension & Payment Delay	Interest Only Payment Extension, Payment Delay, & Term Extension	Total Class of Financing Receivable
Real Estate: Construction - Land	$—	$—	$3,240	$—	$—	$—	$3,240
Real Estate: 1-4 Family / Construction	—	173	—	1,208	—	—	1,381
Commercial, National credit & SBA/Gov’t guaranteed	—	—	—	1,564	—	266	1,830

Total	$—	$173	$3,240	$2,772	$—	$266	$6,451

	Six Months Ended June 30, 2025
	Interest Only Payment Extension	Payment Delay	Term Extension	Interest Only Payment Extension & Term Extension	Interest Only Payment Extension & Payment Delay	Interest Only Payment Extension, Payment Delay, & Term Extension	Total Class of Financing Receivable
Real Estate: Construction - Land	$—	$—	$3,240	$—	$—	$—	$3,240
Real Estate: 1-4 Family / Construction	—	173	—	1,208	—	—	1,381
Commercial, National credit & SBA/Gov’t guaranteed	—	—	—	1,564	439	266	2,269

Total	$—	$173	$3,240	$2,772	$439	$266	$6,890

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following tables describe the financial effect of the modifications made to borrowers experiencing financial difficulty of loans for the periods indicated (Amounts in Thousands):

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
	Weighted -Average Term Extension (in years)	Weighted -Average Term Extension (in years)
Real Estate: Construction- Land	—	—
Real Estate: 1-4 Family / Construction	—	—
Commercial, National credit & SBA/Gov’t guaranteed	—	—

	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
	Weighted -Average Term Extension (in years)	Weighted -Average Term Extension (in years)
Real Estate: Construction- Land	8.66	8.66
Real Estate: 1-4 Family / Construction	1.65	1.65
Commercial, National credit & SBA/Gov’t guaranteed	0.69	0.69

Upon Lincoln’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

During the three and six months ending June 30, 2026 and June 30, 2025, there were no loans to borrowers experiencing financial difficulty that had a payment default during the period and were modified in the 12 months before default.

Lincoln closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the performance of loans that have been modified in the last 12 months for the periods indicated (Amounts in Thousands):

	June 30, 2026
	Current	30-89 Days Past Due	90+ Days Past Due	Total
Real Estate: Commercial	$665	$—	$—	$665
Real Estate: 1-4 Family / Construction	1,713	—	—	1,713
Commercial, National credit & SBA/Gov’t guaranteed	499	—	—	499

Total	$2,877	$—	$—	$2,877

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	June 30, 2025
	Current	30-89 Days Past Due	90+ Days Past Due	Total
Real Estate: Construction - Land	$3,240	$—	$—	$3,240
Real Estate: Multifamily	—	5,789	—	5,789
Real Estate: 1-4 Family / Construction	1,381	—	—	1,381
Commercial, National credit & SBA/Gov’t guaranteed	2,439	—	—	2,439

Total	$7,060	$5,789	$—	$12,849

Loans serviced for others include certain USDA and SBA commercial loans and other commercial loan participations, as well as certain consumer real estate loans. Loans sold and serviced for others totaled $161.4 million and $174.1 million at June 30, 2026 and December 31, 2025, respectively. These amounts are not included in the accompanying consolidated balance sheet.

In the course of conducting the bank activities of originating SBA loans and selling those loans in the secondary market, various representations and warranties are made to the purchasers of the SBA loans. Under the representations and warranties, failure by Lincoln to comply with the underwriting standards and eligibility requirements could result in Lincoln being required to repurchase the SBA loan or to reimburse the investor for losses incurred (i.e. make whole requests) if such failure cannot be cured by Lincoln within the specified period following discovery. During the quarter ended June 30, 2026 and the year ended December 31, 2025, no SBA loans were repurchased as a result of underwriting standard exceptions.

At June 30, 2026 and December 31, 2025, Lincoln had reserved $1.1 million and $1.3 million, respectively, for probable losses from representation and warranty obligations. The reserve is included in other liabilities and is based on Lincoln’s repurchase and loss trends, and quantitative and qualitative factors that may result in anticipated losses different than historical loss trends, including loan vintage, underwriting characteristics and macroeconomic trends.

At June 30, 2026 and December 31, 2025, Lincoln had six consumer loans totaling $612.3 thousand and five consumer loans totaling $517.1 thousand in the process of foreclosure, respectively.

At June 30, 2026 and December 31, 2025, Lincoln had no 1-4 Family real estate properties in Other Real Estate.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents information regarding participation loans purchased and sold during the six months ended June 30, 2026 and year ended December 31, 2025 (Amounts in Thousands):

	June 30, 2026
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Purchases	$—	$—	$—	$—	$—	$16,872	$—	$16,872
Sales	3,160	—	—	—	—	1,297	—	4,457

	December 31, 2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Purchases	$—	$—	$—	$—	$—	$3,240	$—	$3,240
Sales	1,649	—	—	—	—	3,623	—	5,272

Note 4: Leases

Lincoln accounts for its operating leases in accordance with ASC 842, Leases, which requires lessees to record almost all leases on the balance sheet as a right-of-use (“ROU”) asset and lease liability. Lincoln accounts for lease and non-lease components in contracts in which Lincoln is a lessee as a single lease component and excludes leases having an original term of 12 months or less and no option to purchase the underlying asset.

Lincoln has a lease agreement in which it is the lessee, with lease terms exceeding twelve months, for IT equipment. In addition, Lincoln also has a lease for office space, with lease terms exceeding twelve months. Operating right-of-use assets are included in the other assets line of the consolidated balance sheet and operating lease liabilities are included in the other liabilities line of the consolidated balance sheet.

These amounts were determined based on the present value of remaining minimum lease payments, discounted using Lincoln’s incremental borrowing rate as of the date of adoption. The discount rate utilized was the Bankers Bank or FHLB Bank borrowing rate for the term corresponding to the expected term of the lease. As of June 30, 2026, the remaining expected lease terms range from 1.83 years to 6.00 years with a weighted average lease term of 5.28 years and a weighted-average discount rate of 4.35%. As of December 31, 2025, the remaining expected lease terms range from 2.33 years to 6.50 years, with a weighted average lease term of 5.68 years and a weighted-average discount rate of 4.15%.

(Amounts in Thousands)	June 30, 2026	December 31, 2025
Consolidated Balance Sheet
Operating leases right of use asset	$582	$649
Operating leases liability	603	663

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Consolidated Statement of Income (Loss)
Operating lease costs classified as occupancy and equipment expense (includes short-term lease costs and amortization of right of use asset)	$48	$18	$97	$36

Supplemental Cash Flow Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$34	$16	$67	$31

Future expected payments for operating leases with terms exceeding one year for the remaining six months ending December 31, 2026 and the succeeding annual periods were as follows (Amounts in Thousands):

Future lease payments expected:
2026	74
2027	149
2028	112
2029	95
2030	97
Thereafter	148
Less interest portion of lease payments	(72)

Lease liability	$603

Note 5: Derivative Financial Instruments

In the normal course of business, Lincoln uses various derivative financial instruments to manage its interest rate risk and market risks in accommodating the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risks are recognized in current earnings.

Interest rate swap agreements are entered into to reduce the exposure to changes in the fair value of fixed-rate municipal securities in both individual fair value hedges and a portfolio fair value hedge.

The change in fair value of the interest rate swap agreement and the underlying municipal investment securities are recorded as gains or losses in interest income from non-taxable investment securities. The notional amounts of the municipal investment securities being hedged were $4.8 million at June 30, 2026 and $30.9 million at December 31, 2025, respectively. This decrease in the notional amount of investment securities being hedged stemmed from the sale of investment securities as part of the first quarter of 2026 balance sheet restructure. Beginning in 2024, interest rate swaps with notional amounts of $100.0 million at December 31, 2025 were designated as a fair value hedge of a layer of a closed portfolio of callable municipal investment securities. This interest rate swap was terminated in the first quarter of 2026.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

As a result of the balance sheet restructure in the first quarter of 2026 and related terminations of certain fair value hedges, the Bank recognized a net gain of approximately $2.0 million. The gain was recorded in “Net realized (losses) gains on sale of available-for-sale debt securities” in the consolidated statements of operations.

The following amounts were recorded on the balance sheet related to cumulative-basis adjustments for fair value hedges (Amounts in Thousands):

	Carrying amount of the hedged assets		Cumulative amount of fair value hedging adjustment included in the carrying amount of the hedged assets
	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025
Line item in the consolidated balance sheet in which the hedged item is included
Securities available-for-sale (A)	$4,962	$158,048	$253	$2,062

(A)

For December 31, 2025, the carrying amount of hedged assets includes the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the portfolio layer expected to be remaining at the end of the hedging relationship. The carrying amount of the portfolio layer designated as the hedged item was $127,128. No amounts were separately included at June 30, 2026, as the related swap was terminated.

Cash Flow Hedges

As a strategy to manage the risks of increasing funding costs, Lincoln entered into multiple forward-starting interest rate swap agreements to effectively convert the repricing of the rollover of short-term debt into fixed rate debt. The short-term debt, in the form of FHLB advances or brokered certificates of deposit, will be renewed at each three-month interval through maturity at prevailing market rates. The underlying debt instruments have no credit, price or interest rate risk once renewed. The swap agreements provide for Lincoln to receive interest from the counterparty at compound Secured Overnight Funding Rate (SOFR) and to pay interest to the counterparty at a fixed rate of between 3.24% and 4.11% on notional amounts of $50.0 million at June 30, 2026 and $60.0 million at December 31, 2025, respectively. Under the agreement, Lincoln pays or receives the net interest amount quarterly, with the quarterly settlements included in interest expense.

The change in fair value of the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the fair value of cash flow derivative instruments for the periods indicated (Amounts in Thousands):

	Fair Value	Balance Sheet Location
June 30, 2026
Interest rate swaps	$(65)	Other liabilities
Interest rate swaps	186	Other assets

	$121

	Fair Value	Balance Sheet Location
December 31, 2025
Interest rate swaps	$(530)	Other liabilities
Interest rate swaps	14	Other assets

	$(516)

The following table presents the effect of derivative instruments on the statements of operations for the periods indicated (Amounts in Thousands):

	Location and Amount of Gain (Loss) Recognized in Income on Fair Value and Cash Flow Hedging Relationships
	Three Months Ended				Six Months Ended
	June 30, 2026		June 30, 2025		June 30, 2026		June 30, 2025
	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense
Cash Flow Hedges - Interest rate swaps	$—	$(17)	$—	$92	$—	$(24)	$—	$185
Fair Value Hedges - Interest rate swaps	11	—	(409)	—	(142)	—	28	—

	$11	$(17)	$(409)	$92	$(142)	$(24)	$28	$185

The following table presents the effect of cash flow hedge accounting on the statements of comprehensive income (loss) for the periods indicated (Amounts in Thousands):

	Amount of Gain (Loss) Recognized in AOCI		Amount of Gain (Loss) Recognized in AOCI
	Three Months Ended		Six Months Ended
Cash Flow Hedges	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest rate swaps	$319	$(253)	$636	$(544)

Note 6: Goodwill

The carrying amount of goodwill as of June 30, 2026 and December 31, 2025 was $18.8 million.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Deposits

The following tables present the composition of our deposits for the periods indicated (Amounts in Thousands):

	June 30, 2026	December 31, 2025
Noninterest bearing deposits	$226,940	$245,236
Interest bearing deposits	393,423	387,439
Money market deposits	101,706	104,583
Savings deposits	295,118	276,727
Brokered deposits	74,778	106,263
Time deposits of $250 and under	250,744	269,588
Time deposits over $250	121,064	117,235

	$1,463,773	$1,507,071

At June 30, 2026, the scheduled maturities of brokered and time deposits for the remaining six months ending December 31, 2026 and the succeeding annual periods were as follows (Amounts in Thousands):

2026	277,792
2027	165,565
2028	2,964
2029	219
2030	42
2031	4

$446,586

Note 8: Federal Home Loan Bank Advances and Federal Funds Lines

Advances from the Federal Home Loan Bank, bear interest and are due for the remaining six months ending December 31, 2026 and the succeeding annual periods as follows (Amounts in Thousands):

	June 30, 2026		December 31, 2025
	Weighted Average Interest Rate at Year End	Balance Due	Weighted Average Interest Rate at Year End	Balance Due
Year ending December 31:
2026	3.92%	$50,000	4.05%	$70,000
2027	3.69%	10,000		—

Total		$60,000		$70,000
Overnight borrowings		—		—

Total FHLB advances		$60,000		$70,000

The Federal Home Loan Bank advances are secured by Federal Home Loan Bank stock, included in other investments on the consolidated balance sheet, totaling $4.0 million as of June 30, 2026 and $4.5 million as of December 31, 2025. Additionally, qualifying consumer, commercial and agriculture mortgage loans of approximately $285.8 million and $303.9 million as of June 30, 2026 and December 31, 2025, respectively, are pledged as collateral on Federal Home Loan Bank advances. At June 30, 2026 and December 31, 2025, the

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Company had FHLB borrowing capacity of $124.2 million and $121.4 million, respectively. Advances, at interest rates from 3.69% to 4.05%, are subject to restrictions or penalties in the event of prepayment.

Federal Funds Lines: The Bank has unsecured federal funds lines totaling $30.0 million from multiple correspondent banking relationships. There were no borrowings from such lines at either June 30, 2026 or December 31, 2025.

Note 9: Accumulated Other Comprehensive Loss

The following table summarizes the balances of each component of accumulated other comprehensive income (loss) (AOCI), included in stockholders’ equity for the periods indicated (Amounts in Thousands):

	June 30, 2026	December 31, 2025
Net unrealized loss on available for sale securities	(13,552)	(29,259)
Net unrealized gain (loss) on derivatives used for cash flow hedges	121	(515)
Tax Effect	3,130	7,282

Net of Tax Amount	$(10,301)	$(22,492)

Amounts reclassified from AOCI and affected line items in the statement of operations during the three and six months ended June 30, 2026 and 2025, were as follows (Amounts in Thousands):

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025	Affected line item in the Statements of Operations
Unrealized gain (loss) on available-for-sale securities (1)	$—	$—	$15,690	$—	Net realized (losses) gains on sale of available-for-sale securities
Tax Effect	—	—	(3,659)	—	Credit for Income Taxes

Total Reclassification out of OCI	$—	$—	$12,031	$—

(1)

Includes net losses of approximately $17.6 million resulting from the sales of available-for-sale debt securities that were realized during the six months ended June 30, 2026, offset by the net gain of approximately $2.0 million related to the termination of certain fair value hedges.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Notes Payable

Notes payable was as follows for the periods indicated (Amounts in Thousands):

	June 30, 2026	December 31, 2025
Line of credit, bank, variable (WSJ Prime Rate) minus 0.25% with a floor of 4.50%, final principal and interest payment due April 1, 2026, collateralized by shares of Lincoln Savings Bank (A)	$—	$14,500

	$—	$14,500

(A)

Lincoln had a credit agreement with this note holder that contained various covenants. These covenants primarily consisted of capital ratios and loan performance ratios. The line of credit of $15 million was due April 1, 2026. This line of credit was paid-off in January 2026.

Note 11: Subordinated Debentures and Junior Subordinated Debentures

On January 15, 2026, Lincoln entered into Subordinated Note Purchase Agreements with eighteen purchasers pursuant to which Lincoln offered and sold $33,500,000 in aggregate principal amount of its 9.00% Fixed-to-Floating Rate Subordinated Notes Due 2036. Lincoln paid placement agency fees of $670,000 (which are considered a subordinated debt issuance cost), resulting in net proceeds of $32,830,000. Total subordinated debt issuance costs paid by Lincoln during the first quarter of 2026 associated with this transaction were approximately $870,000. Consistent with the guidance in ASC 835-30, these subordinated debt issuance costs are presented on the balance sheet as a direct deduction from the carrying value of the associated debt liability and are amortized monthly over the note term. Amortization of the subordinated debt issuance costs was approximately $41 thousand for the six months ending June 30, 2026, resulting in subordinated debt, net of issuance costs of $32.7 million as of June 30, 2026.

Junior subordinated debentures are due to Lincoln Bancorp Capital Trust II, a 100%-owned, nonconsolidated subsidiary of Lincoln. The debentures were issued on June 21, 2007, in conjunction with the Trust’s issuance of 9,000,000 shares of Company Obligated Mandatorily Redeemable Preferred Securities. The debentures bear the same interest rate and terms as the preferred securities. The preferred securities provide for cumulative cash distributions calculated at a rate equal to the 3-month CME Term SOFR rate of interest, plus one hundred seventy (170) basis points (5.36596% at June 30, 2026). The maximum rate of interest payable will be no higher than that allowed by New York state law. Lincoln may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond September 15, 2037. At the end of the deferral period, all accumulated and unpaid distributions will be paid. The securities will be redeemed no later than September 15, 2037. Lincoln also has an optional redemption, after receiving the requisite approvals, to redeem the debentures in whole or in part, on or after the interest payment date in June 2012. The securities will be redeemed at par value. Holders of the securities have no voting rights, are unsecured and rank junior in priority of payments to all of Lincoln’s indebtedness and senior to Lincoln’s capital stock. The debentures are included on the balance sheets as liabilities; however, for regulatory purposes are allowed in the calculation of Tier 1 Capital as of June 30, 2026 and December 31, 2025, subject to certain limitations. As of June 30, 2026, junior subordinated debentures were $9.3 million.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes

The tax effects of temporary differences related to deferred taxes on the consolidated balance sheets were (Amounts in Thousands):

	June 30, 2026	December 31, 2025
Deferred tax assets
Allowance for credit losses	$4,377	$4,310
Deferred compensation	700	795
Loans held for sale	8	8
Other	1,717	1,746
Federal net operating loss	7,890	3,704
State net operating loss	1,750	1,018
Unrealized losses on available-for-sale securities	3,077	7,307
Premise and equipment	175	344

	19,694	19,232

Deferred tax liabilities
Prepaid expenses	154	232
Other	360	395
Deferred loan fees	604	629
Goodwill	2,869	2,869
Unrealized gains on equity securities	269	245
Unrealized gains on derivative transactions	87	360

	4,343	4,730
Less: Valuation allowance	(979)	(668)

Net deferred tax asset	$14,372	$13,834

Lincoln has evaluated the realizability of the deferred tax assets and considered both positive and negative assurance in assessing the likelihood of realization. The net deferred tax assets are expected to be utilized through future taxable earnings and tax planning strategies.

Lincoln has recorded a valuation allowance against the tax effect of the net operating loss (NOL) carryforwards, as management believes it is more likely than not that these carryforwards will expire without being utilized. The federal NOLs carry forward indefinitely, while the Iowa NOL can be carried forward in various amounts through 2045.

Note 13: Regulatory Matters

Lincoln and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Lincoln’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Lincoln and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, Lincoln and Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Quantitative measures established by regulation to ensure capital adequacy require Lincoln and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier I capital (as defined) to average assets (as defined) and of Common Equity Tier I capital (as defined) to risk-weighted assets. Management believes, as of June 30, 2026 and December 31, 2025, that Lincoln and the Bank meet all capital adequacy requirements to which they are subject.

As of June 30, 2026, the most recent notification from FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

On January 15, 2026, Lincoln entered into Subordinated Note Purchase Agreements with eighteen purchasers pursuant to which Lincoln offered and sold $33,500,000 in aggregate principal amount of its 9.00% Fixed-to-Floating Rate Subordinated Notes Due 2036. Lincoln paid placement agency fees of $670,000, resulting in net proceeds of $32,830,000. As of June 30, 2026, 100% of the Subordinated Notes qualified as Tier 2 capital. Per applicable Federal Reserve rules and regulations, the amount of the subordinated notes qualifying as Tier 2 regulatory capital will be phased-out by 20% of the amount of the subordinated notes in each of the five years beginning on the fifth anniversary preceding the maturity date of the subordinated notes.

Lincoln’s and the Bank’s actual capital amounts and ratios are also presented in the table on the following page (Amounts in Thousands):

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2026
Total Capital
(to Risk-Weighted Assets)
Consolidated	$183,985	13.58%	$108,367	8.00%	N/A	N/A
Lincoln Savings Bank	175,348	13.04%	107,568	8.00%	134,460	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$134,483	9.93%	$81,276	6.00%	N/A	N/A
Lincoln Savings Bank	158,517	11.79%	80,676	6.00%	107,568	8.00%
Tier I Capital
(to Total Adjusted Assets)
Consolidated	$134,483	7.76%	$69,332	4.00%	N/A	N/A
Lincoln Savings Bank	158,517	9.12%	69,513	4.00%	86,891	5.00%
Common Equity Tier I Capital (CET1)
(to Risk-Weighted Assets)
Consolidated	$125,483	9.26%	$60,957	4.50%	N/A	N/A
Lincoln Savings Bank	158,517	11.79%	60,507	4.50%	87,399	6.50%

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025
Total Capital
(to Risk-Weighted Assets)
Consolidated	$165,159	12.34%	$107,093	8.00%	N/A	N/A
Lincoln Savings Bank	177,940	13.41%	106,166	8.00%	132,708	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$148,555	11.10%	$80,320	6.00%	N/A	N/A
Lincoln Savings Bank	161,336	12.16%	79,625	6.00%	106,166	8.00%
Tier I Capital
(to Total Adjusted Assets)
Consolidated	$148,555	8.30%	$71,581	4.00%	N/A	N/A
Lincoln Savings Bank	161,336	9.05%	71,290	4.00%	89,113	5.00%
Common Equity Tier I Capital (CET1)
(to Risk-Weighted Assets)
Consolidated	$139,555	10.43%	$60,240	4.50%	N/A	N/A
Lincoln Savings Bank	161,336	12.16%	59,718	4.50%	86,260	6.50%

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at June 30, 2026 and December 31, 2025. The net unrealized gain or loss on available-for-sale securities and derivatives is not included in computing regulatory capital.

Lincoln and Bank are subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Lincoln has adopted a resolution not to pay dividends, incur debt or repurchase or redeem stock without prior regulatory approval.

Note 14: Employee Benefit Plans

Equity Plans

On April 5, 2019, Lincoln’s stockholders voted to approve the Lincoln Bancorp 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of up to 400,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of Lincoln and the Bank. As of June 30, 2026, 20,187 shares of Lincoln’s common stock remained available for future awards under the 2019 plan.

During the six months ended June 30, 2026, Lincoln recognized approximately $654.0 thousand of compensation expense related to the restricted stock. In comparison during the six months ended June 30, 2025, Lincoln recognized approximately $188.0 thousand, related to the restricted stock units.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of non-vested restricted stock unit activity for the three and six months ended June 30, 2026 and June 30, 2025.

	Three Months Ended
	June 30, 2026	June 30, 2025
Nonvested at March 31, 2026	168,000	37,833
Granted upon satisfaction of a performance factor	12,000	—
Granted upon service requirements	—	10,000
Vested	(7,000)	(2,500)
Forfeited	—	(8,333)

Non-vested at June 30, 2026	173,000	37,000

	Six Months Ended
	June 30, 2026	June 30, 2025
Nonvested at December 31, 2025	169,000	74,166
Granted upon satisfaction of a performance factor	12,000	—
Granted upon service requirements	14,000	27,000
Vested	(22,000)	(2,500)
Forfeited	—	(61,666)

Non-vested at June 30, 2026	173,000	37,000

Note 15: Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Recurring Measurements

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall for the periods indicated (Amounts in Thousands):

		June 30, 2026
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset-backed securities	$8,466	$—	$8,466	$—
Collateralized mortgage obligations	93,252	—	93,252	—
Government-sponsored mortgage-backed securities	23,127	—	23,127	—
State and political subdivisions	110,012	—	110,012	—
U.S. Treasuries	35,370	35,370	—	—
Collateralized debt obligations	26,066	—	26,066	—
Farmer Mac stock	318	318	—	—
Interest rate swap asset	439	—	439	—
Interest rate swap liability	(65)	—	(65)	—

		December 31, 2025
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset-backed securities	$2,405	$—	$2,405	$—
Collateralized mortgage obligations	99,360	—	99,360	—
Government-sponsored mortgage-backed securities	45,021	—	45,021	—
State and political subdivisions	146,012	—	146,012	—
U.S. Treasuries	14,239	14,239	—	—
Collateralized debt obligations	22,872	—	22,872	—
Farmer Mac stock	281	281	—	—
Interest rate swap asset	2,439	—	2,439	—
Interest rate swap liability	(893)	—	(893)	—

For additional information regarding the valuation methodologies used to measure Lincoln’s assets and liabilities recorded at fair value, and for estimating fair value for financial instruments not recorded at fair value, refer to Note 1. Nature of Operations and Summary of Significant Accounting Policies and Note 16. Disclosures About Fair Value of Assets and Liabilities to Lincoln’s 2025 annual consolidated financial statements. There have been no significant changes in the valuation techniques during the six months ended June 30, 2026.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall for the periods indicated (Amounts in Thousands):

		June 30, 2026
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral dependent loans	$9,936	$—	$—	$9,936
Individually evaluated loans	26,282	—	—	26,282
Equity securities - without readily determinable value	1,137	—	1,137	—
Other real estate	8,248	—	—	8,248

		December 31, 2025
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral dependent loans	$4,602	$—	$—	$4,602
Individually evaluated loans	20,062	—	—	20,062
Equity securities - without readily determinable value	1,072	—	1,072	—
Other real estate	9,966	—	—	9,966

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheet, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value, along with the range of inputs for each Level 3 asset is also included.

Collateral-Dependent Loans, Net of Allowance for Credit Losses

The estimated fair value of collateral-dependent loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent loans are classified within Level 3 of the fair value hierarchy.

Lincoln considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results. The range of inputs used in the valuation was between 25% and 100%.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Individually Evaluated Loans, Net of Allowance for Credit Losses

The estimated fair value of the individually evaluated loans is based upon a discounted cash flow analysis, with related inputs. Individually evaluated loans are classified within Level 3 of the fair value hierarchy.

Under the discounted cash flows analysis, the fair value is determined based upon the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Expected cash flows are discounted at the effective interest rate of the asset. The effective interest rate used to discount cash flows is the contractual interest rate adjusted for net deferred fees or costs, premium, or discount existing at the origination or acquisition of the asset. The effective interest rate represents management’s expected yield over the contractual life of the asset upon its origination or acquisition. If the financial asset’s contractual interest rate varies based on subsequent changes in an independent factor, that financial asset’s effective interest rate shall be calculated based on the factor as it changes over the life of the financial asset. The range of inputs used in the valuation was between —% and 100%.

Other Real Estate, Net

Other real estate (ORE) is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value of ORE is based on appraisals or evaluations. ORE is classified within Level 3 of the fair value hierarchy.

Appraisals of ORE are obtained when deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The inputs used in the valuation were 7%.

Equity Securities

Equity securities without a readily determinable fair value are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes for the identical or a similar investment.

Fair Value of Financial Instruments

The following table presents estimated fair values of Lincoln’s financial instruments for the periods indicated (Amounts in Thousands):

	June 30, 2026
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and due from banks	$46,473	$46,473	$46,473	$—	$—
Federal funds sold	71,959	71,959	71,959	—	—
Available-for-sale debt securities	296,293	296,293	35,370	260,923	—
Other investments	7,328	7,328	318	7,010	—
Loans held for sale	982	982	—	982	—
Loans, net of allowance for losses	1,164,675	1,141,996	—	—	1,141,996
Accrued interest receivable	9,256	9,256	—	9,256	—

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

	June 30, 2026
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Liabilities
Deposits	1,463,773	1,460,442	1,017,188	443,255	—
Federal Home Loan Bank advances	60,000	59,972	—	59,972	—
Subordinated debentures	32,671	32,671	—	32,671	—
Junior subordinated debentures	9,279	9,279	—	9,279	—
Accrued interest payable	3,601	3,601	—	3,601	—
Off-balance sheet instruments
Loan commitments	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

	December 31, 2025
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and due from banks	$61,730	$61,730	$61,730	$—	$—
Federal funds sold	72,546	72,546	72,546	—	—
Available-for-sale debt securities	329,909	329,909	14,239	315,670	—
Other investments	7,657	7,657	281	7,376	—
Loans held for sale	605	605	—	605	—
Loans, net of allowance for losses	1,148,171	1,120,820	—	—	1,120,820
Accrued interest receivable	10,478	10,478	—	10,478	—
Financial Liabilities
Deposits	1,507,071	1,507,972	1,013,984	493,988	—
Federal Home Loan Bank advances	70,000	70,055	—	70,055	—
Notes payable	14,500	14,500	—	14,500	—
Junior subordinated debentures	9,279	9,279	—	9,279	—
Accrued interest payable	2,533	2,533	—	2,533	—
Off-balance sheet instruments
Loan commitments	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

Note 16: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for credit losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

General Litigation

Lincoln is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of Lincoln.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 17: Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At June 30, 2026 and December 31, 2025, Lincoln had outstanding commitments to originate loans aggregating $705 thousand and $135 thousand, respectively.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding standby letters of credit amounting to $4.1 million and $4.6 million, at June 30, 2026 and December 31, 2025, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At June 30, 2026 and December 31, 2025, the Bank had granted unused lines of credit to borrowers aggregating $289.3 million and $259.6 million, respectively, for commercial lines-of-credit, revolving credit lines and overdraft protection agreements.

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area. A significant portion of the Bank’s loan portfolio consists of loans to finance the construction and development of real estate, companies involved in agribusiness and loans to farmers. The Bank’s lending policies for agriculture and nonagricultural customers require loans that are well collateralized

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

and supported by cash flows. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the loan portfolio as a whole. The amount of collateral obtained on loans made by the Bank is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, crops, equipment, livestock, real estate and other income-producing properties.

The nature of the Bank’s business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. In the opinion of management, no material risk of loss exists due to the institution’s financial condition and the fact they are well capitalized.

Note 18: (Loss) Earnings Per Share

The following table presents the computation of basic and diluted (loss) earnings per common share for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Computation of weighted average number of basic shares:
Weighted average shares outstanding (basic)	7,318,215	7,236,709	7,317,354	7,236,495

(Loss) Income available to common shareholders (in thousands)	$(589)	$(1,015)	$(13,190)	$(1,207)

Basic (loss) earnings per share:	$(0.08)	$(0.14)	$(1.80)	$(0.17)
Computation of weighted average number of diluted shares:
Weighted average shares outstanding (diluted)	7,318,215	7,236,709	7,317,354	7,236,495

(Loss) Income available to common shareholders (in thousands)	$(589)	$(1,015)	$(13,190)	$(1,207)

Diluted (loss) earnings per share:	$(0.08)	$(0.14)	$(1.80)	$(0.17)

The shares that have an antidilutive effect in the calculation of diluted earnings per common share as a result of the reported net losses available to common shareholders in each of the periods presented and have been excluded from the computation above were as follows:

	Three and Six Months Ended
	June 30, 2026	June 30, 2025
Unvested Restricted Stock Units	173,000	37,000

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Other Noninterest Income and Other Noninterest Expense

The following table presents additional disaggregation of the other noninterest income and other noninterest expense for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Other Noninterest Income
Card revenue	$621	$607	$1,210	$1,177
Bank-owned life insurance	382	437	749	835
Other	1,038	942	2,015	1,561

Total	$2,042	$1,986	$3,974	$3,573
Other Noninterest Expense
FDIC assessment	$379	$1,185	$850	$1,640
Legal and professional	1,427	391	2,427	885
Other	3,015	2,021	5,993	4,079

	$4,821	$3,596	$9,270	$6,604

Note 20: Operating Segments

Lincoln’s activities are considered to be one operating segment. This determination was based upon factors such as Lincoln’s organizational structure, the reporting package provided to Lincoln’s chief operating decision maker (“CODM”), methodology for allocation of resources, and the level at which budgets are reviewed and approved by the CODM. Lincoln is engaged in many areas of commercial banking, operates an embedded finance division that partners with several corporate Fintech clients, and provides services to customers through the Bank’s trust department. These services are offered to individuals, businesses, governmental units and institutional customers in various Iowa communities, described further in Note 1.

The accounting policies of the reportable segment are the same as those described in Note 1.

Lincoln’s chief executive officer is the CODM. The CODM assesses performance for the reportable segment and decides how to allocate resources based on net income (loss) that is reported in the consolidated statements of operations. The CODM uses net income (loss) to evaluate income (loss) generated from the segment assets (return on assets) to make decisions about allocating capital, such as to the business or to pay dividends. Additionally, net income (loss) is used by the CODM to monitor budget versus actual results monthly.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes segment revenue, segment profit or loss and significant segment expenses for the periods indicated.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Interest income	$21,867	$22,941	$43,067	$46,492
Interest expense	10,140	12,297	20,383	24,724

Net interest income	11,727	10,644	22,684	21,768
Noninterest (loss) income	3,445	3,274	(9,297)	5,920

Total revenue	15,172	13,918	13,387	27,688
Less:
Salaries and employee benefits	7,883	8,168	15,630	15,967
Occupancy	1,054	1,019	2,092	1,982
Furniture, equipment and software expense (1)	1,691	1,744	3,349	3,445
Provision for credit losses	161	1,290	286	2,201
Credit for income taxes	(300)	(715)	(4,533)	(1,172)
Other noninterest expense (2)	5,272	3,427	9,753	6,472

Net loss	$(589)	$(1,015)	$(13,190)	$(1,207)

(1)

Included in furniture, equipment and software expense is depreciation expense of $1.2 million and $1.3 million for the three months ended June 30, 2026 and 2025, respectively and $2.4 million and $2.5 million for the six months ended June 30, 2026 and 2025, respectively.

(2)	Other segment items included in segment net loss includes net losses on sales of other real estate and real estate expense and other noninterest expense.

Note 21: Revenue Recognition

Revenue from Contracts with Customers

Accounting principles (ASC 606, Revenue from Contracts with Customers) require that an entity recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance includes a five-step model to apply to revenue recognition, consisting of the following: (1) identify the contract; (2) identify the performance obligation in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when or as the performance obligation is satisfied. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities, as well as certain noninterest income categories, such as gains or losses associated with mortgage servicing rights and income from bank owned life insurance. Descriptions of Lincoln’s primary revenue contracts within the scope of this revenue recognition guidance are discussed in detail below.

Trust and brokerage services fee income: A contract between Lincoln and its customers to provide fiduciary and / or investment administration services on trust accounts and brokerage accounts in exchange for a fee. Trust services and brokerage fee income is generally based upon the month-end market value of the assets under management and the applicable fee rate, which is recognized over the period the underlying trust or brokerage account is serviced (generally monthly). Such contracts are generally cancellable at any time, with the customer subject to a pro-rated fee in the month of termination.

Lincoln Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

Service charges on deposit accounts: The deposit contract obligates Lincoln to serve as a custodian of the customer’s deposited funds and generally can be terminated at will by either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account. Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. Lincoln’s performance obligation for account analysis fees and monthly service charges is generally satisfied, and the related revenue recognized over the period in which the service is provided (typically on a monthly basis); while NSF charges and other deposit account related charges are largely transactional based, and the related revenue is recognized at the time the service is provided.

Other income: Other noninterest income includes several items, such as debit card income, ATM fees, merchant services income, income from our finance division, and other fee income. Debit card income is primarily comprised of interchange fees earned whenever Lincoln’s debit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM, or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit card transactions, in addition to account management fees. The revenue recognized from our finance division consists primarily of fees earned from partnerships with several corporate Fintech clients that offer payment sources and business products. Other fee income includes revenue from processing wire transfers, cashier’s checks, lock box fees, check orders, and other services. Lincoln’s performance obligation, except for revenue recognized from the finance division, is completed and the fees are recognized as the service is provided (i.e., when the customer uses a debit card). Lincoln’s performance obligation for revenue from the finance division is generally satisfied, and the related revenue recognized over the period in which the service is provided (typically on a monthly basis).

Note 22: Subsequent Events

Subsequent events have been evaluated through October 2, 2026, which is the date the financial statements were issued.

Independent Auditor’s Report

Board of Directors

Lincoln Bancorp and Subsidiaries

Reinbeck, Iowa

Opinion

We have audited the consolidated financial statements of Lincoln Bancorp and Subsidiaries, which comprise the balance sheet as of December 31, 2024, and the related statement of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Lincoln Bancorp and Subsidiaries as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of Lincoln Bancorp and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Lincoln Bancorp and Subsidiaries’ ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

Board of Directors

Lincoln Bancorp and Subsidiaries

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Lincoln Bancorp and Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Forvis Mazars, LLP

Springfield, Missouri

March 25, 2025, except as to Note 21, which is as of June 25, 2026

Independent Auditor’s Report

Board of Directors

Lincoln Bancorp and Subsidiaries

Reinbeck, Iowa

Opinion

We have audited the accompanying consolidated financial statements (the “financial statements”) of Lincoln Bancorp and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the 2025 financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Bancorp and Subsidiaries as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

“Wipfli” is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the financial statement audit.

/s/ Wipfli LLP

May 14, 2026, except as to Note 21, which was as of June 25, 2026

Milwaukee, Wisconsin

“Wipfli” is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.

Lincoln Bancorp and Subsidiaries

Consolidated Balance Sheets

For the years ended December 31, 2025 and 2024

(Amounts in Thousands)

	2025	2024
Assets
Cash and due from banks	$61,730	$16,933
Federal funds sold	72,546	1,129

Cash and cash equivalents	134,276	18,062
Available-for-sale debt securities (amortized cost basis of $361,273 and $304,452 at December 31, 2025 and 2024) (Note 2)	329,909	265,346
Loans held for sale	605	900
Loans, net of allowance for credit losses of $17,865 and $16,009 at December 31, 2025 and 2024 (Note 3)	1,148,171	1,398,227
Premises and equipment, net (Note 4)	39,672	41,326
Other real estate	9,966	5,858
Accrued interest receivable	10,478	11,311
Cash surrender value of life insurance	36,887	35,303
Other investments (Note 2)	7,657	8,232
Goodwill (Note 6)	18,805	18,805
Other assets	23,952	46,032

Total assets	$1,760,378	$1,849,402
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$245,236	$253,014
Interest-bearing deposits	1,261,835	1,328,676

Total deposits (Note 7)	1,507,071	1,581,690
Federal Home Loan Bank advances (Note 8)	70,000	89,510
Notes payable (Note 10)	14,500	14,500
Junior subordinated debentures (Note 11)	9,279	9,279
Accrued interest payable	2,533	3,396
Other liabilities	19,181	14,169

Total liabilities	1,622,564	1,712,544

Stockholders’ Equity:
Class A Common stock, $0.01 par value; authorized 25,000,000 shares; 6,778,670 shares issued and 6,654,688 shares outstanding at December 31, 2025, and 6,778,670 shares issued and 6,712,091 shares outstanding at December 31, 2024	68	68
Class B Common stock, $0.01 par value; authorized 25,000,000 shares; 656,328 shares issued and outstanding at December 31, 2025 and 2024	7	7
Additional paid-in capital	65,745	65,673
Retained earnings	97,635	100,083
Accumulated other comprehensive loss, net of income taxes (Note 9)	(22,492)	(25,783)
Treasury stock, at cost	(1,635)	(973)
Common - 123,982 shares at December 31, 2025 and 66,579 shares at December 31, 2024
Unallocated common stock of Employee Stock Ownership (ESOP), 90,498 and 132,141 shares at December 31, 2025 and 2024	(1,514)	(2,217)

Total stockholders’ equity	137,814	136,858

Total liabilities and stockholders’ equity	$1,760,378	$1,849,402

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2025 and 2024

(Amounts in Thousands)

	2025	2024
Interest Income
Loans, including fees	$75,002	$81,733
Investment securities
Taxable	10,225	8,344
Tax-exempt	4,165	4,370
Federal funds sold	1,535	277

Total interest income	90,927	94,724

Interest Expense
Deposits	42,096	49,335
Federal funds purchased and securities sold under agreements to repurchase	—	4
Federal Home Loan Bank advances	2,820	3,645
Notes payable and junior subordinated debentures	1,608	1,838

Total interest expense	46,524	54,822

Net Interest Income	44,403	39,902
Provision for Credit Losses	3,501	5,378

Net Interest Income After Provision for Credit Losses	40,902	34,524

Noninterest Income
Trust fees	1,045	891
Brokerage service commissions	2,305	3,350
Service charges on deposit accounts	1,176	1,203
Net gains on mortgage loan sales	255	1,504
Net gains on SBA and USDA loan sales	109	1,001
Net realized gains on sale of available-for-sale debt securities	—	10
Unrealized gains on equity securities	8	57
Gain on the sale of business unit	—	7,320
Other noninterest income	8,046	9,481

Total noninterest income	12,944	24,817

Noninterest Expense
Salaries and employee benefits	29,584	34,244
Occupancy	4,086	4,204
Furniture, equipment and software expense	7,020	7,578
Net losses on sales of other real estate and real estate expense	1,874	143
Other noninterest expense	14,195	15,039

Total noninterest expense	56,759	61,208

Loss Before Income Tax	(2,913)	(1,867)
Credit for Income Taxes (Note 12)	(465)	(472)

Net Loss	$(2,448)	$(1,395)

Earnings Per Share
Basic	$(0.34)	$(0.19)
Diluted	$(0.34)	$(0.19)

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the years ended December 31, 2025 and 2024

(Amounts in Thousands)

	2025	2024
Net Loss	$(2,448)	$(1,395)

Other Comprehensive Income (Loss)
Securities:
Unrealized appreciation (depreciation) on available-for-sale debt securities	4,873	(4,396)
Reclassification adjustment for (gain) loss included in net loss	—	(10)
Income tax benefit (expense)	(1,125)	1,024

Other comprehensive gain (loss) on available-for-sale debt securities	3,748	(3,382)

Derivatives used in cash flow hedging relationships:
Unrealized gain (loss) on derivatives	(596)	1,098
Income tax benefit (expense)	139	(256)

Other comprehensive gain (loss) on cash flow hedges	(457)	842

Other comprehensive income (loss), net of tax	3,291	(2,540)

Comprehensive Income (Loss)	$843	$(3,935)

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2025 and 2024

(Amounts in Thousands)

	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unearned ESOP Shares	Total
Balance, January 1, 2024	$68	$7	$66,048	$101,478	$(23,243)	$(1,737)	$(3,046)	$139,575
Net loss	—	—	—	(1,395)	—	—	—	(1,395)
Other comprehensive loss	—	—	—	—	(2,540)	—	—	(2,540)
Issuance of 39,915 shares of common stock out of treasury stock for stock based compensation plan	—	—	(121)	—	—	703	—	582
Purchase of 65,733 shares of treasury stock	—	—	—	—	—	(958)	—	(958)
Sale of 57,756 shares of treasury stock	—	—	(177)	—	—	1,019	—	842
ESOP shares earned	—	—	(77)	—	—	—	829	752

Balance, December 31, 2024	68	7	65,673	100,083	(25,783)	(973)	(2,217)	136,858
Net loss	—	—	—	(2,448)	—	—	—	(2,448)
Other comprehensive income	—	—	—	—	3,291	—	—	3,291
Issuance of 20,264 shares of common stock out of treasury stock for stock based compensation plan	—	—	(47)	—	—	298	—	251
Purchase of 77,667 shares of treasury stock	—	—	—	—	—	(960)	—	(960)
Stock based compensation	—	—	308	—	—	—	—	308
ESOP shares earned	—	—	(189)	—	—	—	703	514

Balance, December 31, 2025	$68	$7	$65,745	$97,635	$(22,492)	$(1,635)	$(1,514)	$137,814

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2025 and 2024

(Amounts in Thousands)

	2025	2024
Operating Activities
Net loss	$(2,448)	$(1,395)
Items not requiring (providing) cash
Depreciation	2,265	2,487
Provision for credit losses	3,501	5,378
Amortization and accretion, net	934	441
Deferred income taxes	(639)	(722)
Gain on the sale of business unit	—	(7,320)
Net gains on sale of loans	(364)	(2,505)
Gain on sale and write down of fixed assets and other assets	—	(4)
Net realized (gain) loss on available-for-sale securities	—	(10)
Unrealized gain on equity securities	(8)	(57)
Origination of loans held for sale	(12,431)	(63,593)
Proceeds from sale of loans held for sale	13,090	67,583
Stock based compensation	308	—
ESOP shares earned	514	752
Amortization of right-of-use asset	122	62
Increase in cash value of life insurance	(1,584)	(1,523)
Stock based compensation expense from share issuance	251	582
Net loss on other real estate due to writedown or sale	1,754	—
Changes in
Interest receivable	833	227
Other assets	(1,336)	3,115
Interest payable and other liabilities	3,441	(2,652)

Net cash provided by operating activities	8,203	846

Investing Activities
Purchases of available-for-sale securities	(82,583)	(78,111)
Purchase of bank owned life insurance	—	(20,000)
Proceeds from maturities and paydowns of available-for-sale securities	25,557	16,944
Proceeds from sale of available-for-sale securities	—	49,242
Sale of other investments	10,423	29,779
Purchase of other investments	(9,840)	(31,829)
Net change in loans	240,219	(15,271)
Purchase of premises and equipment	(721)	(298)
Proceeds from bank owned life insurance	19,847	—
Proceeds from sale of premises and equipment	—	26
Proceeds from sale of business unit	—	8,428
Proceeds from sale of real estate and other assets held for sale, net	198	1,097

Net cash provided by (used in) investing activities	$203,100	$(39,993)

See Notes to Consolidated Financial Statements

Lincoln Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the years ended December 31, 2025 and 2024

(Amounts in Thousands)

	2025	2024
Financing Activities
Net (decrease) increase in deposits	$(74,782)	$(72,071)
Net change in escrow accounts	163	364
Proceeds from Federal Home Loan Bank advances and other debt	211,478	723,730
Repayment of Federal Home Loan Bank advances and other debt	(230,988)	(684,220)
Proceeds from sale of treasury stock	—	842
Purchase of treasury stock	(960)	(958)

Net cash used in financing activities	(95,089)	(32,313)

Increase (Decrease) in Cash and Cash Equivalents	116,214	(71,460)
Cash and Cash Equivalents, Beginning of Year	18,062	89,522

Cash and Cash Equivalents, End of Year	$134,276	$18,062

Supplemental Cash Flows Information
Interest paid	$47,387	$54,566
Income taxes paid	40	20
Real estate acquired in settlement of loans	6,060	5,858
Net transfers from property and equipment to other assets	—	955
Restricted cash	4,940	4,940

See Notes to Consolidated Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Operating Segments

Lincoln Bancorp (the “Company”) is a bank holding company which owns 100% of the outstanding common stock of Lincoln Savings Bank (the “Bank”). The Bank’s services are offered to individuals, businesses, governmental units and institutional customers in Iowa communities including Adel, Allison, Ankeny, Aplington, Clive, Cedar Falls, Des Moines, Garwin, Greene, Grinnell, Hudson, Lincoln, Nashua, Reinbeck, Tama, Waterloo and the surrounding areas. The Bank is actively engaged in many areas of commercial banking, including acceptance of demand, savings and time deposits; making commercial, real estate, agricultural and consumer loans; and other banking services tailored for its individual customers. The Bank also operates an embedded finance division, partnering with several corporate Fintech clients which offer payment sources and business products. The Bank’s trust department administers estates, personal trusts, conservatorships, pension and profit-sharing funds along with providing other management services to customers.

Principles of Consolidation

The consolidated financial statements include the accounts of Lincoln and its wholly owned subsidiary, Lincoln Savings Bank, and its wholly owned subsidiaries, LSB Financial Services Inc and LSB Capital Management Inc. All significant intercompany balances and transactions have been eliminated in consolidation. Lincoln also owns 100% of Lincoln Bancorp Capital Trust II, which was formed for the purpose of issuing trust preferred securities as discussed more fully in Note 11. In accordance with generally accepted accounting principles (GAAP), this Trust is not included in the consolidated financial statements. This investment is accounted for under the equity method of accounting.

Use of Estimates and Changes in Accounting Standards

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, goodwill, and fair values of financial instruments, and valuation of deferred tax assets.

In some cases, Lincoln could be required to apply a new or revised standard retroactively, which would result in the recasting of our prior period financial statements.

Cash Equivalents

Lincoln considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2025 and 2024, cash equivalents consisted of money market accounts with brokers. Lincoln is required to maintain restricted cash as swap collateral to support changes in market value of the swap. As of December 31, 2025 and 2024, the restricted cash amount was $4,940,000 and $4,940,000, respectively. At December 31, 2025, Lincoln’s cash accounts exceeded federally insured limits by approximately $50.9 million.

Debt Securities

Available-for-sale (AFS) debt securities, which include any security for which Lincoln has no immediate plan to sell but which may be sold in the future, are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the debt securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.

Available-for-sale debt securities in unrealized loss positions are evaluated for impairment related to credit losses at least quarterly. For available-for-sale debt securities, a decline in fair value due to credit loss results in recording an allowance for credit losses to the extent the fair value is less than the amortized cost basis. Declines in fair value that have not been reduced through an allowance for credit losses, such as declines due to changes in market interest rates, are recorded through other comprehensive income (loss), net of applicable taxes.

Impairment may result from credit deterioration of the issuer or collateral underlying the security. In performing an assessment of whether any decline in fair value is due to a credit loss, all relevant information is considered at the individual security level. Performance indicators considered related to the underlying assets include default rates, delinquency rates, percentage of nonperforming assets, debt-to-collateral ratios, third-party guarantees, current levels of subordination, vintage, geographic concentration, analyst reports and forecasts, credit ratings and other market data. In assessing whether a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an allowance for credit losses is recorded, limited to the amount the fair value is less than amortized cost basis. Accrued interest receivable on available-for-sale debt securities totaled $2.2 million and $2.0 million at December 31, 2025 and 2024, respectively and is included in accrued interest receivable on the consolidated balance sheet and is excluded from the estimate of credit losses.

Equity Securities

Lincoln measures equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) at fair value with changes in fair value recognized in net income (loss). Lincoln measures equity securities without a readily determinable fair value at cost, minus impairment, if any, plus or minus changes resulting from observable price changes for the identical or similar investment. For equity securities and equity investments measured under the practicability exception, Lincoln performs a qualitative assessment for equity investments without readily determinable fair values considering impairment indicators to evaluate whether an impairment exists. If an impairment exists, Lincoln will recognize a loss based on the difference between carrying value and fair value. Gains and losses on the sale of equity securities are recorded on the trade date and are determined using the specific identification method.

During the year ended December 31, 2022, Lincoln entered into an agreement with an investment fund designed to help accelerate technology adoption at banks. During the year ended December 31, 2022, Lincoln committed up to $2 million in capital for these equity funds, however, Lincoln is not obligated to fund these commitments prior to a capital call. Lincoln contributed approximately $337,000 and $264,000 during the years ended December 31, 2025 and December 31, 2024, respectively, resulting in an equity interest of approximately $1,511,000 and $1,174,000 for the years ended December 31, 2025 and 2024, respectively, and is included in other investments on the consolidated balance sheet.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for credit losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

Accrued interest receivable on loans totaled $8.2 million and $9.2 million at December 31, 2025 and 2024, respectively and is included in accrued interest receivable on the consolidated balance sheet and is excluded from the estimate of credit losses.

The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses is an estimate of expected losses inherent within Lincoln’s existing loans held for investment portfolio. The allowance for credit losses for loans held for investment, as reported in our consolidated balance sheet, is adjusted by a credit loss provision expense, which is reported in earnings, and reduced by the charge-off of loan amounts, net of recoveries.

The credit loss estimation process involves procedures to appropriately consider the unique characteristics of loan portfolio segments, which consist of agricultural, 1-4 family first and junior liens, commercial, and consumer lending. These segments are further disaggregated into loan classes (pools), the level at which credit risk is monitored. For each of these pools, Lincoln generates cash flow projections at the instrument level wherein payment expectations are adjusted for estimated prepayment speed, curtailments, time to recovery, probability of default and loss given default. The modeling of expected prepayment speeds, curtailment rates, and time to recovery are based on historical internal data.

The allowance level is influenced by loan volumes, loan credit quality, indicator migration or delinquency status, historic loss experience and other conditions influencing loss expectations, such as reasonable and supportable forecasts of economic conditions. The methodology for estimating the amount of expected credit losses reported in the allowance for credit losses has two basic components: first, a pooled component for estimate expected credit losses for pools of loans that share similar risk characteristics; and second, an asset-specific component involving individual loans that do not share risk characteristics with other loans and the measurement of expected credit losses for such individual loans. For the pooled loan component, Lincoln uses a discounted cash flow method to estimate expected credit losses.

Discounted cash flow (DCF) method: In estimating the component of the allowance for credit losses for loans that share similar risk characteristics with other loans, such loans are segregated into loan classes. Loans are designated into loan classes based on loans pooled by product types and similar risk characteristics or areas of risk concentration. In determining the allowance for credit losses, we derive an estimated credit loss assumption from a model that categories loan pools based on loan type and purpose. This model calculates an expected loss percentage for each loan class by considering the probability of default, using life-of-loan analysis periods for all loan segments, and the historical severity of loss, based on the aggregate net lifetime losses incurred per loan class. The default and severity factors used to calculate the allowance for credit losses for loans that share similar risk characteristics with other loans are adjusted for differences between the historical period used to calculated historical default and loss severity rates and expected conditions over the remaining lives of the loans in the portfolio related to: (1) lending and credit policies and procedures; (2) local and national economic business conditions that affect the collectability of the portfolio; (3) the volume and type of credit extended (4) the experience, ability, and depth of the lending and credit management (5) the volume and severity of past due, nonaccrual, modified and classified loans; (6) the quality of our loan review system and oversight by the Board of Directors and (7) the existence of, or changes in the level of, any concentrations of credit. Such factors are used to adjust the historical probabilities of default and severity of loss so that they reflect management expectation of future conditions based on a reasonable and supportable forecast. Lincoln uses regression analysis of historical internal and peer data to determine which variables are best suited to be economic variables utilized when modeling lifetime probability of default and loss given default. This analysis also determines how expected probability of default and loss given default will react to forecasted levels of the economic variables.

For all DCF models, management has determined that four quarters represents a reasonable and supportable forecast period and reverts back to a historical loss rate over eight quarters on a straight-line basis. Other internal and external indicators of economic forecasts are also considered by management when developing the forecast metrices.

Collateral dependent financial assets: For a loan that does not share risk characteristics with other loans, expected credit loss is measured based on net realizable value, that is, the difference between the discounted value of the expected future cash flows, based on the original effective interest rate, and the amortized cost basis of the loan. For these loans, we recognize expected credit loss equal to the amount by which the net realizable value of the loan is less than the amortized cost basis of the loan (which is net of previous charge-offs and deferred loan fees and costs), except when the loan is collateral dependent, that is, when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. In these cases, expected credit loss is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral. The fair value of the collateral is adjusted for the estimated cost to sell if repayment or satisfaction of a loan is dependent on the sale (rather than only on the operation) of the collateral.

Allowance for credit losses(ACL) on off-balance sheet credit exposures, including unfunded loan commitments: Lincoln maintains a separate allowance for credit losses from off-balance-sheet credit exposures, including unfunded loan commitments, which is included in other liabilities on the consolidated balance sheet. Management estimates the amount of expected losses by calculating a commitment usage factor over the contractual period for exposures that are not unconditionally cancellable by Lincoln and applying the loss factors used in the ACL methodology to the results of the usage calculation to estimate the liability for credit losses related to unfunded commitments for each loan type. No credit loss estimate is reported for off-balance-sheet (OBS) credit exposures that are unconditionally cancellable by Lincoln, such as for undrawn amounts under such arrangements that may be drawn prior to the cancellation of the arrangement. The allowance for credit losses on OBS credit exposures is adjusted as credit loss provision expense. Categories of OBS credit exposures correspond to the loan portfolio segments described previously.

Premises and Equipment

Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense principally using the straight-line method.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	10 – 50 years
Furniture and equipment	3 – 10 years

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income (loss) or expense from foreclosed assets.

Company-owned Life Insurance

Lincoln has purchased life insurance policies on certain key executives. Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangibles are evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill or the fair value of the indefinite-lived intangible is lower than their carrying amounts, an impairment loss is recognized in an amount equal to the difference. Lincoln sold a business line in January 2024 and reduced goodwill $535,817 and other intangibles $99,833. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Derivatives

Lincoln uses interest rate swaps as part of its interest rate risk management. FASB Accounting Standards Codification (ASC) Topic 815 establishes accounting and reporting standards for derivative instruments and hedging activities. Lincoln records all interest rate swaps on the balance sheet at fair value. Derivatives used as a hedge of the fair value of a recognized asset or liability are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows are considered cash flow hedges. To qualify for hedge accounting, Lincoln must comply with detailed rules and documentation requirements at the inception of the hedge, and hedge effectiveness is assessed at inception and periodically throughout the life of the hedging relationship.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (loss) and subsequently reclassified to interest income or expense when the hedged transaction affects earnings, while the ineffective portion of changes in fair value of the derivative, if any, is recognized immediately in other noninterest income. Lincoln assesses the effectiveness of each hedging relationship by comparing the cumulative changes in cash flows of the derivative hedging instruments with the cumulative changes in cash flows of the designated hedged item or transaction. No component of the change in the fair value of the hedging instrument is excluded from the assessment of hedge effectiveness.

For derivatives designated as fair value hedges, changes in the fair value of derivatives along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk are recorded in current period earnings.

Lincoln does not use derivatives for trading or speculative purposes.

Stock-based Compensation

Compensation cost is recognized for restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Earnings Per Share

Basic earnings per share is computed using the weighted average number of actual common shares outstanding during the period.

The following table presents calculations of earnings per share:

	Year Ended December 31,
	2025	2024
Computation of weighted average number of basic shares:
Weighted average shares outstanding (basic)	7,241,843	7,159,044

Income (Loss) available to common shareholders (in thousands)	$(2,448)	$(1,395)

Basic earnings per share:	$(0.34)	$(0.19)

Computation of weighted average number of diluted shares:
Weighted average shares outstanding (diluted)	7,241,843	7,159,044

Income (Loss) available to common shareholders (in thousands)	$(2,448)	$(1,395)

Diluted earnings per share:	$(0.34)	$(0.19)

Treasury Stock

Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

Description of Capital Stock

Lincoln has authorized 100,000 shares of preferred stock, with a par value of $0.01 per share and there were no shares designated or outstanding.

Holders of our Class A Common Stock are entitled to one vote per share held on the applicable record date, while our Class B Common Stock is non-voting.

Trust Assets

Trust assets (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Bank.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Lincoln—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Lincoln does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

Lincoln accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.

Lincoln determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. With a few exceptions, Lincoln is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2022.

Lincoln recognizes interest and penalties on income taxes as a component of income tax expense.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities and unrealized and realized gains and losses in derivative financial instruments that qualify for cash flow hedge accounting.

Accounting Standards Pending Adoption

In November 2024, the FASB issued ASU No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this ASU require disclosure in the notes to the financial statements, specified information about certain costs and expenses at each interim and annual reporting period. Additionally, in January 2025, the FASB issued ASU No. 2025-01, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This ASU amends the effective date of ASU No. 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU No. 2024-03 is permitted. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU introduces a practical expedient that all entities are able to utilize when estimating expected credit losses on current accounts receivable and/or current contract assets arising from transactions that are accounted for under Topic 606. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The practical expedient, if elected, should be applied prospectively. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In November 2025, the FASB issued ASU No. 2025-08, Financial Instruments-Credit Losses (Topic 326): Purchased Loans. The ASU expands the population of acquired financial assets accounted for using the “gross-up approach” when recording the initial allowance for credit losses through an adjustment to the initial amortized cost basis. Acquired loans are deemed purchased seasoned loans and accounted for using the gross-up approach upon acquisition if criteria established by the new guidance are met. This change aims to enhance comparability, consistency and better reflect the economics of acquiring financial assets. This ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within those annual reporting periods. Early adoption is permitted. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In November 2025, the FASB issued ASU No. 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements. The ASU enables entities to apply hedge accounting to a greater number of highly effective economic hedges in multiple areas. The ASU expands the hedged risks permitted to be aggregated in a group of individual forecasted transactions, enabling entities to apply hedge accounting to potentially broader portfolios of forecasted transactions. The ASU is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods. For all other entities the effective date is for annual reporting periods beginning after December 15, 2027. Early adoption is permitted. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The ASU clarifies the applicability of the interim reporting guidance, the types of interim reporting, and the form and content of interim financial statements in accordance with generally accepted accounting principles. The amendments in this ASU are effective for public business entities for interim periods within annual periods beginning after December 15, 2027. For all other entities, the amendments are effective for interim periods within annual periods beginning after December 15, 2028. Early adoption is permitted. The amendments can be applied either prospectively or retrospectively to any or all prior periods presented in the financial statements. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. The amendments in this ASU update the FASB Accounting Standards Codification for a broad range of topics arising from technical corrections, unintended application of the Codification, clarifications, and other minor improvements. The amendments in this ASU are effective for all entities for annual periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted in both interim and annual periods in which financial statements have not yet been issued or made available for issuance. An entity may elect to adopt the amendments on an issue-by-issue basis. Lincoln is currently evaluating the impact of the ASU on Lincoln’s consolidated financial statements.

Adopted Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Tax (Topic 740): Improvements to Income Tax Disclosures. The amendments is this ASU improve the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliations table, as well as income taxes paid disaggregated by jurisdiction. These expanded disclosures allow investors to better assess how an entity’s overall operations, including the related tax risks, tax planning, and operational opportunities, affect its income tax rate and prospects for future cash flows. The updated guidance is effective for annual periods beginning after December 15, 2025, with early adoption permitted. The adoption was applied on a retrospective basis and did not have a material impact on Lincoln’s consolidated financial statements.

On November 27, 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures. Enhanced disclosures about significant segment expenses are included within this ASU. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with an option to early adopt. The amendments should be applied retrospectively to all prior periods presented in the financial statements, with the segment expense categories and amounts disclosed in prior periods being based on the significant segment expense categories identified and disclosed in the period of adoption. The adoption of ASU 2023-07 did not have a material impact on Lincoln’s consolidated financial statements.

Revenue from Contracts with Customers

Accounting principles (ASC 606, Revenue from Contracts with Customers) require that an entity recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance includes a five-step model to apply to revenue recognition, consisting of the following: (1) identify the contract; (2) identify the performance obligation in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when or as the performance obligation is satisfied. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities, as well as certain noninterest income categories, such as gains or losses associated with mortgage servicing rights and income from bank owned life insurance. Descriptions of Lincoln’s primary revenue contracts within the scope of this revenue recognition guidance are discussed in detail below.

Trust and brokerage services fee income: A contract between Lincoln and its customers to provide fiduciary and / or investment administration services on trust accounts and brokerage accounts in exchange for a fee. Trust services and brokerage fee income is generally based upon the month-end market value of the assets under management and the applicable fee rate, which is recognized over the period the underlying trust or brokerage account is serviced (generally monthly). Such contracts are generally cancellable at any time, with the customer subject to a pro-rated fee in the month of termination.

Service charges on deposit accounts: The deposit contract obligates Lincoln to serve as a custodian of the customer’s deposited funds and generally can be terminated at will by either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account. Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. Lincoln’s performance obligation for account analysis fees and monthly service charges is generally satisfied, and the related revenue recognized over the period in which the service is provided (typically on a monthly basis); while NSF charges and other deposit account related charges are largely transactional based, and the related revenue is recognized at the time the service is provided.

Other income: Other noninterest income includes several items, such as debit card income, ATM fees, merchant services income, income from our finance division, and other fee income. Debit card income is primarily comprised of interchange fees earned whenever Lincoln’s debit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM, or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit card transactions, in addition to account management fees. The revenue recognized from our finance division consists primarily of fees earned from partnerships with several corporate Fintech clients that offer payment sources and business products. Other fee income includes revenue from processing wire transfers, cashier’s checks, lock box fees, check orders, and other services. Lincoln’s performance obligation, except for revenue recognized from the finance division, is completed and the fees are recognized as the service is provided (i.e., when the customer uses a debit card). Lincoln’s performance obligation for revenue from the finance division is generally satisfied, and the related revenue recognized over the period in which the service is provided (typically on a monthly basis).

Note 2: Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are in the following table (Amounts in Thousands):

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
Asset-backed securities	$2,386	$19	$—	$2,405
Collateralized mortgage obligations	102,824	154	(3,618)	99,360
Government-sponsored mortgage-backed securities	49,911	152	(5,042)	45,021
State and political subdivisions	168,260	26	(22,274)	146,012
U.S. Treasuries	14,942	—	(703)	14,239
U.S government agencies	—	—	—	—
Collateralized debt obligations	22,950	60	(138)	22,872

	$361,273	$411	$(31,775)	$329,909

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
Collateralized mortgage obligations	$60,163	$—	$(4,531)	$55,632
Government-sponsored mortgage-backed securities	55,695	—	(7,616)	48,079
State and political subdivisions	169,179	12	(25,585)	143,606
U.S. Treasuries	14,915	—	(1,354)	13,561
U.S government agencies	3,000	—	(32)	2,968
Collateralized debt obligations	1,500	—	—	1,500

	$304,452	$12	$(39,118)	$265,346

The amortized cost and estimated fair value of available-for-sale debt securities classified according to their contractual maturities at December 31, 2025 are shown below (Amounts in Thousands):

	Amortized Cost	Fair Value
U.S. government agencies, treasuries & state and political subdivisions
Due in one year or less	$80	$80
Due after one year through five years	26,763	25,816
Due after five years through ten years	18,237	16,427
Due over ten years	138,122	117,928

	183,202	160,251
Collateralized mortgage obligations	102,824	99,360
Government-sponsored mortgage-backed securities	49,911	45,021
Collateralized debt obligations	22,950	22,872
Asset-backed securities	2,386	2,405

	$361,273	$329,909

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The carrying value of debt securities pledged as collateral, to secure public deposits and for other purposes, was $139.8 million and $137.9 million at December 31, 2025 and 2024, respectively.

Gross gains of $0 and $562,900 and gross losses of $0 and $552,900 resulting from sales of available-for-sale debt securities were realized for 2025 and 2024, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2025 and 2024, was $275.1 million and $259.2 million, of Lincoln’s available-for-sale debt securities portfolio. These declines primarily resulted from recent changes in market interest rates.

The following table shows the total available-for-sale debt securities and aggregated depreciation by security type:

	Number of securities in a loss position	Aggregate depreciation
Available-for-sale Debt Securities
Collateralized mortgage obligations	21	4.4%
Government-sponsored mortgage-backed securities	22	14.9%
State and political subdivisions	215	13.9%
U.S. Treasuries	3	4.7%
Collateralized debt obligations	6	0.9%

	267	10.4%

The following table shows Lincoln’s investments’ gross unrealized losses and fair value of Lincoln’s investments for which an allowance for credit losses has not been recorded, aggregated by investment class and length of time that individual debt securities have been in a continuous unrealized loss position at December 31, 2025 and 2024 (Amounts in Thousands):

	Less than 12 Months		December 31, 2025 12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale Debt Securities
Collateralized mortgage obligations	$36,022	$(222)	$43,159	$(3,396)	$79,181	$(3,618)
Government-sponsored mortgage-backed securities	—	—	28,763	(5,042)	28,763	(5,042)
State and political subdivisions	—	—	138,099	(22,274)	138,099	(22,274)
U.S. Treasuries	—	—	14,239	(703)	14,239	(703)
U.S. government agencies	—	—	—	—	—	—
Collateralized debt obligations	14,812	(138)	—	—	14,812	(138)

Total temporarily impaired securities	$50,834	$(360)	$224,260	$(31,415)	$275,094	$(31,775)

As of December 31, 2025, 22 government-sponsored mortgage-backed securities and 21 collateralized mortgage obligations with unrealized losses totaling $8.7 million were held by Lincoln. Management evaluated the payment history of these securities and considered the implied U.S. government guarantee of these agency securities and the level of credit enhancement for non-agency securities. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

As of December 31, 2025, 215 state and political subdivisions securities with total unrealized losses of $22.3 million were held by Lincoln. Management evaluated these securities through a process that included consideration of credit agency ratings and payment history. In addition, management evaluated securities by considering the yield spread to treasury securities and the most recent financial information available. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

As of December 31, 2025, 3 U.S. treasuries and no U.S. government agencies securities with a total unrealized loss of $0.7 million were held by Lincoln. Management considered the explicit or implied U.S. treasury and U.S. government guarantee of these securities. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

As of December 31, 2025, 6 collateralized debt obligations with unrealized losses of $0.1 million were held by Lincoln. Management evaluated these securities through a process that included consideration of credit agency ratings, priority of cash flows and the amount of over-collateralization. In addition, management may evaluate securities by considering the yield spread to treasury securities and the most recent financial information available. Based on this evaluation, management concluded that the decline in fair value was not attributable to credit losses.

	Less than 12 Months		December 31, 2024 12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale Debt Securities
Collateralized mortgage obligations	$39,547	$(275)	$16,085	$(4,256)	$55,632	$(4,531)
Government-sponsored mortgage-backed securities	17,645	(406)	30,434	(7,210)	48,079	(7,616)
State and political subdivisions	16,779	(438)	122,167	(25,147)	138,946	(25,585)
U.S. Treasuries	—	—	13,561	(1,354)	13,561	(1,354)
U.S. government agencies	—	—	2,968	(32)	2,968	(32)

Total temporarily impaired securities	$73,971	$(1,119)	$185,215	$(37,999)	$259,186	$(39,118)

Other investments at December 31, 2025 and 2024 were as follows (Amounts in Thousands):

	2025	2024
Federal Home Loan Bank stock	$4,513	$5,450
Bankers Bank stock	1,072	1,021
Investment in Lincoln Bancorp Capital Trust II	280	280
Farmer Mac stock	281	307
Other	1,511	1,174

	$7,657	$8,232

Note 3: Loans and Allowance for Credit Losses

Classes of loans at December 31, 2025 and 2024 include (Amounts in Thousands):

	2025	2024
Real Estate:
Construction - Land and commercial development	$41,508	$75,425
Multi-family	179,265	188,337
Commercial	327,023	392,884
1-4 Family include construction	241,626	279,905
Agricultural and Farmland	164,525	171,345
Commercial & National credit & SBA/Government guaranteed	209,522	302,494
Loans to Individuals - Other	3,487	4,449

Total loans	1,166,956	1,414,839
Less:
Net deferred loan fees, premiums and discounts	920	603
Allowance for credit losses	17,865	16,009

Net loans	$1,148,171	$1,398,227

The following tables present the balance in the allowance for credit losses and unfunded commitment liability based on portfolio segment as of December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Allowance for credit losses
Balance, beginning of year	$1,112	$874	$6,930	$2,470	$1,003	$3,595	$25	$16,009
Provision (Credit)	194	71	2,605	(320)	(28)	(63)	542	3,001
Charged off	—	—	—	(4)	—	(878)	(540)	(1,422)
Recoveries	—	—	—	18	—	238	21	277

Balance, end of year	$1,306	$945	$9,535	$2,164	$975	$2,892	$48	$17,865

	2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Unfunded Commitment Liability
Balance, beginning of year	$21	$1	$4	$12	$1	$96	$1	$136
Provision (Credit)	228	—	12	(3)	—	263	—	500

Balance, end of year	$249	$1	$16	$9	$1	$359	$1	$636

	2024
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Allowance for credit losses
Balance, beginning of year	$3,959	$898	$8,109	$2,869	$962	$4,999	$27	$21,823
Provision (Credit)	1,155	(24)	4,498	(301)	97	217	74	5,716
Charged off	(4,002)	—	(5,677)	(216)	(58)	(2,624)	(97)	(12,674)
Recoveries	—	—	—	118	2	1,003	21	1,144

Balance, end of year	$1,112	$874	$6,930	$2,470	$1,003	$3,595	$25	$16,009

	2024
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Unfunded Commitment Liability
Balance, beginning of year	$216	$1	$4	$28	$1	$223	$1	$474
Provision (Credit)	(195)	—	—	(16)	—	(127)	—	(338)

Balance, end of year	$21	$1	$4	$12	$1	$96	$1	$136

Net loan charge-offs were $1.1 million for the year ended December 31, 2025, a decrease of $10.4 million from the prior year net charge-offs of $11.5 million. This decrease stemmed primarily from elevated charge-offs in the year ended December 31, 2024, from a few larger commercial relationships.

Internal Risk Categories

Loan grades are numbered 1 through 9. Grades 1 through 6 are considered satisfactory grades. The grade of 7, or Watch, represents loans of lower quality and is considered criticized. The grades of 8, or Substandard, and 9, or Doubtful, refer to assets that are classified. The use and application of these grades by Lincoln will be uniform and shall conform to Lincoln’s policy.

Pass (1-6) Loans in this category have enough cash flow from operations to service all obligations. They exhibit good financial strength, and collateral protection is viewed as an adequate secondary source of repayment and guarantor support a tertiary repayment source.

Watch (7) Loans in this category are generally adequately collateralized, but the financial performance of the borrower has shown a downturn and needs to improve in order to generate sufficient cash flow for overall performance. Loans in this category will remain at this rating for a limited time (12 – 24 months maximum) as the performance needs to improve or the loan will be downgraded to a “8” or substandard rating.

Substandard (8) Loans with inadequate financial condition not meeting our Company’s credit standards and/or ability to meet scheduled payments. Loss is possible. Loans in this category will be transferred to nonaccrual status with interest charged off if past due 90 days or more, unless well secured and in the process of collection.

Doubtful (9) Loans with a weak financial condition making collection in full improbable. The possibility of principal loss is high but because of certain important and reasonably specific pending factors, full charge-off is deferred until more exact status can be determined. A partial charge-off of principal may occur to more clearly exhibit the true value of the asset. Loans in this category are on nonaccrual status and interest charged off.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Construction – Land and Commercial Development–Lincoln provides financing for both horizontal (land development) and vertical (construction) financing, with a primary focus within our identified lending footprint. Land development financing is broad in scope, serving both commercial and residential developers. The loan policy outlines the underwriting criteria for each of these areas. These loans are generally structured with variable rates based on the Prime interest rate with loan maturities driven by the project scope, generally 12 –18 months. Guarantor financial strength and liquidity play a vital role in underwriting these credits as collateral liquidation is generally the primary source of repayment.

Multi-family Real Estate-Lincoln provides many types of multifamily real estate financing, ranging from smaller properties to larger multi building complexes, as well as standard multifamily to more urban mixed use properties. Underwriting guidelines for these loans are laid out in the loan policy, with available market data including vacancy and absorption rates used in the analysis. Project economics are stressed to ensure their ability to withstand changes in rents, expenses, and occupancy. Loan amortizations for multifamily properties range from 20 – 30 years depending on the age of the property. Interest rates for these types of properties are predominantly adjustable, with the initial fixed rate periods generally not exceeding five years.

Commercial Real Estate-Lincoln focuses on both owner and non-owner occupied commercial real estate properties. Property types included within this segment would consist of industrial, warehouse, flex, and office for example. Underwriting guidelines for these loans are documented in the loan policy. Market data, vacancy rates, lease rates and duration are some of the items used within the analysis. Loan amortizations for commercial real estate properties are generally 20 years, with adjustable interest rates.

For commercial real estate loans, the Approval is generally based on the following factors:

•	Sufficient cash flow to support debt repayment

•	Lease terms that match or exceed the term of the loan

•	Positive earnings and financial trends

•	Reasonable expense rate assumptions

•	Financial strength of the history of the tenants

•	Value and marketability of collateral

•	Financial strength and liquidity of the guarantors and sponsors

1-4 Family Real Estate including Construction-Lincoln provides many types of loans involving the purchase or refinance of real property including consumer mortgages, home construction, home improvement and small lines of credit. The loan policy addresses specific credit guidelines for each type. Many of the consumer real estate loans underwritten by Lincoln, other than home equity lines of credit (HELOC), conform to the underwriting requirements of Fannie Mae or other secondary market aggregators to allow Lincoln to resell loans in the secondary market. Lincoln structures most loans that will not conform to those underwriting requirements as adjustable rate mortgages that mature or adjust in one to five years, and then retains these loans in the Bank’s portfolio. Servicing rights are generally not retained on the residential real estate loans sold in the secondary market except for select loans sold to the Federal Home Loan Bank MPF program. The loan policy establishes minimum appraisal and other credit guidelines. HELOC loans are included in consumer real estate loans and total $24.8 million and $23.5 million at December 31, 2025 and 2024, respectively.

Agricultural and Farmland-Agricultural and agricultural real estate loans are subject to underwriting standards and processes similar to commercial loans. Lincoln provides a wide range of agricultural loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes. Approval is generally based on the following factors:

•	Sufficient cash flow to support debt repayment

•	Ability and stability of current management of the borrower

•	Positive earnings and financial trends

•	Earnings projections based on reasonable assumptions

•	Financial strength of the industry and business

•	Value and marketability of collateral

Collateral for agricultural loans generally includes accounts receivable, inventory (typically grain or livestock) and equipment. Collateral for agricultural real estate loans is generally real estate and improvements. The loan policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans typically exceeds the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The loan policy specifies maximum term limits for agricultural loans. For agricultural real estate term loans, the maximum amortization is 30 years. The loan policy includes guidelines for real estate appraisals, including minimum appraisal standards based on certain transactions. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset. For lines of credit, the typical maximum term is 365 days. However, longer maturities may be approved if the loan is secured by readily marketable collateral or if collateral margin is so abundant that risk is sufficiently mitigated. In addition, Lincoln often takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

Commercial, Shared National Credits, & SBA/Government Guaranteed–For commercial loans, Lincoln focuses on small and mid-sized businesses with primary operations in transportation, warehousing and manufacturing, as well as service industry companies such as retailers and hospitality.

Collateral for commercial loans generally includes accounts receivable, inventory and equipment. The loan policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans typically exceeds the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The loan policy specifies maximum term limits for commercial loans. For commercial non-real estate term loans, the maximum term is 7 years. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset. For lines of credit, the typical maximum term is 365 days. Longer maturities may be approved if the loan is secured by readily marketable collateral.

In addition, Lincoln as a matter of policy takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

In some instances, for all loans, it may be appropriate to originate or purchase loans that are exceptions to the guidelines and limits established within the loan policy described above and below. In general, exceptions to the loan policy do not significantly deviate from the guidelines and limits established within the loan policy and, if there are exceptions, they are clearly noted as such, specifically identified in loan approval documents, and tracked for reporting purposes.

Lincoln also engages with the shared national credit market or leverage loan market under the advisement of a third-party asset manager. A specific Leveraged Lending Policy is established with a series of guidelines, thresholds, and parameters to guide the bank’s activities in the origination and management of Leveraged Loans and risk management associated with the Leveraged Loan portfolio. Lincoln acquires direct assignment interests in leveraged loans only on a safe, sound, and collectible basis where current and accurate financial information on the borrower indicates a reasonable expectation the borrower has the financial ability to service and repay the debt in compliance with applicable laws, regulations, and bank policies.

Loans to Individuals-Lincoln provides many types of consumer and other loans including motor vehicle, signature loans and small personal credit lines. The loan policy addresses specific credit guidelines by consumer loan type.

For consumer real estate loans, and consumer and other loans, these large groups of smaller balance homogenous loans are collectively evaluated for impairment. Lincoln applies a quantitative factor based on historical charge-off experience in total for each of these segments. Accordingly, Lincoln generally does not separately identify individual consumer real estate loans, and/or consumer and other loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The following tables present the credit risk profile of Lincoln’s loan portfolio based on internal rating category and payment activity as of December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Real Estate: Construction - Land
Risk rating
Pass	$8,455	$12,851	$1,072	$12,619	$162	$3,060	$38,219
Watch	—	—	—	—	—	—	—
Substandard	—	—	—	1,595	—	1,694	3,289
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Construction - Land	$8,455	$12,851	$1,072	$14,214	$162	$4,754	$41,508

Real Estate: Construction - Land
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Real Estate: Multi-family
Risk rating
Pass	$—	$12,249	$474	$44,719	$65,618	$21,645	$144,705
Watch	—	—	—	2,776	8,371	17,429	28,576
Substandard	—	—	—	—	5,839	145	5,984
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Multi-family	$—	$12,249	$474	$47,495	$79,828	$39,219	$179,265

Real Estate: Multi-family
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Real Estate: Commercial
Risk rating
Pass	$10,911	$5,856	$18,107	$94,323	$62,365	$82,390	$273,952
Watch	—	—	—	3,427	3,003	11,622	18,052
Substandard	—	—	1,818	4,527	18,610	10,064	35,019
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Commercial	$10,911	$5,856	$19,925	$102,277	$83,978	$104,076	$327,023

Real Estate: Commercial
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Agricultural and Farmland
Risk rating
Pass	$20,532	$15,388	$13,674	$27,318	$23,237	$64,361	$164,510
Watch	—	—	—	—	—	15	15
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Agricultural and Farmland	$20,532	$15,388	$13,674	$27,318	$23,237	$64,376	$164,525

Agricultural and Farmland
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Commercial, National credit & SBA/Gov’t guaranteed
Risk rating
Pass	$42,410	$48,095	$32,596	$33,304	$9,344	$29,515	$195,264
Watch	1,471	521	2,510	1,162	485	987	7,136
Substandard	—	151	2,227	2,922	137	938	6,375
Doubtful	—	—	746	—	—	1	747

Total Commercial, National credit & SBA/ Gov’t guaranteed	$43,881	$48,767	$38,079	$37,388	$9,966	$31,441	$209,522

Commercial, National credit & SBA/Gov’t guaranteed
Current period gross write offs	$—	$—	$—	$62	$816	$—	$878

	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Real Estate: 1-4 Family / Construction
Payment performance
Performing	$22,063	$39,841	$28,828	$80,395	$18,732	$50,603	$240,462
Nonperforming	214	334	—	170	57	389	1,164

Total Real Estate: 1-4 Family / Construction	$22,277	$40,175	$28,828	$80,565	$18,789	$50,992	$241,626

Real Estate: 1-4 Family / Construction
Current period gross write offs	$—	$—	$—	$—	$—	$4	$4

	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
Loans to Individuals - Other
Payment performance
Performing	$1,130	$774	$533	$374	$55	$610	$3,476
Nonperforming	—	—	2	9	—	—	11

Total Loans to Individuals - Other	$1,130	$774	$535	$383	$55	$610	$3,487

Loans to Individuals - Other
Current period gross write offs	$530	$—	$5	$2	$1	$2	$540

	2025
	Year of Origination
	2025	2024	2023	2022	2021	Prior	Total
All Loan Segments
Risk rating
Pass	$82,308	$94,439	$65,923	$212,283	$160,726	$200,971	$816,650
Watch	1,471	521	2,510	7,365	11,859	30,053	53,779
Substandard	—	151	4,045	9,044	24,586	12,841	50,667
Doubtful	—	—	746	—	—	1	747

	$83,779	$95,111	$73,224	$228,692	$197,171	$243,866	921,843

Payment performance
Performing	$23,193	$40,615	$29,361	$80,769	$18,787	$51,213	$243,938
Nonperforming	214	334	2	179	57	389	1,175

	$23,407	$40,949	$29,363	$80,948	$18,844	$51,602	$245,113

Total Loans by Year of Origination	$107,186	$136,060	$102,587	$309,640	$216,015	$295,468	$1,166,956

	2024
	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Real Estate: Construction - Land
Risk rating
Pass	$13,196	$5,125	$35,472	$176	$836	$3,004	$57,809
Watch	—	—	1,671	—	1,755	7,743	11,169
Substandard	—	62	385	—	—	—	447
Doubtful	—	—	—	6,000	—	—	6,000

Total Real Estate: Construction - Land	$13,196	$5,187	$37,528	$6,176	$2,591	$10,747	$75,425

Real Estate: Construction - Land
Current period gross write offs	$—	$—	$—	$4,002	$—	$—	$4,002

	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Real Estate: Multi-family
Risk rating
Pass	$12,881	$2,492	$34,400	$87,333	$18,764	$16,332	$172,202
Watch	—	—	—	—	4,745	5,460	10,205
Substandard	—	—	—	5,789	—	141	5,930
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Multi-family	$12,881	$2,492	$34,400	$93,122	$23,509	$21,933	$188,337

Real Estate: Multi-family
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Real Estate: Commercial
Risk rating
Pass	$7,012	$25,330	$129,006	$77,786	$24,727	$84,215	$348,076
Watch	—	471	1,980	2,095	2,089	8,391	15,026
Substandard	—	1,871	4,589	14,688	—	8,634	29,782
Doubtful	—	—	—	—	—	—	—

Total Real Estate: Commercial	$7,012	$27,672	$135,575	$94,569	$26,816	$101,240	$392,884

Real Estate: Commercial
Current period gross write offs	$—	$—	$2,483	$406	$133	$2,655	$5,677

	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Agricultural and Farmland
Risk rating
Pass	$20,671	$18,061	$32,844	$24,979	$7,555	$67,207	$171,317
Watch	—	—	—	—	—	28	28
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Agricultural and Farmland	$20,671	$18,061	$32,844	$24,979	$7,555	$67,235	$171,345

Agricultural and Farmland
Current period gross write offs	$—	$58	$—	$—	$—	$—	$58

	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Commercial, National credit & SBA/Gov’t guaranteed
Risk rating
Pass	$74,146	$69,451	$69,048	$41,006	$3,109	$35,621	$292,381
Watch	169	1,986	713	677	123	112	3,780
Substandard	171	364	4,468	48	—	312	5,363
Doubtful	—	950	—	—	20	—	970

Total Commercial, National credit & SBA/ Gov’t guaranteed	$74,486	$72,751	$74,229	$41,731	$3,252	$36,045	$302,494

Commercial, National credit & SBA/Gov’t guaranteed
Current period gross write offs	$—	$670	$396	$353	$167	$1,038	$2,624

	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Real Estate: 1-4 Family / Construction
Payment performance
Performing	$75,265	$38,597	$93,851	$21,958	$10,929	$38,227	$278,827
Nonperforming	—	—	571	—	—	507	1,078

Total Real Estate: 1-4 Family / Construction	$75,265	$38,597	$94,422	$21,958	$10,929	$38,734	$279,905

Real Estate: 1-4 Family / Construction
Current period gross write offs	$—	$—	$44	$71	$25	$76	$216

	Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
Loans to Individuals - Other
Payment performance
Performing	$1,895	$985	$598	$188	$306	$472	$4,444
Nonperforming	—	5	—	—	—	—	5

Total Loans to Individuals - Other	$1,895	$990	$598	$188	$306	$472	$4,449

Loans to Individuals - Other
Current period gross write offs	$96	$—	$—	$—	$—	$1	$97

	2024 Year of Origination
	2024	2023	2022	2021	2020	Prior	Total
All Loan Segments
Risk rating
Pass	$127,906	$120,459	$300,769	$231,280	$54,991	$206,380	$1,041,785
Watch	169	2,457	4,364	2,772	8,712	21,734	40,208
Substandard	171	2,297	9,442	20,525	—	9,087	41,522
Doubtful	—	950	—	6,000	20	—	6,970

	$128,246	$126,163	$314,575	$260,577	$63,723	$237,201	$1,130,485

Payment performance
Performing	$77,160	$39,582	$94,449	$22,146	$11,235	$38,699	$283,271
Nonperforming	—	5	571	—	—	507	1,083

	$77,160	$39,587	$95,020	$22,146	$11,235	$39,206	$284,354

Total Loans by Year of Origination	$205,406	$165,750	$409,595	$282,723	$74,958	$276,407	$1,414,839

Performing loans are those which are accruing and less than 90 days past due. Nonperforming loans are those on nonaccrual, accruing loans that are greater than or equal to 90 days past due, and those with modifications for borrowers experiencing financial difficulties.

Lincoln evaluates the loan risk grading system definitions and allowance for credit loss methodology on an ongoing basis.

The following tables present Lincoln’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	30-59 Days Past Due	60-89 Days Past Due	Total Loans > 90 Days & Accruing	Total Past Due	Nonaccrual with Allowance for Credit Loss	Nonaccrual With No Allowance for Credit Loss	Current	Total Loans Receivable
Real Estate: Construction - Land	$—	$—	$—	$—	$1,595	$1,694	$38,219	$41,508
Real Estate: Multi-family	—	—	—	—	—	145	179,120	179,265
Real Estate: Commercial	—	—	—	—	16,865	8,654	301,504	327,023
Real Estate: 1-4 Family / Construction	635	1,446	32	2,113	316	816	238,381	241,626
Agricultural and Farmland	—	—	—	—	—	—	164,525	164,525
Commercial, National credit & SBA/Gov’t guaranteed	939	843	—	1,782	2,829	3,542	201,369	209,522
Loans to Individuals - Other	1	—	—	1	11	—	3,475	3,487

Total	$1,575	$2,289	$32	$3,896	$21,616	$14,851	$1,126,593	$1,166,956

	2024
	30-59 Days Past Due	60-89 Days Past Due	Total Loans > 90 Days & Accruing	Total Past Due	Nonaccrual with Allowance for Credit Loss	Nonaccrual With No Allowance for Credit Loss	Current	Total Loans Receivable
Real Estate: Construction - Land	$—	$—	$—	$—	$—	$6,000	$69,425	$75,425
Real Estate: Multi-family	—	—	—	—	—	141	188,196	188,337
Real Estate: Commercial	—	—	—	—	—	382	392,502	392,884
Real Estate: 1-4 Family / Construction	3,214	2,394	302	5,910	815	263	272,917	279,905
Agricultural and Farmland	—	—	—	—	—	—	171,345	171,345
Commercial, National credit & SBA/Gov’t guaranteed	670	1,697	—	2,367	1,132	3,331	295,664	302,494
Loans to Individuals - Other	33	4	—	37	5	—	4,407	4,449

Total	$3,917	$4,095	$302	$8,314	$1,952	$10,117	$1,394,456	$1,414,839

The following table presents the amortized cost basis of collateral dependent loans by class of loans as of December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Real Estate	Equipment	Total
Real Estate: Construction - Land	$3,289	$—	$3,289
Real Estate: Multi-family	212	—	212
Real Estate: Commercial	4,359	—	4,359
Real Estate: 1-4 Family / Construction	4,976	895	5,871
Commercial, National credit & SBA/Gov’t guaranteed	3,958	3,308	7,266
Loans to Individuals - Other	—	—	—

Total	$16,794	$4,203	$20,997

	2024
	Real Estate	Equipment	Total
Real Estate: Construction - Land	$9,425	$—	$9,425
Real Estate: Multi-family	5,930	—	5,930
Real Estate: Commercial	2,477	—	2,477
Real Estate: 1-4 Family / Construction	1,994	—	1,994
Commercial, National credit & SBA/Gov’t guaranteed	4,597	831	5,428
Loans to Individuals - Other	—	3	3

Total	$24,423	$834	$25,257

The following table presents the amortized cost basis of loans at December 31, 2025 and 2024 that were both experiencing financial difficulty and modified during the year ended December 31, 2025 and 2024, by class and by type of modification (Amounts in Thousands):

	2025
	Interest Only Payment Extension	Payment Delay	Term Extension	Total Class of Financing Receivable
Real Estate: Multifamily	$—	$—	$—	$—
Real Estate: 1-4 Family / Construction	1,725	170	1,279	3,174
Commercial, National credit & SBA/Gov’t guaranteed	573	—	1,317	1,890

Total	$2,298	$170	$2,596	$5,064

	2024
	Interest Only Payment Extension	Payment Delay	Term Extension	Total Class of Financing Receivable
Real Estate: Multifamily	$—	$—	$5,788	$5,788
Real Estate: 1-4 Family / Construction	—	—	—	—
Commercial, National credit & SBA/Gov’t guaranteed	194	—	291	485

Total	$194	$—	$6,079	$6,273

The following tables describes the financial effect of the modifications made to borrowers experiencing financial difficulty of loans at December 31, 2025 and 2024 (Amounts in Thousands):

2025
Weighted - Average Term Extension (in years)
Real Estate: Multifamily	0.00
Real Estate: 1-4 Family / Construction	0.30
Commercial, National credit & SBA/Gov’t guaranteed	0.92

2024
Weighted - Average Term Extension (in years)
Real Estate: Multifamily	0.83
Real Estate: 1-4 Family / Construction	0.00
Commercial, National credit & SBA/Gov’t guaranteed	0.50

Upon Lincoln’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

The following table provides the amortized cost basis of loans that experienced a payment default during the period and were modified in the 12 months before default to borrowers experiencing financial difficulty at December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Interest Only Payment Extension	Payment Delay	Term Extension
Commercial, National credit & SBA/Gov’t guaranteed	$315	$—	$—

	$315	$—	$—

	2024
	Interest Only Payment Extension	Payment Delay	Term Extension
Commercial, National credit & SBA/Gov’t guaranteed	$—	$—	$291

	$—	$—	$291

Lincoln closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the performance of loans that have been modified in the last 12 months at December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Current	30-89 Days Past Due
Real Estate: Multifamily	$—	$—
Real Estate: 1-4 Family / Construction	3,174	—
Commercial, National credit & SBA/Gov’t guaranteed	1,575	315

	$4,749	$315

	2024
	Current	90+ Days Past Due
Real Estate: Multifamily	$5,788	$—
Real Estate: 1-4 Family / Construction	—	—
Commercial, National credit & SBA/Gov’t guaranteed	194	291

	$5,982	$291

Loans serviced for others include certain USDA and SBA commercial loans and other commercial loan participations, as well as certain consumer real estate loans. Loans sold and serviced for others totaled $174.1 million and $196.0 million at December 31, 2025 and 2024, respectively. These amounts are not included in the accompanying consolidated balance sheet.

In the course of conducting the bank activities of originating SBA loans and selling those loans in the secondary market, various representations and warranties are made to the purchasers of the SBA loans. Under the representations and warranties, failure by Lincoln to comply with the underwriting standards and eligibility requirements could result in Lincoln being required to repurchase the SBA loan or to reimburse the investor for losses incurred (i.e. make whole requests) if such failure cannot be cured by Lincoln within the specified period following discovery. During the years ended December 31, 2025, and 2024, no SBA loans were repurchased as a result of underwriting standard exceptions.

At December 31, 2025 and 2024, Lincoln had reserved $1,290,800 and $955,300, respectively, for probable losses from representation and warranty obligations. The reserve is included in other liabilities and is based on Lincoln’s repurchase and loss trends, and quantitative and qualitative factors that may result in anticipated losses different than historical loss trends, including loan vintage, underwriting characteristics and macroeconomic trends.

At December 31, 2025 and December 31, 2024, Lincoln had five consumer loans totaling $517,062 and one consumer real estate loan in the process of foreclosure for $39,778, respectively.

At December 31, 2025 and 2024, Lincoln had no 1-4 Family real estate properties in Other Real Estate.

The following table presents information regarding participation loans purchased and sold during the years ended December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Purchases	$—	$—	$—	$—	$—	$3,240	$—	$3,240
Sales	1,649	—	—	—	—	3,623	—	5,272

	2024
	Real Estate: Construction - Land	Real Estate: Multi-family	Real Estate: Commercial	Real Estate: 1-4 Family / Construction	Agricultural and Farmland	Commercial, National credit & SBA/Gov’t guaranteed	Loans to Individuals - Other	Total
Purchases	$—	$—	$—	$—	$—	$4,123	$—	$4,123
Sales	1,535	—	1,564	6,968	—	13,085	—	23,152

Note 4: Premises and Equipment and Leases

Major classifications of premises and equipment, stated at cost, are as follows (Amounts in Thousands):

	2025	2024
Land	$4,026	$4,026
Buildings and improvements	50,433	50,198
Furniture and equipment	18,290	17,922

	72,749	72,146
Less accumulated depreciation	33,077	30,820

Net premises and equipment	$39,672	$41,326

Included in occupancy and furniture, equipment and software expense is depreciation expense of $2.3 million and $2.5 million for the years ended December 31, 2025 and 2024.

Leases

Lincoln accounts for its operating leases in accordance with ASC 842, Leases, which requires lessees to record almost all leases on the balance sheet as a right-of-use (“ROU”) asset and lease liability. Lincoln accounts for lease and non-lease components in contracts in which Lincoln is a lessee as a single lease component and excludes leases having an original term of 12 months or less and no option to purchase the underlying asset.

Lincoln has a lease agreement in which it is the lessee, with lease terms exceeding twelve months, for IT equipment. Operating right-of-use assets are included in the other assets line of the consolidated balance sheet and operating lease liabilities are included in the other liabilities line of the consolidated balance sheet.

These amounts were determined based on the present value of remaining minimum lease payments, discounted using Lincoln’s incremental borrowing rate as of the date of adoption. The discount rate utilized was the Bankers Bank or FHLB Bank borrowing rate for the term corresponding to the expected term of the lease. As of December 31, 2025, the remaining expected lease terms range from 2.33 years to 6.50 years with a weighted average lease term of 5.68 years and a weighted-average discount rate of 4.15%. As of December 31, 2024, the remaining expected lease terms range from 0 years to 3.33 years, with a weighted average lease term of 3.33 years and a weighted-average discount rate of 4.04%.

	At or For the Year Ended December 31, 2025 (In Thousands)	At or For the Year Ended December 31, 2024 (In Thousands)
Consolidated Balance Sheet
Operating leases right of use asset	$649	$205
Operating leases liability	663	212
Consolidated Statement of Income (Loss)
Operating lease costs classified as occupancy and equipment expense (includes short-term lease costs and amortization of right of use asset)	$136	$78
Supplemental Cash Flow Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$109	$68

For the years ended December 31, 2025 and 2024, lease expense was $135,972 and $77,578, respectively. At December 31, 2025 future expected lease payments for leases with terms exceeding one year were as follows (Amounts in Thousands):

Future lease payments expected:
2026	148
2027	149
2028	112
2029	95
2030	96
Thereafter	148
Less interest portion of lease payments	(85)

Lease liability	$663

Note 5: Derivative Financial Instruments

In the normal course of business, Lincoln uses various derivative financial instruments to manage its interest rate risk and market risks in accommodating the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risks are recognized in current earnings.

Interest rate swap agreements are entered into to reduce the exposure to changes in the fair value of fixed-rate municipal securities in both individual fair value hedges and a portfolio fair value hedge.

The change in fair value of the interest rate swap agreement and the underlying municipal investment securities are recorded as gains or losses in interest income from non-taxable investment securities. The notional amounts of the municipal investment securities being hedged were $30.9 million at December 31, 2025 and 2024, respectively. Beginning in 2024, interest rate swaps with notional amounts of $100.0 million at December 31, 2025 and 2024, respectively, were designated as a fair value hedge of a layer of a closed portfolio of callable municipal investment securities.

As of December 31, 2025 and 2024, the following amounts were recorded on the balance sheet related to cumulative-basis adjustments for fair value hedges (Amounts in Thousands):

	Carrying amount of the hedged assets		Cumulative amount of fair value hedging adjustment included in the carrying amount of the hedged assets
	2025	2024	2025	2024
Line item in the consolidated balance sheet in which the hedged item is included
Securities available-for-sale (A)	$158,048	$158,179	$2,106	$4,975

(A)

For 2025 and 2024, the carrying amount of hedged assets includes the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the portfolio layer expected to be remaining at the end of the hedging relationship. The carrying amount of the portfolio layer designated as the hedged item was $127,128.

Cash Flow Hedges

As a strategy to manage the risks of increasing funding costs, Lincoln entered into multiple forward-starting interest rate swap agreements to effectively convert the repricing of the rollover of short-term debt into fixed rate debt. The short-term debt, in the form of FHLB advances or brokered certificates of deposit, will be renewed at each three-month interval through maturity at prevailing market rates. The underlying debt instruments have no credit, price or interest rate risk once renewed. The swap agreements provide for Lincoln to receive interest from the counterparty at compound Secured Overnight Funding Rate (SOFR) and to pay interest to the counterparty at a fixed rate of between 3.24% and 4.11% on notional amounts of $60.0 million and $90.0 million at December 31, 2025 and 2024, respectively. Under the agreement, Lincoln pays or receives the net interest amount quarterly, with the quarterly settlements included in interest expense.

Lincoln executed forward-starting interest rate swap transactions in October 2023 to effectively convert $30 million of variable rate debt to fixed rate debt with an effective date of October 2023 and an expiration date of October 2026. In January 2025, the bank exercised its option to unwind the swaps for a net termination loss of $257,000; and paid off the related hedged items. For accounting purposes, these swap transactions were designated as a cash flow hedge of changes in cash flows attributable to changes in SOFR, the benchmark interest rate being hedged, associated with the interest payments made on the amount of the Bank’s debt principal.

The change in fair value of the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

The following table presents the fair value of derivative instruments as of December 31, 2025 and 2024 (Amounts in Thousands):

	Fair Value	Balance Sheet Location
December 31, 2025
Interest rate swaps	$(893)	Other liabilities
Interest rate swaps	2,439	Other assets

	$1,546

	Fair Value	Balance Sheet Location
December 31, 2024
Interest rate swaps	$(387)	Other liabilities
Interest rate swaps	5,443	Other assets

	$5,056

The following tables presents the effect of derivative instruments on the statements of operations for the years ended December 31, 2025 and 2024 (Amounts in Thousands):

	Location and Amount of Gain (Loss) Recognized in Income on Fair Value and Cash Flow Hedging Relationships
	2025		2024
	Interest Income	Interest Expense	Interest Income	Interest Expense
Cash Flow Hedges - Interest rate swaps	$—	$323	$—	$1,062
Fair Value Hedges - Interest rate swaps	1,630	—	1,720	—

	$1,630	$323	$1,720	$1,062

The following table presents the effect of cash flow hedge accounting on the statements of comprehensive income (loss) (Amounts in Thousands):

	Amount of Gain (Loss) Recognized in AOCI
Cash Flow Hedges	2025	2024
Interest rate swaps	$(596)	$1,098

Note 6: Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024, were (Amounts in Thousands):

	2025	2024
Balance as of January 1	$18,805	$19,340
Sale of business unit	—	(535)

Balance as of December 31	$18,805	$18,805

Note 7: Deposits

The following tables presents the composition of our deposits for the years ended December 31, 2025 and 2024 (Amounts in Thousands):

	2025	2024
Noninterest bearing deposits	$245,236	$253,014
Interest bearing deposits	387,439	363,764
Money market deposits	104,583	116,686
Savings deposits	276,727	218,096
Brokered deposits	106,263	169,481
Time deposits of $250 and under	269,588	329,795
Time deposits over $250	117,235	130,854

	$1,507,071	$1,581,690

At December 31, 2025, the scheduled maturities of time deposits are as follows (Amounts in Thousands):

2026	453,570
2027	39,129
2028	218
2029	127
2030	42

$493,086

Note 8: Federal Home Loan Bank Advances and Federal Funds Lines

Advances from the Federal Home Loan Bank as of December 31, 2025 and 2024, bear interest and are due as follows (Amounts in Thousands):

	2025		2024
	Weighted Average Interest Rate at Year End	Balance Due	Weighted Average Interest Rate at Year End	Balance Due
Year ending December 31:
2025		$—	3.70%	$80,000
2026	4.05%	70,000		—

Total		$70,000		$80,000
Overnight borrowings		—	4.62%	9,510

Total FHLB advances		$70,000		$89,510

The Federal Home Loan Bank advances are secured by Federal Home Loan Bank stock, included in other investments on the consolidated balance sheet, totaling $4.5 million and $5.4 million as of December 31, 2025 and 2024, respectively. Additionally, qualifying consumer, commercial and agriculture mortgage loans of approximately $303.9 million and $342.1 million as of December 31, 2025 and 2024, respectively, are pledged as collateral on Federal Home Loan Bank advances. Advances, at interest rates from 3.82% to 4.30%, are subject to restrictions or penalties in the event of prepayment.

Federal Funds Lines: The Bank has unsecured federal funds lines totaling $30.0 million from multiple correspondent banking relationships. There were no borrowings from such lines at either December 31, 2025 or December 31, 2024.

Note 9: Accumulated Other Comprehensive Loss

The following table summarizes the balances of each component of accumulated other comprehensive income (loss) (AOCI), included in stockholders’ equity, at December 31, 2025 and 2024 (Amounts in Thousands):

	2025	2024
Net unrealized loss on available for sale securities	$(29,259)	$(34,132)
Net unrealized gain (loss) on derivatives used for cash flow hedges	(515)	81

Tax Effect	7,282	8,268

Net of Tax Amount	$(22,492)	$(25,783)

Amounts reclassified from AOCI and affected line items in the statement of operations during the years ended December 31, 2025 and 2024, were as follows (Amounts in Thousands):

	2025	2024		Affected line item in the Statements of Operations
Unrealized gain (loss) on available-for- sale securities	$—	$(1,320	) (A)	Net realized gains (losses) on sale of available-for-sale securities
Tax Effect	—	307		Provision for Income Taxes (expense) benefit

Total Reclassification out of OCI	$—	$(1,013)

(A)

Difference of $1.33 million compared to the Consolidated Statements of Comprehensive Income (Loss) stems from the sale of municipal securities, with related swap terminations in April 2024 as part of a portfolio restructure.

Note 10: Notes Payable

Notes payable as of December 31, 2025 and 2024, are as follows (Amounts in Thousands):

	2025	2024
Line of credit, bank, variable (WSJ Prime Rate) minus 0.25% with a floor of 4.50%, final principal and interest payment due April 1, 2026, collateralized by shares of Lincoln Savings Bank. (A) (B)	$14,500	$14,500

	$14,500	$14,500

(A)	The line of credit was paid off in January 2026.
(B)

Lincoln has a credit agreement with this note holder that contains various covenants. These covenants primarily consist of capital ratios and loan performance ratios. The line of credit of $15 million is due April 1, 2026.

Note 11: Junior Subordinated Debentures

Junior subordinated debentures are due to Lincoln Bancorp Capital Trust II, a 100%-owned, nonconsolidated subsidiary of Lincoln. The debentures were issued on June 21, 2007, in conjunction with the Trust’s issuance of 9,000,000 shares of Company Obligated Mandatorily Redeemable Preferred Securities. The debentures bear the same interest rate and terms as the preferred securities. The preferred securities provide for cumulative cash distributions calculated at a rate equal to the 3-month CME Term SOFR rate of interest, plus one hundred seventy (170) basis points (5.42481% at December 31, 2025). The maximum rate of interest payable will be no higher than that allowed by New York state law. Lincoln may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond September 15, 2037. At the end of the deferral period, all accumulated and unpaid distributions will be paid. The securities will be redeemed no later than September 15, 2037. Lincoln also has an optional redemption, after receiving the requisite approvals, to redeem the debentures in whole or in part, on or after the interest payment date in June 2012. The securities will be redeemed at par value. Holders of the securities have no voting rights, are unsecured and rank junior in priority of payments to all of Lincoln’s indebtedness and senior to Lincoln’s capital stock. The debentures are included on the balance sheets as liabilities; however, for regulatory purposes are allowed in the calculation of Tier 1 Capital as of December 31, 2025 and 2024, subject to certain limitations.

Note 12: Income Taxes

The provision for income taxes includes these components (Amounts in Thousands):

	2025	2024
Current income taxes	$173	$250
Deferred income taxes	(417)	(970)
Valuation Allowance	(221)	248

Income tax expense	$(465)	$(472)

For the years ended December 31, 2025 and 2024, federal and state income taxes paid were as follows (Amounts in Thousands):

	2025	2024
Federal	$—	20
State - Iowa	40	—

Total income taxes paid	$40	20

A reconciliation of income tax expense at the statutory rate to Lincoln’s actual income tax expense is shown below (Amounts in Thousands):

	2025	Percent	2024	Percent
Computed at the statutory rate (21%)	$(612)	20.9%	$(388)	20.8%
State income taxes, net	(154)	5.3%	74	(4.0)%
Change in valuation allowance	220	(7.6)%	(248)	13.3%
Nontaxable or nondeductible items:
Tax-exempt income	(995)	34.2%	(1,078)	57.8%
Interest expense limitation	1,695	(58.2)%	332	(17.8)%
Key person life insurance	(354)	12.2%	360	(19.3)%
Modified endowment penalty	—	0.0%	317	(17.0)%
Other nondeductible expense	16	(0.6)%	19	(1.0)%
Other, net	(281)	9.8%	140	(7.5)%

Income tax expense	$(465)	16.0%	$(472)	25.3%

The tax effects of temporary differences related to deferred taxes on the consolidated balance sheets were (Amounts in Thousands):

	2025	2024
Deferred tax assets
Allowance for credit losses	$4,310	$3,761
Deferred compensation	795	798
Loans held for sale	8	8
Other	1,746	542
Federal net operating loss	3,704	4,701
State net operating loss	1,018	709
Unrealized losses on available-for-sale securities	7,307	9,110
Premise and equipment	344	575

	19,232	20,204

Deferred tax liabilities
Prepaid expenses	232	274
Other	395	329
Deferred loan fees	629	682
Goodwill	2,869	2,869
Unrealized gains on equity securities	245	244
Unrealized gains on derivative transactions	360	1,178

	4,730	5,576
Less: Valuation allowance	(668)	(447)

Net deferred tax asset	$13,834	$14,181

Lincoln has evaluated the realizability of the deferred tax assets and considered both positive and negative assurance in assessing the likelihood of realization. The net deferred tax assets are expected to be utilized through future taxable earnings and tax planning strategies.

At December 31, 2025, Lincoln had a federal net operating loss (NOL) carryforward of approximately $17.6 million. This NOL carries forward indefinitely. At December 31, 2025, Lincoln had an Iowa NOL carryforward of approximately $27.4 million that can be carried forward in various amounts through 2045.

Note 13: Regulatory Matters

Lincoln and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Lincoln’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Lincoln and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, Lincoln and Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require Lincoln and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier I capital (as defined) to average assets (as defined) and of Common Equity Tier I capital (as defined) to risk-weighted assets. Management believes, as of December 31, 2025 and 2024, that Lincoln and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2025, the most recent notification from FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Lincoln’s and the Bank’s actual capital amounts and ratios are also presented in the table on the following page (Amounts in Thousands):

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025
Total Capital
(to Risk-Weighted Assets)
Consolidated	$166,166	12.41%	$107,115	8.00%	N/A	N/A
Lincoln Savings Bank	177,161	13.32%	106,380	8.00%	132,975	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$149,529	11.17%	$80,336	6.00%	N/A	N/A
Lincoln Savings Bank	160,524	12.07%	79,785	6.00%	106,380	8.00%
Tier I Capital
(to Total Adjusted Assets)
Consolidated	$149,529	8.34%	$71,726	4.00%	N/A	N/A
Lincoln Savings Bank	160,524	9.00%	71,270	4.00%	89,088	5.00%
Common Equity Tier I Capital (CET1)
(to Risk-Weighted Assets)
Consolidated	$140,529	10.50%	$60,252	4.50%	N/A	N/A
Lincoln Savings Bank	160,524	12.07%	59,839	4.50%	86,434	6.50%
As of December 31, 2024
Total Capital
(to Risk-Weighted Assets)
Consolidated	$166,882	10.87%	$122,864	8.00%	N/A	N/A
Lincoln Savings Bank	176,370	11.59%	121,688	8.00%	152,110	10.00%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$151,917	9.89%	$92,148	6.00%	N/A	N/A
Lincoln Savings Bank	161,405	10.61%	91,266	6.00%	121,688	8.00%
Tier I Capital
(to Total Adjusted Assets)
Consolidated	$151,917	8.14%	$74,691	4.00%	N/A	N/A
Lincoln Savings Bank	161,405	8.69%	74,292	4.00%	92,866	5.00%
Common Equity Tier I Capital (CET1)
(to Risk-Weighted Assets)
Consolidated	$142,917	9.31%	$69,111	4.50%	N/A	N/A
Lincoln Savings Bank	161,405	10.61%	68,450	4.50%	98,872	6.50%

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at December 31, 2025 and 2024. The net unrealized gain or loss on available-for-sale securities and derivatives is not included in computing regulatory capital.

Lincoln and Bank are subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Lincoln has adopted a resolution not to pay dividends, incur debt or repurchase or redeem stock without prior regulatory approval.

Note 14: Related Party Transactions

At December 31, 2025 and 2024, the Bank had loans outstanding to principal officers and directors and their affiliates in the amount of $7.3 million and $13.1 million, respectively. During the years ended December 31, 2025 and 2024, respectively, total principal additions were $414,000 and $12.4 million and total principal payments were $6.2 million and $3.8 million.

Deposits from principal officers and directors and their affiliates held by the Bank at December 31, 2025 and 2024, totaled $25.7 million and $14.7 million, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 15: Employee Benefit Plans

Employee Stock Ownership Plan (ESOP)

Lincoln has an employee stock ownership plan (the “Plan”) and a related trust to provide retirement benefits to its employees.

In 2014, the Plan borrowed $874,198 from Lincoln to purchase shares of Lincoln Bancorp stock from terminated participants. This loan matured and was paid off on June 29, 2024.

In 2014, the Plan borrowed $921,132 from Lincoln to pay off notes to a commercial bank. This loan matured and was paid off on December 30, 2024.

In 2014, the Plan borrowed $600,000 from Lincoln to purchase shares of Lincoln Bancorp stock. This loan matures December 30, 2044 and bears an interest rate of 3.25%. The loan was collateralized by 44,094.75 shares of Lincoln Bancorp stock. The loan balance at December 31, 2025 and 2024, was $443,600 and $460,229, respectively.

In 2015, the Plan borrowed $2,500,000 from Lincoln to purchase shares of Lincoln Bancorp Preferred C stock. This loan matured and was paid off on July 15, 2025 and bore interest at a rate of 3.25%. The loan was collateralized initially by 2,500 shares of Lincoln Bancorp Preferred C stock, which were converted to 159,574 shares of Lincoln Bancorp common stock on July 20, 2020. The loan balance at December 31, 2024, was $287,682.

In 2016, the Plan borrowed $336,802 from Lincoln to purchase shares of Lincoln Bancorp stock from terminated participants. This loan matures October 21, 2026 and bears an interest rate of 3.50%. The loan was collateralized by 22,972.77 shares of Lincoln Bancorp stock. The loan balance at December 31, 2025 and 2024, was $39,202 and $77,060, respectively.

In 2018, the Plan borrowed $4,000,035 from Lincoln to purchase shares of Lincoln Bancorp Common A stock. This loan matures July 24, 2028 and bears an interest rate of 4.15%. The loan was collateralized by 219,180 shares of Lincoln Bancorp Common A stock. The loan balance at December 31, 2025 and 2024 was $1,269,250 and $1,696,215, respectively.

Lincoln makes annual contributions to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP. Dividends received by the ESOP are used for debt service to the extent allowed under any applicable law. Company contributions to the Plan are allocated based on the participant compensation in relation to total compensation for all participants. Forfeited balances of terminated participants’ non-vested account balance may be used to reinstate previously forfeited account balances of former participants, satisfy any contribution that may be required or pay any administrative expenses of the Plan, with any remaining forfeitures allocated among the participant accounts in a similar manner as employer contributions. The Plan follows a vesting schedule, with participants being fully vested in their account balance after six years. The Bank contributed $962,000 and $1,054,750 to the trust for the years ended December 31, 2025 and 2024, respectively.

In the event a terminated plan participant desires to sell his or her shares of Lincoln’s stock or for certain employees who elect to diversify their account balances, Lincoln may be required to purchase the shares from the participant at their fair market value. During the years ended December 31, 2025 and 2024, Lincoln purchased 77,231 and 57,756 shares from Plan participants, respectively. The fair value of ESOP shares is based on an independent annual appraisal. This contingent repurchase liability totaled approximately $11.0 million and $12.9 million at December 31, 2025 and 2024, respectively.

Shares of common stock held by the ESOP at December 31, 2025 and 2024 are as follows:

	2025	2024
Allocated shares	876,893	903,133
Shares released for allocation	41,642	51,534
Unreleased (unearned) shares	90,498	132,141

Ending ESOP common shares	1,009,033	1,086,808

Approximate fair value of unreleased (unearned) common shares	$1,118,555	$1,926,617

Supplemental Income & Deferred Compensation Agreements

The Bank and Lincoln have also entered into supplemental income and deferred compensation agreements with some of its directors and key executives, which provide for an annual retirement benefit commencing at age 65. The present value of the estimated liability under the agreements is being accrued over the years required to attain full eligibility as provided in the contract and is included in accrued expenses and other liabilities. At December 31, 2025 and 2024, $3,751,407 and $3,792,711, respectively, has been accrued and included in other liabilities under these agreements. Expense attributable to these agreements totaled $1,101,876 and $1,197,356 for the years ended December 31, 2025 and 2024, respectively. Payments totaled $988,681 and $1,190,911 for the years ended December 31, 2025 and 2024, respectively.

Equity Plans

On April 5, 2019, Lincoln’s stockholders voted to approve the Lincoln Bancorp 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of up to 400,000 shares of Common Stock under equity awards including stock options, stock awards, restricted stock, stock appreciation rights, performance units, or other equity-based awards payable in cash or stock to key employees and directors of Lincoln and the Bank.

During the years ended December 31, 2025 and 2024, 7,764 and 6,582 restricted stock units (RSUs), respectively, were granted to directors. During 2025, RSU’s were issued to employees with a maximum of 79,000 RSUs to be granted to key employees under the 2019 Plan, while in 2024, the maximum RSU’s to be issued under this same plan was 140,166. The director RSUs were immediately vested and expense of $95,963 and $95,965 ($12.36 and $14.58 per share equal to the fair value of awards on the grant date) was recognized for 2025 and 2024, respectively. In addition, during 2024, 10,000 shares were granted and immediately vested to a director and additional expense of $145,800 was recognized.

The awards to the key employees represent annual tranches that vest over two years for each tranche. Employee awards are subject to both service and performance thresholds requirements. There are two possible levels of awards for key employees RSUs: “target” and “maximum”. Performance thresholds include return on asset measurements and certain subjective measurements determined by Lincoln’s compensation committee. The grant date for each tranche is established when all significant terms have been established and subjective measurements by Lincoln’s compensation committee have been completed. As of December 31, 2025, Lincoln recognized $81,600 in compensation expense for the vesting of 12,500 shares of the 2024 RSU tranche, as well as an estimate of $312,324 in compensation expense for the vesting of the 2025 RSU tranche. As of December 31, 2024, Lincoln recognized $326,584 in compensation expense for the vesting of 23,333 shares of the 2023 RSU tranche, as well as an estimate of $72,900 in compensation expense for the vesting of the 2024 RSU tranche. The estimated compensation expense will be adjusted if necessary to equal fair value once an independent appraisal is completed in 2026. Management does not expect a significant adjustment will be necessary.

Due to the fact that the measurements cannot be determined at the time of the grant, Lincoln estimated that the most likely outcome is the achievement of the target level. If during the performance periods, additional information becomes available to lead Lincoln to believe a different level will be achieved for each performance period, Lincoln will reassess the number of RSUs that will vest for the grant and adjust its compensation expense accordingly on a prospective basis. As of December 31, 2025, and 2024, there were $664,116 and $343,000, respectively, of estimated unrecognized compensation expense related to nonvested RSU target shares, which will be recognized over the remaining vesting periods.

401(k) Profit Sharing Plan

Lincoln has a 401(k) profit sharing plan covering substantially all employees. Employees may contribute a percentage of their compensation up to the maximum allowable by the IRS. Employer profit-sharing contributions and company matching contributions are discretionary as determined by Lincoln’s Board of Directors. Employer contributions charged to expense for 2025 and 2024 were $227,000 and $294,000, respectively.

Note 16: Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2025 and 2024 (Amounts in Thousands):

		2025
		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Asset-backed securities	$2,405	$—	$2,405	$—
Collateralized mortgage obligations	99,360	—	99,360	—
Government-sponsored mortgage-backed securities	45,021	—	45,021	—
State and political subdivisions	146,012	—	146,012	—
U.S. Treasuries	14,239	14,239	—	—
Collateralized debt obligations	22,872	—	22,872	—
Farmer Mac stock	281	281	—	—
Interest rate swap asset	2,439	—	2,439	—
Interest rate swap liability	(893)	—	(893)	—

		2024
		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Collateralized mortgage obligations	$55,632	$—	$55,632	$—
Government-sponsored mortgage-backed securities	48,079	—	48,079	—
State and political subdivisions	143,606	—	143,606	—
U.S. Treasuries	13,561	13,561	—	—
U.S. government agencies	2,968	—	2,968	—
Collateralized debt obligations	1,500	—	1,500	—
Farmer Mac stock	307	307	—	—
Interest rate swap asset	5,443	—	5,443	—
Interest rate swap liability	(387)	—	(387)	—

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2025. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Available-for-Sale Securities and Farmer Mac Stock

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Interest Rate Swap Agreements

The fair value is estimated using forward-looking interest rate curves and is calculated using discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2025 and 2024 (Amounts in Thousands):

		2025
		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Collateral dependent loans	$4,602	$—	$—	$4,602
Individually evaluated loans	20,062	—	—	20,062
Equity securities - without readily determinable value	1,072	—	1,072	—
Other real estate	9,966	—	—	9,966

		2024
		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Collateral dependent loans	$10,825	$—	$—	$10,825
Individually evaluated loans	26,538	—	—	26,358
Equity securities - without readily determinable value	1,021	—	1,021	—
Other real estate	5,858	—	—	5,858

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheet, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-Dependent Loans, Net of Allowance for Credit Losses

The estimated fair value of collateral-dependent loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent loans are classified within Level 3 of the fair value hierarchy.

Lincoln considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results. The range of inputs used in the valuation was between 25% and 100%.

Individually Evaluated Loans, Net of Allowance for Credit Losses

The estimated fair value of the individually evaluated loans is based upon a discounted cash flow analysis, with related inputs, Individually evaluated loans are classified within Level 3 of the fair value hierarchy.

Under the discounted cash flows analysis, the fair value is determined based upon the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Expected cash flows are discounted at the effective interest rate of the asset. The effective interest rate used to discount cash flows is the contractual interest rate adjusted for net deferred fees or costs, premium, or discount existing at the origination or acquisition of the asset. The effective interest rate represents management’s expected yield over the contractual life of the asset upon its origination or acquisition. If the financial asset’s contractual interest rate varies based on subsequent changes in an independent factor, that financial asset’s effective interest rate shall be calculated based on the factor as it changes over the life of the financial asset. The range of inputs used in the valuation was between 0% and 100%.

Equity Securities

Equity securities without a readily determinable fair value are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes for the identical or a similar investment.

Other Real Estate

Other real estate (ORE) is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value of ORE is based on appraisals or evaluations. ORE is classified within Level 3 of the fair value hierarchy.

Appraisals of ORE are obtained when deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The inputs used in the valuation were 7%.

Fair Value of Financial Instruments

The following table presents estimated fair values of Lincoln’s financial instruments at December 31, 2025 and 2024 (Amounts in Thousands):

	2025
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and due from banks	$61,730	$61,730	$61,730	$—	$—
Federal funds sold	72,546	72,546	72,546	—	—
Available-for-sale debt securities	329,909	329,909	14,239	315,670	—
Other investments	7,657	7,657	281	7,376	—
Loans held for sale	605	605	—	605	—
Loans, net of allowance for losses	1,148,171	1,120,820	—	—	1,120,820
Accrued interest receivable	10,478	10,478	—	10,478	—
Financial Liabilities
Deposits	1,507,071	1,507,972	1,013,984	493,988	—
Federal Home Loan Bank advances	70,000	70,055	—	70,055	—
Notes payable	14,500	14,500	—	14,500	—
Junior subordinated debentures	9,279	9,279	—	9,279	—
Accrued interest payable	2,533	2,533	—	2,533	—
Off-balance sheet instruments
Loan commitments	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

	2024
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and due from banks	$16,933	$16,933	$16,933	$—	$—
Federal funds sold	1,129	1,129	1,129	—	—
Available-for-sale debt securities	265,346	265,346	13,561	251,785	—
Other investments	8,232	8,232	307	7,925	—
Loans held for sale	900	900	—	900	—
Loans, net of allowance for losses	1,398,227	1,355,279	—	—	1,355,279
Accrued interest receivable	11,311	11,311	—	11,311	—
Financial Liabilities
Deposits	1,581,690	1,581,524	951,560	629,964	—
Federal Home Loan Bank advances	89,510	89,392	—	89,392	—
Notes payable	14,500	14,500	—	14,500	—
Junior subordinated debentures	9,279	9,279	—	9,279	—
Accrued interest payable	3,396	3,396	—	3,396	—
Off-balance sheet instruments
Loan commitments	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Due from Banks, Federal Funds Sold and Other Investments

The carrying amount approximates fair value.

Loans Held for Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale. The carrying amount is the amount funded and accrued interest.

Loans

The fair value of loans is estimated on an exit price basis incorporating contractual cash flow, prepayments, discount spreads, credit loss and liquidity premiums.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities. The estimated fair value of demand, NOW, savings and money market deposits are the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Federal Home Loan Bank Advances, Notes Payable and Junior Subordinated Debentures

Fair value for the Federal Home Loan Bank advances is estimated by discounting the future cash flows using rates of similar advances with similar maturities. The carrying amount for Notes Payable and Junior Subordinated Debentures approximates fair value.

Commitments to Originate Loans and Letters of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair values of letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair values of commitments to originate loans and letters of credit is not presented because the amounts are not deemed significant.

Note 17: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for credit losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

General Litigation

Lincoln is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of Lincoln.

Note 18: Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2025 and 2024, Lincoln had outstanding commitments to originate loans aggregating $135,000 and $1.40 million, respectively.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding standby letters of credit amounting to $4.60 million and $4.40 million, at December 31, 2025 and 2024, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2025 and 2024, the Bank had granted unused lines of credit to borrowers aggregating $259.58 million and $211.68 million, respectively, for commercial lines-of-credit, revolving credit lines and overdraft protection agreements.

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area. A significant portion of the Bank’s loan portfolio consists of loans to finance the construction and development of real estate, companies involved in agribusiness and loans to farmers. The Bank’s lending policies for agriculture and nonagricultural customers require loans that are well collateralized and supported by cash flows. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the loan portfolio as a whole. The amount of collateral obtained on loans made by the Bank is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, crops, equipment, livestock, real estate and other income-producing properties.

The nature of the Bank’s business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. In the opinion of management, no material risk of loss exists due to the institution’s financial condition and the fact they are well capitalized.

Note 19: Operating Segments

Lincoln’s activities are considered to be one operating segment. This determination was based upon factors such as Lincoln’s organizational structure, the reporting package provided to Lincoln’s chief operating decision maker (“CODM”), methodology for allocation of resources, and the level at which budgets are reviewed and approved by the CODM. Lincoln is engaged in many areas of commercial banking, operates an embedded finance division that partners with several corporate Fintech clients, and provides services to customers through the Bank’s trust department. These services are offered to individuals, businesses, governmental units and institutional customers in various Iowa communities, described further in Note 1.

The accounting policies of the reportable segment are the same as those described in Note 1.

Lincoln’s chief executive officer is the CODM. The CODM assesses performance for the reportable segment and decides how to allocate resources based on net income (loss) that is reported in the consolidated statements of operations. The CODM uses net income (loss) to evaluate income (loss) generated from the segment assets (return on assets) to make decisions about allocating capital, such as to the business or to pay dividends. Additionally, net income (loss) is used by the CODM to monitor budget versus actual results monthly.

The following table summarizes segment revenue, segment profit or loss and significant segment expenses for the years ended December 31, 2025 and 2024.

	2025	2024
Interest income	$90,927	$94,724
Interest expense	46,524	54,822

Net interest income	44,403	39,902
Noninterest income	12,944	24,817

Total revenue	57,347	64,719
Less:
Salaries and employee benefits	29,584	34,244
Occupancy (1)	4,086	4,204
Furniture, equipment and software expense (1)	7,020	7,578
Provision for credit losses	3,501	5,378
Credit for income taxes	(465)	(472)
Other noninterest expense (2)	16,069	15,182

Net loss	$(2,448)	$(1,395)

(1)	Included in occupancy and furniture, equipment and software expense is depreciation expense of $2.3 million and $2.5 million for the years ended December 31, 2025 and 2024.
(2)	Other segment items included in segment net loss includes net losses on sales of other real estate and real estate expense and other noninterest expense.

Note 20: Parent Company Only Condensed Financial Statements

The following are condensed balance sheets of Lincoln Bancorp as of December 31, 2025 and December 31, 2024 (parent company only):

	2025	2024
Assets
Cash	$2,379	$3,501
Investment in Lincoln Savings Bank	154,882	151,828
Investment in Lincoln Bancorp Capital Trust II	280	280
Other assets	8,909	8,150

Total assets	$166,450	$163,759

Liabilities and Stockholders’ Equity
Junior subordinated debentures	$9,279	$9,279
Notes payable	14,500	14,500
Accrued expenses and other liabilities	4,857	3,122

Total liabilities	28,636	26,901
Total stockholders’ equity	137,814	136,858

Total liabilities and stockholders’ equity	$166,450	$163,759

The following are condensed statements of operations of Lincoln Bancorp for the years ended December 31, 2025 and December 31, 2024 (parent company only):

	2025	2024
Income
Dividend income from Lincoln Savings Bank	$—	$3,497
Dividend income from Lincoln Bancorp Capital Trust II	17	20
Interest and other income	80	121

Total operating income	97	3,638
Expense
Interest expense	1,608	1,838
Other expenses	921	803

Total operating expenses	2,529	2,641

(Loss) earnings before income taxes and equity in undistributed loss of subsidiaries	(2,432)	997
Equity in undistributed loss of subsidiaries	(545)	(3,335)
Credit for income taxes	(529)	(943)

Net loss	$(2,448)	$(1,395)

The following are condensed statements of cash flows of Lincoln Bancorp for the years ended December 31, 2025 and December 31, 2024 (parent company only):

	2025	2024
Operating Activities
Net loss	$(2,448)	$(1,395)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Equity in undistributed loss of subsidiaries	545	3,335
Deferred income taxes	(161)	(244)
Stock based compensation	308	—
ESOP shares earned	514	752
Stock based compensation expense from share issuance	251	582
Net change in other assets and liabilities	1,166	(1,140)

Net cash (used in) provided by operating activities	$175	$1,890
Investing Activities
Purchase of other investments	$(337)	$(264)

Net cash used in investing activities	$(337)	$(264)
Financing Activities
Proceeds from sale of treasury stock	$—	$842
Purchase of treasury stock	(960)	(958)

Net cash used in financing activities	$(960)	$(116)

(Decrease) increase in cash and cash equivalents	$(1,122)	$1,510
Cash and cash equivalents, beginning of year	3,501	1,991
Cash and cash equivalents, end of year	$2,379	$3,501

Note 21: Other Noninterest Income and Other Noninterest Expense

The following table presents additional disaggregation of the other noninterest income and other noninterest expense for the years ended December 31, 2025 and 2024:

	2025	2024
Other Noninterest Income
Card revenue	$2,406	$2,350
Bank-owned life insurance	1,582	1,364
Loss contingency	—	2,685
Insurance proceeds	1,015	—
Other	3,043	3,082

Total	$8,046	$9,481
Other Noninterest Expense
FDIC assessment	$2,827	$1,783
Legal and professional	1,755	4,474
Other	9,613	8,782

	$14,195	$15,039

Note 22: Subsequent Events

On January 15, 2026, Lincoln Bancorp completed an offering of $33.5 million in aggregate principal amount of its 9.00% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”) pursuant to Subordinated Note Purchase Agreements (collectively, the “Note Purchase Agreement”) with certain qualified institutional buyers and institutional accredited investors (the “Purchasers”). The Notes were offered and sold by Lincoln in a private placement transaction in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder. Lincoln intends to use the net proceeds from the offering for general corporate purposes, including enhancing regulatory capital and repayment of indebtedness.

Lincoln implemented balance sheet repositioning strategies, executed in January 2026, which resulted in a loss on sale of securities. Lincoln sold $176.6 million in available-for-sale securities recognizing a loss totaling $15.7 million.

Subsequent events have been evaluated through May 14, 2026 which is the date the financial statements were issued.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.

AND

LINCOLN BANCORP

DATED AS OF SEPTEMBER 2, 2026

(continued)

(continued)

(continued)

(continued)

EXHIBITS

SCHEDULES

Lincoln Confidential Schedules

EQBK Confidential Schedules

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of September 2, 2026, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), a to be formed merger subsidiary (“Merger Sub”), an Iowa corporation and wholly-owned subsidiary of EQBK, and Lincoln Bancorp (“Lincoln”), an Iowa corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state-chartered bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Lincoln owns all of the common stock of Lincoln Savings Bank, an Iowa state-chartered bank with its principal office in Reinbeck, Iowa (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Lincoln (the “Lincoln Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which EQBK will, on the terms and subject to the conditions set forth in this Agreement, acquire Lincoln for a combination of cash and stock in accordance with the terms of this Agreement, through the merger of Merger Sub with and into Lincoln (the “Merger”), with Lincoln surviving as a wholly-owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with and an integral part of, the Merger, EQBK will cause Lincoln to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of Lincoln have each entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby such shareholders of Lincoln have agreed to vote the shares of Class A common stock, par value $0.01 per share, of Lincoln (“Lincoln Class A Stock”) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, each of the directors of Lincoln have entered into Director Support Agreements in the form attached hereto as Exhibit B (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, it is intended that the Integrated Mergers together will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into Lincoln. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Lincoln in accordance with Section 1102 of the Iowa Business Corporation Act (the “IBCA”). Lincoln will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the IBCA. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the IBCA. The name of the Surviving Corporation will be “Lincoln Bancorp.”

Section 1.03 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Lincoln, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, Lincoln or any holder of record of the following securities:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock” and together with the EQBK Class A Stock, the “EQBK Stock”) issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of (i) Lincoln Class A Stock, and (ii) Class B common stock, par value $0.01 per share, of Lincoln (the “Lincoln Class B Stock” and together with the Lincoln Class A Stock, the “Lincoln Stock”) issued and outstanding immediately prior to the Effective Time, except for the Canceled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest at the election of the holder thereof and in accordance with Section 1.08 and subject to Section 1.07, the following (such per share amount described in clause (i), (ii) and (iii) of this Section 1.05(b), the “Per Share Merger Consideration”):

(i) for each share of Lincoln Stock with respect to which an election to receive EQBK Class A Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.08 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of the EQBK Class A Stock equal to the Per Share Stock Amount;

(ii) for each share of Lincoln Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.08 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Amount; or

(iii) for each share of Lincoln Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 1.08 (collectively, the “Non-Election Shares”), the right to receive such Per Share Stock Amount or Per Share Cash Amount as is determined in accordance with Section 1.08.

(c) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Adjusted Value Per Share” means an amount, rounded to the nearest cent, equal to the quotient of (A) the Merger Consideration, divided by (B) the sum of (x) number of the shares of Lincoln Stock and (y) number of the Lincoln RSUs, in each case, outstanding immediately prior to the Effective Time, except for the Canceled Shares.

(ii) “Agreed EQBK Stock Price” means $48.49.

(iii) “Merger Consideration” means the sum of the Total Stock Amount and the Total Cash Amount.

(iv) “Per Share Cash Amount” means an amount of cash equal to the Adjusted Value Per Share.

(v) “Per Share Stock Amount” means a number of shares of EQBK Class A Stock equal to the quotient of (A) the Adjusted Value Per Share, divided by (B) Agreed EQBK Stock Price.

(vi) “Total Cash Amount” means up to $29,455,513, subject to adjustment in accordance with Section 1.06(a) and Section 1.07(c); provided that the Total Cash Amount shall be increased by $750,000 in the event that the Complete Exit occurs on or before the earlier of (A) ten (10) Business Days prior to the Closing Date or (B) December 31, 2026.

(vii) “Total Common Stock Cash Amount” means (a) the Total Cash Amount, minus (b) the RSU Cash Amount.

(viii) “RSU Cash Amount” means the product of (a) the number of the Lincoln RSUs outstanding immediately prior to the Effective Time, multiplied by (b) the Adjusted Value Per Share.

(ix) “Total Stock Amount” means an amount equal to $91,727,028, subject to adjustment in accordance with Section 1.06(a).

(d) At the Effective Time, each share of Lincoln Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Lincoln Stock shall thereafter cease to have any rights with respect to such shares of Lincoln Stock, except the right to receive the Per Share Merger Consideration for such shares and any dividends payable pursuant to Section 1.09(e).

(e) Any shares of Lincoln Stock that are owned immediately prior to the Effective Time by Lincoln (including treasury stock and the Repurchased ESOP Shares), EQBK or their respective Subsidiaries (other than (i) shares of Lincoln Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, (ii) shares held by the ESOP, and (iii) shares of Lincoln Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Canceled Shares”).

(f) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of Lincoln Stock entitled to a fractional share, upon surrender of such shares of Lincoln Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.08, rounded to the nearest cent, determined by multiplying the fractional share by the closing price of EQBK Class A Stock as of the Calculation Date.

(g) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Agreed EQBK Stock Price shall be appropriately and proportionately adjusted so that each holder of Lincoln Stock shall be entitled to receive the Per Share Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(h) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06 Calculation of Consideration.

(a) If any of the following events occurs, then the Total Cash Amount and Total Stock Amount shall, in each case, be reduced as provided below:

(i) if the Adjusted Equity, as calculated in accordance with Section 1.06(b)(ii), is less than $115,552,000, then the Total Cash Amount and Total Stock Amount shall, in the aggregate, be reduced by an amount equal to the difference of (A) $115,552,000, minus (B) Adjusted Equity, with such reduction allocated 77.5% to the Total Stock Amount and 22.5% to the Total Cash Amount;

(ii) if the Lincoln Actual Merger Costs, as calculated in accordance with Section 1.06(b)(v), are greater than $15,200,000, then the Total Cash Amount and Total Stock Amount shall, in the aggregate, be reduced by an amount equal to the difference of (A) Lincoln Actual Merger Costs, minus (B) $15,200,000, net of the Tax benefit attributable to such excess amount to the extent Tax deductible (determined using the Assumed Tax Rate), with such reduction allocated 77.5% to the Total Stock Amount and 22.5% to the Total Cash Amount; or

(iii) if the Actual Credit Costs, as calculated in accordance with Section 1.06(b)(i), are greater than $0, then the Total Cash Amount and Total Stock Amount shall, in the aggregate, be reduced by an amount equal to the Actual Credit Costs, net of the Tax benefit attributable to such excess amount to the extent Tax deductible (determined using the Assumed Tax Rate), with such reduction allocated 77.5% to the Total Stock Amount and 22.5% to the Total Cash Amount.

For the avoidance of doubt, (x) the Total Cash Amount and Total Stock Amount may be reduced pursuant to any or all of Section 1.06(a)(i), Section 1.06(a)(ii), and Section 1.06(a)(iii), and (y) the calculations of Adjusted Equity, Lincoln Actual Merger Costs, and Actual Credit Costs contemplated by this Section 1.06 shall be calculated in accordance with EQBK Confidential Schedule 1.06(a).

(b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Actual Credit Costs” means the aggregate total for the loans set forth on Lincoln Confidential Schedule 1.06(b)(i) (the “Scheduled Loans”) of the greater of (1) the agreed credit mark for each Scheduled Loan set forth on Lincoln Confidential Schedule 1.06(b)(i), or (2) the amount that GAAP would require that such Scheduled Loan be provisioned, written down or charged-off; provided, that (A) the amount for any Scheduled Loan that has been repaid in full shall be $0, and (B) unless GAAP would require a larger provision, write down or charge-off (in which case the GAAP amount shall apply), the agreed credit mark applicable to a Scheduled Loan that the principal amount held by Lincoln and its Subsidiaries has been reduced from the amount set forth on Lincoln Confidential Schedule 1.06(b)(i), shall be equal to the product of (x) agreed credit mark set forth on Lincoln Confidential Schedule 1.06(b)(i), multiplied by (y) a fraction the numerator of which is the outstanding principal balance of such Scheduled Loan as of the Calculation Date and the denominator of which is the principal balance of such Scheduled Loan set forth on Lincoln Confidential Schedule 1.06(b)(i).

(ii) “Adjusted Equity” means Lincoln Equity adjusted such that it excludes (1) Lincoln Actual Merger Costs, and (2) Actual Credit Costs to the extent that they are reflected in the Lincoln Equity as of the Calculation Date.

(iii) “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(iv) “Lincoln Equity” means the sum of Lincoln’s capital (including accumulated other comprehensive income or loss), surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

(v) “Lincoln Actual Merger Costs” means (1) the cost of terminating and liquidating any employment related agreements and obligations (including, without limitation, any non-competition, employment or severance agreements, the deferred compensation plan or arrangements, phantom stock agreements, equity based plans and the ESOP), including, without limitation, the employer’s share of any applicable payroll or employment taxes arising from any amounts payable in connection with the termination and liquidation of such agreements and obligations, which for the avoidance of doubt, shall not include the any payments made pursuant to Section 1.13; (2) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Lincoln in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (3) the payments owed by Lincoln to those employees and in such amounts listed on Lincoln Confidential Schedule 1.06(b)(v), including, without limitation, any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on Lincoln Confidential Schedule 1.06(b)(v) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount), and the employer’s share of any applicable payroll or employment taxes arising in connection with such payments; (4) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Company Benefit Plan; (5) any federal or state income Tax obligations, franchise Tax obligations or property Tax obligations incurred prior to the Effective Time; (6) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Lincoln in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (7) a mutually agreeable estimate of the cost of preparing the federal and state Tax Returns of Lincoln for the period from January 1, 2026 through the Closing Date; (8) any amounts required to be added to Lincoln’s allowance for loan losses to comply with Section 5.04(k); (9) any dividends (whether paid or declared) by Lincoln shall have been recorded by Lincoln as a reduction of Adjusted Equity; and (10) any other amounts mutually agreed upon in writing by EQBK and Lincoln. The Lincoln Actual Merger Costs shall be calculated without duplication and on a pre-tax basis. For the avoidance of doubt, Lincoln shall pay or fully accrue all Lincoln Actual Merger Costs as of the Calculation Date, including mutually agreeable estimates of all Lincoln Actual Merger Costs to be paid after the Calculation Date, and all Lincoln’s accrued Tax liabilities and expenses as of the Calculation Date shall be calculated for purposes of the Adjusted Equity after payment or accrual of all such Lincoln Actual Merger Costs.

Section 1.07 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Lincoln Stock to be entitled to receive the Per Share Cash Amount pursuant to Section 1.05(b) shall be equal to the quotient of (i) the Total Common Stock Cash Amount, as adjusted, divided by (ii) the Per Share Cash Amount (such quotient, the “Max Cash Shares Number”). All other shares of Lincoln Stock outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive the Per Share Stock Amount.

(b) Promptly (and in any event no later than ten (10) Business Days) after the Effective Time, EQBK shall cause an exchange agent appointed by EQBK to act as the exchange agent hereunder (the “Exchange Agent”), to effect the allocation among holders of Lincoln Stock of rights to receive the Per Share Cash Amount and the Per Share Stock Amount as follows:

(i) If the aggregate number of shares of Lincoln Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Max Cash Shares Number (a “Cash Over Subscription”), then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Stock Amount, and Cash Election Shares of each holder thereof will be converted into the right to receive the Per Share Cash Amount in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Max Cash Shares Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 1.07(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Stock Amount; and

(ii) If the Cash Election Number is less than the Max Cash Shares Number (the amount by which the Max Cash Shares Number exceeds the Cash Election Number being referred to herein as the “Cash Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Amount and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Cash Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Amount, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Amount in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.07(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Stock Amount; or

(B) If the Cash Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Cash Amount, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Amount in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Cash Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.07(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Stock Amount.

(c) In the event of a Cash Over Subscription, then EQBK may, in its sole and absolute discretion and without any obligation to do so, elect to increase the cash component of the Merger Consideration by proportionately increasing the Total Cash Amount and reducing the Total Stock Amount so that the Max Cash Shares Number is increased; provided that (i) such action shall not change the Adjusted Value Per Share, (ii) the decrease in the Total Stock Amount shall be measured using the Agreed EQBK Stock Price, and (iii) such additional cash amount shall (A) not prevent or impede the Merger from qualifying as a reorganization as described in Section 368(a) of the Code, as reasonably determined by counsel responsible for delivering the opinions described in Section 7.10 and Section 8.14 and (B) be limited to a maximum amount that results in the Max Cash Shares Number being equal to the number of Cash Election Shares.

Section 1.08 Election Procedures. Each holder of record shares of Lincoln Stock to be converted into the right to receive the Per Share Merger Consideration in accordance with, and subject to, Section 1.05 and Section 1.07 (a “Holder”) shall have the right, subject to the limitations set forth in this ARTICLE I, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 1.08 (herein called an “Election”) (i) the number of shares of Lincoln Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Lincoln Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) EQBK shall prepare a form reasonably acceptable to Lincoln, including appropriate and customary transmittal materials in such form as prepared by EQBK and reasonably acceptable to Lincoln (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c) EQBK (i) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of the Business Day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any certificates representing shares of Lincoln Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Lincoln Stock) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date, provided, however, that the Election Deadline will automatically be extended by five (5) Business Days in the event there is any change to the Merger Consideration pursuant to Section 9.01(l).

(e) Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Lincoln Stock (none of EQBK, Lincoln nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Lincoln Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Holder may, at any time during the Election period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g) Subject to the terms of this Agreement and the Form of Election, EQBK, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of certificates representing the whole number of shares of EQBK Class A Stock into which shares of Lincoln Stock are converted in the Merger and (iii) the method of payment of cash for shares of Lincoln Stock converted into the right to receive the Per Share Cash Amount and cash in lieu of fractional shares of EQBK Class A Stock.

Section 1.09 Exchange Procedures.

(a) Prior to the Effective Time, EQBK shall appoint the Exchange Agent, which may be Equity Bank.

(b) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.09, (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate Per Share Cash Amount and (B) cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) As promptly as practicable after the Effective Time, but no later than ten (10) Business Days after the Effective Time, and subject to the receipt by the Exchange Agent of a list of Lincoln’s shareholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of one or more Certificates representing shares of Lincoln Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Section 1.05 and that has not theretofore submitted its Certificates with a Form of Election, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Lincoln Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.09. The Lincoln shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that Lincoln shareholder promptly of the need for further information or documentation.

(d) As promptly as practicable, but within five (5) Business Days after the Effective Time and the surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall deliver to such holder of Lincoln Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of Lincoln Stock represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.09, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.09. Notwithstanding the foregoing, the Exchange Agent will pay the Per Share Cash Amount no later than the day after which the Effective Time occurs to any holder of Lincoln Stock from whom a properly completed and executed Letter of Transmittal is received at least two (2) Business Days before the Effective Time by, at the option of such holder (A) delivery of a bank cashier’s check payable to such holder, or (B) by wire transfer of immediately available funds to an account designated by such holder.

(e) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.09. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.09, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing Lincoln Stock prior to the Effective Time that is not registered in the stock transfer records of Lincoln, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Lincoln Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g) EQBK, the Exchange Agent and any other applicable withholding agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any Per Share Merger Consideration or other amount otherwise payable pursuant to this Agreement to any Person such amounts as EQBK, the Exchange Agent or other withholding agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld such amounts shall be (i) remitted to the appropriate Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Lincoln at the expiration of twelve (12) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of Lincoln who have not theretofore complied with this Section 1.09 shall thereafter look only to EQBK with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Lincoln Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.10 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall (and shall cause its Affiliates to) use its reasonable best efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.11 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of Lincoln Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of Lincoln Stock is not changed in kind or reduced in amount, (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing, and (iv) such modification will not require resubmission to or approval of Lincoln’s stockholders after the Integrated Mergers and the transactions contemplated by this Agreement has been approved by Lincoln’s stockholders.

Section 1.12 Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Chapter 490, Division XIII of the IBCA (a “Dissenting Shareholder”) with respect to any shares of Lincoln Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with the applicable provisions of the IBCA) or lost such Person’s right to appraisal under the IBCA with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the IBCA with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Chapter 490, Division XIII of the IBCA (including any interest thereon and related costs, if any, required to be paid in accordance with Chapter 490, Division XIII of the IBCA). Lincoln shall give EQBK (i) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Lincoln prior to the Effective Time in accordance with the provisions of Chapter 490, Division XIII of the IBCA relating to Lincoln shareholders’ appraisal rights and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by Lincoln shareholders under Chapter 490, Division XIII of the IBCA. Lincoln shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the IBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Lincoln Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Per Share Merger Consideration, without interest, as set forth in this ARTICLE I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

Section 1.13 Treatment of Lincoln RSUs. Lincoln shall take all requisite action so that, immediately prior to the Effective Time, (i) each then-outstanding restricted stock unit granted under any Lincoln Stock Plan and subject to only time-based vesting conditions (each such restricted stock unit, a “Lincoln TRSU”), shall become fully vested and shall be canceled and converted into the right to receive an amount in cash determined by multiplying (x) the Per Share Cash Amount, and (y) the number of shares of Lincoln Stock such holder would have been entitled to receive if such Lincoln TRSU award had vested in full, less the amount of any required withholding Tax; and (ii) each then-outstanding restricted stock unit granted under any Lincoln Stock Plan and subject to performance-based vesting conditions (each such restricted stock unit, a “Lincoln PRSU” and, together with the Lincoln TRSUs, the “Lincoln RSUs”), shall become fully vested and shall be canceled and converted into the right to receive an amount in cash determined by multiplying (x) the Per Share Cash Amount, and (y) the number of shares of Lincoln Stock such holder would have been entitled to receive if such Lincoln PRSU had vested in full at maximum performance without any proration for partial service or performance periods, less the amount of any required withholding Tax.

Section 1.14 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Kansas General Corporations Code (“KGCC”) and the IBCA, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with the Secretary of State of the State of Kansas and the Secretary of State of the State of Iowa, in accordance with the KGCC and the IBCA, respectively, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC and the IBCA.

Section 1.15 Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit C (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. Each of EQBK and Lincoln shall also approve the Bank Merger Agreement in their capacities as sole shareholders of Equity Bank and the Bank, respectively. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and Lincoln, which date shall be as soon as reasonably practicable, but in no event later than thirty (30) days following (i) the receipt of all necessary regulatory, corporate and other approvals and (ii) the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a closing will take place at which the parties to this Agreement will exchange certificates, letters and other documents, which may be conducted electronically, in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Iowa in accordance with the IBCA (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place by electronic means or such other place as the parties may mutually agree.

Section 2.02 Actions to be Taken at the Closing by Lincoln. At the Closing, Lincoln will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) true, correct and complete copies of Lincoln’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Iowa;

(b) true, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Iowa;

(c) a certificate of good standing from the Secretary of State of the State of Iowa, duly certifying as of a recent date as to the good standing of Lincoln under the Laws of the State of Iowa;

(d) a certificate of good standing from the Secretary of State of the State of Iowa, duly certifying as of a recent date as to the good standing of the Bank;

(e) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Lincoln, pursuant to which such officer will certify: (i) the due adoption by the Lincoln Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Lincoln of this Agreement; (iii) the incumbency and true signatures of those officers of Lincoln duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the bylaws of Lincoln attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Lincoln Stock as of the Closing Date;

(f) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(g) a certificate, dated as of the Closing Date, executed by the chief executive officer of Lincoln, pursuant to which Lincoln will certify that (i) Lincoln has satisfied the conditions set forth in Section 8.01 and Section 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Lincoln or any of its Subsidiaries, individually or in the aggregate, since the date of this Agreement;

(h) all consents required from third parties to complete the transactions contemplated by this Agreement listed on Lincoln Confidential Schedule 2.02(h);

(i) all releases as required under Section 8.06;

(j) Lincoln shall have delivered to EQBK a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that Lincoln is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(k) a certificate, dated as of the Closing Date, executed by the chief financial officer of Lincoln certifying the amount of the Actual Credit Cost, Adjusted Equity, and the Lincoln Actual Merger Costs of

the Calculation Date and that each of the Actual Credit Cost, Adjusted Equity, and the Lincoln Actual Merger Costs was calculated in accordance with the terms of this Agreement; and

(l) all other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Lincoln such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Lincoln to close hereunder):

(a) true, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) true, correct and complete copies of the Equity Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(c) true, correct and complete copies of the Merger Sub’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Iowa;

(d) a certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(e) a certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of the Equity Bank under the Laws of the State of Kansas;

(f) a certificate of good standing from the Secretary of State of the State of Iowa, duly certifying as of a recent date as to the good standing of Merger Sub under the Laws of the State of Iowa;

(g) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the bylaws of EQBK attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(h) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of Equity Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement; (iii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iv) that the copy of the bylaws of Equity Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(i) a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Merger Sub, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Merger Sub of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of the Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by this Agreement; (iii) the incumbency and true signatures of those officers of the Merger Sub duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Merger Sub attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(j) a certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Section 7.01 and Section 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK or Equity Bank, individually or in the aggregate, since the date of this Agreement;

(k) all consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on EQBK Confidential Schedule 2.03(g); and

(l) all other documents required to be delivered to Lincoln by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Lincoln or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LINCOLN

Except as disclosed in the disclosure schedules delivered by Lincoln to EQBK prior to or concurrently with the execution hereof (the “Lincoln Confidential Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Lincoln Confidential Schedule as an exception to a representation or warranty shall not be deemed an admission by Lincoln that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (i) any other section of this ARTICLE III specifically referenced or cross-referenced and (ii) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Lincoln hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) Lincoln is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Iowa and is a bank holding company registered under the BHCA. Lincoln has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to Lincoln. True and complete copies of the articles of incorporation and bylaws of Lincoln, as amended to date, certified by the secretary of Lincoln, have been made available to EQBK. Lincoln does not own or control any Affiliate or Subsidiary, other than as set forth on Lincoln Confidential Schedule 3.01(a)(i). The nature of the business of Lincoln and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Iowa, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to Lincoln. Lincoln has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than as set forth on Lincoln Confidential Schedule 3.01(a)(ii) or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’

remedies or in a fiduciary capacity, and the business carried on by Lincoln has not been conducted through any other direct or indirect Subsidiary or Affiliate of Lincoln other than the Bank.

(b) The Bank is an Iowa state-chartered bank, duly organized and validly existing under the Laws of the State of Iowa and in good standing under all Laws of the State of Iowa. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to the Bank. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Lincoln Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Iowa, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to Lincoln. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. Subject only to the required regulatory and shareholder approvals, Lincoln has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved by the Lincoln Board. As of the date hereof, the Lincoln Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Lincoln and its shareholders. The Lincoln Board directed that this Agreement and the transactions contemplated hereby be submitted to Lincoln’s shareholders for adoption at a meeting of such shareholders with a recommendation from the Lincoln Board in favor of adoption (the “Lincoln Recommendation”) and has adopted a resolution to the foregoing effect. Lincoln has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Lincoln, and, assuming due authorization, execution and delivery by EQBK and Merger Sub, each constitutes the legal, valid and binding obligation of Lincoln, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization. As of the date of this Agreement,

(a) The entire authorized capital stock of Lincoln consists solely of 25,000,000 shares of Lincoln Class A Stock, of which 6,668,126 shares are issued and outstanding, 25,000,000 shares of Lincoln Class B Stock of which 656,328 shares are issued and outstanding and 110,544 shares of Lincoln Class A Stock and no shares of Lincoln Class B Stock are held as treasury stock. Except as set forth on Lincoln Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Lincoln to purchase or otherwise acquire any security of or equity interest in Lincoln, obligating Lincoln to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Lincoln Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Lincoln Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Lincoln

Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Lincoln Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 100,000 shares of common stock, par value $100 per share, of the Bank (“Bank Stock”) of which all 55,461 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable (except, with respect to the Bank, as provided by IA ST §§ 524.17, 524.404), and have not been issued in violation of the preemptive rights of any Person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Iowa. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) Lincoln owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Bank, as provided by IA ST §§ 524.17, 524.404) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Lincoln has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Lincoln Confidential Schedule 3.04(a), Lincoln and each of its Subsidiaries holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to Lincoln, individually or in the aggregate, or, to the Knowledge of Lincoln, is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Lincoln Confidential Schedule 3.04(b), Lincoln and each of its Subsidiaries have, in all material respects, performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default under, or in violation of, (i) any provision of the articles of incorporation of Lincoln or any of its Subsidiaries, the bylaws or other governing documents of Lincoln or any of its Subsidiaries (collectively, the “Lincoln Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Lincoln, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Lincoln or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(c) Except as set forth on Lincoln Confidential Schedule 3.04(c), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Lincoln Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Lincoln or any of its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Lincoln or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) Lincoln has furnished to EQBK true and complete copies of (i) the audited consolidated balance sheet of Lincoln and its Subsidiaries as of December 31, 2025, December 31, 2024, and December 31, 2023 and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of Lincoln and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Lincoln’s independent auditors for the years ended as of such dates, and (ii) the unaudited consolidated balance sheet of Lincoln and its Subsidiaries at June 30, 2026, and the related consolidated statements of operations of Lincoln and its Subsidiaries, together with all related notes and schedules thereto for the six months ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “Lincoln Financial Statements”). The Lincoln Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Lincoln and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Lincoln Financial Statements accurately and fairly reflect in all material respects the transactions of Lincoln. The Lincoln Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books and records of Lincoln and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Except as set forth on Lincoln Confidential Schedule 3.05(a), since January 1, 2023, no independent registered public accounting firm of Lincoln has resigned (or informed Lincoln that it intends to resign) or been dismissed as independent registered public accountants of Lincoln as a result of or in connection with any disagreements with Lincoln on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Lincoln has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2023, 2024 and 2025, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The Bank’s allowance for credit losses reflected in the Call Reports and Financial Statements was established in accordance with GAAP and applicable regulatory accounting principles and was determined in good faith by management based upon information available at the time such allowance was established.

Section 3.06 Undisclosed Liabilities. Except as set forth in Lincoln Confidential Schedule 3.06, neither Lincoln nor any of its Subsidiaries has any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Lincoln or any of its Subsidiaries, that are not reflected in or disclosed in the appropriate Lincoln Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the Lincoln Financial Statements or the Call Reports, respectively, (b) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (c) liabilities that are not, individually or in the aggregate, material to Lincoln and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Lincoln Confidential Schedule 3.07(a), neither Lincoln nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Lincoln, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Lincoln or any of its Subsidiaries, nor to the Knowledge of Lincoln, is there any basis for any proceeding, claim or any action against Lincoln or any of its Subsidiaries. Except as set forth in Lincoln Confidential Schedule 3.07(a), the amounts in controversy in each matter described on Lincoln Confidential Schedule 3.07(a), and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to any deductible and subject to the policy limit under the applicable insurance policy. There is no Order imposed upon Lincoln or any of its Subsidiaries or the assets or Property of Lincoln or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Lincoln or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Lincoln, threatened against Lincoln or any of its Subsidiaries that questions the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Lincoln or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the articles or certificates of merger with the Secretary of State of the State of Iowa pursuant to the requirements of the IBCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the New York Stock Exchange (the “NYSE”), no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Lincoln of this Agreement or (B) the consummation by Lincoln of the transactions contemplated by this Agreement. As of the date of this Agreement, Lincoln has no Knowledge of any reasons why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Lincoln has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Lincoln Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (a) owned by Lincoln or any of its Subsidiaries (“Owned Real Property”), or (b) leased pursuant to which Lincoln or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Lincoln or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and the Lincoln Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Lincoln or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Lincoln.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Lincoln Confidential Schedule 3.10, the Lincoln Financial Statements or as otherwise expressly contemplated by this Agreement, since December 31, 2025, Lincoln and each of its Subsidiaries has conducted its business in all material respects in the ordinary course and has not:

(a) incurred any material obligation or material liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any material Lien or paid any material obligation or material liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of Lincoln Stock or Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Lincoln Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material license or Proprietary Right or modified any existing rights with respect thereto, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(j) made any change in compensation, benefits, commission, bonus, or other direct or indirect remuneration payable or providable, or paid or provided or agreed or orally promised to pay or provide any bonus, extra compensation, pension, severance, vacation pay, or other benefit to or for the benefit of any of its current or former shareholders, directors, officers, employees, consultants, independent contractors or agents (or the dependents of any of the foregoing), except as required by applicable Law;

(k) entered into, became a party to, amended, ceased participation in or terminated any Benefit Plan, except as required by applicable Law;

(l) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(m) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(n) suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;

(o) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(q) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(r) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(s) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(t) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000. For the avoidance of doubt, this Section 3.10(t) shall not prohibit any loan or require Lincoln or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan except as may be required pursuant to Section 5.05(q), and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on Lincoln’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.21;

(u) renewed, extended the maturity of, or altered any of the terms of any loan classified by Lincoln as “watch,” “special mention,” “substandard,” and “problem” or other words of similar import; or

(v) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (u) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Lincoln Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2026, of all contracts to which Lincoln or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by Lincoln or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of Lincoln or any of its Subsidiaries and involves payments to or by Lincoln or any of its Subsidiaries of $50,000 or more during the remaining term thereof or any extension thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of Lincoln or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates Lincoln or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Lincoln or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of Lincoln or any of its Subsidiaries;

(viii) provides for potential indemnification payments by Lincoln or any of its Subsidiaries or by any present or former director, officer, employee, consultant or agent of Lincoln or any of its Subsidiaries or the potential obligation of Lincoln or any of its Subsidiaries to repurchase loans;

(ix) provides any material rights to investors in Lincoln, including registration, preemptive or antidilution rights or rights to designate members of or observers to Lincoln’s or any of its Subsidiaries’ Board of Directors;

(x) is a data processing/technology contracts, software programming or licensing contract;

(xi) requires consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xii) limits the payment of dividends by the Bank or any other Subsidiary of Lincoln; or

(xiii) was otherwise not entered into in the ordinary course of business or that is material to Lincoln or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Lincoln or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Lincoln or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) All rent and other payments by Lincoln and each of its Subsidiaries under the Listed Contracts are current, and to Lincoln’s Knowledge, there are no existing defaults by Lincoln or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

(f) Since June 30, 2026, neither Lincoln nor any of its Subsidiaries has entered into any contracts of the type described under Section 3.11(a)(i) – (xiii).

Section 3.12 Taxes.

(a) Lincoln and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by Lincoln and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Lincoln nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a Governmental Entity in a jurisdiction where Lincoln or any of its Subsidiaries does not file a particular Tax Return or pay particular Tax indicates that it is or may be required to file such Tax Return or pay such Tax. Other than Liens for Taxes not yet due and payable, there are no Liens for Taxes upon any of the assets of Lincoln or any of its Subsidiaries.

(b) Lincoln and each of its Subsidiaries have collected or withheld and duly and timely paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid by it, and complied with all related information reporting and backup withholding requirements.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of Lincoln or any of its Subsidiaries either (i) ongoing or in progress, (ii) claimed or raised by any Governmental Entity in writing or (iii) as to which any of the directors and officers of Lincoln or any of its Subsidiaries has Knowledge. No taxing authority has threatened in writing or, the Knowledge of Lincoln, otherwise to assess additional Taxes for any period for which Tax Returns have been filed. All Tax deficiencies asserted, or assessments made, against Lincoln or any of its Subsidiaries as a result of any audit, exam, litigation or other proceeding by or with any Governmental Entity have been fully paid or finally settled. Neither Lincoln nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of having a permanent establishment or other place of business outside of the United States or having a source of income from outside of the United States.

(d) True and complete copies of the federal, state and local income, gross receipts, franchise and other material Tax Returns of Lincoln and each of its Subsidiaries, as filed with the applicable taxing authority for the years ended on or after December 31, 2022, have been furnished or made available to EQBK. Neither Lincoln nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect.

(e) Neither Lincoln nor any of its Subsidiaries is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) Neither Lincoln nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than commercial business agreements, the principal purpose of which is not the allocation or sharing of Taxes.

(g) Neither Lincoln nor any of its Subsidiaries has (i) been a member of any group filing a consolidated, affiliated, combined, unitary or similar Tax Return that includes more than one legal entity (other than a group the common parent of which was Lincoln) nor (ii) any liability for the Taxes of any Person (other than Lincoln or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar or analogous provision of state, local, or foreign Law), or as a transferee, successor, or otherwise by operation of Law.

(h) The unpaid Taxes of Lincoln and each of its Subsidiaries (i) did not, as of June 30, 2026, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Lincoln Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Lincoln and its Subsidiaries in filing their respective Tax Returns.

(i) Neither Lincoln nor any of its Subsidiaries will be required to include any item of income in, nor will Lincoln or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or other agreement with a

Governmental Entity executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) the recapture of any Tax credit or other special Tax benefit that arose prior to the Closing.

(j) Neither Lincoln nor any of its Subsidiaries (i) has been a promoter of or participated in any “reportable transaction” as such term is defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b) and (ii) has been required to disclose on their respective federal income Tax returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Neither Lincoln nor any of its Subsidiaries received or sought a private letter ruling, technical advice memorandum or other similar agreement or advice from a Governmental Entity with respect to Taxes.

(l) Neither Lincoln nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) The Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of Lincoln’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(n) Lincoln is and at all times has been classified as a “C corporation” within the meaning of Section 1361(a)(2) of the Code

(o) Neither Lincoln nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Neither Lincoln nor any of its Subsidiaries has claimed any credit pursuant to Section 2301 of the CARES Act or 3134 of the Code.

Section 3.13 Insurance.

(a) Lincoln Confidential Schedule 3.13(a) sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Lincoln and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, and no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Lincoln nor any of its Subsidiaries is in material default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Lincoln Confidential Schedule 3.13(a), neither Lincoln nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Lincoln or any of its Subsidiaries has applied for any such insurance within the last two (2) years. Each property of Lincoln and each of its Subsidiaries is insured for an amount deemed adequate by Lincoln’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Lincoln or any of its Subsidiaries within the last three (3) years, and Lincoln has no Knowledge of any facts that would form the basis of a claim under such bonds.

(b) Lincoln Confidential Schedule 3.13(b) sets forth a true, correct and complete description of any and all bank owned life insurance (“BOLI”) owned by Lincoln or any of its Subsidiaries, including the value of its BOLI as of June 30, 2026. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Lincoln Financial Statements in accordance with GAAP. All BOLI is owned solely by Lincoln or a Subsidiary, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under the BOLI. None of Lincoln or any of its Subsidiaries has any outstanding borrowings secured in whole or part by the BOLI.

Section 3.14 No Material Adverse Change. Except as set forth on Lincoln Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Lincoln or any of its Subsidiaries since December 31, 2025, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change to Lincoln or any of its Subsidiaries or that could materially affect Lincoln’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Lincoln Confidential Schedule 3.15, neither Lincoln nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To Lincoln’s Knowledge, neither Lincoln nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no material claim or action by any such Person pending, or to Lincoln’s Knowledge, threatened, with respect thereto. To Lincoln’s Knowledge, since December 31, 2025, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Lincoln and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Lincoln Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Lincoln or any of its Subsidiaries to, and neither Lincoln nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Lincoln or any of its Subsidiaries nor is Lincoln or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Lincoln or any of its Subsidiaries. Except as set forth on Lincoln Confidential Schedule 3.16 or Lincoln Confidential Schedule 3.28(a) and excluding deposit liabilities, neither Lincoln nor any of its Subsidiaries is a party to any material transaction or contract with any director or executive officer of Lincoln or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Lincoln Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or, to Lincoln’s Knowledge, threatened defenses, offsets or counterclaims that may be asserted against Lincoln or any of its Subsidiaries or the present holder thereof. The credit files of Lincoln and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Lincoln that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Lincoln or the Bank. Lincoln and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of Lincoln and the Bank on the internal watch list of Lincoln or the Bank, a copy of which as of March 31, 2026, has been provided to EQBK. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All material tangible assets used by Lincoln and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and, to Lincoln’s Knowledge, conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Except as set forth on

Lincoln Confidential Schedule 3.18, none of Lincoln’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Lincoln and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Lincoln is not aware of, nor has Lincoln or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Lincoln or any of its Subsidiaries with all Environmental Laws.

(b) To the Knowledge of Lincoln, Lincoln and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) To the Knowledge of Lincoln, no Hazardous Materials are present on, under, or about any of the Properties in amounts or conditions that have resulted in, or would reasonably be expected to result in, material liability to Lincoln or any of its Subsidiaries under any Environmental Law or that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to Lincoln’s Knowledge threatened against Lincoln, any of its Subsidiaries or, to Lincoln’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Lincoln nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Lincoln nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Lincoln or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) Except as listed on Lincoln Confidential Schedule 3.19(e), to Lincoln’s Knowledge, none of the following exists at any property or facility owned or operated by Lincoln or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(f) Except as listed on Lincoln Confidential Schedule 3.19(f), none of the properties currently owned or operated by Lincoln or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(g) Neither Lincoln nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(h) Lincoln has provided EQBK with copies of all material reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. Since January 1, 2023, all reports, records, registrations, statements, notices and other documents or information required to be filed by Lincoln and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the Iowa Division of Banking, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Lincoln Confidential Schedule 3.20, (a) none of Lincoln or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Lincoln and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or, to Lincoln’s Knowledge, threatened against Lincoln or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Lincoln’s Knowledge, investigation into the business or operations of Lincoln or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Lincoln or the Bank. Lincoln is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither Lincoln nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents acting on their behalf, has directly or indirectly offered, paid, promised to pay, authorized the payment of or provided anything of value to any Person in violation of any applicable anti-corruption, anti-bribery, commercial bribery or similar Law. Neither Lincoln nor any of its Subsidiaries has received written notice or, to Lincoln’s Knowledge, is the subject of any investigation by any Governmental Entity relating to any actual or alleged violation of any such Law.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Lincoln and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not materially fail to reflect transactions involving the business of Lincoln or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. Lincoln has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Lincoln and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. Lincoln and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Lincoln Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Lincoln nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth in Lincoln Confidential Schedule 3.26 and except for the Voting Agreements, there have been no voting trusts, voting agreements, shareholders’ agreements or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Lincoln Stock.

Section 3.27 Employee Relationships.

(a) Lincoln and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Lincoln reasonably believes that the relationships between Lincoln’s and each of its Subsidiaries’ employees are good. To the Knowledge of Lincoln, no executive officer or manager of any of the operations of Lincoln or any of its Subsidiaries or of any group of employees of Lincoln any of its Subsidiaries have any present plans to terminate their employment with

Lincoln any of its Subsidiaries. Except as set forth on Lincoln Confidential Schedule 3.27(a), Lincoln is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Lincoln any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Lincoln any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Lincoln and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Lincoln nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on Lincoln Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between Lincoln or any of its Subsidiaries and any employee of Lincoln or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Lincoln Confidential Schedule 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, employment, consulting, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare or any other similar plan, program, arrangement, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated) (“Benefit Plans”) that are sponsored, maintained, contributed to by or required to be contributed to by Lincoln and any of its Subsidiaries, or with respect to which Lincoln and any of its Subsidiaries has or could reasonably be expected to have any obligation or liability (whether actual, contingent or otherwise) thereunder (“Company Benefit Plans”).

(b) Lincoln has furnished to EQBK, with respect to each Company Benefit Plan, complete and correct copies of the following, as applicable: (i) the current plan document and all amendments thereto (or, with respect to any Company Benefit Plan not reduced to writing, a summary of the material terms thereof), (ii) the most recently filed annual report with respect to each Company Benefit Plan (including all schedules and attachments); (iii) the most recent summary plan description, together with each summary of material modification required under ERISA with respect to such Company Benefit Plan; (iv) all trust agreements, insurance contracts and similar funding instruments with respect to Company Benefit Plan; (v) any coverage, nondiscrimination and top-heavy testing reports for the most recent plan year; with respect to each Company Benefit Plan that is subject to coverage, nondiscrimination and/or top-heavy testing; (vi) the most recent determination, advisory or opinion letter from the IRS; (vii) all material correspondence with any Governmental Entity relating to any Employee Plan within the last three (3) years; and (viii) all investment management agreements, administrative services contracts or similar contracts relating to the ongoing administration, investment or implementation with respect to Company Benefit Plan.

(c) No Company Benefit Plan is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iv) a multiple employer plan as contemplated by Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) There have been no material prohibited transactions (as defined in Section 4975 of the Code or Section 406 of ERISA), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Company Benefit Plans that would directly or indirectly subject Lincoln, any of its Subsidiaries or any Company Benefit Plan to any taxes, penalties, or other material liabilities (any liability arising from any indemnification agreement or policy).

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received and can rely upon a current favorable determination, advisory or opinion letter and no circumstance exist that could reasonably be expected to result in revocation of any such favorable determination, advisory or opinion letter. Each such Company Benefit Plan is intended to be qualified and has been maintained, operated and administered in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Section 501(a) of the Code and no event has occurred that will or could reasonably be expected to result in the loss of such tax exemption.

(f) With respect to the ESOP:

(i) Except as set forth on Lincoln Confidential Schedule 3.28(f)(i), there is no existing indebtedness of the ESOP or Lincoln or its Subsidiaries to the ESOP.

(ii) No purchase of shares of Lincoln Stock by the ESOP has adversely affected the tax qualification of the ESOP or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. All shares of Lincoln Stock purchased by the ESOP were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations.

(iii) The ESOP has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7). All shares of Lincoln Stock owned by the ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d) (5) of ERISA. The trust maintained to fund the ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state law and is, and at all times has been, a trust described in Section 501(a) of the Code. The ESOP trustee has been duly and properly appointed and granted full authority to act as trustee of the ESOP and exercise trust powers thereunder.

(iv) No event of default has occurred or presently exists under any documents related to any loan, or similar agreement, made by the ESOP in connection with the purchase of shares of Lincoln Stock by the ESOP (each, an “ESOP Loan”), including but not limited to any ESOP Loan agreement, promissory note, stock purchase agreement and pledge agreement (referred to collectively as the “ESOP Loan Documents”). The ESOP has the right under the ESOP Loan Documents to prepay at any time the principal amount of its note without penalty and subject only to payment of accrued interest through the date of prepayment. Except for the indebtedness under any existing ESOP Loan Documents, there is no existing indebtedness of the ESOP, Lincoln or any of its Subsidiaries relating to the ESOP.

(g) There are no pending claims, lawsuits or actions relating to any Company Benefit Plan or the assets thereof (other than ordinary course claims for benefits) and, to Lincoln’s Knowledge, none are threatened.

(h) No Company Benefit Plan provides or is designed to provides benefits to any employee, director or consultant (or dependent of any of the foregoing) following termination of service other than as required to be offered pursuant to Section 601 et Seq. of ERISA, Section 4980B of the Code or similar state Law (collectively, “COBRA”). No written or oral representations have been made by or on behalf of Lincoln or any of its Subsidiaries to any individual promising or guaranteeing any payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit for any period of time beyond the end of the current plan year (except to the extent of coverage required to be offered pursuant to COBRA). Compliance with FAS 106 with respect to Company Benefit Plans would not create any material change to the Lincoln Financial Statements or the Call Reports. None of Lincoln or any of its Subsidiaries has any liability (whether actual, contingent or otherwise) with respect to any failure to comply with COBRA.

(i) Except as (i) set forth in Lincoln Confidential Schedule 3.28(i), (ii) required by the terms of an applicable Company Benefit Plan as in effect on the date of this Agreement, or (iii) expressly set forth in this Agreement, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement will not (whether alone or together with any other event, occurrence or circumstance) (A) result in any payment required to be made under any Company Benefit Plan, (B) accelerate the time of payment, exercise, funding or vesting of any compensation or benefit with respect to any current or former employee, officer, director or consultant (or any dependent of any of the foregoing), (C) increase the amount of compensation or benefits due to any current or former employee, officer, director or consultant (or any dependent of any of the foregoing), or (D) result in any limitation on the right of Lincoln or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or require the funding of any trust or other funding vehicle. No compensation or other remuneration paid or payable or benefit provided or to be provided with respect to any current or former employee, officer, director or consultant (or any dependent of any of the foregoing) of Lincoln or its Affiliates will result in any “excess parachute payment” under Section 280G of the Code.

(j) All contributions to any Company Benefit Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments) that are due and payable by Lincoln any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Company Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(k) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Company Benefit Plan. Neither Lincoln nor any of its Subsidiaries has misled any person as to his or her rights under any Company Benefit Plan. All obligations required to be performed by Lincoln and any of its Subsidiaries under any Company Benefit Plan have been performed in all material respects and neither Lincoln nor any of its Subsidiaries is in default under or in violation of any provision of any Company Benefit Plan. No event has occurred that would constitute grounds for an enforcement action by any party against Lincoln, any of its Subsidiaries or any fiduciary of any Company Benefit Plan under part 5 of Title I of ERISA under any Employee Plan.

(l) Except as set forth on Lincoln Confidential Schedule 3.28(l), all Company Benefit Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, and have been timely filed or distributed to the extent required by Law.

(m) Except as set forth on Lincoln Confidential Schedule 3.28(m), no Company Benefit Plan holds any stock or other securities of Lincoln or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(n) Except as provided in Lincoln Confidential Schedule 3.28(n), Lincoln or any of its Subsidiaries may, at any time amend or terminate any Company Benefit Plan that it sponsors or maintains and may withdraw from any Company Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(o) Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) (a “Nonqualified Deferred Compensation Plan”) has been maintained, operated and administered in compliance with Section 409A of the Code and no violation of Section 409A of the Code has occurred with respect to any Nonqualified Deferred Compensation Plan. Neither Lincoln nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement to provide for the gross-up of taxes imposed by Section 409A or 4999 of the Code.

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of Lincoln, each of its Subsidiaries and all Company Benefit Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee, consultant or agent (or his or her heirs, legatees or legal representatives) have been timely paid to the extent required by applicable Law or the terms of such Company Benefit Plan. To the extent that payment of any obligation or liability with respect to the immediately preceding sentence is not currently required, adequate accruals and reserves for such payments have been and are being made by Lincoln or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All related accruals and reserves are correctly and accurately reflected and accounted for in the Lincoln Financial Statements and the books, statements and records of Lincoln and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Except as listed on Lincoln Confidential Schedule 3.30, other than loans that provide for interest rate caps or floors, neither Lincoln nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Lincoln or any of its Subsidiaries or for the account of a customer of Lincoln or any of its Subsidiaries.

Section 3.31 Internal Controls. Lincoln and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Lincoln and to maintain accountability for Lincoln’s and its Subsidiaries’ assets; (c) access to Lincoln’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Lincoln’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Lincoln Confidential Schedule 3.31, none of Lincoln’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Lincoln, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. Since January 1, 2023, the Bank is in compliance in all material respects with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Lincoln has supplied EQBK with copies of the Bank’s current CRA statement, all support papers therefor, all letters and written comments received by it since February 27, 2023, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Lincoln has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Since January 1, 2023, the Bank is in compliance in all material respects with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Lincoln have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. Since January 1, 2023, all loans of the Bank have been made in all material respects in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Iowa usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Iowa. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Since January 1, 2023, Lincoln and the Bank are in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Since January 1, 2023, neither Lincoln nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Lincoln or any of its Subsidiaries is a party that allege, or to the Knowledge of Lincoln, no Person has threatened to allege, that Lincoln or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in Lincoln or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The Nasdaq Stock Market LLC, the NYSE American LLC or the Over-the-Counter Bulletin Board. Except as set for on Lincoln Confidential Schedule 3.37, neither Lincoln nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Lincoln nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Lincoln or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Lincoln and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Lincoln or any of its Subsidiaries necessary in order to make the statements therein with respect to Lincoln and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 3.39 Agreements Between Lincoln and its Subsidiaries; Claims. Except as set forth on Lincoln Confidential Schedule 3.39, there are no written or oral agreements or understandings between Lincoln and any of its Subsidiaries. All past courses of dealings between Lincoln and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Lincoln has no Knowledge of any claims that Lincoln has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.40 Representations Not Misleading. No representation or warranty by Lincoln contained in this Agreement or the Lincoln Confidential Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

Section 3.41 State Takeover Laws. The Lincoln Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Lincoln Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Stephens Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Lincoln Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Lincoln, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Lincoln or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK AND MERGER SUB

Except (a) as disclosed in the disclosure schedules delivered by EQBK and Merger Sub to Lincoln prior to or concurrently with execution hereof (the “EQBK Confidential Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the EQBK Confidential Schedules as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (A) any other section of this ARTICLE IV specifically referenced or cross-referenced, and (B) other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to Lincoln as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA and is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to EQBK. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to EQBK. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to Lincoln.

(b) Equity Bank is a Kansas state-chartered bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas and is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to EQBK. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to the Bank. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, certified by the Secretary or Cashier of Equity Bank have been made available to Lincoln. Equity Bank is an insured depository institution as defined in the FDIA.

(c) Upon its formation, Merger Sub will be a corporation, duly organized, validly existing and in good standing under all Laws of the State of Iowa and is wholly-owned by EQBK. Upon its formation, Merger Sub will have the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Change with respect to Merger Sub. True and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended to date, will be made available to Lincoln.

Section 4.02 Authority; Execution and Delivery.

(a) Subject only to the required regulatory approval, EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved by the EQBK Board. The EQBK Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of EQBK and its shareholders. EQBK has taken all actions necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and, assuming due authorization, execution and delivery by Lincoln, each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Upon its formation, Merger Sub will have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub will take all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement will be, and the other agreements and documents contemplated hereby, at Closing will be, duly executed by Merger Sub, and each will constitute the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 20,578,039 shares are issued and outstanding, as of June 30, 2026, (ii) 5,000,000 shares of EQBK Class B Stock, none of which are issued and outstanding, as of June 30, 2026, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding. Except as set forth in the EQBK SEC Reports and for changes since June 30, 2026 resulting from issuance, exercise, vesting or settlement of any equity awards issued under any Company Benefit Plan of EQBK, there are no outstanding options, warrants, rights, convertible or exchangeable securities or other agreements or commitments obligating EQBK to issue or sell any equity securities of EQBK. All of the outstanding shares of EQBK Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any EQBK shareholder.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than transfer and other restrictions under applicable federal and state securities laws), and will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any shareholder of Lincoln who may be deemed to be an “affiliate” (under the Exchange Act) of EQBK after the completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has filed and made available to Lincoln all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”) and has paid all fees and assessments due and payable in connection therewith. Except as set forth on EQBK Confidential Schedule 4.04, the EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the EQBK SEC Reports. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained (or incorporated by reference, as applicable) in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) EQBK’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by EQBK in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to EQBK’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of EQBK required under the Exchange Act with respect to such reports. EQBK has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to EQBK’s auditors and the audit committee of the board of directors of EQBK (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect EQBK’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQBK’s internal controls over financial reporting.

(d) Each of the principal executive officer and the principal financial officer of EQBK (or each former principal executive officer and each former principal financial officer of EQBK, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) with respect to the EQBK SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Except as permitted under the SOA, neither EQBK nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of EQBK or any of its Subsidiaries. EQBK is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.

(e) The books and records kept by EQBK and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of EQBK included in the EQBK SEC Reports have been prepared from, and are in accordance with, the books and records of EQBK and its Subsidiaries.

(f) Since January 1, 2023, neither EQBK nor any of its Subsidiaries nor, to EQBK’s Knowledge, any director, officer, employee, auditor, accountant or representative of EQBK or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of EQBK or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that EQBK or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on EQBK Confidential Schedule 4.05(a), EQBK and each of its Subsidiaries is, and has been since January 1, 2023, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders and decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans, except where the failure to be so in compliance would not reasonably be likely to result in a Material Adverse Change with respect to EQBK.

(b) Except as set forth on EQBK Confidential Schedule 4.05(b), each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth on EQBK Confidential Schedule 4.05(c), each of EQBK, Equity Bank and Merger Sub has, in all material respects, performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK, Equity Bank or Merger Sub or other governing documents of EQBK, Equity Bank or Merger Sub, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(d) Except as set forth on EQBK Confidential Schedule 4.05(d), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses, or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. Neither EQBK has nor any of its Subsidiaries has any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK) that are not reflected in or disclosed in the EQBK SEC Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports, (b) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (c) liabilities that are not, individually or in the aggregate, material to EQBK and its Subsidiaries, taken as a whole.

Section 4.07 Litigation.

(a) Except as set forth on EQBK Confidential Schedule 4.07(a), neither EQBK, Equity Bank nor Merger Sub is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK, Equity Bank or Merger Sub which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK, Equity Bank or Merger Sub, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK, Equity Bank or Merger Sub that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK, Equity Bank or Merger Sub. There is no Order imposed upon EQBK, Equity Bank or Merger Sub or the assets or property of EQBK, Equity Bank or Merger Sub that has resulted in, or is reasonably likely to result in, a Material Adverse Change, other than restrictions of general application to Persons in businesses similar to those of EQBK or any of its Subsidiaries.

(b) No material legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or Merger Sub that questions the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal

Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the articles or certificates of merger with the Secretary of State of the State of Iowa pursuant to the requirements of the IBCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NYSE, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK has no Knowledge of any reasons why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Since January 1, 2023, all reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the OSBC, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Neither EQBK, Equity Bank nor Merger Sub is or has been within the last five (5) years subject to any commitment letter subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There are no actions or proceedings pending or, to EQBK’s Knowledge, threatened against EQBK or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to EQBK’s Knowledge, investigation into the business or operations of EQBK or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK, Equity Bank or Merger Sub. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Lincoln and, as the Proxy Statement/

Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that EQBK or Equity Bank is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to EQBK and Equity Bank in all material respects with the provisions of applicable Law.

Section 4.11 Absence of Certain Changes. Since December 31, 2025, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) there has not been any Material Adverse Change with regard to or affecting EQBK or any of its Subsidiaries, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change to EQBK or any of its Subsidiaries or that could materially affect EQBK’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 4.12 EQBK Disclosure Controls and Procedures. None of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants.

Section 4.13 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement or the EQBK Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which it was made, not misleading.

Section 4.14 Opinion of Financial Advisor. Prior to the execution of this Agreement, the EQBK Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Hovde Group, LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration payable pursuant to this Agreement is fair, from a financial point of view, to EQBK. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.15 Loans. As of the date hereof, each loan held in EQBK’s or any of its Subsidiaries’ loan portfolio, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change with respect to EQBK, (i) at the time and under the circumstances in which made, was made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof (except as enforcement against the obligors may be limited by Bankruptcy Exception), (ii) is evidenced by genuine notes, agreements, or other evidences of indebtedness, (iii) was made in accordance with the lending policies and underwriting standards of Equity Bank, and (iv) to the extent secured, have been secured, to the Knowledge of EQBK, by valid Liens and security interests which have been perfected.

Section 4.16 Sufficiency of Funds. EQBK has and will have as of the Effective Time, without having to resort to external sources, sufficient funds to effect the transactions contemplated by this Agreement.

Section 4.17 Taxes.

(a) Neither EQBK nor Merger Sub has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) EQBK and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Taxes due and payable by EQBK and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity.

(c) EQBK and each of its Subsidiaries have each collected or withheld and duly paid to, or deposited with, the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid or deposited by it.

(d) There is no proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of EQBK or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which EQBK or any of its Subsidiaries has Knowledge. All Tax deficiencies asserted, or assessments made, against EQBK or any of its Subsidiaries have been fully paid or finally resolved.

Section 4.18 Benefit Plans. Each EQBK Benefit Plan has been established, maintained, operated and administered in material compliance with applicable Law and its terms, and no Benefit Plan sponsored or maintained by EQBK is subject to Title IV of ERISA.

Section 4.19 Community Reinvestment Act. Since January 1, 2023, Equity Bank is in compliance in all material respects with the CRA and all regulations issued thereunder, Equity Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and EQBK has no Knowledge of any reason why Equity Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Equity Bank under the CRA.

Section 4.20 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS OF LINCOLN

Section 5.01 Commercially Reasonable Efforts. Lincoln will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Shareholders’ Meeting. Lincoln, acting through the Lincoln Board, shall, in accordance with applicable Law (subject to a Change in Recommendation in accordance with Section 5.23):

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the capital stock of Lincoln required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/Prospectus the recommendation of the Lincoln Board that the shareholders of Lincoln vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Lincoln as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Lincoln Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letters to shareholders, notices of meeting, proxy statement of Lincoln and EQBK and forms of proxy to be distributed to Lincoln’s and EQBK’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to Lincoln and EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus.”

Section 5.03 Information Furnished by Lincoln. Subject to applicable Law, confidentiality obligations, attorney-client privilege and confidential supervisory information, Lincoln shall, promptly following receipt of a written request from EQBK, furnish or cause to be furnished to EQBK, all information concerning Lincoln, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to or with any Governmental Entity in connection with the transactions contemplated by this Agreement. Lincoln represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Lincoln shall otherwise reasonably cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, subject to applicable Law, confidentiality obligations, attorney-client privilege and confidential supervisory information.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, Lincoln will, and will cause each of its Subsidiaries, including the Bank, to, unless otherwise expressly contemplated or permitted by this Agreement, required by applicable Law or a Governmental Entity, or consented to in writing by EQBK (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) in the ordinary course of business and consistent with past practices and safe and sound banking principles; provided, that notwithstanding Lincoln’s ordinary course of business and past practices, Lincoln will use its commercially reasonable efforts to accomplish the Complete Exit prior to Closing, including, without limitation, to not extend or enter into any new LSBX contracts;

(b) except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Lincoln or any of its Subsidiaries may in good faith reasonably dispute;

(d) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file all Tax Returns required to be filed by it and timely pay all Taxes that are required to be paid by it;

(g) (i) promptly notify EQBK of the commencement and progress of any Tax proceeding or claim pending or threatened against or with respect to Lincoln or any of its Subsidiaries, and (ii) not settle, resolve or compromise any such proceeding or claim;

(h) collect or withhold all Taxes required to be collected or withheld by it and timely pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of the Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than 1.48% of the total loans outstanding;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, Lincoln will not, and will not permit any of its Subsidiaries, including the Bank, to, without the prior written consent of EQBK (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth on Lincoln Confidential Schedule 5.05 or as otherwise expressly contemplated or permitted by this Agreement or required by applicable Law or a Governmental Entity:

(a) take or fail to take any action that would cause the representations and warranties made in ARTICLE III to be inaccurate at the time of the Closing such that Lincoln would be precluded from making such representations and warranties at the time of the Closing such that the condition to closing set forth in Section 8.01 would not be satisfied as of the Closing;

(b) merge into, consolidate with or sell substantially all of its assets to any other Person, change or amend Lincoln’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of Lincoln Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Lincoln or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, except dividends from wholly owned Subsidiaries to Lincoln;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(h) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;

(i) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim with a market value in excess of $10,000;

(j) except as required under applicable Law, pursuant to a Company Benefit Plan as in effect as of the date hereof, or as contemplated by this Agreement and the transactions contemplated hereby, (i) increase in any manner the compensation, bonus or pension, welfare, severance or other benefits with respect to any of the current or former directors, officers, employees or individual consultants of the Company or its Subsidiaries, except for accrued bonus payments as provided in Lincoln Confidential Schedule 3.10, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Benefit Plan or Benefit Plan that would be a Company Benefit Plan if in effect as of the date hereof, (iii) grant any new equity or equity-based award, (iv) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, (v) accelerate the payment, earning, vesting or funding of, or lapsing of restrictions with respect to, any compensation or benefit, including equity-based compensation, long-term incentive compensation or any bonus or other incentive compensation, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) terminate the employment or services of any officer, employee or individual consultant other than for cause (as reasonably determined by Lincoln in good faith), (viii) enter into any collective bargaining or other agreement with a labor organization, (ix) forgive or issue any loans to any current or former officer, employee or director of the Company or its Subsidiaries, (x) enter into or amend any employment or consulting contract or other agreement with any current or proposed director, officer or employee, or (xi) hire or promote any officer, employee or individual consultant except for such persons with annual base compensation less than $125,000;

(k) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that (i) are set forth in writing in the budget provided to EQBK, (ii) are necessary to prevent substantial deterioration of the condition of a property, or (iii) do not exceed $25,000 in the aggregate; provided that EQBK shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from Lincoln, and such consent shall not be unreasonably withheld, conditioned or delayed;

(l) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(m) make or enter into any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Lincoln’s independent auditors, or as required by any applicable Regulatory Agency, or (iv) tax election, taxable year or period, or accounting methods for Tax purposes;

(n) file any amended Tax Return, waive or extend any period related to the assessment or collection of any Tax, settle or compromise any Tax claim, proceeding or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or other agreement with a Governmental Entity with respect to Taxes, surrender any claim to a Tax refund, make or initiate any voluntary disclosure with respect to any Tax or Tax Return;

(o) reduce the amount of the Bank’s allowance for loan losses except through charge offs or other adjustments made in accordance with GAAP, applicable regulatory requirements and the Bank’s existing methodology;

(p) except as set forth in Lincoln Confidential Schedule 5.05(p), sell (but payment at maturity is not a sale) or purchase any investment securities; provided that Lincoln and Subsidiaries may liquidate, in their entirety, their securities portfolio without the consent of EQBK;

(q) renew, extend the maturity of, or alter any of the terms of any loan classified by Lincoln as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $500,000, provided that (i) prior to taking one or more of the actions described in the foregoing clause with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the EQBK Loan Representatives at the email address specified in Section 10.13, (ii) upon receipt of such loan credit memorandum, one or more of the EQBK Loan Representatives promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as such EQBK Loan Representative(s) may reasonably determine necessary (which request may be made by return email), and (iii) one or more of the EQBK Loan Representatives shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if such EQBK Loan Representative(s) fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the EQBK Loan Representative(s) shall be deemed to have approved such action or loan;

(r) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of Lincoln or any Subsidiary thereof;

(s) enter into any acquisitions or leases of real property, including new leases and lease extensions; or

(t) take any action or knowingly fail to take any action that is intended or is reasonably likely to cause the Integrated Mergers or the Bank Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or agree or commit to take, or adopt any resolution in support of, any such action.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws and confidentiality obligations, Lincoln will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK reasonable access during normal business hours to the properties, books, contracts and records of Lincoln and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may require and furnish to EQBK during such period all such reasonable information concerning Lincoln, each of its Subsidiaries and its affairs as EQBK may reasonably request, for the purpose of EQBK verifying the representations and warranties of Lincoln, verifying the performance of Lincoln’s obligations and covenants, and preparing for the Merger and the other matters contemplated by this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Lincoln or any of its Subsidiaries and will coordinate any physical inspection with Lincoln in advance. Neither Lincoln nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of Lincoln or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of Lincoln’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements. Lincoln will promptly furnish EQBK with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (b) unaudited month-end financial statements of Lincoln and the Bank (as prepared by management of Lincoln and the Bank in the ordinary course of business), and (c) each Tax Return for either Lincoln or its Subsidiaries prepared after the date of this Agreement as soon as said Tax Returns are made available to the IRS or other Governmental Entity.

Section 5.08 Untrue Representation. Lincoln will promptly notify EQBK in writing if Lincoln becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Lincoln or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. Lincoln will promptly notify EQBK in writing of any litigation, or of any material claim, controversy or contingent liability that might be expected to become the subject of litigation, against Lincoln or any of its Subsidiaries or affecting any of their properties, and Lincoln will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Lincoln, threatened against Lincoln or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Lincoln or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. Lincoln will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Lincoln, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Lincoln or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in ARTICLE VIII not to be satisfied.

Section 5.11 Consents and Approvals. Lincoln will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Lincoln Confidential Schedule 2.02(h).

Section 5.12 Environmental Investigation.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that Lincoln has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Lincoln prior to any physical inspections of the Property, and Lincoln may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed reasonably necessary, EQBK will (i) notify Lincoln of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Lincoln of such Secondary Investigations, and Lincoln may place reasonable time and place restrictions on such Secondary Investigations. All Environmental Inspections and Secondary Investigations shall be conducted in compliance with applicable Law, in a manner that does not materially interfere with the operations of Lincoln or its Subsidiaries, at EQBK’s sole cost and expense, with EQBK responsible for repairing any damage caused by the inspection.

(b) Lincoln agrees to make available to EQBK and its consultants, agents and representatives all reasonably necessary documents and other materials in Lincoln’s possession or control relating to environmental conditions of any Property, including the results of other Environmental Inspections and surveys.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) Lincoln agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Per Share Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all financial statements and information concerning Lincoln and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. A Change in Recommendation effected in accordance with the provisions of Section 5.23 will not constitute a breach by Lincoln of this Section 5.13. None of the information supplied or to be supplied by Lincoln or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Lincoln and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Lincoln necessary in order to make the statements therein with respect to Lincoln, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Lincoln is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Lincoln in all material respects with the provisions of applicable Law.

(b) The Lincoln Board has resolved to recommend to the Lincoln shareholders that they approve this Agreement, the Merger and, subject to a Change in Recommendation in accordance with Section 5.23, shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.23, the Lincoln Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Lincoln Board that the shareholders of Lincoln vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Lincoln as soon as practicable after the Registration Statement becomes effective with the SEC; provided that nothing in this Section 5.13 shall require the Lincoln Board to take any action that would violate its fiduciary duties or applicable Law.

(c) If Lincoln becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Lincoln shall promptly inform EQBK thereof and reasonably cooperate in taking the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) Lincoln will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any and all Company Benefit Plans that are intended to be qualified pursuant to Section 401(a) of the Code and that contain a deferral feature governed by Section 401(k) of the Code (each a “Lincoln 401(k) Plan”) and related trust sponsored by Lincoln or any of its Subsidiaries, effective no later than the date immediately preceding the Closing Date. Lincoln shall ensure that all contributions to the Lincoln 401(k) Plan are fully vested and nonforfeitable as of the termination of the Lincoln 401(k) Plan. Lincoln will provide EQBK with drafts of all amendments, resolutions and other documentation effecting termination of the Lincoln 401(k) Plan no later than five (5) days prior to the proposed termination date of the Lincoln 401(k) Plan, which documentation shall be subject to EQBK’s review and comment. Lincoln shall provide EQBK with evidence or such other confirmation from Lincoln which EQBK deems appropriate that (i) each such Lincoln 401(k) Plan has been terminated as set forth in this Section 5.14(a) pursuant to duly authorized corporate action and (ii) at the request of EQBK, Lincoln will submit to the IRS an application for determination of the tax qualified status of any qualified plan relating to its termination. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Lincoln 401(k) Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Lincoln and reflected in the calculation of Lincoln Actual Merger Costs.

(b) With respect to the ESOP:

(i) Prior to the Effective Time, Lincoln shall have taken or caused to be taken all such actions as may be necessary to terminate the ESOP, and adopt corresponding amendments to the ESOP documents (which amendments shall be in form and substance acceptable to Purchaser) effective as of the date not later than the Closing Date (the “ESOP Termination Date”), but conditioned upon the Closing occurring. Such amendments to the ESOP shall provide: (A) that the ESOP is no longer required to be invested in Lincoln Stock; (B) that no new participants or former participants shall be admitted to the ESOP on or after the ESOP Termination Date and no contributions will be made to the ESOP on or after the ESOP Termination Date; (C) that all ESOP participant accounts shall be fully vested as of the ESOP Termination Date; (D) that the entire balance of the account of a participant or beneficiary of the ESOP will be required to be distributable in cash in a lump-sum payment; (E) that the ESOP shall be terminated effective as of the ESOP Termination Date; (F) all amendments required to be made to the ESOP under ERISA and the Code through the ESOP Termination Date; and (G) any amendment required in connection with Section 5.14(b)(ii). Lincoln will provide EQBK with drafts of all amendments, resolutions and other documentation effecting termination of the ESOP no later than ten (10) days prior to the ESOP Termination Date, which documentation shall be subject to EQBK’s review and comment.

(ii) Prior to the Effective Time, Lincoln shall have taken or caused to be taken the following actions: (A) in accordance with the ESOP and any ESOP Loan Documents in effect, Lincoln shall make any contributions (including any interest payments on any ESOP Loan) required to be made to the ESOP for the plan year ending as of the ESOP Termination Date; (B) repayment of the outstanding ESOP Loan by delivering a sufficient number of unallocated shares of Lincoln Stock (with each remitted share to be valued at an amount equal to the Adjusted Value Per Share) in repayment of such outstanding ESOP Loan (such shares, the “Repurchased ESOP Shares”), and terminate any ESOP Loan Documentation (the “ESOP Loan Termination Documentation”); and (C) cause the balance of the unallocated shares and any other unallocated assets remaining in the ESOP after repayment of the ESOP Loan to be allocated to the accounts of the ESOP participants in accordance in with the terms of the ESOP (and if the ESOP is silent on such allocation, in a manner compliant with ERISA and the Code, and subject to EQBK’s prior approval).

(c) At the direction of EQBK, Lincoln will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Company Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (“Welfare Plan”), effective not later than immediately before the Closing. Lincoln will provide EQBK evidence or such other confirmation from Lincoln which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.14(c) pursuant to duly authorized corporate action.

(d) During the 30-day period immediately preceding the date on which the Effective Time occurs, Lincoln shall (or shall cause the Bank to) irrevocably take all actions necessary to terminate all Directors Deferred Income Plans (and all other nonqualified deferred compensation plans required to be aggregated therewith pursuant to Treasury Regulation § 1.409A-3(j)(4)(ix)(B)) (each, a “Terminated Arrangement”) effective as of and contingent upon the Effective Time, in each case in accordance with the requirements of Section 409A of the Code. The termination and liquidation of each Terminated Arrangement shall be effected in a manner consistent with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), or such other applicable exception as may be permitted under Section 409A. The form and substance of all board actions or documentation prepared in connection with the foregoing termination and liquidation of the Terminated Arrangements shall be subject to the prior review and approval of the EQBK, which approval shall not be unreasonably withheld, conditioned, or delayed. Following the termination of the Terminated Arrangements, all payments to be made in connection with such Terminated Arrangements shall be paid to each applicable individual no earlier than the date on which the Effective Time occurs and no later than the date that is 12 months after the date on which irrevocable action was taken by Lincoln or the Bank to effectuate such termination.

Section 5.15 Termination of Contracts.

(a) Lincoln and each of its Subsidiaries will, with regard to any contract to which Lincoln or any of its Subsidiary is a party identified by EQBK in writing prior to the Calculation Date, reasonably cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be mutually agreed by EQBK and Lincoln. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Lincoln or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Lincoln or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Lincoln Actual Merger Costs as contemplated by Section 1.06. For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) Lincoln and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of Lincoln’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Lincoln Confidential Schedule 5.15(b) and Lincoln and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Lincoln Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Lincoln or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Lincoln or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Lincoln Actual Merger Costs as contemplated by Section 1.06.

(c) Any such notice and actions by Lincoln and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. Lincoln and each of its Subsidiaries shall use commercially reasonable efforts, if agreed to by Lincoln following a request by EQBK, consistent with GAAP, immediately prior to Closing, to make such accounting entries in order to conform the accounting records of Lincoln and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any Governmental Entity or Regulatory Agency, (c) violate any Law, rule or regulation applicable to Lincoln or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by Lincoln (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.07 or (iii) that such adjustment has any bearing on the Per Share Merger Consideration.

Section 5.17 Regulatory and Other Approvals. Lincoln, at its own expense, with the cooperation of EQBK, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Lincoln, if any, in connection with this Agreement and the other agreements contemplated hereby. Lincoln will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Lincoln will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) For purposes of this Agreement, in the case of any taxable period that includes (but does not end) the Closing Date (a “Straddle Period”), the amount of any Taxes other than real property or ad valorem Taxes of Lincoln or any of its Subsidiaries for the portion of the Straddle Period through the day ending on the Closing Date shall be determined on an interim closing of the books as of the close of business on the Closing Date and the amount of all property or ad valorem Taxes shall be determined for that portion of the Straddle Period ending on the Closing Date equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of the days from the beginning of the Straddle Period through the end of the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Lincoln when due, and the party required by Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law. To the extent required by Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) In the event of any audit or exam of Lincoln’s or its Subsidiaries’ federal or state Tax Returns prior to the consummation of the Integrated Mergers (a “Tax Contest”) Lincoln shall (i) keep EQBK reasonably informed of the progress of such Tax Contest (including providing EQBK copies of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), (ii) allow EQBK to participate in such Tax Contest with counsel of its choice at its own expense, and (iii) not settle, compromise, or otherwise resolve such Tax Contest without the prior written consent of EQBK (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.19 Tax-Free Reorganization Certificates. Officers of Lincoln and its Subsidiaries shall execute and deliver to Norton Rose Fulbright US LLP and Alston & Bird LLP (or such other counsel selected by each of EQBK and Lincoln), respectively, certificates (each a “Lincoln Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s deliveries of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.10 and Section 8.14, and Lincoln shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.14.

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, Lincoln agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of Lincoln and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Lincoln and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.21, with the understanding that EQBK shall in no event be permitted to exercise control of Lincoln or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Lincoln and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Lincoln and the Bank shall use their commercially reasonable efforts to plan the integration of Lincoln and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control Lincoln or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Lincoln and the Bank in the ordinary course of business, Lincoln’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Lincoln’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Lincoln and the Bank shall request to permit Lincoln and the Bank to comply with their obligations under this Section 5.21.

(b) Following receipt of all necessary regulatory approvals required for the consummation of the transaction contemplated by this Agreement, each of Lincoln and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 and the other requirements of the SOA with respect to Lincoln and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the sole expense of EQBK.

Section 5.22 Execution of Releases. Lincoln shall use its commercially reasonable efforts to cause the persons set forth on Lincoln Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.23 No Solicitation.

(a) Subject to the provisions of this Section 5.23, Lincoln will not, and will cause its Subsidiaries not to, and will cause Lincoln’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.23(b)). Lincoln shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Lincoln shareholders, in the event that Lincoln receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.23, Lincoln and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of financing that need to be involved in such discussion if Lincoln’s Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Lincoln a Superior Proposal and that failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Lincoln shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Lincoln and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Lincoln from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Lincoln will promptly (and in any event within 48 hours) notify EQBK of the receipt by Lincoln of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Subject to applicable fiduciary duty requirements, Lincoln will keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto.

(d) Lincoln’s Board may, at any time prior to obtaining the approval of the Lincoln shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw Lincoln Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, Lincoln’s Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law, and (y) such Change in Recommendation is in connection with a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.23(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, Lincoln may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Lincoln and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that Lincoln’s Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Lincoln’s shareholders as such Superior Proposal and (iii) Lincoln is not in material breach of this Section 5.23.

Section 5.24 Withdrawal of Registration Statement. Promptly following the date hereof and no later than ten (10) business days after the date hereof, Lincoln shall withdraw its Form S-1 registration statement that has been filed with the SEC and shall take no further action to cause such registration statement to be declared effective by the SEC.

Section 5.25 Employee Matters. On the date hereof, the individuals set forth on Lincoln Confidential Schedule 5.25 shall have executed and delivered to EQBK employment agreements dated as of the date hereof and effective as of the Closing Date in the form as mutually agreed to by the parties; provided, that such employment agreements shall terminate and be of no force and effect if the Complete Exit occurs prior to the Closing Date.

ARTICLE VI

COVENANTS OF EQBK AND MERGER SUB

Section 6.01 Commercially Reasonable Efforts. Each of EQBK and Merger Sub shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings; Registration Statement.

(a) EQBK, at its own expense, with the cooperation of Lincoln, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Integrated Mergers and the Bank Merger by the applicable Regulatory Agencies. EQBK will promptly furnish Lincoln with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. EQBK will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of Lincoln and the Bank, file with the SEC the Registration Statement within sixty (60) days from the date of this Agreement (subject to prompt receipt of all information from Lincoln reasonably requested by EQBK), which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective at the earliest practicable time. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Lincoln shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. EQBK will advise Lincoln, promptly after EQBK receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of EQBK Class A Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. EQBK will provide Lincoln and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement/Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and EQBK will provide Lincoln and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, EQBK shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Lincoln to mail such amendment or supplement to Lincoln shareholders (if required under applicable Law).

(c) EQBK shall timely file all documents required to obtain all necessary “Blue Sky” permits and approvals, if any, or any notice filings required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals, or make such notice filings, on a timely basis.

(d) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) EQBK shall keep Lincoln reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. Lincoln shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement.

Section 6.03 Untrue Representations. EQBK shall promptly notify Lincoln in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Lincoln or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify Lincoln of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might reasonably question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. For the avoidance of doubt, this Section 6.04 shall not apply to a Tax Contest, which shall be governed exclusively by Section 5.18(c).

Section 6.05 Material Adverse Changes. EQBK shall promptly notify Lincoln in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in ARTICLE VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on EQBK Confidential Schedule 2.03(g).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Lincoln or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Lincoln or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of Lincoln with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the Benefit Plans of EQBK subject to ERISA provided to similarly situated employees of EQBK or its Subsidiaries. All such participation shall be subject to such terms of such Benefit Plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of benefits but, subject to that qualification, EQBK shall, for purposes of eligibility and vesting under Benefit Plans sponsored by EQBK that are intended to be qualified under Section 401(a) of the Code and contain a deferral feature governed by Section 401(k) of the Code, credit each Continuing Employee with his or her term of service with Lincoln or any of its Subsidiaries to the extent such service was properly recognized for a similar purpose under the Lincoln 401(k) Plan. Nothing in this Agreement shall or shall be deemed to restrict the ability of EQBK or its Subsidiaries from terminating the employment of any Continuing Employee for any reason or no reason following the Closing.

(b) Terminated Employees and Continuing Employees will be eligible to receive severance as set forth on EQBK Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) If Continuing Employees become eligible to participate in a group health plan health plan of EQBK upon termination of any such analogous Company Benefit Plan, EQBK shall use commercially reasonable efforts to cause each such Benefit Plan of EQBK to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EQBK, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such Continuing Employee had satisfied or was not subject to any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Nothing in this Agreement shall confer upon any current or former employee, officer, director, independent contractor or consultant (or any beneficiary or dependent of any of the foregoing) of Lincoln or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Lincoln, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Lincoln or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit or employment plan, program, policy, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Company Benefit Plan or any other Benefit Plan after the Effective Time. Without limiting the generality of Section 10.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Lincoln or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Board Seat. At or promptly following the Effective Time, EQBK shall increase by one (1) the number of directors constituting the EQBK Board and appoint a current member of the Lincoln Board (the “Lincoln Nominee”) to the EQBK Board. The Lincoln Nominee shall be mutually agreed by EQBK and Lincoln, and such Lincoln Nominee shall be subject to EQBK’s standard director qualification procedures and corporate governance requirements.

Section 6.09 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. EQBK shall not, and shall not permit any of its Subsidiaries to, take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to cause the Integrated Mergers or the Bank Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or agree or commit to take, or adopt any resolution in support of, any such action. For purposes of this Section 6.09, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.10 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Lincoln to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Lincoln, who enter into a non-disclosure agreement with EQBK in a form reasonably acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Lincoln may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Lincoln with such additional financial and operating data and other information as to the business and properties of EQBK as Lincoln shall, from time to time, reasonably request. Lincoln shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement.

Section 6.11 NYSE Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to affect said listing prior to the Effective Time. EQBK shall promptly notify Lincoln of any notice, communication or development that could reasonably be expected to delay or prevent such listing.

Section 6.12 Disclosure Schedules. At least ten (10) days prior to the Closing, EQBK agrees to provide Lincoln with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.13 No Control of Lincoln’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Lincoln or the Bank prior to the Effective Time. Prior to the Effective Time, (a) each of Lincoln and EQBK shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Lincoln shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) Lincoln shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.14 Tax-Free Reorganization Certificates. Officers of EQBK and Merger Sub shall execute and deliver to Norton Rose Fulbright US LLP and Alston & Bird LLP (or such other counsel selected by each of

EQBK and Lincoln), respectively, certificates (each a “EQBK Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including the Closing Date (and, if requested, as of the date on which the Registration Statement is declared effective by the SEC), in connection with each counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.10 and Section 8.14, and EQBK and Merger Sub shall also provide such other information as reasonably requested by each counsel for purposes of rendering the opinions described in Section 7.10 and Section 8.14.

Section 6.15 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Integrated Mergers, EQBK and Equity Bank shall, from and after the Effective Time, succeed to Lincoln’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Lincoln and the Bank, respectively, as provided in their certificates of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). Each of EQBK and Equity Bank hereby guaranties Lincoln’s and the Bank’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of six (6) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Lincoln, under the Existing Indemnification Obligation, regardless of whether any such claim is asserted or claimed before, or after, the Effective Time, and shall advance reasonable expenses (including reasonable attorneys’ fees) incurred in connection with any such claim promptly upon receipt of an undertaking to repay such advance if it is ultimately determined that such Person is not entitled to indemnification.

(c) Prior to Closing, EQBK shall obtain, at the expense of EQBK (provided, that EQBK shall not be required to pay an amount in excess of 300% of the current annual premium paid as of the date hereof by Lincoln for such insurance), for a period of not less than six (6) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the six-year period immediately preceding the Effective Time, under Lincoln’s and the Bank’s current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each Person, including, without limitation, Lincoln, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Lincoln or its Subsidiaries.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.15.

(e) The provisions of this Section 6.15 shall survive the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Lincoln or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(f) Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any claim, shall promptly notify EQBK in writing thereof, provide that, failure to notify shall not affect the obligation of EQBK under this Section 6.15 unless, and only to the extent that, EQBK is materially prejudiced in the defense of any such claim as a consequence. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) EQBK shall have the right to assume the defense thereof and EQBK shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if EQBK elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between EQBK and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and EQBK shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that EQBK shall be obligated pursuant to this Section 6.15(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) EQBK shall not be liable for any settlement effected without its prior written consent; provided that EQBK shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse EQBK for any fees and expenses of such Indemnified Party’s counsel that were paid by EQBK, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Section 6.16 Tax Matters. EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section  1.368-3.

Section 6.17 Assumption of Lincoln Debt. Effective at the Effective Time or at the effective time of the Bank Merger for any debt and other obligations of Lincoln or the Bank under the indentures and agreements set forth on Lincoln Confidential Schedule 6.17 the (“Assumed Debt”), EQBK or EQBK Bank, respectively, shall assume the due and punctual performance and observance of the covenants to be performed by Lincoln or the Bank, respectively, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes and other obligations governed thereby, to the extent set forth in such indentures and agreements. In connection therewith, (a) EQBK and Lincoln shall, and shall cause EQBK Bank and the Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures required by the applicable indentures and other agreements and (b) Lincoln shall, and shall cause the Bank to, execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

Section 6.18 Employment Agreements. On the date hereof, EQBK shall have executed and delivered to the individuals set forth on Lincoln Confidential Schedule 5.25 employment agreements dated as of the date hereof and effective as of Closing Date in the form as mutually agreed to by the parties; provided, that such employment agreements shall terminate and be of no force and effect if the Complete Exit occurs prior to the Closing Date.

Section 6.19 Merger Sub. EQBK shall promptly (and in any event within five (5) Business Days) following the execution of this Agreement cause Merger Sub to be incorporated and, upon such incorporation, to execute and deliver to Lincoln and EQBK a joinder to this Agreement making Merger Sub party hereto. EQBK shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LINCOLN

The obligations of Lincoln under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Lincoln:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK and Merger Sub set forth in Section 4.01, Section 4.02, and Section 4.03 (other than inaccuracies that are de minimis in amount and effect) and Section 4.11 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Lincoln in connection with this Agreement being true and correct in all respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date); provided, however, that for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Change on EQBK or Merger Sub.

Section 7.02 Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Lincoln Stock as and to the extent required by the IBCA and the Lincoln Constituent Documents (the “Requisite Lincoln Vote”).

Section 7.04 Government and Other Approvals. Lincoln and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(g) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened in writing to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Lincoln, the Bank or any officer, director, shareholder or employee of Lincoln or the Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. Lincoln shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Lincoln.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK or Merger Sub since the date of this Agreement.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the

Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 NYSE Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE.

Section 7.10 Federal Tax Opinion. Lincoln shall have received an opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to Lincoln, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Alston & Bird LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Lincoln Certificate and EQBK Certificate for purposes of rendering such opinion, and such other information reasonably requested by and provided to it by Lincoln or EQBK for purposes of rendering such opinion.

Section 7.11 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.15(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the Lincoln set forth in Section 3.01, Section 3.02, Section 3.03 (other than inaccuracies that are de minimis in amount and effect) and Section 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Lincoln in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date); provided, however, that for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Change on Lincoln.

Section 8.02 Performance of Obligations. Lincoln has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Lincoln under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite Lincoln Vote.

Section 8.04 Government and Other Approvals. Lincoln and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Lincoln Confidential Schedule 2.02(h), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened in writing to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries that would be expected to have a Material Adverse Change on EQBK and its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK, Equity Bank or any officer, director, shareholder or employee of EQBK or Equity Bank to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of Lincoln an instrument dated as of the Closing Date releasing Lincoln, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit D. Further, EQBK having received from each of the officers of Lincoln, as listed on Lincoln Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Lincoln, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit E.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to Lincoln since the date of this Agreement.

Section 8.08 Employment Agreements. Each of the individuals set forth on Lincoln Confidential Schedule 8.08 shall have entered into an employment agreement and such employment agreements shall be in full force and effect; provided, however, that if the Complete Exit occurs prior to the Closing Date, this condition shall be waived.

Section 8.09 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.10 Dissenting Shareholders. Holders of not more than 5.0% of the outstanding shares of Lincoln Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the IBCA.

Section 8.11 Delivery of Closing Document. EQBK shall have received all documents required to be received from Lincoln on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.12 Minimum Adjusted Equity. Lincoln’s Adjusted Equity shall be equal to or greater than $75,000,000.

Section 8.13 FIRPTA Certificate. Lincoln shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Lincoln, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Lincoln.

Section 8.14 Federal Tax Opinion. EQBK shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Lincoln Certificate and EQBK Certificate for purposes of rendering such opinion, and such other information reasonably requested by and provided to it by Lincoln or EQBK for purposes of rendering such opinion.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Lincoln, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and Lincoln;

(b) by either Lincoln or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, hereof have not been met or waived by June 30, 2027; provided, however, that such date (i) will be automatically extended to August 30, 2027, if the only outstanding condition to closing under ARTICLE VII and ARTICLE VIII is the receipt of approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities, and (ii) may be extended to such later date as agreed upon by the parties hereto;

(c) by either EQBK or Lincoln if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either EQBK or Lincoln if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Lincoln or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to

EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify Lincoln in writing of its intent to terminate stating the reason therefor. Lincoln shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by Lincoln, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Lincoln if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Lincoln desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK or Lincoln if this Agreement and the Merger are not approved by the required vote of members of Lincoln at its Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that Lincoln may not terminate this Agreement pursuant to this Section 9.01(g) if Lincoln has breached in any material respect any of its obligations under this Agreement in a manner that caused the failure to obtain the approval of the Lincoln shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;

(h) by Lincoln prior to obtaining the approval of the Lincoln shareholders at the Shareholders’ Meeting, and subject to the terms and conditions of Section 5.23(e), in order to accept a Superior Proposal;

(i) by EQBK, if the Lincoln Board shall have effected a Change in Recommendation;

(j) by EQBK, if Lincoln or the Bank enter into any final, material, formal enforcement action with a Governmental Entity;

(k) by Lincoln, if EQBK or Equity Bank enter into any final, material, formal enforcement action with a Governmental Entity; or

(l) by Lincoln, not later than the end of the second Business Day following the Calculation Date, in the event that as of the Calculation Date, both of the following conditions are satisfied:

(i) the EQBK Closing VWAP is less than 80% of the Agreed EQBK Stock Price; and

(ii) the quotient of (A) the EQBK Closing VWAP, divided by (B) the Agreed EQBK Stock Price, is less than the product of (x) the Index Change Ratio, multiplied by (y) 0.80.

If Lincoln elects to terminate pursuant to this Section 9.01(l) and provides such written notice to EQBK, then within two (2) Business Days following EQBK’s receipt of such notice, EQBK may elect by written notice to Lincoln to reinstate the Merger and the other transactions contemplated by this Agreement and at its option:

(A) adjust the Per Share Stock Amount to adjust the number of shares of EQBK Class A Stock to be issued to holders of Lincoln Stock such that solely for the purpose of this Section 9.01(l) when calculating the Per Share Stock Amount pursuant to Section 1.05, (i) the term “Total Stock Amount” shall mean the lesser of (x) $73,381,622, and (y) the product of $73,381,622 multiplied by the Index Change Ratio, and (ii) the term “EQBK Closing VWAP” shall be substituted for “Agreed EQBK Stock Price” where applicable; or

(B) in the alternative, (i) pay an amount in cash to each holder of Stock Election Shares such that each holder of Stock Election Shares would be entitled to receive, in respect of each Stock Election Share, the equivalent value, based on the EQBK Closing VWAP for each Stock Election Share as such holder would have received had the Per Share Merger Consideration been adjusted in accordance with clause (A), and (ii) reduce the amount of cash to be paid to each holder of Cash Election Shares such that each holder of Cash Election Shares would be entitled to receive, in respect of each Cash Election Share, the equivalent value for each Cash Election Share as such holder would have received had the Per Share Merger Consideration been adjusted in accordance with clause (A), provided that such additional cash amount will not prevent or impede the Merger from qualifying as a reorganization as described in Section 368(a) of the Code. If EQBK makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 9.01(l) and this Agreement will remain in effect according to its terms (except as the Per Share Merger Consideration has been adjusted).

The calculations pursuant to this Section 9.01(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into EQBK Class A Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of EQBK Class A Stock outstanding after the date hereof and prior to the Calculation Date.

For the purposes of this Section 9.01(l), the following term shall have the meaning set forth below:

“Index Change Ratio” shall mean the quotient of (i) the 20-day average closing price of the NASDAQ Bank Index (or, if such index is not available, a similar index that may be agreed upon by the parties hereto) over the twenty (20) trading day period beginning on the twenty-first (21st) day prior to the Calculation Date and ending on the day prior to the Calculation Date, divided by (ii) 5,230.23.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and ARTICLE X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If EQBK is not in material breach of any covenant or obligation under this Agreement, Lincoln shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $4,850,000 (the “Termination Fee”), if this Agreement is terminated:

(i) by Lincoln pursuant to Section 9.01(h);

(ii) by EQBK pursuant to Section 9.01(i);

(iii) by EQBK or Lincoln pursuant to Section 9.01(b) or Section 9.01(g) (if Lincoln shall have failed to obtain the Requisite Lincoln Vote at the duly convened Shareholders’ Meeting of Lincoln or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken) or by EQBK pursuant to Section 9.01(e), in either case only if:

(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Lincoln, the Lincoln Board or directly to Lincoln’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Lincoln; and

(B) prior to the date that is twelve (12) months after the date of such termination, Lincoln enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided, that, solely for the purposes of this Section 9.03(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.13, except that all references in such definition to 25% shall be changed to 50%.

(c) Any payment required by Section 9.03(b) shall be paid:

(i) on the date of termination, if paid pursuant to Section 9.03(b)(i);

(ii) within two (2) Business Days of termination, if paid pursuant to Section 9.03(b)(ii); and

(iii) on the earlier of the date Lincoln enters into the definitive agreement described in Section 9.03(b)(iii)(B) and the date Lincoln consummates the transaction described in Section 9.03(b)(iii)(B), if paid pursuant to Section 9.03(b)(iii).

(d) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Lincoln shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Lincoln (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(e) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except (i) with respect to the costs and expenses of printing and mailing the Proxy Statement/Prospectus and all other filing and other fees paid to the SEC in connection with the Merger and (ii) as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on EQBK Confidential Schedule 10.03(a), EQBK hereby represents to Lincoln that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. Lincoln will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold Lincoln harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on Lincoln Confidential Schedule 10.03(b), Lincoln hereby represents to EQBK that no agent, representative or broker has represented Lincoln in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Lincoln or any shareholder of Lincoln, and Lincoln hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of Lincoln or any shareholder of Lincoln.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the EQBK Confidential Schedules, the Lincoln Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered

(a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Lincoln:

Sean Willett

President and Chief Executive Officer

Lincoln Bancorp

508 Main Street

Reinbeck, Iowa 50669

Email:

With a copy (which shall not constitute notice) to:

Mark C. Kanaly

David Park

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Email: mark.kanaly@alston.com

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email:

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Blake H. Redwine

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

blake.redwine@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 10.12 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.13 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Actual Credit Costs” shall have the meaning set forth in Section 1.06(b)(i).

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Lincoln and its Subsidiaries or 25% or more of any class of equity or voting securities of Lincoln or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Lincoln, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Lincoln or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Lincoln, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Lincoln or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Lincoln.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(b)(ii).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the preamble.

“Assumed Tax Rate” means 21%.

“Bank” shall have the meaning set forth in the Recitals.

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.15.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Benefit Plans” shall have the meaning set forth in Section 3.28(a).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas and Reinbeck, Iowa are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(b)(iii).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Canceled Shares” shall have the meaning set forth in Section 1.05(e).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash Election” shall have the meaning set forth in Section 1.05(b)(ii).

“Cash Election Number” shall have the meaning set forth in Section 1.07(b)(i).

“Cash Election Shares” shall have the meaning set forth in Section 1.05(b)(ii).

“Cash Shortfall Number” shall have the meaning set forth in Section 1.07(b)(ii).

“Certificate” shall have the meaning set forth in Section 1.08(d).

“Change in Recommendation” shall have the meaning set forth in Section 5.23(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Company Benefit Plans” shall have the meaning set forth in Section 3.28(a).

“Complete Exit” means the occurrence of both (i) movement of substantially all LSBX loans, deposits, and client relationships (whether by sale, contractual closure/termination, or client-directed transition) to another provider, such that LSBX is substantially de-risked and no longer operates as a standalone platform, and (ii) elimination of the need for employees providing services primarily to LSBX, with the employment of all such employees having been terminated or exited the organization. Whether and, if so, when a Complete Exit shall have occurred shall be determined mutually by EQBK and Lincoln.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of April 14, 2026, by and between Lincoln and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shareholder” shall have the meaning set forth in Section 1.12(a).

“Dissenting Shares” shall have the meaning set forth in Section 1.12(a).

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Election” shall have the meaning set forth in Section 1.08(a).

“Election Deadline” shall have the meaning set forth in Section 1.08(d).

“Election Period” shall have the meaning set forth in Section 1.08(c).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Closing VWAP” means the volume-weighted average price per share of EQBK Class A Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“EQBK Confidential Schedules” shall have the meaning set forth in the first paragraph of ARTICLE IV.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(c).

“EQBK Loan Representative(s)” means Kryzsztof Slupkowski (having an email address of kslupkowsk@equitybank.com) and Greg Kossover (having an email address of ghkossover@equitybank.com).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Stock” shall have the meaning set forth in Section 1.05(a).

“Equity Bank” shall have the meaning set forth in the Recitals.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“ESOP” means the Lincoln Bancorp Employee Stock Ownership Plan, as amended

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(b).

“Exchange Fund” shall have the meaning set forth in Section 1.09(b).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.15(a).

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“Form of Election” shall have the meaning set forth in Section 1.08(b).

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Holder” shall have the meaning set forth in Section 1.08.

“IBCA” shall have the meaning set forth in Section 1.01.

“Indemnified Parties” shall have the meaning set forth in Section 6.15(e).

“Index Change Ratio” shall have the meaning set forth in Section 9.01(l).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 3.12(m).

“KGCC” shall have the meaning set forth in Section 1.14.

“Knowledge” for purposes of this Agreement a person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 1.09(c).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Lincoln” shall have the meaning set forth in the preamble.

“Lincoln Actual Merger Costs” shall have the meaning set forth in Section 1.06(b)(v).

“Lincoln Board” shall have the meaning set forth in the Recitals.

“Lincoln Certificate” shall have the meaning set forth in Section 5.19.

“Lincoln Confidential Schedules” shall have the meaning set forth in the first paragraph of ARTICLE III.

“Lincoln Constituent Documents” shall have the meaning set forth in Section 3.04(b).

“Lincoln Equity” shall have the meaning set forth in Section 1.06(b)(iv).

“Lincoln Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Lincoln Class A Stock” shall have the meaning set forth in the recitals.

“Lincoln Class B Stock” shall have the meaning set forth in Section 1.05(b).

“Lincoln Nominee” shall have the meaning set forth in Section 6.08.

“Lincoln RSU” has the meaning set forth in Section 1.13.

“Lincoln Stock” shall have the meaning set forth in Section 1.05(b).

“Lincoln Stock Plan” means the Lincoln Bancorp 2019 Equity Incentive Plan.

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“LSBX” means the Bank’s banking as a service platform through which the Bank offers financial products and services, including, without limitation, deposit accounts, payment processing, card issuance, lending products, and money transmission services, to third-party non-bank businesses, financial technology companies, and other companies.

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of the parties hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the States of Kansas or Iowa, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the execution and delivery of this Agreement, the announcement of the transactions contemplated by this Agreement (including relationships with customers or employees) or any litigation relating to this Agreement or the transactions contemplated hereby; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other bank holding companies or insured depository institutions in the industry in which such party operates.

“Max Cash Shares Number” shall have the meaning set forth in Section 1.07(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(c)(iii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Nasdaq Bank Index” means the Nasdaq Bank Index as published by The NASDAQ OMX Group, Inc. (or any successor thereto).

“Non-Election Shares” shall have the meaning set forth in Section 1.05(b)(iii).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(o).

“NYSE” shall have the meaning set forth in Section 3.08.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties or Liens for Taxes being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by Lincoln or any of its Subsidiaries, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Amount” shall have the meaning set forth in Section 1.05(c).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Per Share Stock Amount” shall have the meaning set forth in Section 1.05(c)(v).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by Lincoln, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Lincoln.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13.

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the Iowa Division of Banking, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Requisite Lincoln Vote” shall have the meaning set forth in Section 7.03.

“Scheduled Loans” shall have the meaning set forth in Section 1.06(b)(i).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.14.

“Second Effective Time” shall have the meaning set forth in Section 1.14.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Share Adjustment” shall have the meaning set forth in Section 1.05(g).

“SOA” shall have the meaning set forth in Section 4.04(d).

“Stock Consideration” shall mean that portion of the Merger Consideration consisting of shares of EQBK Class A Stock.

“Stock Election” shall have the meaning set forth in Section 1.05(b)(i).

“Stock Election Shares” shall have the meaning set forth in Section 1.05(b)(i).

“Straddle Period” shall have the meaning set forth in Section 5.18(a).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that Lincoln’s Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Lincoln and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.23(e) or otherwise); provided that for purposes of this definition references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.15(c).

“Tax” or “Taxes” means (i) all United States federal, state or local or non-United States taxes, assessments, charges, duties, tariffs, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, escheat, abandoned or unclaimed property, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, notice, election, form, claim for refund, or information return or statement filed or required to be filed with an Governmental Entity relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof (in each case, whether written, electronic or in other form).

“Terminated Arrangement” shall have the meaning set forth in Section 5.14(d).

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Total Cash Amount” shall have the meaning set forth in Section 1.05(c)(vi).

“Total Stock Amount” shall have the meaning set forth in Section 1.05(c)(ix).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Voting Agreement” shall have the meaning set forth in the recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(c).

Section 10.14 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.15 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.16 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.17 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.18 Public Disclosure. Neither EQBK nor Lincoln, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned, or delayed); provided, however, that (i) EQBK and Lincoln are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.

Section 10.19 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.20 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.21 No Third Party Beneficiaries. Except as provided in Section 6.15(e), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

LINCOLN BANCORP

By:	/s/ Sean Willett
Name:	Sean Willett
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Annex B

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of September 2, 2026 is executed by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Lincoln Bancorp (“Lincoln”), an Iowa corporation and registered bank holding company under the BHCA, Brad S. Elliott (“Proxy Holder”), as proxy, and the shareholders of Lincoln listed on the signature page to this Agreement (referred to herein individually as a “Shareholder” and collectively with the other Lincoln shareholders entering into this Agreement, as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, EQBK, Penny Merger Sub, Inc. (“Merger Sub”), an Iowa corporation and wholly owned subsidiary of EQBK, and Lincoln have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for, among other things, EQBK’s acquisition of Lincoln through the merger of Merger Sub with and into Lincoln, with Lincoln surviving the merger as a wholly owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of Lincoln (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, each of the Shareholders has agreed to vote their shares of Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of Lincoln and its wholly owned banking subsidiary, Lincoln Savings Bank, an Iowa state-chartered bank with its principal office in Reinbeck, Iowa (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by EQBK and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lincoln, EQBK, the Proxy Holder, and the Shareholders undertake, promise, covenant and agree as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the Shareholders of Lincoln or otherwise as of the date of such vote or consent; and

(c)

all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Shareholders of Lincoln or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), provided, however, that the Proxy Shares shall not include any share identified as excluded shares on the signature page hereto, in favor of approval of the Merger and any other transactions contemplated by the Reorganization Agreement.

2. Except as set forth herein and in the Reorganization Agreement, if Lincoln conducts a meeting of or otherwise seeks approval of its Shareholders with respect to any Acquisition Proposal or any other matter that may contradict this Agreement or the Reorganization Agreement or may prevent EQBK or Lincoln from completing the Merger, then the Shareholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Lincoln Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal, except in his or her capacity as a director or officer of Lincoln and under circumstances for which such actions are permitted under the Reorganization Agreement. Each Shareholder shall promptly advise Lincoln of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Lincoln Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair EQBK’s ability to exercise any of the rights granted by the Reorganization Agreement. Notwithstanding the foregoing, this Section 3 shall apply to each Shareholder solely in his or her capacity as a shareholder of Lincoln and shall not apply in any manner to any Shareholder in his or her capacity as a director or officer of Lincoln or the Bank, if applicable. Nothing contained in this Section 3 shall be deemed to apply to, or limit in any manner, the obligations of any Shareholder to comply with his or her fiduciary duties as a director or officer of Lincoln or the Bank, if applicable. Nothing in this Section 3 shall prohibit any Shareholder from making truthful statements required by applicable Law, regulation or legal process or communicating with any Governmental Entity.

4. Each Shareholder, severally, but not jointly, represents and warrants to EQBK that:

(a)

Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)

Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, as set forth on the signature page of this Agreement.

(c)	Shareholder has the sole voting power over all of the Shares.

(d)	Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in

Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)

None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(f)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(g)

Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the Iowa Business Corporation Act (the “IBCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the IBCA related to the rights of dissenting shareholders. To the extent permitted by applicable Law, each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its controlled Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such controlled Affiliate may now or hereafter have with respect to any Shares whether pursuant to the IBCA or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact (the “Proxy Holder”) to vote at any meeting of the Shareholders of Lincoln all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Shareholder hereby covenants and agrees that until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the approval of the Reorganization Agreement and the transactions contemplated thereby by the Requisite Lincoln Vote, each Shareholder will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section 6 shall be null and void. This Section 6 shall not prohibit a Transfer of the Shares to any charitable organization that is tax exempt under Section 501(c)(3) of the Code, member of Shareholder’s immediate family, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder, or in connection with bona fide estate planning or tax planning purposes; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK, to be bound by all of the terms of this Agreement.

7. Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Lincoln, in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any prior voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form, and (B) in the event of an Acquisition Proposal, to vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Lincoln, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

8. Each Shareholder acknowledges that EQBK and Lincoln are relying on this Agreement in incurring expenses in connection with EQBK’s reviewing Lincoln and the Bank’s business, in Lincoln’s cooperation with EQBK’s preparation of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 722 OF THE IBCA. The Shareholders and Lincoln acknowledge that the performance of this Agreement is intended to benefit EQBK.

9. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, (b) completion of the transactions contemplated by the Reorganization Agreement, or (c) the amendment of the Reorganization Agreement in any manner that materially and adversely affects such Shareholder’s rights thereunder (including, for the avoidance of doubt, any reduction to the consideration to be received by such Shareholder). This Agreement may be terminated with respect to a particular Shareholder at any time prior to completion of the transactions contemplated by the Reorganization Agreement by the mutual written agreement of EQBK and such Shareholder. Upon termination of this Agreement with respect to any Shareholder, no party shall have any further obligations or liabilities hereunder with respect to such Shareholder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

10. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and Lincoln agrees to recognize the vote of the Proxy Holder instead of the vote of the substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may be amended, modified or supplemented with respect to a particular Shareholder only by an instrument in writing executed by EQBK, Lincoln and that Shareholder. Any such amendment, modification or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 15. All communications must be in writing and addressed as follows:

IF TO SHAREHOLDER:

To the address for such Shareholder set forth on the signature page hereto.

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Mark C. Kanaly

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Email: mark.kanaly@alston.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email:

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS

THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

LINCOLN BANCORP

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER

[_______]

By:
Its:

Number of Shares: [_______]

Address:

Excluded Shares: [_________]

[Signature Page to Voting Agreement]

Annex C

FORM OF

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of September 2, 2026, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and [_____________], an individual resident of the State of [____] (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, EQBK, Penny Merger Sub, Inc. (“Merger Sub”), an Iowa corporation and wholly owned subsidiary of EQBK, and Lincoln Bancorp (“Lincoln”), an Iowa corporation and registered bank holding company under the BHCA, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for, among other things, EQBK’s acquisition of Lincoln through the merger of Merger Sub with and into Lincoln, with Lincoln surviving the merger as a wholly owned subsidiary of EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of Lincoln (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, the Director will receive a portion of the Merger Consideration or certain other payments in connection with the closing of the Merger; and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, EQBK and Director agree as follows:

AGREEMENT

1. Director Support. Director agrees to use his or her best efforts to refrain from disparaging or harming the goodwill of Lincoln, any Subsidiary of Lincoln (“Lincoln Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships; provided, however, that nothing in this Agreement shall prohibit Director from (i) making truthful statements required by applicable Law, regulation or legal process or (ii) communicating with any governmental or regulatory authority.

2. Director Covenants.

(a) Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secrets and proprietary information relating to the identity and special needs of current and prospective customers of Lincoln or any Lincoln Subsidiary, Lincoln’s and any Lincoln Subsidiary’s current and prospective services, Lincoln’s and any Lincoln Subsidiary’s business projections and market studies, Lincoln’s and any Lincoln Subsidiary’s business plans and strategies, Lincoln’s and any Lincoln Subsidiary’s studies and information concerning special services unique to Lincoln or any Lincoln

Subsidiary. Director further acknowledges and agrees that this consideration, including the Merger Consideration, constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any subsidiary of EQBK, Director agrees that Director will not, except as expressly set forth on Schedule I hereto, during the term of this Agreement, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of Lincoln or any Lincoln Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other Person for the purpose of providing financial products or services that are Competitive with those offered or provided by Lincoln, any Lincoln Subsidiary, EQBK or any Subsidiary of EQBK;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any business which offers products or services that are Competitive and which has an office located within the Restricted Territory (as hereinafter defined) (but notwithstanding the foregoing, Director may (1) acquire an ownership interest in any publicly-traded business, so long as that ownership interest does not exceed 5% of the total number of shares outstanding of that business, and (2) invest in an existing mutual fund that invests, directly or indirectly, in such businesses);

iii. from and after the Effective Time, act as a director, manager, officer or employee, agent, or consultant of any business which offers products or services that are Competitive and which has an office located within the Restricted Territory;

iv. establish or operate a branch or other office within the Restricted Territory of any business which offers products or services that are Competitive; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of Lincoln or any Lincoln Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services, and Director shall not be prohibited from hiring any such person who (A) is terminated by Lincoln or any Lincoln Subsidiary (or their respective successors) or who has voluntarily resigned from employment by Lincoln or any Lincoln Subsidiary (or their respective successors) without direct or indirect solicitation by Director, (B) responds to any general advertisement appearing in a newspaper, magazine or trade publication, or (C) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by Director to solicit from Lincoln or any Lincoln Subsidiary (or their respective successors) such person; provided, that in each case of clauses (A) through (C) at least six (6) months have elapsed from the date the person’s employment ended with Lincoln, any Lincoln Subsidiary, EQBK or any EQBK Subsidiary.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Restricted Territory from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of Lincoln and Lincoln Savings Bank, an Iowa state bank with its principal office in Reinbeck, Iowa (collectively, the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable. Nothing contained in this Agreement shall be deemed to limit in any manner Director’s obligations to comply with his or her fiduciary duties as a director or officer of Lincoln or any Lincoln Subsidiary.

For purposes of this Section 2, the following terms shall be defined as set forth below:

i. “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of Lincoln, any Lincoln Subsidiary, EQBK or any Subsidiary of EQBK, including, without limitation, products and services customarily offered by depository institutions and/or wealth management companies.

ii. “Restricted Territory” means each county where Lincoln Savings Bank has a banking office at the Effective Time and any county that is within fifty (50) miles of such counties.

3. Termination. This Agreement may be terminated at any time prior to the consummation of the transactions contemplated by the Reorganization Agreement by the mutual written agreement of the parties hereto, and this Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement, (b) the amendment of the Reorganization Agreement in any manner that reduces the Merger Consideration (apart from any reductions contemplated by the Reorganization Agreement), or (c) the date that is twenty-four (24) months after the Closing Date.

4. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

5. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF IOWA. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN POLK COUNTY, IOWA. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

6. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

7. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

9. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

10. Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

11. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

__________________________

__________________________

__________________________

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: brade@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

13. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

14. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name:

EQUITY BANCSHARES, INC.

By:
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

[Signature Page to Director Support Agreement]

Schedule I

1.	Obtaining banking-related services or products for entities owned or controlled by the Director.

Annex D

OPINION OF STEPHENS, INC

September 2, 2026

Board of Directors

Lincoln Bancorp

508 Main Street

Reinbeck, IA 50669

Dear Members of the Board:

In connection with your consideration of the proposed merger (the “Transaction”) of Lincoln Bancorp (the “Company”) with and into Equity Bancshares, Inc. (the “Buyer”) pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between the Company and the Buyer, you have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the Merger Consideration to be received by the holders of the Company’s Class A common stock and Class B common stock (collectively, the “Company Stock”), other than Canceled Shares and Dissenting Shares in the Transaction is fair from a financial point of view to such holders, solely in their capacity as holders of the Company Stock (in such capacity, the “Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, and subject to the terms, conditions and limitations set forth therein (including any price adjustments thereunder), we understand that, based on the facts and circumstances as of the date hereof, the Merger Consideration consists of approximately 1.7 million shares of Class A common stock of the Buyer and cash of approximately $28.0 million, the aggregate current value of which is approximately $113.5 million, and, after providing for the extinguishment of the Company’s loan to the ESOP as provided under the Agreement, subject to the allocation, election and proration procedures set forth in the Agreement, each share of Company Stock will be entitled to receive a pro-rata portion of the Merger Consideration. In arriving at the amount of the Merger Consideration as of the date hereof, we have relied upon certain estimates and assumptions provided by the Company for our use in applying the purchase price adjustments described in the Agreement. The actual Merger Consideration and the actual market value of the stock portion thereof at or following the closing may differ from the amounts reflected in our analyses, and the difference could be material. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with our review of the proposed Transaction and the development of our Opinion, we have, among other things:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)	reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company provided by management of the Company;

(iv)

reviewed certain financial projections and other forecasts, estimates and assumptions concerning the Company provided by management of the Company, certain financial projections and other forecasts, estimates and assumptions concerning the Buyer prepared by management of the Buyer and, where applicable, consensus research estimates concerning the Buyer;

(v)

reviewed and analyzed certain estimates of the pro forma financial effects of the Transaction on the Buyer, including, as applicable, the anticipated effects on the balance sheet, earnings and tangible book value, both in the aggregate and, where applicable, on a per share basis;

(vi)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(vii)	reviewed such other financial information concerning the business and operations of the Company provided to us by the Company or which we were otherwise directed to use for purposes of our analyses;

(viii)

compared certain financial, operating and market information concerning the Company and the Buyer with corresponding information concerning certain other publicly traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(ix)

compared the financial terms, to the extent publicly available, of certain merger, acquisition or other transactions that we deemed relevant to our analysis of the Transaction with corresponding information concerning the Transaction;

(x)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(xi)

discussed with management of the Company and management of the Buyer certain matters concerning the Company and the Buyer and the Transaction that we deemed relevant to our analysis of the Transaction, including historical operations and financial performance, future business prospects, financial projections, forecasts and estimates, growth assumptions or other analytical assumptions and the anticipated financial consequences of the Transaction;

(xii)	assisted the Company in its deliberations regarding the material terms of the Transaction and its negotiations with the Buyer; and

(xiii)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data, financial projections and forecasts, estimates and assumptions provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified, or undertaken any responsibility to independently verify, the accuracy or completeness of any of such information, data or projections. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Buyer. We have relied, without independent verification, on the information, estimates and judgments provided for our use by the Company’s management, including management’s estimates of the anticipated effect of any repayment, sale, disposition or other resolution of relevant loans and any other relevant assets prior to the Calculation Date. We have assumed, with the consent of the Board, that such estimates and judgments were reasonably prepared and reflect the best currently available estimates and judgments of Company management and provide a reasonable basis for our analyses. We have not made an independent analysis of the effects of changes in economic, monetary, market, regulatory, geopolitical or other conditions or developments on the business or prospects of the Company or the Buyer. With respect to the financial projections and other forecasts, estimates and assumptions concerning the Company and the Buyer prepared by management of the Company and the Buyer, respectively, we have assumed that such financial projections and other forecasts and estimates have been reasonably prepared and that such financial projections and other forecasts, estimates and assumptions reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company or the Buyer, respectively, and provide a reasonable basis for our analysis. With respect to any consensus research estimates concerning the Buyer upon which portions of our analyses were based, we have assumed that such consensus research estimates provide a reasonable basis for our analysis. We recognize that such financial projections, consensus research estimates, forecasts, and other information and assumptions are based on numerous variables, assumptions and judgments that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that actual results, including the actual purchase price adjustments determined as of the Calculation Date, could vary significantly from such projections, consensus research estimates, forecasts and other information and assumptions. We express no opinion as to the reliability of such financial projections, consensus research estimates and other forecasts and assumptions, or as to the amount of any purchase price adjustment ultimately determined pursuant to the Agreement.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with mergers, acquisitions and other corporate transactions. We are familiar with the Company and the Buyer. Certain affiliates, including one or more employees of Stephens Inc. (including, among others, an employee participating in Stephens’ services in connection with the Transaction) have an investment interest in the securities of the Buyer, which, in the aggregate comprises less than one percent of the outstanding Class A common stock of Buyer. We issue periodic research reports regarding the business and prospects of the Buyer. We make a market in the Class A common stock of the Buyer. Within the past two years, we have provided investment banking services to the Buyer in connection with its acquisition of Frontier Holdings, LLC, which closed on January 1, 2026, and its common equity follow-on offering transaction, which closed on December 4, 2024, and have received customary compensation for such services. We are serving as financial adviser to the Company in connection with the Transaction and are entitled to receive reimbursement of our expenses and a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing this Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement, including certain liabilities that could arise out of our provision of this Opinion. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees may at any time hold long or short positions, and may trade or otherwise effect transactions as principal or for the account of customers, in debt, equity or derivative securities of participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its Shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its Shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of August 31, 2026. Subsequent developments may affect this Opinion, and we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We express no opinion as to the effect of any subsequent changes in economic, monetary, financial market, regulatory, geopolitical or other conditions or developments on the Company, the Buyer, the Transaction or any party thereto. We further express no opinion as to the prices at which the common stock or other securities of the Company or the Buyer may trade at any time, including following the announcement or consummation of the Transaction.

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)

the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided or made available to us, without any material waiver, modification or amendment;

(ii)	the representations and warranties of each party contained in the Agreement and any related documents are true and correct;

(iii)	each party will perform all of the covenants and agreements required to be performed by it under the Agreement and any related documents;

(iv)	all conditions to the consummation of the Transaction will be satisfied within the time periods contemplated by the Agreement without any material waiver;

(v)

in the course of obtaining any necessary regulatory, lending, contractual or other consents or approvals for the Transaction and any related transactions, no restrictions, conditions, divestiture requirements, amendments or modifications will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)

since the date of the most recent financial statements or other financial information made available to us, there has been no material adverse change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer, and no legal, regulatory, economic, market or other development has occurred that will materially adversely affect the Company, the Buyer or our analysis of the Transaction; and

(vii)	the Transaction will be consummated in compliance with applicable laws and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (solely in its capacity as such) solely for purposes of assisting the Board of Directors with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to enter into the Transaction, the relative merits of the Transaction as compared to any alternative business strategies or transactions that may be available to the Company or the relative effects of any such alternatives. This Opinion is not intended to constitute a recommendation to any person or entity as to any action to be taken in connection with the Transaction, including any recommendation as to how any person or entity should vote or otherwise act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any person or entity other than the Board of Directors of the Company. Except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness of the Transaction or any consideration payable in connection therewith to any person or constituency other than the Shareholders, solely in their capacity as holders of the Company Stock. This Opinion does not address the interests of holders of any other class or series of securities, creditors or any other constituency of the Company. We have not been asked to express, and do not express, any opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any group thereof, in connection with the Transaction, whether relative to the compensation to public shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your professional advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary of our analyses and our role as financial adviser to the Company may be included in communications to shareholders of the Company relating to the Transaction, provided that this Opinion letter is reproduced in its entirety and that we approve the content of any such disclosures relating to Stephens, this Opinion or our analyses prior to the filing, distribution or publication of such communications and any amendments or supplements thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, as of the date hereof, that the Merger Consideration to be received by the Shareholders in the Transaction is fair, from a financial point of view, to the Shareholders, solely in their capacity as holders of the Company Stock.

Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

Annex E

PROVISIONS OF THE IOWA BUSINESS CORPORATIONS ACT RELATING TO DISSENTERS’ RIGHTS

SUBCHAPTER XIII APPRAISAL RIGHTS

PART 1

RIGHT TO APPRAISAL AND

PAYMENT FOR SHARES

490.1301 Subchapter definitions.

As used in this subchapter:

1.

“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of section 490.1302, subsection 2, paragraph “d”, a person is deemed to be an affiliate of its senior executives.

2.

“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 490.1322 through 490.1331, “corporation” includes the survivor of a merger.

3.	“Fair value” means the value of the corporation’s shares determined according to the following:

a.	Immediately before the effectiveness of the corporate action to which the shareholder objects.

b.	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

c.	Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to section 490.1302, subsection 1, paragraph “d”.

4.

“Interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

5.

“Interested transaction” means a corporate action described in section 490.1302, subsection 1, other than a merger pursuant to section 490.1105, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this subsection:

a.

“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

b.

“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

c.

“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action was or had any of the following:

(1)	Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(2)

Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(3)

Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following

(a)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(b)

Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 490.862.

(c)

In the case of a director of the corporation who will, in the corporate action, become a director or governor of the acquiror or any of its affiliates, rights, and benefits as a director or governor that are provided on the same basis as those afforded by the acquiror generally to other directors or governors of such entity or such affiliate.

6.	“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

7.	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and any individual in charge of a principal business unit or function.

8.	“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

490. 1302 Right to appraisal.

1.	A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

a.	Consummation of a merger to which the corporation is a party if any of the following apply:

(1)

Shareholder approval is required for the merger by section 490.1104 or would be required but for the provisions of section 490.1104, subsection 10, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(2)	The corporation is a subsidiary and the merger is governed by section 490.1105.

b.

Consummation of a share exchange to which the corporation is a party the shares of which will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange.

c.

Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if all of the following apply:

(1)

Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in sections 490.1406 and 490.1407, if the distribution is made subject to all of the following:

(a)	Within one year after the shareholders’ approval of the action.

(b)	In accordance with the shareholders’ respective interests determined at the time of distribution.

(2)	The disposition of assets is not an interested transaction.

d.

An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

e.

Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

f.

Consummation of a domestication pursuant to section 490.920 if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder before the domestication.

g.	Consummation of a conversion of the corporation to a nonprofit corporation pursuant to section 490.930.

h.	Consummation of a conversion of the corporation to an unincorporated entity pursuant to section 490.930.

2.	Notwithstanding subsection 1, the availability of appraisal rights under subsection 1, paragraphs “a”, “b”, “c”, “d”, “f”, and “h”, shall be limited in accordance with the following provisions:

a.	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is any of the following:

(1)	A covered security under section 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended.

(2)

Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives and directors, and by any beneficial shareholder and any voting trust beneficial owner owning more than ten percent of such shares.

(3)

Issued by an open-end management investment company registered with the United States securities and exchange commission under the federal Investment company Act of 1940, 15 U.S.C. §80a-1 et seq., and which may be redeemed at the option of the holder at net asset value.

b.	The applicability of paragraph “a” shall be determined according to the following:

(1)

The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or in the case of an offer made pursuant to section 490.1104, subsection 10, the date of such offer.

(2)

If there is no meeting of shareholders and no offer made pursuant to section 490.1104, subsection 10, the day before the consummation of the corporate action or effective date of the amendment of the articles of incorporation, as applicable.

c.	Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 under the following circumstances:

(1)

For the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph “a”, at the time the corporate action becomes effective.

(2)

For the holders of any class or series of shares, in the case of the consummation of a disposition of assets pursuant to section 490.1202, unless the cash, shares, or proprietary interests received in the disposition are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders, as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in sections 490.1406 and 490.1407, if the distribution is made subject to all of the following:

(a)	Within one year after the shareholders’ approval of the action.

(b)	In accordance with the shareholders’ respective interests determined at the time of the distribution.

d.

Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where the corporate action is an interested transaction.

3.

Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that the following shall apply:

a.

Except as provided in paragraph “b”, no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a conversion under section 490.930, or a merger having a similar effect as a conversion in which the converted entity is an eligible entity.

b.

Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year after the effective date of such amendment if such action would otherwise afford appraisal rights.

490.1303 Assertion of rights by nominees and beneficial shareholders.

1.

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of a class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2.

A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder does all of the following:

a.

Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph “b”, subparagraph (2).

b.	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

490.1303 Assertion of rights by nominees and beneficial shareholders.

1.

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of a class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2.

A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder does all of the following:

a.

Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph “b”, subparagraph (2).

b.	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

PART 2

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

490.1320 Notice of appraisal rights.

1.

Where any corporate action specified in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders’ meeting, the meeting notice, or where no approval of such action is required pursuant to section 490.1104, subsection 10, the offer made pursuant to that section, must state that the corporation has concluded that appraisal rights are, are not, or may be available under this subchapter. If the corporation concludes that appraisal rights are or may be available, a copy of this subchapter must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

2.

In a merger pursuant to section 490.1105, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

3.	Where any corporate action specified in section 490.1302, subsection 1, is to be approved by written consent of the shareholders pursuant to section 490.704, all of the following apply:

a.

Written notice that appraisal rights are, are not, or may be available shall be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the notice must be accompanied by a copy of this subchapter.

b.

Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by section 490.704, subsections 5 and 6, may include the materials described in section 490.1322, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this subchapter.

4.

Where corporate action described in section 490.1302, subsection 1, is proposed, or a merger pursuant to section 490.1105 is effected, the notice referred to in subsection 1 or 3, if the corporation concludes that appraisal rights are or may be available, and in subsection 2 must be accompanied by all of the following:

a.

Financial statements of the corporation that issued the shares that may be subject to appraisal, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of the notice, an income statement for that year, and a cashflow statement for that year; provided that, if such financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest interim financial statements of such corporation, if any.

5.	The right to receive the information described in subsection 4 may be waived in writing by a shareholder before or after the corporate action.

490.1321 Notice of intent to demand payment and consequences of voting or consenting.

1.

If a corporate action specified in section 490.1302, subsection 1, is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b.	Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

2.

If a corporate action specified in section 490.1302, subsection 1, is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

3.

If a corporate action specified in section 490.1302, subsection 1, does not require shareholder approval pursuant to section 490.1104, subsection 10, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.	Deliver to the corporation before the shares are purchased pursuant to the offer written notice of the shareholder’s intent to demand payment if the proposed action is effected.

b.	Not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

4.	A shareholder who fails to satisfy the requirements of subsection 1, 2, or 3 is not entitled to payment under this subchapter.

490.1321 Notice of intent to demand payment and consequences of voting or consenting.

1.

If a corporate action specified in section 490.1302, subsection 1, is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b.	Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

2.

If a corporate action specified in section 490.1302, subsection 1, is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

3.

If a corporate action specified in section 490.1302, subsection 1, does not require shareholder approval pursuant to section 490.1104, subsection 10, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.	Deliver to the corporation before the shares are purchased pursuant to the offer written notice of the shareholder’s intent to demand payment if the proposed action is effected.

b.	Not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

4.	A shareholder who fails to satisfy the requirements of subsection 1, 2, or 3 is not entitled to payment under this subchapter.

490.1322 Appraisal notice and form.

1.

If a corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation shall deliver a written appraisal notice and form required by subsection 2, to all shareholders who satisfy the requirements of section 490.1321, subsection 1, 2, or 3. In the case of a merger under section 490.1105, the parent shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

2.

The appraisal notice shall be delivered no earlier than the date the corporate action specified in section 490.1302, subsection 1, became effective, and no later than ten days after such date, and must do all of the following:

a.	Supply a form that does all of the following:

(1)	Specifies the first date of any announcement to shareholders made before the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)

If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

(3)	Requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought.

b.	State all of the following:

(1)

Where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date by which the corporation must receive the required form under subparagraph (2).

(2)

A date by which the corporation shall receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice is sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(3)	The corporation’s estimate of the fair value of the shares.

(4)

That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(5)	The date by which the notice to withdraw under section 490.1323 shall be received, which date shall be within twenty days after the date specified in subparagraph (2).

c.	Be accompanied by a copy of this subchapter.

490.1323 Perfection of Rights - Right to Withdraw.

1.

A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights shall sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (2). In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph “a”, subparagraph (1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 490.1325. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

2.

A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation’s written consent.

3.

A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this subchapter.

490.1324 Payment.

1.

Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

2.	The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

a.

Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and a cash flow statement for that year; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(1)	The latest interim financial statements of such corporation, if any.

b.

A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (3).

c.

A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified in section 490.1326, subsection 2, such shareholder shall be deemed to have accepted the payment under subsection 1 in full satisfaction of the corporation’s obligations under this subchapter.

490.1325 After-acquired shares.

1.

A corporation may elect to withhold payment required by section 490.1324 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph “a”.

2.

2. If the corporation elected to withhold payment under subsection 1, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall notify all shareholders who are described in subsection 1 regarding all of the following:

a.	Of the information required by section 490.1324, subsection 2, paragraph “a”.

b.	Of the corporation’s estimate of fair value pursuant to section 490.1324, subsection 2, paragraph “b”.

c.	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

d.	That those shareholders who wish to accept such offer shall so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

e.	That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation’s offer.

3.

Within ten days after receiving the shareholder’s acceptance pursuant to subsection 2, paragraph “d”, the corporation shall pay in cash the amount it offered under subsection 2, paragraph “b”, plus interest to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

4.

Within forty days after delivering the notice described in subsection 2, the corporation shall pay in cash the amount it offered to pay under subsection 2, paragraph “b”, plus interest to each shareholder described in subsection 2, paragraph “e”.

490.1326 Procedure if shareholder dissatisfied with payment or offer.

1.

A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate, less any payment under section 490.1324 plus interest. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

2.

A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation’s payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

490.1327 and 490.1328 Repealed by 2002 Acts, ch 1154, §123, 125.

490.1329 Reserved.

PART 3 JUDICIAL APPRAISAL

490.1330 Court Action.

1.

If a shareholder makes a demand for payment under section 490.1326 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

2.

The corporation shall commence the proceeding in the district court of the county where the corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

3.

The corporation shall make all shareholders, regardless of whether they are residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.

The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

5.	Each shareholder made a party to the proceeding is entitled to judgment for any of the following:

a.	The amount, if any, by which the court finds the fair value of the shareholder’s shares exceeds the amount paid by the corporation to the shareholder for such shares, plus interest.

b.	The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 490.1325.

490.1331 Court costs and expenses.

1.

The court in an appraisal proceeding commenced under section 490.1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subchapter.

2.	The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable, against any of the following:

a.

The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

b.

Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subchapter.

3.

If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

4.

To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

490.1332 through 490.1339 Reserved.

PART 4 OTHER REMEDIES

490.1340 Other remedies limited.

1.

The legality of a proposed or completed corporate action described in section 490.1302, subsection 1, shall not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

2.	Subsection 1 does not apply to a corporate action that meets any of the following conditions:

a.	Was not authorized and approved in accordance with the applicable provisions of any of the following:

(1)	Subchapter IX, X, XI, or XII.

(2)	The articles of incorporation or bylaws.

(3)	The resolution of the board of directors authorizing the corporate action.

b.

Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

c.

Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in section 490.862 and has been approved by the shareholders in the same manner as is provided in section 490.863 as if the interested transaction were a director’s conflicting interest transaction.

d.	Is approved by less than unanimous consent of the voting shareholders pursuant to section 490.704 if all of the following apply:

(1)

The challenge to the corporate action is brought by a shareholder who did not consent and asto whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(2)	The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Equity.

The Kansas Statutes Annotated (“K.S.A.”) § 17-6305 provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, K.S.A. § 17-6305 provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Equity’s articles and bylaws provide that Equity will indemnify each of its officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of Equity’s articles or bylaws will not adversely affect this indemnification right of Equity’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. Equity’s bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by Equity’s officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by Equity in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by K.S.A. § 17-6002(b)(8), Equity’s articles eliminate a director’s liability to Equity and Equity’s stockholders for monetary damages for breach of a fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to Equity or Equity’s stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under K.S.A. § 17-6424 (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

Equity’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in Equity’s articles or bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise. In this regard, Equity will enter into indemnification agreements with each of Equity’s current and future directors and officers that will provide these individuals with a contractual right to indemnification from Equity to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to Equity, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Equity’s bylaws further authorize Equity to purchase and maintain insurance on behalf of Equity’s officers and directors and Equity has obtained insurance to cover such individuals for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Equity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Equity’s ability to provide indemnification to Equity’s directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated September 2, 2026, by and among Equity Bancshares, Inc., Penny Merger Sub, Inc., and Lincoln Bancorp (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

5.1	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

8.2	Opinion of Alston & Bird LLP regarding certain tax matters.

21.1	List of Subsidiaries of Equity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Equity Bancshares, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 10, 2026).

23.1	Consent of Crowe LLP (with respect to Equity Bancshares, Inc.)

23.2	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

23.3	Consent of Forvis Mazars, LLP (with respect to Lincoln Bancorp)

23.4	Consent of Wipfli, LLP (with respect to Lincoln Bancorp)

23.5	Consent of Forvis Mazars, LLP (with respect to Frontier Holdings, LLC)

23.6	Consent of Norton Rose Fulbright LLP (included in Exhibit 8.1).

23.7	Consent of Alston & Bird LLP (included in Exhibit 8.2).

24.1*	Powers of Attorney (included on signature page of this Form S-4).

99.1	Consent of Stephens Inc.

99.2	Form of proxy of Lincoln Bancorp for holders of Class A Lincoln Stock

99.3	Form of proxy of Lincoln Bancorp for holders of Class B Lincoln Stock

99.4	Form of proxy of Lincoln Bancorp for ESOP Shares

99.5	Consent of Director Nominee - Sally Hollis

107*	Filing Fee Table

*	Previously filed.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first Class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Lincoln being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on October 16, 2026.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad S. Elliott Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	October 16, 2026

/s/ Chris M. Navratil Chris M. Navratil	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 16, 2026

* Leon H. Borck	Director	October 16, 2026

* Kevin E. Cook	Director	October 16, 2026

* Junetta M. Everett	Director	October 16, 2026

* Clint Kendric Fergeson	Director	October 16, 2026

* Gregory L. Gaeddert	Director	October 16, 2026

* Benjamen M. Hutton	Director	October 16, 2026

* Gregory H. Kossover	Director	October 16, 2026

* James S. Loving	Director	October 16, 2026

Signature	Title	Date

* Jerry P. Maland	Director	October 16, 2026

* Shawn D. Penner	Director	October 16, 2026

* D. Scott Rogerson	Director	October 16, 2026

* Lisa A. Schlehuber	Director	October 16, 2026

*By:	/s/ Brad S. Elliott
Attorney-in-Fact
October 16, 2026